Rule 424(b)1
Registration Statement No. 333-110514
PROSPECTUS

8,453,017 Shares

Hayes Lemmerz International, Inc.

Common Stock

This is an offering of 8,453,017 shares of common stock of Hayes Lemmerz International, Inc. Of the 8,453,017 shares being offered, Hayes is selling 6,453,017 shares and the selling stockholder is selling 2,000,000 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Our common stock is traded on the Nasdaq National Market under the symbol “HAYZ.” On February 5, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $16.47 per share.

Investing in our common stock involves risks. “Risk Factors” begin on page 13.

	Per Share	Total

Public Offering Price	$16.25	$137,361,526
Underwriting Discounts and Commissions	$0.89	$7,555,307
Proceeds to Hayes Lemmerz International, Inc. (before expenses)	$15.36	$99,093,820
Proceeds to Selling Stockholder (before expenses)	$15.36	$30,712,400

We have granted the underwriters a 30 day option to purchase up to an aggregate of 1,267,953 additional shares of our common stock to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about February 11, 2004.

LEHMAN BROTHERS	MERRILL LYNCH & CO.
CITIGROUP
LAZARD
UBS INVESTMENT BANK
February 5, 2004

PROSPECTUS SUMMARY
The Reorganization and Related Financing
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
MARKET PRICE FOR OUR COMMON STOCK
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Unaudited Pro Forma Condensed Consolidated Balance Sheet
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
THE BANKRUPTCY CASE
MANAGEMENT
EXECUTIVE COMPENSATION
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
UNDERWRITING
NOTICE TO CANADIAN INVESTORS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE LOSS Years Ended January 31, 2003, 2002, 2001
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended January 31, 2003, 2002 and 2001
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS For the Year Ended January 31, 2001
CONDENSED CONSOLIDATING BALANCE SHEET As of January 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS For the Year Ended January 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS For the Year Ended January 31, 2001
CONDENSED CONSOLIDATING BALANCE SHEET As of January 31, 2002
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REORGANIZED CONDENSED CONSOLIDATED BALANCE SHEET
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
CONDENSED CONSOLIDATING BALANCE SHEETS
CONDENSED CONSOLIDATING BALANCE SHEETS
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

PROSPECTUS SUMMARY

      This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and related notes included and incorporated by reference in this prospectus, before deciding to invest in our common stock.

Our Company

      Originally founded in 1908, we are the largest worldwide producer of aluminum and steel wheels for the light vehicle market, with a global market share of approximately 23%. We are a leading provider of steel wheels for the commercial highway market, with a global market share of approximately 18%. We are also a leading supplier in the high growth market for lightweight aluminum products, including suspension, brake and powertrain components. We have a global footprint with 44 facilities located in 14 countries around the world. We sell our products to every major North American, Japanese and European manufacturer of passenger cars and light trucks as well as more than 300 commercial highway vehicle customers throughout the world. Our products are presently on 16 of the top 20 selling platforms for passenger cars in the United States. In fiscal 2002, we had net sales of $2.0 billion, with approximately 37% of our net sales for that period derived from international markets, and we had a loss from operations in fiscal 2002 of $0.3 million. For the nine-month period ended October 31, 2003, we had net sales of $1,549.0 million, of which approximately 46% was derived from international markets, and we had operating income of $66.8 million (which includes the impact of certain gains and expenses related to our emergence from Chapter 11 proceedings).

      On December 5, 2001, Hayes Lemmerz International, Inc. (“Old Hayes”), 30 of our wholly owned domestic subsidiaries and one of our wholly owned Mexican subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court in the District of Delaware (the “Bankruptcy Court”). For a description of the events leading to our Chapter 11 proceedings, see “The Bankruptcy Case — Other Information.” On May 12, 2003, the Bankruptcy Court confirmed our modified first amended joint plan of reorganization (the “Plan of Reorganization”). Under the Plan of Reorganization, HLI Holding Company, Inc. (“Holdco”) was formed as a new holding company, with no business operations and no assets or liabilities, other than immaterial amounts in connection with its formation.

      On June 3, 2003 (the “Effective Date”), we emerged from bankruptcy and, under the Plan of Reorganization, Old Hayes was merged with and into HLI Operating Company, Inc., an indirect subsidiary of Holdco (“HLI”), with HLI continuing as the surviving corporation. As a result of the merger, all of the assets and businesses of Old Hayes are now owned and operated by HLI. Immediately following the merger, Holdco was renamed Hayes Lemmerz International, Inc. (“Hayes”). All of HLI’s common stock is held by HLI Parent Company, Inc. (“HLI Parent Co.”), which is wholly owned by Hayes. Hayes and HLI Parent Co. remain holding companies that do not conduct any business operations.

      Hayes was incorporated under the laws of the State of Delaware in May 2003. Our principal executive offices are located at 15300 Centennial Drive, Northville, Michigan 48167, and our telephone number is (734) 737-5000.

      As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our” or the “Company” refers (i) prior to the effectiveness of the Plan of Reorganization and the related restructuring, to Old Hayes and its consolidated subsidiaries; and (ii) following effectiveness of the Plan of Reorganization and the related restructuring, including the formation of Holdco and the merger of Old Hayes with and into HLI, to Hayes and its consolidated subsidiaries.

Our Products

      We design, manufacture and distribute the following products:

Automotive Wheels. We are the largest global manufacturer of automotive wheels, supplying approximately 32% of all automotive wheels sold to original equipment manufacturers (“OEMs”) in North America and approximately 34% of all wheels sold to OEMs in Europe.

•	Cast Aluminum Wheels — We are the second largest manufacturer of cast aluminum wheels sold to automotive OEMs in North America and a leading supplier of cast aluminum wheels in Europe. We manufacture many varieties of cast aluminum wheels using both low-pressure and gravity casting technologies. We operate technical centers in the United States, Germany, Belgium, Italy and Brazil, where we actively develop new products and production techniques to reduce weight, improve styling, reduce costs and to maximize our ability to provide the lightest weight products with advanced designs and finishes.

•	Fabricated Wheels — We are the largest manufacturer of fabricated steel and aluminum wheels in the North American and European markets. Our fabricated wheel products include a broad range of designs stamped and welded in both steel and aluminum to meet the needs of our customers. We have recently developed a fabricated steel wheel with similar styling capabilities to those of an aluminum wheel, which is both lighter than a standard steel wheel and significantly less expensive than an aluminum wheel. We have received advance orders for this product.

Suspension Components. We are one of the most technologically advanced manufacturers of cast aluminum automotive suspension components and one of the few suppliers capable of casting large one-piece structural aluminum components, which are lighter than steel components and provide OEMs with significant weight saving opportunities. Our primary products include undercarriage components, such as structural crossmembers, subframes, engine cradles, axle components and wheel-end attachments, and assemblies such as steering knuckles, spindles, hub carriers and control arms.

Brake Components. We believe that we are one of the largest brake rotor and drum manufacturers in North America. We manufacture rotors and drums and assemble hub and rotor and hub and drum assemblies.

Powertrain Components. We believe that we are one of the largest manufacturers in North America of engine intake manifolds (aluminum and polymer) and exhaust manifolds. We also produce cylinder heads, water crossovers, water pumps and other engine components.

Commercial Highway Vehicle Products. We manufacture a full line of wheel end components (steel wheels and hubs, drums and rotors) for the truck and trailer industry in North America and Europe. We believe that we are recognized as a premier lightweight brake drum manufacturer in the North American commercial highway vehicle market. We believe our flagship lightweight CentriFuse® brake drum is a market leader in the industry, with demonstrated exceptional performance, safety and low cost of operation.

Our Industry

      We believe there are a number of important trends in the automotive parts industry that we have benefitted from in the past and will continue to benefit from in the future. Automotive OEMs are focused on expanding their business operations globally to capitalize on markets that are experiencing high rates of growth or that have low production costs. Automotive OEMs are also increasingly outsourcing a greater number of vehicle components to their suppliers, and increasingly require that their suppliers have the capabilities to design and engineer the components they manufacture for the OEMs to allow the OEMs to focus on overall vehicle design, development and marketing. In addition, automotive OEMs are focused on increasing the fuel efficiency of vehicles, while maintaining safety and comfort. One way to increase fuel efficiency is to decrease vehicle weight through the use of lightweight aluminum products.

      We derived approximately half of our fiscal 2002 net sales on a worldwide basis from Ford, DaimlerChrysler and General Motors and their subsidiaries. Our sales levels and margins could be adversely affected as a result of pricing pressures caused by new competitors in low-cost foreign markets such as China. These factors led to selective resourcing of future business to competitors in the second quarter of fiscal 2003. Additionally, these customers have been experiencing decreasing market share in North America, which could result in lower sales volumes for Hayes. While our net sales are continually affected by pressure from our major customers to reduce prices, our emphasis on reduction of production costs, increased productivity and improvement of production facilities has enabled us to respond to this pressure.

Our Competitive Strengths

      We believe that the following competitive strengths are instrumental to our success:

      Leading Market Positions Across Products and Markets. We believe we supply approximately 32% of the automotive wheels used by OEMs in North America and 34% in Europe. We are also a leading supplier of lightweight aluminum suspension, powertrain and brake components. We believe that our market positions, by sales volume, are as follows:

Market Position

Product Category:	North America	Europe	South America

Fabricated Steel Wheels	#1	#1	#2
Cast Aluminum Wheels	#2	#3	#1
Fabricated Aluminum Wheels	#1	#1	—
Commercial Highway Steel Wheels	#2	#1	N/A
Cast Aluminum Cross Members	#1	—	—

      Diversified Base of Business. Our competitive position in the market and opportunities for growth are driven by a diversified base of business that capitalizes on the following competitive advantages:

•	Global Presence — We are the world’s largest producer of aluminum and steel wheels, with 44 manufacturing and engineering facilities in 14 countries. Our manufacturing presence on five continents gives us an important competitive advantage in the global sourcing of wheels by our OEM customers. We are the only direct supplier to OEMs (referred to as a “Tier 1” supplier) that has significant automotive wheel operations in both the U.S. and Europe. In addition to our global capabilities in automotive wheels, we have recently opened a sales and support center in Germany to support business development initiatives for cast aluminum suspension components in Europe and Asia.

•	Broad Customer Base — We believe that we supply almost every major automotive manufacturer in the world and enjoy long-standing relationships with many automotive OEMs such as Ford, DaimlerChrysler, General Motors, Nissan, BMW, Renault, Volvo and Volkswagen (listed by percentage of our fiscal 2002 revenues). We supply our customers on a worldwide basis from facilities in North America, Europe, Asia Pacific, Latin America and South Africa. Our Commercial Highway business supplies more than 300 customers throughout the world.

•	Diverse Product Portfolio — We provide our automotive OEM customers with a diverse range of products. Our substantial product breadth provides us with a competitive advantage over our competitors who typically focus on a narrower product range in limited geographic markets. We believe our diverse product portfolio provides us with critical mass and helps us meet the needs of our customers who are trying to streamline their supplier base.

      We believe our diversified customer base and global capabilities are unique in our industry.

      We currently conduct business in three operating segments: Automotive Wheels, Components and Other. The Automotive Wheels segment includes cast aluminum wheels and fabricated steel and aluminum wheels. The Components segment includes suspension components, brake components and powertrain components. The Other segment includes commercial highway products and our aftermarket division.

The following charts illustrate our revenues for fiscal 2002 by segment, by region and by customer:

      Low-Cost Provider. To meet our customer’s demands for the highest quality, lowest cost product delivered globally, we have established manufacturing facilities in the Czech Republic, Turkey, Brazil, Mexico, South Africa, Thailand and India. The ability to produce products at a lower cost, close to the customer, gives us an advantage over competitors without our breadth of global facilities. In the next two years, we presently intend to expand our low pressure aluminum wheel casting capabilities in Thailand and the Czech Republic to serve customers in Europe and Asia. We recently acquired a cast aluminum wheel plant located in Chihuahua, Mexico formerly operated as part of a joint venture in which we owned a minority interest. Following our planned refurbishment and expansion of the plant, it will serve the North American wheel market utilizing low pressure casting technology. We presently anticipate that most future capacity expansion will be in countries with low production costs.

      Strong OEM Relationships. Our position as a supplier with full-service global manufacturing capabilities has enabled us to create long-standing relationships with our customers, including automotive OEMs such as Ford, DaimlerChrysler, General Motors, Nissan, BMW, Renault, Volvo and Volkswagen (listed by percentage of our fiscal 2002 revenues). Our strong relationships with automotive OEMs have also allowed us to expand our business globally as our customers have moved into new markets and product niches.

      New Product Innovation. We are a leader in new product development. We have developed many new products to meet customer needs for lighter weight vehicles to improve fuel economy as well as ride and handling. Recent innovations include a fabricated steel wheel that is both lighter than a standard steel wheel and significantly less expensive than an aluminum wheel, with similar styling capabilities to those of an aluminum wheel. We have also developed a method of casting large one-piece aluminum suspension components and we believe we are one of the few suppliers capable of casting these components.

      Full Service Capabilities. We have full-service capabilities in all of our product segments, including advanced design and engineering, value-added casting processes and machining, which allow us to provide our customers with total product solutions. We are recognized for our technology and process innovation.

      Leading Position in Lightweight Aluminum Wheels and Components. We believe that we are the number one supplier of aluminum wheels globally and are positioned for continued growth as the penetration of aluminum in both wheels and automotive components continues to increase in Europe and the rest of the world. From 1990 to 2000, aluminum content in light vehicles grew at an average rate of 4.9% per year in North America, Europe and Japan. We believe that our global presence and technological expertise in aluminum have made us the leading supplier of aluminum suspension components, with significant growth opportunities.

      New and Experienced Management Team. On August 1, 2001, we appointed Curtis Clawson as our new President and Chief Executive Officer. Since his arrival, Mr. Clawson has put in place an experienced management team with over 100 combined years of automotive and lean manufacturing experience at companies including AlliedSignal, ArvinMeritor, Bosch, Ford, General Motors and Honeywell. Key management changes include the hiring of new Presidents for three of our four North American business units as well as a new Chief Financial Officer and a new Chief Information Officer. Under this team’s leadership, we have significantly improved the operations of our business and positioned our business for continued growth and ongoing financial strength. Specifically, since the beginning of fiscal 2002, management has:

•	rationalized capacity and production, including the closing of three facilities;

•	introduced lean manufacturing and Six Sigma initiatives (initiatives designed to improve profitability and customer satisfaction by eliminating variability, defects and waste);

•	significantly improved internal controls and centralized certain aspects of the accounting and finance functions;

•	successfully launched a number of new products and programs; and

•	re-established strong relationships with customers and won a significant number of new contracts.

      We believe we are well positioned for growth in sales and operating income based on our competitive strengths and the following initiatives:

•	leverage market leading positions and global capabilities;

•	expand low cost production capabilities;

•	enhance our strong customer relationships;

•	continue leadership in new product innovation and process development;

•	expand our product offerings of high-growth aluminum components; and

•	focus on operational excellence.

      Please refer to the “Business — Our Business Strategy” section of this prospectus for a more detailed discussion. We may be unable to successfully implement our business strategies due to a weakening of the economy, changes in the automotive industry or other factors. For a discussion of such factors, see “Risk Factors.”

The Reorganization and Related Financing

      On December 5, 2001, Old Hayes, 30 of our wholly owned domestic subsidiaries and one of our wholly-owned Mexican subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code with the Bankruptcy Court. On April 9, 2003, we filed the Plan of Reorganization, which was confirmed by an order of the Bankruptcy Court on May 12, 2003, and has become final and non-appealable.

      Under the Plan of Reorganization, HLI Holding Company, Inc. (“Holdco”) was formed as a new holding company. Holdco then formed a direct, wholly owned subsidiary, HLI Parent Company, Inc. (“HLI Parent Co.”), which in turn formed HLI Operating Company, Inc. (“HLI”), as a subsidiary of HLI Parent Co. Holdco, HLI Parent Co. and HLI were newly formed with no business operations and no assets or liabilities, other than immaterial amounts in connection with their formation. On June 3, 2003, we emerged from bankruptcy and, under the Plan of Reorganization, Old Hayes was merged with and into HLI, with HLI continuing as the surviving corporation. As a result of the merger, all of the assets and businesses of Old Hayes are now owned and operated by HLI. Immediately following the merger, Holdco was renamed Hayes Lemmerz International, Inc. (“Hayes”). All of HLI’s common stock is held by HLI Parent Co., which is wholly owned by Hayes. Hayes and HLI Parent Co. remain holding companies that do not conduct any business operations. The chart below illustrates our corporate structure before and after our emergence from bankruptcy and depicts the parties involved in our reorganization transactions upon our emergence from bankruptcy.

*	Under the Plan of Reorganization, HLI Preferred Stock was distributed to holders of certain classes of claims, as discussed below.

     Under the Plan of Reorganization, upon our emergence from bankruptcy, all of Old Hayes’ existing securities were cancelled, including all of Old Hayes’ then outstanding common stock (“Old Common Stock”), stock options and warrants. The Plan of Reorganization provided for the distribution to holders of certain classes of claims an amount in cash, our common stock, preferred stock of HLI (“HLI Preferred Stock”), and our series A and series B warrants (the “Series A Warrants” and “Series B Warrants,” respectively).

      Upon our emergence from Chapter 11, we implemented fresh start accounting principles pursuant to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). As a result of the application of fresh start accounting on May 31, 2003, and in accordance with SOP 90-7, our total enterprise value of $1,250.0 million was allocated to our assets based on their respective fair values in conformity with the purchase method of accounting for business combinations in accordance with SFAS No. 141, “Business Combinations”; any portion not attributed to specific tangible or identified intangible assets has been recorded as an indefinite-lived intangible asset referred to as “reorganization value in excess of amounts allocable to identifiable assets” and reported as goodwill.

      On the Effective Date, we issued $250 million aggregate principal amount of 10 1/2% senior notes due 2010 (the “Senior Notes”) and entered into a senior secured credit facility of $550 million (the “New Credit Facility”) in connection with our emergence from bankruptcy.

      On the Effective Date, 600,000 shares of our common stock, representing 2% of our issued and outstanding common stock, were issued to the disbursing agent under the Plan of Reorganization for distribution to certain holders of general unsecured claims pursuant to the terms of the Plan. The timing of the distribution of these shares by the disbursing agent depends on a number of factors, including the resolution of disputed general unsecured claims. Any recovery by holders of such claims will be limited to such 600,000 shares. For a description of the ongoing material claims involving the Company, see “Business — Legal Proceedings.”

      See “The Bankruptcy Case” section of this prospectus for a more detailed description of the bankruptcy case and the Plan of Reorganization and the “Description of Indebtedness” section for a description of the New Credit Facility and the Senior Notes.

THE OFFERING

Common stock offered by Hayes	6,453,017 shares (7,720,970 shares if the underwriters exercise their over-allotment option in full)

Common stock offered by the selling stockholder	2,000,000 shares

Common stock to be outstanding after this offering	36,453,017 shares (37,720,970 shares if the underwriters exercise their over-allotment option in full)

Use of Proceeds	We intend to use the net proceeds that we receive in this offering to repay a portion of our outstanding debt and for general corporate purposes. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

Nasdaq National Market symbol	“HAYZ”

      The number of shares of our common stock that will be outstanding after this offering is based on the number of shares outstanding as of February 5, 2004, and excludes:

•	455,687 shares of our common stock issuable upon the exchange of shares of HLI Preferred Stock, based on exchange rights at February 5, 2004;

•	957,447 shares of our common stock issuable upon the exercise of our Series A Warrants outstanding as of February 5, 2004 at an exercise price of $25.83 per share;

•	957,447 shares of our common stock issuable upon the exercise of our Series B Warrants outstanding as of February 5, 2004 at an exercise price of $25.83 per share;

•	3,470,296 shares of our common stock issuable in connection with outstanding stock options, restricted stock units and other awards under our Critical Employee Retention Plan and our Long-Term Incentive Plan; and

•	480,193 shares of our common stock reserved for future awards under our Long-Term Incentive Plan.

ABOUT THIS PROSPECTUS

      Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

      All references to fiscal years in this prospectus refer to years commencing on February 1 of that year and ending on January 31 of the following year.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

      The following table sets forth summary historical and unaudited pro forma consolidated financial data for the year ended January 31, 2003 and the four months ended May 31, 2003, respectively, and has been derived from the audited consolidated financial statements of Old Hayes and the unaudited interim consolidated financial statements of Old Hayes, respectively, included or incorporated by reference in this prospectus. Our historical consolidated financial statements for the year ended January 31, 2003, were audited by our independent public accountants, KPMG LLP. The following table also sets forth summary historical and unaudited pro forma consolidated financial data of Hayes as of and for the five months ended October 31, 2003, and has been derived from the unaudited interim consolidated financial statements of Hayes incorporated by reference in this prospectus. The unaudited pro forma consolidated financial data is for Hayes and its consolidated subsidiaries, and has been derived from the unaudited pro forma financial data included elsewhere in this prospectus. We are a newly formed holding company with no business operations, assets or liabilities, other than immaterial amounts in connection with our formation, and are the indirect owner of HLI. Upon our emergence from bankruptcy, Old Hayes was merged with and into HLI. The data set forth below should be read in conjunction with our consolidated financial statements and notes thereto incorporated by reference in this prospectus, and the “Unaudited Pro Forma Consolidated Financial Data” section of this prospectus. The unaudited pro forma financial information below does not purport to be indicative of our future operating results.

      As a result of the application of fresh start accounting on May 31, 2003, and in accordance with SOP 90-7, our post-emergence financial results for the period ending October 31, 2003, are presented as the “Successor” and the pre-emergence financial results of Old Hayes for the period ending May 31, 2003, are presented as the “Predecessor.” Comparative financial statements do not straddle the emergence date because, in effect, the Successor represents a new entity. As a result of applying fresh start accounting, the Successor, among other things, will have increased depreciation and amortization expense in comparison to the Predecessor.

      The unaudited pro forma financial data below gives effect to the Plan of Reorganization, pursuant to which we:

•	merged Old Hayes with and into HLI;

•	cancelled of all of Old Hayes’ existing securities and distributed to or for the benefit of holders of certain classes of claims of an amount in cash, our common stock, HLI Preferred Stock and our Series A Warrants and Series B Warrants;

•	issued the Senior Notes;

•	entered into the New Credit Facility;

•	applied the proceeds from the Senior Notes and the initial $450.0 million borrowing under the New Credit Facility, along with a portion of our cash on hand, to make payments required under the Plan of Reorganization, including the repayment of our DIP Facility and a cash payment to the lenders under our Third Amended and Restated Credit Agreement, dated as of February 3, 1999 (the “Prepetition Credit Agreement”), to pay related transaction costs and to refinance certain debt; and

•	adopted fresh start accounting and adjusted our consolidated financial statements accordingly.

      In this prospectus, we refer to the effectiveness of the Plan of Reorganization and the foregoing as the “Transactions.”

      The unaudited pro forma financial data below also gives effect to the following (the “Offering Transactions”):

•	our sale of 6,453,017 shares in this offering at an offering price of $16.25 per share, and the receipt of $99.1 million of net proceeds from such sale, after deducting underwriting discounts and commissions (but not deducting estimated offering expenses); and

•	redemption of $85.0 million of Senior Notes with the net proceeds we receive in this offering.

      The unaudited pro forma consolidated statements of operations below give effect to the Transactions and the Offering Transactions as if they occurred on the first day of each period presented.

      Our unaudited consolidated balance sheet as of October 31, 2003, incorporated herein by reference reflects, on an actual basis, the effects of the Transactions. As such, no pro forma adjustments have been included for the Transactions as of that date. The unaudited pro forma condensed consolidated balance sheet data as of October 31, 2003 presented below gives effect to the Offering Transactions.

	Predecessor

					Four Months			Four Months
	Year Ended	Pro Forma	Pro Forma	Year Ended	Ended	Pro Forma	Pro Forma	Ended
	January 31,	Adjustments	Adjustments	January 31,	May 31,	Adjustments	Adjustments	May 31,
	2003	for the	for Offering	2003	2003	for the	for Offering	2003
	Historical	Transactions	Transactions	Pro Forma	Historical	Transactions	Transactions	Pro Forma

	(millions, except per share data)
Income Statement Data:
Net sales	$2,001.6	$—	$—	$2,001.6	$689.8	$—	$—	$689.8
Cost of goods sold	1,793.9	(2.8)	—	1,791.1	611.3	(4.1)	—	607.2

Gross profit	207.7	2.8	—	210.5	78.5	4.1	—	82.6
Marketing, general and administration	103.1	—	—	103.1	33.5	—	—	33.5
Engineering and product development	20.4	—	—	20.4	8.1	—	—	8.1
Amortization of intangible assets	3.3	10.4	—	13.7	1.6	3.0	—	4.6
Asset impairments and other restructuring charges	43.5	—	—	43.5	6.4	—	—	6.4
Other income, net	(6.8)	—	—	(6.8)	(3.5)	—	—	(3.5)
Reorganization items	44.5	(44.5)	—	—	45.0	(45.0)	—	—
Fresh start accounting adjustments	—	—	—	—	(63.1)	63.1	—	—

Earnings (loss) from operations	(0.3)	36.9	—	36.6	50.5	(17.0)	—	33.5
Interest expense, net	72.7	(5.9)	(6.6)	60.2	22.7	(1.6)	(0.6)	20.5
Loss on early extinguishment of debt	—	—	9.4	9.4	—	—	9.4	9.4
Subsidiary preferred stock dividends	—	0.8	—	0.8	—	0.3	—	0.3
Income tax provision (benefit)	3.6	(7.6)	—	(4.0)	60.3	(53.7)	—	6.6
Minority interest in consolidated subsidiaries	3.5	—	—	3.5	1.2	—	—	1.2

Income (loss) before cumulative effect of change in accounting principle and extraordinary gain on debt discharge	(80.1)	$49.6	$(2.8)	$(33.3)	(33.7)	$38.0	$(8.8)	$(4.5)
Cumulative effect of change in accounting principle, net of tax	554.4				—
Extraordinary gain on debt discharge, net of tax of $0	—				1,076.7

Net income (loss)	$(634.5)				$1,043.0

Basic and diluted net loss per share
Common stock outstanding (millions of shares)(1)
Balance Sheet Data (end of period):
Cash and cash equivalents
Property, plant, equipment and tooling, net
Total assets
Total debt
Stockholders’ equity
Other Data:
EBITDA(2)(3)	$131.7				$96.9

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Successor

	Five Months		Five Months
	Ended	Pro Forma	Ended
	October 31,	Adjustments	October 31,
	2003	for Offering	2003
	Historical	Transactions	Pro Forma

	(millions, except per share data)
Income Statement Data:
Net sales	$859.2	$—	$859.2
Cost of goods sold	760.5	—	760.5

Gross profit	98.7	—	98.7
Marketing, general and administration	47.6	—	47.6
Engineering and product development	10.4	—	10.4
Amortization of intangible assets	5.4	—	5.4
Asset impairments and other restructuring charges	19.6	—	19.6
Other income, net	(0.6)	—	(0.6)
Reorganization items	—	—	—
Fresh start accounting adjustments	—	—	—

Earnings (loss) from operations	16.3	—	16.3
Interest expense, net	24.7	(1.3)	23.4
Loss on early extinguishment of debt	—	9.4	9.4
Subsidiary preferred stock dividends	0.3	—	0.3
Income tax provision (benefit)	8.7	—	8.7
Minority interest in consolidated subsidiaries	1.8	—	1.8

Income (loss) before cumulative effect of change in accounting principle and extraordinary gain on debt discharge	(19.2)	$(8.1)	$(27.3)
Cumulative effect of change in accounting principle, net of tax	—
Extraordinary gain on debt discharge, net of tax of $0	—

Net income (loss)	$(19.2)

Basic and diluted net loss per share	$(0.64)		$(0.75)
Common stock outstanding (millions of shares)(1)	30.000		36.453
Balance Sheet Data (end of period):
Cash and cash equivalents	$109.0	$1.4	$110.4
Property, plant, equipment and tooling, net	928.3	—	928.3
Total assets	2,225.5	(1.0)	2,224.5
Total debt	762.0	(84.6)	677.4
Stockholders’ equity	545.9	87.3	633.2
Other Data:
EBITDA(2)(3)	$83.4

(1)	Excludes 455,687 shares of our common stock issuable upon the exchange of shares of HLI Preferred Stock, based on exchange rights at February 5, 2004; 957,447 shares issuable upon the exercise of our Series A Warrants; 957,447 shares issuable upon the exercise of our Series B Warrants; 3,470,296 shares issuable in connection with outstanding stock options, restricted stock units and other awards under our Critical Employee Retention Plan and our Long-Term Incentive Plan; and 480,193 shares of our common stock reserved for future awards under our Long-Term Incentive Plan.

(2)	EBITDA, a measure used by management to measure operating performance, is defined as earnings (loss) from operations plus depreciation and amortization. We reference this non-GAAP financial measure as a management group in our decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. In addition, we believe institutional investors generally look to EBITDA in measuring performance, among other things.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use because it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

EBITDA is calculated as follows (unaudited):

	Predecessor			Successor

	Fiscal Year	Three Months	Four Months	Five Months
	Ended	Ended	Ended	Ended
	January 31, 2003	January 31, 2003	May 31, 2003	October 31, 2003

Net income (loss)	$(634.5)	$(22.8)	$1,043.0	$(19.2)
Interest expense, net	72.7	19.0	22.7	24.7
Subsidiary preferred stock dividends	—	—	—	0.3
Income tax provision	3.6	3.0	60.3	8.7
Minority interest	3.5	0.8	1.2	1.8
Cumulative effect of change in accounting principle	554.4	—	—	—
Extraordinary gain net of tax	—	—	(1,076.7)	—

Earnings (loss) from operations	(0.3)	—	50.5	16.3
Depreciation and amortization	132.0	35.8	46.4	67.1

EBITDA	$131.7	$35.8	$96.9	$83.4

(3)	EBITDA includes the following charges (credits) (unaudited):

	Predecessor			Successor

	Fiscal Year	Three Months	Four Months	Five Months
	Ended	Ended	Ended	Ended
	January 31, 2003	January 31, 2003	May 31, 2003	October 31, 2003

Asset impairments and other restructuring charges	$43.5	$7.0	$6.4	$19.6
Reorganization items	44.5	9.6	45.0	—
Fresh start accounting adjustments	—	—	(63.1)	—
Non-cash equity compensation expense	—	—	—	2.0
Other items	8.8	5.8	(6.6)	12.4

“Other items” listed above primarily relate to operational consulting fees, severance costs, a post-emergence non-cash charge for the manufacturing profit added to inventory under fresh start accounting, post- emergence professional fees and credits incurred in connection with our emergence from Chapter 11 and other amounts incurred in connection with certain of the new management team’s initiatives occurring during the respective periods.

RISK FACTORS

      Investing in our common stock involves risk. You should carefully consider the following factors in addition to the other information set forth in this prospectus in analyzing an investment in our common stock offered hereby. If any of the following risks actually occurs, our business, financial condition or results of operations will likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Relating To Our Company

Automotive industry trends — decreased demand in the automotive industry may adversely affect our business.

      A significant portion of our sales are to automotive OEMs, and therefore our financial performance depends, in large part, on conditions in the automotive industry, which, in turn, are dependent upon the U.S. and global economies generally. As a result, economic and other factors adversely affecting automotive production and consumer spending could adversely impact our business. A weakening of the U.S. and global economies could adversely affect consumer spending and result in decreased demand for automobiles and light trucks. If OEMs were to decrease production due to such reduced demand, our financial performance could be adversely affected. In addition, relatively modest declines in our customers’ production levels could have a significant adverse impact on our profitability because we have substantial fixed production costs. Due to the present uncertainty in the economy, we believe that some of our OEM customers have been reducing their forecasts for new vehicle production. If actual production volume is reduced accordingly, our business would be adversely affected. Our sales are also impacted by retail inventory levels and our customers’ production schedules. If our OEM customers significantly reduce their inventory levels and reduce their orders from us, our performance would be adversely impacted. In this environment, we cannot predict future production rates or inventory levels or the underlying economic factors. Continued uncertainty and unexpected fluctuations may have a significant negative impact on our business.

Changing nature of the automotive industry — consolidation in the automotive industry may impact our business.

      In the automotive industry, there has been a trend toward consolidation. Continued consolidation of the automotive industry could adversely affect our business. Such consolidation could result in a loss of some of our present customers to our competitors. This consolidation could thereby lead to reduced demand which may have a significant negative impact on our business.

Changing nature of the automotive industry — cost reduction initiatives in the automotive industry may impact our business.

      OEMs have been seeking ways to lower their own costs of manufacturing which could adversely affect our business. These cost reductions may be effected through an increased use of internal manufacturing or through relocation of production to countries with lower-cost structures. As production is relocated, OEMs might find it more cost-efficient to rely on either internal manufacturing capabilities at such relocated facilities or local or other foreign suppliers with lower production costs. This internal manufacturing or reliance on local or other foreign suppliers may have a significant negative impact on our business.

Cyclical nature of industry — the industry in which we operate is cyclical and dependent upon the economy and other important factors.

      Our principal operations are directly related to domestic and foreign automotive and commercial highway vehicle production. Industry sales and production are cyclical and therefore can be affected by the strength of the economy generally, by consumer spending, or, in specific regions such as North America or Europe, by prevailing interest rates and by other factors which may have an effect on the level of our sales. Any decline in the demand for new automobiles could have a material adverse impact on our financial condition and results of operations.

Dependence on major customers — the loss of any of our major customers could affect our financial health.

      We derived a total of approximately 52% of our fiscal 2002 net sales on a worldwide basis from Ford, DaimlerChrysler and General Motors and their subsidiaries. In addition, these three OEMs account for an even greater percentage of our net sales of particular products. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at current levels. The loss of a significant portion of sales to Ford, DaimlerChrysler or General Motors could have a material adverse effect on our business. These customers have been experiencing decreasing market share in North America. In addition, if any of our significant customers were to seek bankruptcy protection, our business could be adversely affected.

      Furthermore, our OEM customers are not required to purchase any minimum amount of products from us. The contracts we have entered into with most of our customers provide for supplying the customers for a particular vehicle model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model (usually three to seven years), typically are non-exclusive, and do not require the purchase by the customer of any minimum number of parts from us. Therefore, a significant decrease in demand for certain key models or group of related models sold by any of our major customers, or a decision by a manufacturer not to purchase from us, or to discontinue purchasing from us, for a particular model or group of models, could have a material adverse effect on us.

Pricing pressure — we are subject to pricing pressure from our OEM customers.

      OEMs historically have had significant leverage over their outside suppliers because the automotive component supply industry is fragmented and serves a limited number of automotive OEMs. Tier 1 suppliers are subject to substantial continuing pressure from OEMs to reduce the price of their products. In addition, several of our major customers have announced significant cost-cutting initiatives, which could further increase downward pressure on pricing. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected. In addition, changes in OEMs’ purchasing policies or payment practices could have an adverse effect on our business.

Competition — we operate in the highly competitive automotive supply industry.

      The automotive component supply industry is highly competitive, both domestically and internationally. Some of our competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than we do. In addition, with respect to certain of our products, some of our competitors are divisions or former subsidiaries of our OEM customers. There can be no assurance that our products will be able to compete successfully with the products of these other companies. Furthermore, the rapidly evolving nature of the markets in which we compete may attract new domestic or international entrants. As a result, our sales levels and margins could be adversely affected by pricing pressures caused by such new entrants, especially in low-cost foreign markets such as China. These factors led to selective resourcing of future business to competitors in the second quarter of fiscal 2003 and may continue to do so in the future. In addition, any of these competitors may foresee the course of market development more accurately than us, develop products that are superior to our products, have the ability to produce similar products at a lower cost than us, or adapt more quickly than us to new technologies or evolving customer requirements. As a result, our products may not be able to compete successfully with their products.

Internal controls — our disclosure controls and procedures and our internal controls may not be sufficient to ensure timely and reliable financial information.

      On February 19, 2002, we issued restated consolidated financial statements included in our filings with the SEC as of and for the fiscal years ended January 31, 2001 and 2000, and related quarterly periods, and for the fiscal quarter ended April 30, 2001. The restatement was the result of our failure to properly apply certain accounting standards generally accepted in the United States and certain accounting errors and irregularities in our financial statements that we and our independent auditors identified. For a description of these accounting errors and irregularities, see “The Bankruptcy Case — Other Information.”

      Since the restatement, we have made a number of significant changes to strengthen our disclosure controls and procedures and our internal controls, including those internal controls and procedures for financial reporting. See “The Bankruptcy Case — Other Information — Events Leading to the Commencement of the Chapter 11 Filings” for a description of such changes. However, activities critical to our restructuring, including: (a) the establishment of a new management team under the leadership of a new chief executive officer and the hiring of a new chief financial officer; (b) the commencement of a number of key operating initiatives including an ongoing process to rationalize our manufacturing capacity on a global basis; and (c) the time and effort spent in our restructuring, have complicated our ability to assess the overall effectiveness of our disclosure controls and procedures and our internal controls and to implement certain improvements to those controls and procedures. As a result, we will continue to be subjected to a number of risks relating to these controls that are inherent in our transition following emergence from Chapter 11.

      We are continuing the process of identifying and implementing corrective actions where required to improve the effectiveness of our disclosure controls and procedures and internal controls, including the enhancement of systems and procedures. Significant supplemental resources will continue to be required to maintain appropriate controls and procedures and prepare the required financial and other information during this process.

      The effectiveness of our controls and procedures may be limited by a variety of risks including:

•	faulty human judgment and simple errors, omissions or mistakes;

•	collusion of two or more people or inappropriate management override of procedures;

•	imprecision in estimating and judging cost-benefit relationships in designing controls; and

•	reductions in the effectiveness of one deterring component (such as a strong cultural and governance environment) by a conflicting component (such as may be found in certain management incentive plans).

      If we fail to have effective internal controls and procedures for financial reporting in place, we could be unable to provide timely and reliable financial information.

Dependence on key personnel — our success will depend on our ability to retain our key employees and may be adversely affected by our loss of restructuring experts.

      One of our primary assets is our highly skilled personnel, who have the ability to leave us and so deprive us of the skill and knowledge essential for performance of existing and new business. For example, our success and the successful implementation of our comprehensive restructuring plan will be highly dependent upon Curtis Clawson, our President and Chief Executive Officer, as well as other members of senior management. Although Mr. Clawson and several other members of senior management are subject to employment agreements (see the “Executive Compensation — Compensation of Named Executive Officers — Employment Contracts, Termination of Employment and Change-of-Control Arrangements” section of this prospectus), such employment agreements may be terminated and the loss of the services of any such individuals or other key personnel could have a material adverse effect upon the implementation of our comprehensive restructuring plan and on our success in general.

Unexpected production interruptions — equipment failures, delays in deliveries or catastrophic loss at any of our manufacturing facilities could lead to production curtailments or shutdowns.

      We manufacture our products at 44 facilities around the world. An interruption in production capabilities at any of these plants as a result of equipment failure or other reasons could result in our inability to produce our products, which would reduce our sales and earnings for the affected period. In addition, we generally deliver our products only after receiving the order from the customer and thus do not hold large inventories. In the event of a stoppage in production at any of our manufacturing facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We have in the past and may in the future experience plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss, which could have a material adverse effect on our results of operations or financial condition.

Product liability and warranty claims — the nature of our business exposes us to product liability and warranty claims.

      We are exposed to potential product liability and warranty risks that are inherent in the design, manufacture and sale of automotive products, the failure of which could result in property damage, personal injury or death. Accordingly, individual or class action suits alleging product liability or warranty claims could result. Although we currently maintain what we believe to be suitable and adequate product liability insurance in excess of our self-insured amounts, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities. In addition, if any of our products prove to be defective, we may be required to participate in a recall involving such products. A successful claim brought against us in excess of available insurance coverage, if any, or a requirement to participate in any product recall, could have a material adverse effect on our results of operations or financial condition.

Intellectual property — we might fail to adequately protect our intellectual property or third parties might assert that our technologies infringe on their intellectual property.

      We consider ourselves to be an industry leader in product and process technology, and therefore the protection of our intellectual property is important to our business. We rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection might be inadequate. For example, our pending or future patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies infringe their proprietary rights. In either case, litigation, which could result in substantial costs and diversion of our efforts, might be necessary, and whether or not we are ultimately successful, the litigation could adversely affect our business.

Legal proceedings — we will be subject to claims made after the date that we filed for bankruptcy and other claims that are not discharged in the bankruptcy proceeding, which could have a significant negative impact on our results of operations and profitability.

      The nature of our business subjects us to litigation in the ordinary course of our business. In addition, we are from time to time involved in other legal proceedings. Although all claims made against us prior to the date of the bankruptcy filing, except as described in the immediately following paragraph, were satisfied in accordance with the terms of the Plan of Reorganization or in connection with settlement agreements that were approved by the Bankruptcy Court prior to our emergence from bankruptcy, we cannot assure you that any remaining or future claims will not have a significant negative impact on our results of operations and profitability. In addition, claims made after the date of our bankruptcy filing were not discharged in the bankruptcy proceeding. See the “Business — Legal Proceedings” section of this prospectus for a description of the significant legal proceedings and investigations in which we are presently involved.

      Claims made against us prior to the date of the bankruptcy filing may not have been discharged if the claimant had no notice of the bankruptcy filing. We are not presently aware of any such claims. In addition, in other bankruptcy cases, states have challenged whether their claims could be discharged in a federal bankruptcy proceeding if they never made an appearance in the case. This issue has not been finally settled by the U.S. Supreme Court. Therefore, we can give no assurance that our emergence from bankruptcy resulted in a discharge of all claims against us with respect to periods prior to the date we filed for bankruptcy protection. Any such claim not discharged could have a material adverse effect on our financial condition and profitability; however, we are not presently aware of any such claims. Moreover, our European operations and certain other foreign operations did not file for bankruptcy protections, and claims against them are not affected by our bankruptcy filing.

Legal proceedings — we are being investigated by the SEC.

      The SEC is conducting an investigation into the facts and circumstances giving rise to the restatement discussed above under “Internal controls — our disclosure controls and procedures and our internal controls may not be sufficient to ensure timely and reliable financial information.” We have been and intend to continue cooperating with the SEC in connection with such investigation, but we cannot predict the outcome of the investigation. There can be no assurance that the SEC will not impose fines or take other corrective actions against us that could have a significant negative impact on our financial condition. In addition, publicity surrounding the SEC’s investigation or any enforcement action, even if ultimately resolved favorably for us, could have a material adverse impact on our financial condition, results of operations or business.

Effect of debt — we have substantial levels of debt and debt service, which will divert a significant amount of cash from our business operations.

      We have substantial levels of debt, including debt under the New Credit Facility, the Senior Notes and other debt instruments. As of October 31, 2003, we had $762.0 million of total indebtedness and $109.0 million of cash and cash equivalents. Although the agreement governing the New Credit Facility and the indenture governing the Senior Notes impose limits on our ability to incur additional debt, we may incur significant additional debt in the future. The degree to which we will be leveraged could have important consequences, including:

•	requiring a substantial portion of our cash flow from operations to be dedicated to debt service and therefore not available to us for our operations, capital expenditures and future business opportunities;

•	increasing our vulnerability to a downturn in general economic conditions or in our business;

•	limiting our ability to adjust to changing market conditions, placing us at a competitive disadvantage compared to our competitors that have relatively less debt; and

•	limiting our ability to obtain additional financing or access our revolving credit facility in the future for capital expenditures, working capital or general corporate purposes.

Substantial restrictions and covenants — restrictions and covenants in the indenture governing the Senior Notes, the New Credit Facility and our other debt agreements limit our ability to take certain actions and require us to satisfy certain financial ratios.

      The indenture governing the Senior Notes, our New Credit Facility and our other debt agreements contain a number of significant covenants that, among other things, restrict our ability, and the ability of our subsidiaries, to:

      • declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or purchase debt, including the Senior Notes;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur additional debt, including borrowings under our revolving credit facility;

•	amend or otherwise alter certain debt documents;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales;

•	enter into transactions with affiliates; and

•	alter the business we conduct.

      In addition, under the New Credit Facility we are required to satisfy certain financial covenants, including covenants regarding a maximum total leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio, and we may become subject to additional or more restrictive covenants in connection with any future borrowing. Our ability to comply with these covenants may be affected by events beyond our control. If we are unable to comply with the covenants under the indenture governing the Senior Notes, the New Credit Facility or any of our other debt instruments, there would be a default which, if not waived, could result in acceleration of our debt and our bankruptcy if we were unable to repay the amounts owed. Additionally, a default resulting from our failure to comply with such covenants or the applicable borrowing conditions would preclude us from borrowing additional funds. Compliance with the covenants could cause us to conduct our business, or to forgo opportunities, in such a manner as to materially harm our business. See the “Description of Indebtedness” section of this prospectus for a further description of covenants and events of default.

Bankruptcy proceedings — we cannot be certain that the bankruptcy proceeding will not adversely affect our operations going forward.

      On December 5, 2001, Old Hayes, 30 of our wholly owned domestic subsidiaries and one wholly owned Mexican subsidiary filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. Although we emerged from bankruptcy on June 3, 2003, we cannot assure you that the bankruptcy proceeding will not adversely affect our operations going forward. The bankruptcy case may adversely affect our ability to negotiate favorable terms from suppliers, landlords and others and to attract and retain customers. The failure to obtain such favorable terms or attract and retain customers could adversely affect our financial performance.

Implementation of operational improvements — we may not be able to complete successful implementation of our planned operational improvements.

      We are currently in the process of implementing operational improvements, which consist of a number of cost-cutting and profit-enhancing initiatives. Although the implementation of most of these initiatives has been completed, we are continuing to analyze our business to further improve our operations and identify cost-cutting measures. Our continued analysis includes identifying and implementing opportunities for: (i) further rationalization of manufacturing capacity; (ii) streamlining of marketing and general and administrative overhead; (iii) continued implementation of lean manufacturing and Six Sigma initiatives; and (iv) efficient investment in new equipment and technologies and the upgrading of existing equipment. We may be unable to successfully complete the implementation of the plan, or fail to realize the benefits of the actions we have already completed, as a result of operational difficulties, a weakening of the economy or other factors. If the implementation of the operational improvements is not successful, we may be unable to offer products at a competitive price to generate sufficient operating funds to pay the interest on the Senior Notes and make payments due under our New Credit Facility. In such event, there can be no assurance that alternative sources of financing would be available to us or, if available, that such financing would be on commercially reasonable terms. See “The Bankruptcy Case — Comprehensive Restructuring Plan” section of this prospectus for a description of our operational improvements.

Significant plans for expansion — we may be unable to successfully implement our expansion plans included in our business strategy.

      As a key part of our business strategy, we plan to expand our ability to produce low-pressure aluminum cast components (see “Business — Our Business Strategy”). In the next two years, we currently intend to expand existing capacity in Thailand and the Czech Republic and to refurbish and expand the cast aluminum wheel plant we recently acquired in Chihuahua, Mexico so that it will serve the North American wheel market utilizing low pressure casting technology. A significant change in our business, the economy or an unexpected decrease in our cash flow for any reason could result in an inability to obtain the capital required to build this new facility or to make our planned investments in the Czech Republic or Thailand. Failure to successfully build or expand these facilities, launch production, produce saleable product or meet customer demand in a timely manner could result in damage to or loss of customer relationships.

New product production — we may not be able to timely or successfully launch new products.

      In order to effectively compete in the automotive supply industry, we must be able to launch new products to meet our customers’ demand in a timely manner. There can be no assurance, however, that we will be able to install and certify the equipment needed to produce products for new product programs in time for the start of production, or that the transitioning of our manufacturing facilities and resources to full production under new product programs will not impact production rates or other operational efficiency measures at our facilities. In addition, there can be no assurance that our customers will execute the launch of their new product programs, for which we might supply products, on schedule. Our failure to successfully launch new products, or a failure by our customers to successfully launch new programs, could adversely affect our results.

Dependence on third-party suppliers and manufacturers — increased cost of supplies and raw materials could affect our financial health.

      Generally, our supplies and raw materials are obtainable from various sources and in the quantities desired. Although we currently maintain alternative sources for raw materials, our business is subject to the risk of price increases and periodic delays in the delivery of certain raw materials and supplies. For example, recently we have been affected by the rising cost of steel and the rising cost of natural gas. We are generally unable to increase the price of our products to offset increases in the cost of supplies and raw materials, with the exception of changes in the price of aluminum which are generally passed through contractually to our customers. In addition, if any of our suppliers seek bankruptcy relief or otherwise cannot continue their business as anticipated, the availability or price of raw materials or supplies could be adversely affected. Failure by certain suppliers to continue to supply us with raw materials or supplies on commercially reasonable terms, or at all, could have a material adverse effect on our business.

Technological and regulatory changes — our products may be rendered obsolete or less attractive by changes in regulatory requirements or competitive technologies.

      Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. There can be no assurance that we will be able to achieve the technological advances that may be necessary for us to remain competitive or that certain of our products will not become obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly.

International operations — our international operations subject us to risks not faced by domestic competitors, which include unfavorable political, regulatory, labor and tax conditions in other countries.

      Approximately 37% of our net sales in fiscal 2002 were derived from sales in foreign markets. We expect sales from international markets to continue to represent a substantial portion of our net sales. Risks inherent in international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including exchange controls;

•	United States export licenses may be difficult to obtain;

•	intellectual property rights may be more difficult to enforce in foreign countries;

•	political or economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur;

•	compliance with a variety of foreign laws and regulations may be difficult; and

•	differing foreign tax structures may subject us to additional taxes or affect our ability to repatriate cash from our foreign subsidiaries in a tax-efficient manner.

      Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

Labor relations — a high percentage of our customers’ employees and certain of our employees are unionized or covered by collective bargaining agreements.

      Many employees of our major customers and certain of our employees are unionized. At January 31, 2003, approximately 5.8% of our employees in the United States were represented by the United Auto Workers or United Steel Workers. Collective bargaining agreements with these unions affecting these employees expire in 2003 and 2004. As is common in many European jurisdictions, substantially all of our employees in Europe are covered by country-wide collective bargaining agreements. Although we believe that our relations with our employees are satisfactory, a dispute between us and our employees, or between any of our major customers and that customer’s employees, could have a material adverse effect on us.

Variable interest rates and foreign currency fluctuations — our exposure to variable interest rates and foreign currency fluctuations may affect our financial health.

      A portion of our debt, including our borrowings under the New Credit Facility, bears interest at variable rates. Any increase in the interest rates on our debt will reduce funds available to us for our operations and future business opportunities and will exacerbate the consequences of our leveraged capital structure.

      Due to the increase in our operations outside the United States, we have experienced increased foreign currency exchange gains and losses in the ordinary course of our business. As a result, fluctuations in the exchange rate between the U.S. dollar, the euro and the currencies of other countries in which we conduct our business may have a material impact on our financial condition as cash flows generated in other currencies will be used, in part, to service our dollar-denominated debt. This could result in an increase in our overall leverage and could result in less cash flow available for debt repayment should the dollar appreciate significantly versus other currencies in which significant cash flows are generated.

      In addition, fluctuations in foreign currency exchange rates may affect the value of our foreign assets as reported in U.S. dollars, which in turn may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations. There can be no assurance that fluctuations in interest rates or exchange rates will not have a material adverse effect on our financial condition or results of operations, or cause significant fluctuations in quarterly and annual results of operations.

Environmental matters — we are subject to potential exposure to environmental liabilities.

      We are subject to various foreign, federal, state and local environmental laws, ordinances, and regulations, including those governing discharges into the air and water; the storage, handling and disposal of solid and hazardous wastes; the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes; and the health and safety of our employees. Under certain of these laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of removal or remediation of certain hazardous substances or petroleum products on, under, or in its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, such substances may adversely affect the ability to sell or rent such property or to borrow using such property as collateral. Persons who generate, arrange for the disposal or treatment of, or dispose of hazardous substances may be liable for the costs of investigation, remediation or removal of these hazardous substances at or from the disposal or treatment facility, regardless of whether the facility is owned or operated by that person. Additionally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. We believe that we are in material compliance with environmental laws, ordinances and regulations and do not anticipate any material adverse effect on our earnings or competitive position relating to environmental matters. It is possible, however, that future developments could lead to material costs of environmental compliance for us. The nature of our current and former operations and the history of industrial uses at some of our facilities expose us to the risk of liabilities or claims with respect to environmental and worker health and safety matters which could have a material adverse effect on our financial health. We are also required to obtain permits from governmental authorities for certain operations. We cannot assure you that we have been or will be at all times in complete compliance with such permits. If we violate or fail to comply with these permits, we could be fined or otherwise sanctioned by regulators. In some instances, such a fine or sanction could be material. In addition, some of our properties are subject to indemnification and/or cleanup obligations of third parties with respect to environmental matters. However, in the event of the insolvency or bankruptcy of such third parties, we could be required to bear the liabilities that would otherwise be the responsibility of such third parties.

Influence on our board of directors by significant stockholders — AP Wheels, LLC, Amalgamated Gadget, L.P. and our prepetition creditors hold a significant percentage of our common stock and have selected certain of our board members and influence certain aspects of our business operations.

      Under our Plan of Reorganization, upon our emergence from bankruptcy, holders of certain claims received distributions of shares of our common stock. The selling stockholder, AP Wheels, LLC (“Apollo”), holds approximately 18.1% of our common stock. Additionally, based on the most recent information made available to us, Amalgamated Gadget, L.P. (“Amalgamated Gadget”), for and on behalf of a fund managed by Amalgamated Gadget, holds approximately 9.5% of our common stock. The members of AP Wheels, LLC are various funds managed by Apollo Management V, L.P. (“Apollo Management”). Apollo, funds managed by Apollo Management and Amalgamated Gadget could acquire additional shares in the future. Other than Apollo and Amalgamated Gadget, we are not aware of any other person or entity that owns or controls 5% or more of our common stock. Apollo, Apollo Management and Amalgamated Gadget are in

the business of making investments in, and acquiring, other companies, and may from time to time hold interests in companies that compete directly or indirectly with us.

      Additionally, the lenders under our Prepetition Credit Agreement collectively received approximately 53% of our common stock upon our emergence from bankruptcy, and the former holders of our 11.875% senior notes due 2006 (“Old Senior Notes”) collectively received an aggregate of approximately 45% of our common stock (including the approximately 18.1% received by Apollo and the approximately 9.5% received by Amalgamated Gadget). If Apollo, Amalgamated Gadget and/or other holders of a significant number of shares of our common stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, such as an amendment to our certificate of incorporation, the authorization of additional shares of capital stock, and any merger, consolidation, sale of all or substantially all of our assets, and could prevent or cause a change of control of Hayes, all of which may adversely affect the market price of our common stock.

      Moreover, each of Apollo, the administrative agent under the Prepetition Credit Agreement, the ad hoc committee of lenders under the Prepetition Credit Agreement (the “Ad Hoc Prepetition Lender Steering Committee”) and the former holders of Old Senior Notes have designated members of our initial board of directors. Other than Mr. Clawson, all of our initial board members were newly appointed members upon our emergence from bankruptcy. Under the registration agreement between us and the selling stockholder relating to this offering, as described in the “Principal and Selling Stockholders” section of this prospectus, among other things, one of the two directors designated by Apollo will resign upon completion of this offering.

Projections — our actual financial results may vary significantly from the projections included in this prospectus.

      In connection with this offering, we have included in this prospectus certain projected financial information. The projections reflect various estimates and assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions. Although we believe that the assumptions underlying the projections are reasonable, projections are inherently subject to significant uncertainties and contingencies and to a wide variety of significant business, economic and competitive risks, many of which are beyond our control. Consequently, actual events, circumstances, effects and results may vary significantly from those assumed in or contemplated by such projected financial information. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may further affect our actual financial results. Actual revenues and results achieved throughout the periods covered by the projections necessarily will vary from the projected revenues and results, and these variations may be material and adverse. Moreover, the projected financial information contained herein will not be updated to reflect events occurring after the date hereof. The projections should only be considered in light of all the other information contained in this prospectus, including the assumptions and qualifying language contained in this paragraph, the other risk factors set forth in this prospectus and our historical financial information.

Projections — our actual financial results may vary significantly from the projections filed with the bankruptcy court.

      In connection with the Plan of Reorganization, we were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan of Reorganization and our ability to continue operations upon our emergence from bankruptcy. These projections were prepared solely for the purpose of the bankruptcy case and not for the purpose of this offering and have not been, and will not be, updated on an ongoing basis. These projections were filed with the Bankruptcy Court on March 18, 2003, but are not included in this prospectus and should not be relied upon in connection with your consideration of an investment in our common stock. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions which were and remain beyond our control and which may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Actual results may vary significantly from those contemplated by the projections. As a result, we caution you not to rely upon the projections in deciding whether to invest in our common stock.

Lack of comparable financial data — since our financial statements reflect fresh start accounting adjustments made in connection with our emergence from bankruptcy, information reflecting our results of operations and financial condition is not comparable to prior periods.

      In connection with our emergence from bankruptcy, we adopted fresh start accounting. As a result, the book value of our long-lived assets and the related depreciation and amortization schedules, among other things, have changed. As a result, you will not be able to compare certain information reflecting our results of operations and financial condition to those for periods prior to emergence from bankruptcy.

Auditors’ opinion — our auditors’ report contains an explanatory paragraph stating that our filing for bankruptcy protection raises substantial doubt about our ability to continue as a going concern.

      The report of our independent auditors on our consolidated financial statements incorporated by reference in this prospectus at and for the year ended January 31, 2003 contains an explanatory paragraph stating that the filing for bankruptcy protection raises substantial doubt about our ability to continue as a going concern. Although we believe that the basis for the explanatory paragraph relating to our ability to continue as a going concern no longer exists now that our Plan of Reorganization has become effective, we cannot assure you that a similar explanatory paragraph will not be included in a future independent auditors’ report.

Global financial and economic instability — we may be adversely affected by the significant instability and uncertainty in the world financial markets and the global economy, including the effects of the hostilities in the Middle East.

      Recent instability in the world financial markets and the global economy, including as a result of the hostilities in the Middle East, has created uncertainty in the automotive industry and may adversely affect our business. If such economic and financial instability were to result in a decrease in new vehicle production, our business would be adversely affected. In addition, the hostilities in the Middle East, related setbacks or adverse developments, including a retaliatory strike, may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on our operating results and financial condition, on our ability to raise capital and on our ability to effectuate our comprehensive restructuring plan. In addition, terrorist attacks similar to the ones committed on September 11, 2001 may directly affect our ability to keep our operations and services functioning properly and could have a material adverse effect on our business and results of operations.

Risks Related To This Offering

There is a limited market for our common stock and the stock market can be volatile.

      Although our shares recently started trading on the Nasdaq National Market, there is currently only a limited trading market for our common stock and the market price of our shares may be volatile for the foreseeable future. We cannot assure you that an active trading market in our common stock will develop or be sustained or that you will be able to sell shares of our common stock without a considerable delay or significant impact on the sale price.

      In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to: variations in annual or quarterly financial results; changes by financial research analysts in their estimates of our earnings or the earnings of our competitors; and conditions in the economy in general or the automotive industry in particular, including increased competitive pressures and dependence on, and pricing pressures from, the industry and its customers. In addition, the stock markets have, on occasion, experienced price and volume fluctuations which have affected the market prices for the securities of many companies whose shares are traded, although such fluctuations may be unrelated to the operating performance of those companies. The limited trading market for our common stock may cause these fluctuations to be more exaggerated than would occur in an active trading market.

Substantially all our common stock is eligible for sale after this offering without regard to volume limits, timing, manner of sale or other restrictions under federal and state securities laws. Significant sales of common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

      Because we issued our common stock to former creditors under our Plan of Reorganization, it is possible that we will experience periods of significant selling activity as those former creditors seek to liquidate their ownership position of our common stock. The shares of common stock issued pursuant to our Plan of Reorganization are, and the shares we are issuing in this offering will be, immediately available for sale, without regard to volume limits, timing, manner of sale or other restrictions under federal and state securities laws unless held by our affiliates. See the “Shares Eligible for Future Sale” section of this prospectus. If our stockholders sell substantial amounts of our common stock in the public market following the offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate.

FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements.” All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference in this prospectus, including, without limitation, statements under the captions “Prospectus Summary,” “Risk Factors” and “Business,” and located elsewhere or incorporated by reference in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe” or “continue,” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Important factors, that could cause actual results to differ materially from our expectations are disclosed in this prospectus and the documents incorporated by reference in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under “Risk Factors.” All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus. We will not update these statements unless the securities laws require us to do so. Factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others:

•	Decreased demand in the automotive industry;

•	Changes in the automotive industry, including increased consolidation and cost reduction;

•	Cyclical nature of the automotive industry;

•	Dependence on major customers;

•	Pricing pressure from our customers;

•	Competition in the automotive supply industry;

•	Failure to further improve or continue to supplement our internal controls;

•	Dependence on key personnel and the loss of restructuring experts;

•	Effects of unexpected equipment failures, delivery delay or catastrophic loss;

•	Exposure to product liability and warranty claims;

•	Protection of our intellectual property and potential infringement upon rights of others;

•	Our involvement in investigations and legal proceedings;

•	Pending SEC investigation;

•	Effects of our substantial level of debt on our operations;

•	Our inability to take certain actions due to restrictions in our debt agreements;

•	Effects of our bankruptcy proceedings;

•	Our ability to complete implementation of operational improvements;

•	Our ability to execute our strategic plans;

•	Our ability to successfully launch new products;

•	Increased cost of supplies or raw materials;

•	Technological or regulatory changes that could render our products obsolete;

•	Effects of political, regulatory and legal conditions on our international operations;

•	Our and our customers’ relations with employees;

•	Exposure to variable interest rates and foreign currency fluctuations;

•	Exposure to environmental liabilities;

•	Influence by significant stockholders;

•	Uncertainties affecting the financial projections prepared in connection with this offering and in connection with the bankruptcy proceeding;

•	Lack of comparable financial data due to the adoption of fresh start accounting;

•	Effect of our auditors’ report stating that the bankruptcy filing raises substantial doubt about our ability to continue as a going concern; and

•	Global financial and economic instability.

USE OF PROCEEDS

      We expect to receive approximately $99.1 million of net proceeds from our sale of 6,453,017 shares of our common stock in this offering, based on an offering price of $16.25 per share, after deducting underwriting discounts and commissions (but not deducting estimated offering expenses). If the underwriters’ over-allotment option is exercised in full, we will receive an additional $19.5 million of net proceeds, based on an offering price of $16.25 per share, after deducting underwriting discounts and commissions (but not deducting estimated offering expenses). We will not receive any of the net proceeds from the sale of shares by the selling stockholder.

      We intend to use $93.9 million of the net proceeds we receive in this offering to redeem $85.0 million of our outstanding 10 1/2% Senior Notes due 2010, which mature June 15, 2010, at a redemption price equal to 110.5% of their principal amount, plus approximately $2.3 million of accrued and unpaid interest thereon through an anticipated redemption date of March 15, 2004. We issued the Senior Notes in connection with our emergence from bankruptcy in order to fund a portion of the payments required under our Plan of Reorganization. The approximate $2.9 million of remaining net proceeds that we receive in this offering will be used for general corporate purposes. The Company’s offering expenses are expected to be approximately $1.0 million.

DIVIDEND POLICY

      We have not in the past paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used for working capital and other general corporate purposes. The New Credit Facility and the indenture governing our Senior Notes restrict our ability to pay cash dividends to the holders of our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

MARKET PRICE FOR OUR COMMON STOCK

      Our common stock currently trades on the Nasdaq National Market under the symbol “HAYZ.” From June 4, 2003 until December 1, 2003, our common stock traded in the over-the-counter market through the OTCBB and in the “pink sheets” under the symbol “HAYZ.” The range of sale prices for our common stock as reported by the Nasdaq National Market from December 2, 2003 until February 5, 2004 and by the OTCBB at www.otcbb.com and Pink Sheets LLC at www.pinksheets.com from June 4, 2003 through December 1, 2003 ranged from a high of $23.64 per share on January 28, 2004 to a low of $11.00 per share on June 10, 2003. Although the foregoing prices have been obtained from sources believed to be reliable, no assurances can be given with respect to the accuracy of such prices or as to whether other prices higher or lower than those set forth above have been quoted. In addition, such prices reflect interdealer prices, which may not include retail mark-up, mark down or commission and may not necessarily represent actual transactions.

      The following table sets forth, for the fiscal quarters indicated, the high and low sale prices per share as reported by the Nasdaq National Market from December 2, 2003 until February 5, 2004 and by the OTCBB at www.otcbb.com and Pink Sheets LLC at www.pinksheets.com from June 4, 2003 through December 1, 2003:

	High	Low

Fiscal 2003
Second quarter (June 4, 2003 to July 31, 2003)	$14.90	$11.00
Third quarter	17.00	13.70
Fourth quarter	23.64	15.25
Fiscal 2004
First quarter (through February 5, 2004)	18.50	16.15

      On February 5, 2004, the most recent practicable day during which our common stock was traded before the filing of the registration statement of which this prospectus forms a part, the last reported sale price of our common stock on the Nasdaq National Market was $16.47 per share.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of October 31, 2003 on an actual basis and as adjusted after giving effect to:

•	our sale of 6,453,017 shares in this offering at an offering price of $16.25 per share, and the receipt of $99.1 million of net proceeds from such sale, after deducting underwriting discounts and commissions (but not deducting estimated offering expenses of approximately $1.0 million); and

•	redemption of $85.0 million of Senior Notes with the net proceeds we receive in this offering.

      This table should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated Financial Data” sections of this prospectus and our consolidated financial statements and the notes thereto included elsewhere in this prospectus and in the documents we incorporate by reference.

	As of		As
	October 31, 2003	Adjustments	Adjusted

	(unaudited)
	(millions)
Total cash and cash equivalents	$109.0	$1.4 (1)	$110.4

Debt
Debt of foreign subsidiaries	$25.7	$—	$25.7
Term Loan Facility	448.9	—	448.9
Senior Notes, net of discount	248.5	(84.6)	163.9
Mortgage note payable	22.5	—	22.5
Capital lease obligations	16.4	—	16.4

Total debt	762.0	(84.6)	677.4
Series A Warrants and Series B Warrants(2)	6.7	—	6.7
Redeemable preferred stock of subsidiary	10.3	—	10.3
Total stockholders’ equity	545.9	87.3	633.2

Total capitalization	$1,324.9	$2.7	$1,327.6

(1)	Represents the net proceeds we will receive in the offering, based on an offering price of $16.25, after redeeming $85.0 million aggregate principal amount of the Senior Notes, paying redemption premiums and paying underwriting discounts and commissions, but excluding estimated offering expenses of approximately $1.0 million.

(2)	The Series A Warrants and Series B Warrants were valued utilizing the Black-Scholes model that requires the estimation of several variables in the formula.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The following unaudited pro forma consolidated financial data for the year ended January 31, 2003, the four months ended May 31, 2003 and the five months ended October 31, 2003 (the “Pro Forma Financial Data”), gives effect to the Transactions and to the Offering Transactions, which include:

•	our sale of 6,453,017 shares in this offering at an offering price of $16.25 per share, and the receipt of $99.1 million of net proceeds from such sale, after deducting underwriting discounts and commissions (but not deducting estimated offering expenses of approximately $1.0 million); and

•	redemption of $85.0 million of Senior Notes with the net proceeds we receive in this offering at an offering price of $16.25 per share.

      The Pro Forma Financial Data is for Hayes and its consolidated subsidiaries. Upon the effectiveness of the Plan of Reorganization, shares of our common stock were distributed to holders of certain classes of claims. The Pro Forma Financial Data should be read in conjunction with the consolidated financial statements of Old Hayes as of and for the year ended January 31, 2003, and the four months ended May 31, 2003, and our unaudited interim consolidated financial statements as of and for the five months ended October 31, 2003, the notes thereto and other financial data included elsewhere in this prospectus and incorporated by reference in this prospectus, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. The Pro Forma Financial Data does not purport to be indicative of our future operating results.

      Pursuant to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” (“SOP 90-7”), the accounting for the effects of the reorganization will occur once a plan of reorganization is confirmed by the Bankruptcy Court and there are no remaining contingencies material to completing the implementation of the plan. The fresh start accounting principles pursuant to SOP 90-7 provide, among other things, for us to determine the value to be assigned to the equity of the reorganized Company as of a date selected for financial reporting purposes. We have adopted fresh start accounting as of May 31, 2003. The Plan of Reorganization, which was confirmed by the Bankruptcy Court on May 12, 2003 and became effective on June 3, 2003 (the “Effective Date”), is predicated upon an estimated total enterprise value for the Company of $1,250.0 million and an estimated total value for common equity of $544.4 million. The estimated total enterprise value, along with other terms of the Plan of Reorganization, were determined only after extensive arm’s-length negotiations with, and the agreement of, the Company’s then senior secured lenders, senior unsecured noteholders and statutory creditors’ committee on behalf of general unsecured creditors, who collectively received all of our common stock issued under the Plan of Reorganization (excluding common stock issued or to be issued in connection with stock options, restricted stock units and other awards pursuant to our Critical Employee Retention Plan or Long-Term Incentive Plan). Each interested party developed its view of what the total enterprise value should be based primarily upon expected future cash flows of the business after emergence from Chapter 11, discounted at rates reflecting perceived business and financial risks. This value is viewed as the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after restructuring.

      As a result of the application of fresh start accounting on May 31, 2003, and in accordance with SOP 90-7, our post-emergence financial results for the period ending October 31, 2003, are presented as the “Successor” and the pre-emergence financial results of Old Hayes for the period ending May 31, 2003, are presented as the “Predecessor.” Comparative financial statements do not straddle the emergence date because, in effect, the Successor represents a new entity. As a result of applying fresh start accounting, the Successor, among other things, will have increased depreciation and amortization expense in comparison to the Predecessor.

      The unaudited consolidated balance sheet as of October 31, 2003, on an actual basis reflects the effects of the Transactions. As such, no pro forma adjustments have been included for the Transactions as of that date. The unaudited pro forma condensed consolidated balance sheet as of October 31, 2003 presented below gives effect to the Offering Transactions.

Hayes Lemmerz International, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(millions)

		Pro Forma
	October 31,	Adjustments		October 31,
	2003	for Offering		2003
	Historical	Transactions		Pro Forma

Assets:
Current assets:
Cash and cash equivalents	$109.0	$1.4	(1)	$110.4
Other current assets	526.0	—		526.0

Total current assets	635.0	1.4		636.4
Property, plant and equipment, net	900.9	—		900.9
Goodwill	388.8	—		388.8
Other assets	300.8	(2.4	)(2)	298.4

Total assets	$2,225.5	$(1.0)		$2,224.5

Liabilities and Stockholders’ Equity:
Current liabilities:
Bank borrowings and other notes	$1.6	$—		$1.6
Current portion of long-term debt	11.6	—		11.6
Accounts payable and accrued liabilities	356.6	(3.7	)(3)	352.9

Total current liabilities	369.8	(3.7)		366.1
Term Loan Facility, net of current portion	444.4	—		444.4
Senior Notes, net of discount	248.5	(84.6	)(4)	163.9
Other long-term debt, net of current portion	55.9	—		55.9
Pension and other long-term liabilities	529.5	—		529.5
Series A Warrants and Series B Warrants	6.7	—		6.7
Redeemable preferred stock of subsidiary	10.3	—		10.3
Minority interest	14.5	—		14.5
Common stock	0.3	0.1	(5)	0.4
Additional paid in capital	546.1	99.0	(5)	645.1
Accumulated deficit	(19.2)	(11.8	)(6)	(31.0)
Accumulated other comprehensive income	18.7	—		18.7

Total stockholders’ equity	545.9	87.3		633.2

Total liabilities and stockholders’ equity	$2,225.5	$(1.0)		$2,224.5

(1)	Represents the net proceeds we will receive in the offering, based on an offering price of $16.25, after redeeming $85.0 million of the Senior Notes, paying redemption premiums and paying underwriting discounts and commissions, but excluding estimated offering expenses of approximately $1.0 million.

(2)	Represents adjustment to write off deferred financing costs relating to the redeemed Senior Notes.

(3)	Represents payment of accrued interest on the redeemed Senior Notes.

(4)	Represents the redemption of $85.0 million of Senior Notes, net of original issue discount, from the net proceeds of this offering.

(5)	Represents our issuance of approximately 6.5 million shares of common stock in this offering, based on an offering price of $16.25.

(6)	Represents loss on early extinguishment of debt, and recognition of debt issuance costs included in interest expense upon redemption of Senior Notes.

      The unaudited pro forma consolidated statements of operations give effect to the Transactions and the Offering Transactions as if they had occurred on the first day of each period presented. The historical amounts included in the Pro Forma Financial Data were taken from our audited and unaudited consolidated financial statements included and incorporated by reference in this prospectus. The Pro Forma Financial Data is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

      The unaudited pro forma consolidated statements of operations do not reflect a post-emergence non-cash charge of approximately $5.2 million for the manufacturing profit added to inventory under fresh start accounting. This amount has been recognized in the consolidated financial statements of the Successor for the five months ended October 31, 2003, which have been incorporated herein by reference.

Hayes Lemmerz International, Inc.

Unaudited Pro Forma Consolidated Statements of Operations

(millions, except per share data)

							Four Months
	Year Ended	Pro Forma		Pro Forma		Year Ended	Ended	Pro Forma		Pro Forma
	January 31,	Adjustments		Adjustments		January 31,	May 31,	Adjustments		Adjustments
	2003	for the		for Offering		2003	2003	for the		for Offering
	Historical	Transactions		Transactions		Pro Forma	Historical	Transactions		Transactions

Net sales	$2,001.6	$—		$—		$2,001.6	$689.8	$—		$—
Cost of goods sold	1,793.9	(2.8	)(1)	—		1,791.1	611.3	(4.1	)(1)	—

Gross profit	207.7	2.8		—		210.5	78.5	4.1		—
Marketing, general and administration	103.1	—		—		103.1	33.5	—		—
Engineering and product development	20.4	—		—		20.4	8.1	—		—
Amortization of intangible assets	3.3	10.4	(2)	—		13.7	1.6	3.0	(2)	—
Asset impairments and other restructuring charges	43.5	—		—		43.5	6.4	—		—
Other income, net	(6.8)	—		—		(6.8)	(3.5)	—		—
Reorganization items	44.5	(44.5	)(3)	—		—	45.0	(45.0	)(3)	—
Fresh start accounting adjustments	—	—		—		—	(63.1)	63.1	(3)	—

Earnings (loss) from operations	(0.3)	36.9		—		36.6	50.5	(17.0)		—
Interest expense, net	72.7	(5.9	)(4)	(6.6	)(7)	60.2	22.7	(1.6	)(4)	(0.6	)(7)
Loss on early extinguishment of debt	—	—		9.4	(8)	9.4	—	—		9.4	(8)
Subsidiary preferred stock dividends	—	0.8	(5)	—		0.8	—	0.3	(5)	—
Income tax provision (benefit)	3.6	(7.6	)(6)	—		(4.0)	60.3	(53.7	)(6)	—
Minority interest in consolidated subsidiaries	3.5	—		—		3.5	1.2	—		—

Earnings (loss) before cumulative effect of change in accounting principle and extraordinary gain on debt discharge	$(80.1)	$49.6		$(2.8)		$(33.3)	$(33.7)	$38.0		$(8.8)

Basic and diluted net loss per share
Common stock outstanding (millions of shares)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Four Months	Five Months				Five Months
	Ended	Ended		Pro Forma		Ended
	May 31,	October 31,		Adjustments		October 31,
	2003	2003		for Offering		2003
	Pro Forma	Historical		Transactions		Pro Forma

Net sales	$689.8	$859.2		$—		$859.2
Cost of goods sold	607.2	760.5		—		760.5

Gross profit	82.6	98.7		—		98.7
Marketing, general and administration	33.5	47.6		—		47.6
Engineering and product development	8.1	10.4		—		10.4
Amortization of intangible assets	4.6	5.4		—		5.4
Asset impairments and other restructuring charges	6.4	19.6		—		19.6
Other income, net	(3.5)	(0.6)		—		(0.6)
Reorganization items	—	—		—		—
Fresh start accounting adjustments	—	—		—		—

Earnings (loss) from operations	33.5	16.3		—		16.3
Interest expense, net	20.5	24.7		(1.3	)(7)	23.4
Loss on early extinguishment of debt	9.4	—		9.4	(8)	9.4
Subsidiary preferred stock dividends	0.3	0.3		—		0.3
Income tax provision (benefit)	6.6	8.7		—		8.7
Minority interest in consolidated subsidiaries	1.2	1.8		—		1.8

Earnings (loss) before cumulative effect of change in accounting principle and extraordinary gain on debt discharge	$(4.5)	$(19.2)		$(8.1)		$(27.3)

Basic and diluted net loss per share		$(0.64	)(9)			$(0.75	)(9)
Common stock outstanding (millions of shares)		30.000	(9)			36.453	(9)

(1)	For the year ended January 31, 2003 and the four months ended May 31, 2003, respectively, to decrease estimated rental expense in respect of refinanced synthetic leases by $6.7 million and $2.2 million, respectively, and reduce the ongoing pension and retiree medical expense by $3.6 million and $2.5 million, respectively, for financial statement purposes due to the recognition in fresh start accounting of the additional liability for any plan costs that had been deferred pre-emergence in accordance with SFAS Nos. 87 and 106. For the year ended January 31, 2003 and the four months ended May 31, 2003, respectively, these decreases are offset by an increase in depreciation expense of $7.5 million and $0.6 million, respectively, resulting from: (a) revisions to remaining estimated useful lives based on preliminary results of valuation procedures performed by our valuation specialist; and (b) the increase in the carrying value of other property, plant, equipment and tooling from refinancing certain synthetic leases.

(2)	To increase estimated amortization expense resulting from an increase in the carrying value of definite-lived intangible assets to fair value under fresh start accounting.

(3)	To reflect the elimination of reorganization items and fresh start accounting adjustments in the statement of operations directly related to our bankruptcy proceedings.

Reorganization items as reported in the consolidated statements of operations are comprised of income, expense and loss items that were realized or incurred by us as a direct result of our decision to reorganize under Chapter 11. During the year ended January 31, 2003 and the four months ended May 31, 2003, respectively, reorganization items were as follows (millions of dollars):

		Four Months
	Year Ended	Ended
	January 31,	May 31,
	2003	2003

Critical employee retention plan provision	$7.3	$11.7
Estimated accrued liability for rejected prepetition leases and contracts	10.7	—
Professional fees directly related to the filings	28.3	30.8
Gain on settlement of prepetition liabilities	(1.5)	—
Creditors’ trust obligation	—	2.0
Other	(0.3)	0.5

Total	$44.5	$45.0

Fresh start accounting adjustments in the statement of operations represent a pre-emergence pre-tax gain of $63.1 million ($17.1 million, net of tax) resulting from the aggregate remaining changes to the net carrying value of the Company’s pre-emergence assets and liabilities to reflect the fair values under fresh start accounting.

(4)	To record a decrease in interest expense, including the amortization of deferred financing costs, as if the proceeds of the offering of the Senior Notes and the New Credit Facility were received and the related refinancing and discharge of debt occurred as of February 1, 2002 and 2003, respectively, as follows:

		Four Months
	Year Ended	Ended
	January 31,	May 31,
	2003	2003

Eliminate historical interest expense, net	$(72.7)	$(22.7)
Add new interest on the following debt:
Interest on the $450.0 million Term Loan Facility (assumed weighted average rate of 7.0% and 6.0%, respectively)	30.5	9.1
Commitment fees on New Revolver	0.5	0.2
Interest on the $248.5 million Senior Notes (assumed effective rate of 10.625%)	26.6	8.8
Commitment fees on new letters of credit	0.5	0.2
Interest on $43.9 million of debt of foreign subsidiaries not repaid on Effective Date (assumed weighted average rate of 8.2%)	3.6	1.2
Interest on capitalized synthetic leases and capital lease obligations of $39.9 million	2.3	0.7
Amortization of deferred financing costs	2.8	0.9

Net reduction in interest expense	$(5.9)	$(1.6)

(5)	To record the payment of annual cumulative dividend of 8% to holders of HLI Preferred Stock.

(6)	To reflect the reduction in the estimated income tax provision using an effective foreign income tax rate of 34% on the portion of the pre-tax adjustments attributable to our foreign operations and state tax attributable to the merger between Old Hayes and HLI. We would not record any net U.S. Federal income tax effect on the portion of the pre-tax adjustments attributable to our U.S. operations in view of anticipated valuation allowances.

(7)	To record a further decrease in interest expense based on the redemption of $85.0 million of Senior Notes as if such redemption occurred on February 1, 2002, February 1, 2003 and June 1, 2003, respectively, as follows:

		Four Months	Five Months
	Year Ended	Ended	Ended
	January 31,	May 31,	October 31,
	2003	2003	2003

Interest on $85.0 million of Senior Notes redeemed (assumed effective rate of 10.625%)	$(9.0)	$(3.0)	$(3.7)
Recognition of debt issuance costs upon redemption	2.4	2.4	2.4

Net (reduction) increase in interest expense	$(6.6)	$(0.6)	$(1.3)

(8)	To reflect the loss on early extinguishment of debt based on the redemption of $85.0 million of Senior Notes.

(9)	Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding. Weighted average shares outstanding include vested restricted stock units. Pro forma weighted average shares outstanding reflect the issuance of 6,453,017 shares in the Offering Transactions. Diluted loss per share is computed by dividing net loss by the diluted weighted average shares outstanding. Diluted weighted average shares assume the exercise of stock options and warrants, so long as they are not anti-dilutive.

      Shares outstanding for the five months ended October 31, 2003 were as follows (millions of shares):

	Five Months	Five Months
	Ended	Ended
	October 31,	October 31,
	2003	2003
	Historical	Pro Forma

Weighted average shares outstanding	30.009	36.462
Dilutive effect of options and warrants	—	—

Diluted shares outstanding	30.009	36.462

      For the five months ended October 31, 2003, all options and warrants were excluded from the calculation of diluted loss per share as the effect was anti-dilutive due to the net loss before cumulative effect of change in accounting principle and extraordinary gain on debt discharge reflected for such periods.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table sets forth selected historical consolidated financial data for the five fiscal years ended January 31, 2003 and for the nine months ended October 31, 2002, the four months ended May 31, 2003 and the five months ended October 31, 2003. The selected historical consolidated financial data for the five fiscal years ended January 31, 2003 has been derived from the audited consolidated financial statements of Old Hayes, including the consolidated financial statements of Old Hayes included in this prospectus. Our historical consolidated financial statements for each of the years in the five-year period ended January 31, 2003 were audited by our independent public accountants, KPMG LLP. The selected consolidated financial data for the nine months ended October 31, 2002 and the four months ended May 31, 2003 has been derived from the unaudited consolidated financial statements of Old Hayes, including the unaudited consolidated financial statements of Old Hayes incorporated by reference in this prospectus. The selected consolidated financial data as of and for the five months ended October 31, 2003 has been derived from the unaudited consolidated financial statements of Hayes upon our emergence from bankruptcy, and its consolidated subsidiaries, including the unaudited interim consolidated financial statements of Hayes incorporated by reference in this prospectus. The historical consolidated results of Hayes for these interim periods are not necessarily indicative of the results of operations of Old Hayes or Hayes for the full years. The unaudited selected historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of our management, necessary for a fair presentation of our financial position, results of operations and cash flows as of and for the periods presented. The information set forth below should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere and incorporated by reference in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

      The selected historical consolidated financial information presented below at and for the years ended January 31, 2002 and 2003 and for the nine months ended October 31, 2002, and the four months ended May 31, 2003 has been prepared in accordance with SOP 90-7. SOP 90-7 requires the segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date, and identification of all transactions and events that are directly associated with our reorganization.

	Predecessor							Successor

						unaudited

						Nine Months	Four Months	Five Months
	Year Ended January 31,					Ended	Ended	Ended
						October 31,	May 31,	October 31,
	1999	2000	2001	2002	2003	2002	2003	2003

	(millions, except per share data)
Income Statement Data:
Net sales	$1,672.9	$2,295.1	$2,168.2	$2,039.1	$2,001.6	$1,526.1	$689.8	$859.2
Cost of goods sold	1,383.1	1,915.7	1,911.6	1,907.4	1,793.9	1,372.1	611.3	760.5

Gross profit	289.8	379.4	256.6	131.7	207.7	154.0	78.5	98.7
Marketing, general and administration	71.0	88.9	100.1	100.5	103.1	74.1	33.5	47.6
Engineering and product development	20.2	21.6	16.6	21.8	20.4	15.6	8.1	10.4
Equity in (earnings) losses of joint ventures	(0.6)	(1.2)	4.4	0.9	—	—	—	—
Asset impairments and other restructuring charges	—	3.7	127.7	141.6	43.5	35.3	6.4	19.6
Loss on investment in joint venture	—	—	1.5	3.8	—	—	—	—
Other expense (income), net	11.2	24.2	16.7	25.9	(3.5)	(5.5)	(1.9)	4.8
Reorganization items	—	—	—	47.8	44.5	34.9	45.0	—
Fresh start accounting adjustments	—	—	—	—	—	—	(63.1)	—

Earnings (loss) from operations	188.0	242.2	(10.4)	(210.6)	(0.3)	(0.4)	50.5	16.3
Interest expense, net(1)(4)	94.9	153.3	163.5	175.2	72.7	53.7	22.7	24.7
(Gain) loss on early extinguishment of debt(5)	14.4	—	—	(4.2)	—	—	—	—
Subsidiary preferred stock dividends	—	—	—	—	—	—	—	0.3
Income tax provision(5)	33.0	38.3	9.7	11.8	3.6	0.6	60.3	8.7
Minority interest	2.0	3.0	2.6	3.3	3.5	2.7	1.2	1.8

Earnings (loss) before cumulative effect of change in accounting principle, net of tax and extraordinary gain on debt discharge	43.7	47.6	(186.2)	(396.7)	(80.1)	(57.4)	(33.7)	(19.2)
Cumulative effect of change in accounting principle, net of tax of $0(2)	—	—	—	—	(554.4)	(554.4)	—	—
Extraordinary gain on debt discharge, net of tax of $0	—	—	—	—	—	—	1,076.7	—

Net income (loss)	$43.7	$47.6	$(186.2)	$(396.7)	$(634.5)	$(611.8)	$1,043.0	$(19.2)

Basic and diluted net loss per share								$(0.64)
Common stock outstanding (millions of shares)(6)								30.000
Balance Sheet Data (end of period):
Total assets	$2,113.7	$2,679.9	$2,603.9	$2,358.1	$1,846.6	$1,861.0	$2,306.9	$2,225.5
Bank borrowings and current portion of long-term debt(3)(4)	57.1	143.2	1,693.3	42.2	55.9	59.0	57.1	13.2
DIP facility(3)	—	—	—	1.0	49.9	42.1	—	—
Long-term debt(3)	976.1	1,384.6	94.6	90.7	61.9	54.7	787.0	748.8
Liabilities subject to compromise(4)	—	—	—	2,121.0	2,133.8	2,139.9	—	—
Stockholders’ equity (deficit)	215.2	190.7	(21.8)	(460.0)	(1,074.4)	(1,058.2)	544.4	545.9
Other Data:
Depreciation and amortization(2)	$87.8	$135.8	$152.1	$156.4	$132.0	$96.2	$46.4	$67.1

(1)	For the fiscal years ended January 31, 2002 and 2003, the nine months ended October 31, 2002 and the four months ended May 31, 2003, respectively, interest expense, net, excludes $18.7 million, $117.6 million, $87.9 million and $38.7 million, respectively, of interest expense that would have accrued from December 5, 2001 to January 31, 2002, from February 1, 2002 to January 31, 2003, from February 1, 2002 to October 31, 2002 and from February 1, 2003 to May 31, 2003, respectively, with respect to certain long-term debt classified as liabilities subject to compromise.

(2)	See Note (6) “Goodwill and Other Intangible Assets” to our consolidated financial statements for the year ended January 31, 2003 regarding the impact of adopting this new accounting principle effective February 1, 2002.

(3)	See Note (10) “Bank Borrowings, Other Notes and Long-Term Debt” to our consolidated financial statements for the year ended January 31, 2003 and Note (11) “Bank Borrowings, Other Notes and Long-Term Debt” to our consolidated financial statements for the four months ended May 31, 2003 and the five months ended October 31, 2003.

(4)	See Note (11) “Liabilities Subject to Compromise” to our consolidated financial statements for the year ended January 31, 2003.

(5)	In accordance with Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” certain prior period amounts have been reclassified.

(6)	Excludes 455,687 shares issuable upon the exchange of shares of HLI Preferred Stock, based on exchange rights at February 5, 2004; 957,447 shares issuable upon the exercise of our Series A Warrants; 957,447 shares issuable upon the exercise of our Series B Warrants; and 3,470,296 shares issuable in connection with outstanding stock options, restricted stock units and other awards under our Critical Employee Retention Plan and our Long-Term Incentive Plan; and 480,193 shares of our common stock reserved for future awards under our Long-Term Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis relates to the financial condition and results of operations of Hayes and its consolidated subsidiaries. The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements, related notes thereto and the other information included elsewhere in this prospectus and incorporated herein by reference.

Description of Business

      We are a leading supplier of wheels, wheel-end attachments, aluminum structural components and automotive brake components. We are the world’s largest manufacturer of automotive wheels. In addition, we also design and manufacture wheels and brake components for commercial highway vehicles, and powertrain components and aluminum non-structural components for the automotive, commercial highway, heating and general equipment industries.

      We are organized based primarily on markets served and products produced. Under this organization structure, our operating segments have been aggregated into three reportable segments: Automotive Wheels, Components and Other. The Automotive Wheels segment includes results from our operations that primarily design and manufacture fabricated steel and cast aluminum wheels for original equipment manufacturers in the global passenger car and light vehicle markets. The Components segment includes results from our operations that primarily design and manufacture suspension, brake and powertrain components for original equipment manufacturers and Tier 1 suppliers in the global passenger car and light vehicle markets. The Other segment includes results from our operations that primarily design and manufacture wheel and brake products for commercial highway and aftermarket customers in North America. The Other category includes Commercial Highway products, the corporate office and elimination of intercompany activities, none of which meet the requirements of being classified as an operating segment.

Chapter 11 Filings

      On December 5, 2001, Old Hayes, 30 of our wholly-owned domestic subsidiaries and one wholly-owned Mexican subsidiary (collectively, the “Debtors”) filed voluntary petitions for reorganization relief (the “Chapter 11 Filings” or the “Filings”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

      On December 16, 2002, certain of the Debtors filed a proposed joint plan of reorganization with the Bankruptcy Court. On April 9, 2003, the Debtors filed a modified first amended joint plan of reorganization (the “Plan of Reorganization”) which received the requisite support from creditors authorized to vote thereon. The following five Debtors were not proponents of the Plan of Reorganization and are not subject to the terms thereof: HLI Netherlands Holdings, Inc., CMI Quaker Alloy, Inc., Hayes Lemmerz Funding Company, LLC, Hayes Lemmerz Funding Corporation, and Hayes Lemmerz International Import, Inc. (collectively, the “Non-reorganizing Debtors”).

      The Plan of Reorganization provided for the cancellation of the then existing common stock of Old Hayes and the issuance of cash, our common stock and other property to certain of our creditors in respect of certain classes of claims. The Plan of Reorganization was confirmed by an order of the Bankruptcy Court on May 12, 2003, which order has become final and non-appealable.

Emergence from Chapter 11

      On June 3, 2003 (the “Effective Date”), Old Hayes and the 27 Debtors proposing the Plan of Reorganization emerged from Chapter 11 proceedings pursuant to the Plan of Reorganization. The Non-reorganizing Debtors were not proponents of the Plan of Reorganization and are not subject to the terms thereof. On June 3, 2003, the Bankruptcy Court entered an order dismissing the Chapter 11 Filings of the Non-reorganizing Debtors.

      Under the Plan of Reorganization, HLI Holding Company, Inc., a Delaware corporation (“Holdco”) was formed as a new holding company. Holdco then formed a direct, wholly subsidiary, HLI Parent Company, Inc., a Delaware corporation (“HLI Parent Co.”), which in turn formed HLI Operating Company, Inc, a Delaware corporation (“HLI”), as a subsidiary of HLI Parent Co. Holdco, HLI Parent Co. and HLI were newly formed with no business operations and no assets or liabilities, other than immaterial amounts in connection with their formation. On the Effective Date, we emerged from bankruptcy, and under the Plan of Reorganization, Old Hayes was merged with and into HLI, with HLI continuing as the surviving corporation. Immediately following the merger Holdco was renamed Hayes Lemmerz International, Inc. (“Hayes”). Pursuant to the Plan of Reorganization, we contributed to HLI Parent Co. 30,0000,000 shares of our common stock, and 957,447 series A warrants and 957,447 series B warrants to acquire our common stock (the “Series A Warrants” and “Series B Warrants,” respectively) and (ii) HLI Parent Co. in turn contributed such shares of our common stock and Series A Warrants and Series B Warrants to HLI. All of HLI’s common stock is held by HLI Parent Co., which is wholly owned by Hayes. Hayes and HLI Parent Co. remain holding companies that do not conduct any business operations.

      Under the Plan of Reorganization, upon our emergence from bankruptcy, all of the existing securities of Old Hayes were cancelled, including all of its stock options, warrants and the Old Common Stock. The holders of the Old Common Stock immediately before confirmation did not receive any voting shares of the emerging entity or any other consideration under the Plan of Reorganization as a result of their ownership interests in Old Hayes. This represented a complete change of control in our ownership. The Plan of Reorganization provided for the distribution to holders of certain classes of claims an amount in cash, our common stock HLI Preferred Stock and the Series A Warrants and Series B Warrants. Prior to the merger, the Old Common Stock was registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In reliance on Rule 12g-3(a) of the Exchange Act, by virtue of our status as a successor issuer to Old Hayes, our common stock is deemed registered under Section 12(g) of the Exchange Act. Hayes filed a Form 15 with the SEC to terminate the registration of the Old Common Stock under the Exchange Act.

      Pursuant to the terms of the Plan of Reorganization, 100,000 shares of HLI Preferred Stock were issued to the holders of certain allowed claims. In accordance with the terms of the HLI Preferred Stock, the shares of HLI Preferred Stock are, at the holder’s option, exchangeable into a number of shares of our common stock equal to (i) the aggregate liquidation preference of the shares of HLI Preferred Stock so exchanged ($100 per share plus all accrued and unpaid dividends thereon (whether or not declared) to the exchange date) divided by (ii) 125% of $18.50 which was the “Emergence Share Price” as determined pursuant to the terms of the Plan of Reorganization.

      In connection with the Debtors’ emergence from Chapter 11, on the Effective Date, HLI entered into a $550.0 million senior secured credit facility, which was subsequently amended on October 16, 2003 by Amendment No. 1 and Waiver to Credit Agreement to, among other things, reduce the interest rate on the term loan portion of the senior secured credit facility by 100 basis points, and on February 5, 2004 by Amendment No. 2 and Waiver to Credit Agreement to, among other things, allow the Company to use the net proceeds it will receive in this offering to redeem $85 million aggregate principal amount of its outstanding 10 1/2% Senior Notes due 2010 (as amended, the “New Credit Facility”). The New Credit Facility consists of a $450.0 million six-year amortizing term loan (the “Term Loan Facility”) and a five-year $100.0 million revolving credit facility (the “Revolving Credit Facility”). In addition, HLI issued on the Effective Date an aggregate of $250.0 million principal amount of 10 1/2% senior notes due 2010 (“Senior Notes”). The proceeds from the initial $450.0 million of borrowings under the New Credit Facility and the net proceeds from the Senior Notes were used to make payments required under the Plan of Reorganization, including the repayment of the DIP Facility and a payment of $477.3 million to certain of our prepetition lenders, to pay related transaction costs and to refinance certain debt.

Reorganization Items

      Reorganization items as reported in our consolidated statements of operations are comprised of income, expense and loss items that were realized or incurred by the Debtors as a direct result of our decision to reorganize under Chapter 11. During the four months ended May 31, 2003 and the nine months ended October 31, 2002, respectively, reorganization items were as follows (millions of dollars):

	Predecessor

	Four Months	Nine Months
	Ended	Ended
	May 31, 2003	October 31, 2002

Critical employee retention plan provision	$11.7	$6.0
Estimated accrued liability for rejected prepetition leases and contracts	—	9.5
Professional fees directly related to the filings	30.8	20.9
Creditors’ Trust obligation	2.0	—
Settlement of prepetition liabilities	—	(1.2)
Other	0.5	(0.3)

Total	$45.0	$34.9

      On May 30, 2002, the Bankruptcy Court entered an order approving, among other things, the critical employee retention plan (the “CERP”) filed with the Bankruptcy Court in February 2002 which was designed to compensate certain critical employees in order to assure their retention and availability during our restructuring. The CERP has two components which (i) rewarded critical employees who remained with us (and certain of our affiliates who are not directly involved in the restructuring) during and through the completion of the restructuring (the “Retention Bonus”) and (ii) provided additional incentives to a more limited group of the most senior critical employees if the enterprise value upon completing the restructuring exceeded an established baseline (the “Restructuring Performance Bonus”).

      Thirty-five percent, or approximately $3.0 million, of the Retention Bonus was paid on October 1, 2002. The remaining portion of the Retention Bonus of approximately $5.9 million was paid on June 13, 2003. Further, the Restructuring Performance Bonus provided under the CERP was paid after the consummation of the restructuring as discussed below.

      Based on our compromise total enterprise value of $1,250.0 million as confirmed by the Bankruptcy Court, the aggregate amount of the Restructuring Performance Bonus is $12.1 million. Of the aggregate $12.1 million, approximately $6.0 million was paid in cash on July 1, 2003, and approximately $2.0 million was paid on August 29, 2003 as determined by our Board of Directors. The remaining portion of the Restructuring Performance Bonus was paid in 215,935 shares of our restricted stock units on July 28, 2003. Pursuant to provisions contained in the CERP, the restricted stock units will vest as follows, subject to the participant’s continued employment:

•	one half of the restricted stock units will vest on the first anniversary of the Effective Date; and

•	one half of the restricted stock units will vest on the second anniversary of the Effective Date.

      Cash payments with respect to other reorganization items consisted primarily of professional fees and cure payments and were approximately $20.3 million and $21.2 million during the five months ended October 31, 2003 and the four months ended May 31, 2003, respectively. Cash payments with respect to reorganization items were approximately $53.2 million during the nine months ended October 31, 2002, and consisted primarily of professional fee payments, critical vendor payments, the Retention Bonus and a portion of accrued interest and fees under our Prepetition Credit Agreements.

      As a result of the application of fresh start accounting on May 31, 2003, and in accordance with SOP 90-7, the post-emergence financial results of Hayes for the period ending October 31, 2003 are presented as the “Successor” and the pre-emergence financial results of Old Hayes for the period ending May 31, 2003 are presented as the “Predecessor.” Comparative financial statements do not straddle the

Effective Date because in effect the Successor represents a new entity. As a result of applying fresh start accounting, the Successor, among other things, will have increased depreciation and amortization expense, no reorganization items, no fresh start accounting adjustments and lower interest expense in comparison to the Predecessor. Depreciation expense of the Successor is expected to be approximately $7.5 million higher annually resulting from: (a) an increase in the carrying value of certain plant, equipment and tooling to fair value under fresh start accounting; (b) revisions to remaining estimated useful lives under fresh start accounting; and (c) the increase in the carrying value of other property, plant, equipment and tooling from refinancing certain synthetic leases. Amortization expense of the Successor is expected to be approximately $10.4 million higher annually resulting from an increase in the carrying value of definite-lived intangible assets to fair value under fresh start accounting. Interest expense is expected to decrease resulting from the Successor’s new capital structure.

      For purposes of the periods presented in Management’s Discussion and Analysis of Financial Condition and Result of Operations, the Successor five months ended October 31, 2003 and the Predecessor four months ended May 31, 2003 have been combined for convenience of discussion and are collectively referred to as “fiscal 2003 nine months.”

Results of Operations

      Sales of our wheels, wheel-end attachments, aluminum structural components and brake components produced in North America are directly affected by the overall level of passenger car, light truck and commercial highway vehicle production of North American OEMs and the relative performance of our customers’ product lines in the North American market. Our sales of wheels and automotive castings in foreign locations are directly affected by the overall vehicle production in those locations and the relative performance of our customers’ product lines in those markets. The North American and European automotive industries are sensitive to the overall strength of their respective economies.

Nine Months Ended October 31, 2003, Compared to Nine Months Ended October 31, 2002

Net Sales

	Nine Months Ended October 31,

	2003	2002	$ Change

	(millions)
Automotive Wheels	$913.0	$883.7	$29.3
Components	547.5	568.6	(21.1)
Other	88.5	73.8	14.7

Total	$1,549.0	$1,526.1	$22.9

      Our net sales for the nine months ended October 31, 2003 increased $22.9 million from $1,526.1 million in the nine months ended October 31, 2002 to $1,549.0 million in the nine months ended October 31, 2003. After adjusting for the net impact of favorable exchange rate fluctuations, relative to the U.S. dollar, net sales for the first nine months of 2003 declined 4.9% or approximately $74 million as compared to the same period in 2002.

      Net sales from our Automotive Wheels segment increased $29.3 million to $913.0 million during the first nine months of fiscal 2003 from $883.7 million during the first nine months of fiscal 2002. Our net sales were favorably impacted by favorable foreign exchange rate fluctuations relative to the U.S. dollar, which increased sales by approximately $81 million, and a favorable product mix. This increase was partially offset by decreased unit pricing and lower customer production requirements in North America, primarily due to the termination and balancing out of certain programs.

      Net sales from Components decreased $21.1 million to $547.5 million during the first nine months of 2003 from $568.6 million during the same period in 2002. The decrease in Components net sales was primarily due to lower customer production requirements, the termination and balancing out of certain programs and lower unit pricing, and was partially offset by a more favorable product mix primarily at our Montague, Michigan facility, which launched several new programs in 2002. The impact of the closure of our Petersburg, Michigan facility and the sale of our Maulbronn, Germany foundry during the first nine months of fiscal 2002 reduced net sales by approximately $16 million during the first nine months of 2003 compared to the same period in fiscal 2002. This was partially offset by the impact of favorable foreign exchange rate fluctuations, which increased net sales by approximately $14 million.

      Other net sales increased $14.7 million to $88.5 million during the first nine months of 2003 from $73.8 million during the first nine months of 2002 due primarily to higher volumes in our commercial highway and aftermarket operations.

Earnings (loss) from operations excluding fresh start accounting adjustments and reorganization items

	Nine Months
	Ended October 31,

	2003	2002

Earnings (loss) from operations	$66.8	$(0.4)
Excluding:
Fresh start accounting adjustments	(63.1)	—
Reorganization items	45.0	34.9

Earnings (loss) from operations excluding fresh start and reorganization items	$48.7	$34.5

      Earnings (loss) from operations excluding fresh start and reorganization items is used as a non-GAAP measure of our primary profitability measure because it excludes fresh start accounting adjustments and reorganization items which do not represent our normal operating performance as these items relate only to our Chapter 11 Filings and emergence.

      The following tables present earnings (loss) from operations excluding fresh start accounting adjustments and reorganization items, as well as other information by segment:

	Nine Months Ended October 31, 2003

	Automotive
	Wheels	Components	Other	Total

Earnings (loss) from operations excluding fresh start accounting adjustments and reorganization items	$46.7	$12.7	$(10.7)	$48.7
Fresh start accounting adjustments	57.9	27.7	(22.5)	63.1
Reorganization items	(0.1)	0.2	(45.1)	(45.0)
Asset impairments and other restructuring charges:
Impairment of manufacturing facilities	$(0.5)	$(0.9)	$—	$(1.4)
Impairment of machinery, equipment and tooling	(13.6)	(10.0)	—	(23.6)
Facility closure costs	(0.9)	—	—	(0.9)
Severance and other restructuring costs	(0.1)	—	—	(0.1)

Total	$(15.1)	$(10.9)	$—	$(26.0)

	Nine Months Ended October 31, 2002

	Automotive
	Wheels	Components	Other	Total

Earnings (loss) from operations excluding fresh start accounting adjustments and reorganization items	$26.1	$21.7	$(13.3)	$34.5
Reorganization items	(9.3)	0.9	(26.5)	(34.9)
Asset impairments and other restructuring charges:
Impairment of manufacturing facilities	$(0.3)	$(0.3)	$—	$(0.6)
Impairment of machinery, equipment and tooling	(21.8)	(0.8)	—	(22.6)
Facility closure costs	(6.7)	—	—	(6.7)
Severance and other restructuring costs	(1.4)	—	(4.0)	(5.4)

Total	$(30.2)	$(1.1)	$(4.0)	$(35.3)

      Our earnings from operations excluding fresh start accounting adjustments and reorganization items increased by $14.2 million in the first nine months of fiscal 2003 to $48.7 million, up from earnings of $34.5 million in the first nine months of 2002. Adjusted for the net impact of foreign exchange rate fluctuations relative to the U.S. dollar, our earnings from operations excluding fresh start accounting adjustments and reorganization items increased by approximately $6 million from the first nine months of 2002.

      Earnings from operations excluding fresh start accounting adjustments and reorganization items at our Automotive Wheels operations increased $20.6 million from the first nine months of fiscal 2002 compared to the same period in 2003. During the first nine months of fiscal 2003, Automotive Wheels recorded asset impairment losses and restructuring charges of $15.1 million primarily related to our La Mirada, California and Gainesville, Georgia manufacturing facilities. During the first nine months of fiscal 2002, Automotive Wheels recorded $30.2 million of asset impairment losses and other restructuring charges primarily due to asset impairment losses of $15.5 million at our La Mirada, California facility, $3.3 million of impairment losses at our Sedalia, Missouri facility and $2.2 million at our Howell, Michigan facility, as well as $6.7 million in facility closure costs related to our Somerset, Kentucky facility. Automotive Wheels recorded asset impairment losses when it determined, based on our most recent sales projections, that our current estimate of the future undiscounted cash flows from the facilities would not be sufficient to recover the carrying value of that facility’s fixed assets and production tooling and also when management’s plan for the future use of machinery and equipment changed. The charges recorded at Somerset included amounts related to lease termination costs and other closure costs subsequent to the shut down date. The remaining increase in earnings from our Automotive Wheels operations excluding fresh start accounting adjustments and reorganization items is due primarily to improved operating performance and favorable fluctuations in foreign exchange rates relative to the U.S. dollar, which improved earnings from operations excluding fresh start accounting adjustments and reorganization items by approximately $12 million and $7 million, respectively. This was partially offset by lower OEM production requirements in North America and higher depreciation and amortization expense, which decreased earnings from operations excluding fresh start accounting adjustments and reorganization items by approximately $8 million and $5 million, respectively. Earnings from operations excluding fresh start accounting adjustments and reorganization items for the nine months ended October 31, 2003 also includes the $3.6 million fair value adjustment to inventory included in the Successor’s opening balance sheet which negatively impacted earnings.

      Components earnings from operations excluding fresh start accounting adjustments and reorganization items decreased by $9.0 million in the first nine months of fiscal 2003 compared to the same period in fiscal 2002. During the first nine months of fiscal 2002 and 2003, Components recorded asset impairment losses of $1.1 million and $10.9 million, respectively. Components recorded asset impairment losses when it determined, based on its most recent sales projections, that its current estimate of the future undiscounted cash flows from the Wabash, Indiana facility would not be sufficient to recover the carrying value of that facility’s building, fixed assets and production tooling. Improved operating performance primarily at our Montague, MI facility and our European Components operations increased earnings from operations excluding fresh start accounting adjustments and reorganization items by approximately $29 million during the first nine months of 2003. This increase was offset by lower OEM production requirements and higher depreciation and amortization expense, due primarily to our adoption of fresh start accounting during emergence from Chapter 11, which decreased earnings from operations excluding fresh start accounting adjustments and reorganization items by approximately $18 million and $12 million, respectively.

      Other loss from operations excluding fresh start accounting adjustments and reorganization items was $10.7 million in the first nine months of fiscal 2003 compared to $13.3 million in the same period in 2002. This difference is due primarily to $4.0 million of restructuring costs recorded in the nine month period ended October 31, 2002.

Interest Expense, net

      Interest expense was $47.4 million for the first nine months of fiscal 2003 and $53.7 million for the same period of fiscal 2002. Interest expense amounts between the two periods are not comparable, due to our new capital structure established upon emergence from Chapter 11. See Notes (1) and (11) to our unaudited interim consolidated financial statements incorporated by reference herein regarding our new capital structure.

      Additionally, interest expense, net, for the first nine months of fiscal 2003 includes a $2.6 million net reduction to interest expense as the result of adjusting to fair value our outstanding Series A Warrants and Series B Warrants, which are recorded as liabilities on the consolidated balance sheet as of October 31, 2003.

Income Taxes

      Income tax expense was $69.0 million for the first nine months of fiscal 2003. This expense is the result of deferred taxes related to fresh start accounting adjustments in foreign jurisdictions, $6.5 million of state tax related to the merger between Old Hayes and HLI, and tax related to operations in foreign jurisdictions as well as in various states. We have determined that a valuation allowance is required against all net deferred tax assets in the United States and certain deferred tax assets in foreign jurisdictions. As such, there is no United States federal income tax benefit recorded against current losses.

Net Income (Loss)

      The net income for the nine months ended October 31, 2003 includes an extraordinary gain on discharge of debt of $1,076.7 million realized upon emergence from Chapter 11. The net loss for the nine months ended October 31, 2002 includes the cumulative effect of change in accounting principle of $554.4 million related to the adoption of SFAS No. 142 and the impairment of goodwill of Old Hayes.

Fiscal 2002 Compared to Fiscal 2001

Net Sales

	2001	2002	% Change

	(millions)
Automotive Wheels	$1,232.8	$1,161.3	(5.8)
Components	657.9	737.7	12.1
Other	148.4	102.6	(30.9)

Total	$2,039.1	$2,001.6	(1.8)

      Our net sales for fiscal 2002 were $2,001.6 million, a decrease of 1.8% as compared to net sales of $2,039.1 million in fiscal 2001. This decrease is primarily due to the impact of lower sales to light vehicle OEMs and heavy-duty vehicle manufacturers in North America.

      Net sales from our Automotive Wheels segment decreased $71.5 million to $1,161.3 million in fiscal 2002 from $1,232.8 million in fiscal 2001. Net sales from our North American wheel operations decreased by approximately $91 million from fiscal 2001 to fiscal 2002, due primarily to lower OEM production requirements, and the closure of the Somerset, Kentucky aluminum wheels facility. Net sales from our international wheel operations increased by approximately $20 million, due primarily to favorable changes in product mix and the impact of foreign exchange fluctuations. This increase was partially offset by lower pass-through pricing and the sale of our Brazilian agriculture wheel business.

      Net sales from Components increased $79.8 million to $737.7 million in fiscal 2002 from $657.9 million in fiscal 2001. The increase is primarily due to new program launches at our Montague, Michigan facility and at our other suspension component operations that increased sales by approximately $105 million. This was partially offset by the impact of the closure of our Petersburg, Michigan facility and the sale of our Maulbronn, Germany foundry during the second quarter of 2002, which reduced net sales by approximately $44 million during fiscal 2002. The remainder of the increase in Components net sales is primarily due to higher volumes on existing platforms.

      Other net sales decreased $45.8 million to $102.6 million in fiscal 2002 from $148.4 million in fiscal 2001. Net sales from our commercial highway and aftermarket operations were approximately $20.7 million lower in fiscal 2002 compared to 2001 due primarily to abnormally high military wheel shipments in fiscal 2001 and lower North American heavy duty trailer production in fiscal 2002. The remaining decrease in Other net sales was primarily due to the sale of our European system service business during the fourth quarter of fiscal 2001.

      Gross Profit. Our gross profit margin for fiscal 2002 increased by $76.0 million, to $207.7 million or 10.4% of net sales, as compared to $131.7 million or 6.5% of net sales for fiscal 2001.

      Gross profit from our Automotive Wheels operation increased $73.8 million from fiscal 2001 to fiscal 2002. Automotive Wheels gross profit increased by approximately $58 million primarily due to the closure of our Somerset, Kentucky facility during the first quarter of 2002 and the wind down of the Bowling Green facility. The remaining increase in gross profit was due primarily to improved operating performance, favorable sales mix and the favorable impact of foreign exchange fluctuations. This increase was partially offset by decreased volumes, primarily in North America, lower prices and the sale of the Brazilian agricultural wheel business.

      Gross profit from Components increased $21.9 million from fiscal 2001 to fiscal 2002. Components’ gross profit increase was primarily due to improved operating performance and productivity, implementation of lean manufacturing initiatives and increased volumes across our North American operations. This was partially offset by substantial program launch and start-up costs recorded at our Montague, Michigan facility during the first half of fiscal 2002 and lower pricing.

      Other gross profit decreased $19.7 million from fiscal 2001 to fiscal 2002. The impact of lower sales in our commercial highway operations negatively impacted gross profit in fiscal 2002. We also recorded higher operating costs due primarily to higher post-retiree medical expenses related to our North American operations, which decreased Other gross profit. The remaining decrease in Other gross profit was primarily due to the sales of our European systems service business during the fourth quarter of fiscal 2001.

      Marketing, General and Administration. Marketing, general and administrative expenses increased $2.6 million from fiscal 2001 to 2002. This increase was due primarily to the centralization of certain corporate functions in North America and performance-based incentive compensation earned in fiscal 2002. Decreased spending across most of our global operations partially offset this increase.

      Engineering and Product Development. Our engineering and product development expenses decreased $1.4 million to $20.4 million in fiscal 2002. This decrease was primarily due to lower engineering expenses in Automotive Wheels.

      Asset Impairments and Other Restructuring Charges. We recorded asset impairment losses and other restructuring charges of $43.5 million in fiscal 2002 and $141.6 million in fiscal 2001. These losses and charges consisted of the following:

Impairment and Closure of Somerset, Kentucky Facility. During fiscal 2001, we recognized impairment losses of $6.8 million related to investments in machinery, equipment and tooling at our Somerset, Kentucky facility due to a change in our estimates regarding the future use of such assets. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling. During the first quarter of fiscal 2002, we closed this facility and recorded a restructuring charge of $6.7 million. This charge included estimated amounts related to lease termination costs and other closure costs consisting primarily of security and maintenance costs subsequent to the shutdown date. The portion of the charge related to lease terminations in the amount of $3.5 million has been classified as a liability subject to compromise at January 31, 2003 and has been excluded from the table below. Of the other closure costs, approximately $1.3 million remained unpaid at January 31, 2003. During fiscal 2002, we recognized additional impairment losses of $1.9 million related to investments in building, machinery, equipment and tooling primarily due to real estate market conditions and further revisions in our estimates regarding the fair value of such assets.

Impairment and Closure of Bowling Green, Kentucky Facility. In the fourth quarter of fiscal 2001, we committed to a plan to close our manufacturing facility in Bowling Green, Kentucky and recorded a restructuring charge of $10.7 million. This charge related to the termination of leases and other closure costs, including security and maintenance costs subsequent to the shutdown date. The decision to close the plant was based on the weakening of the economy, the tightened domestic auto industry and changing market requirements, which have resulted in reduced demand for fabricated steel wheels. The rationalization of our fabricated wheel manufacturing capacity will allow us to reduce overhead and manufacturing costs in North America. We estimated that the future undiscounted cash flows from this facility would not be sufficient to recover the carrying value of our investment in machinery, equipment and tooling. Accordingly, we recognized an asset impairment loss of $42.7 million during the fourth quarter of fiscal 2001. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling. This facility, originally scheduled to close in July 2002, operated through the end of fiscal 2002 to service existing contracts and assist in transitioning production to our fabricated steel wheel manufacturing facility located in Sedalia, Missouri. Due to the delayed closure, the original $10.7 million restructuring charge was revised to $10.3 million, and no costs related to this charge were paid in fiscal 2002. Such closure costs are expected to be paid in fiscal 2003. In addition, we recorded and paid $0.3 million in employee termination and other closure costs during fiscal 2002 related to this facility, of which $0.1 million was paid by January 31, 2003.

Impairment and Closure of Petersburg, Michigan Facility. As a consequence of notifications received in April 2001 from certain customers of the Petersburg, Michigan facility regarding significantly lower future product orders and of the failure to obtain adequate customer support required to relocate production, we revised our estimate of future undiscounted cash flows expected to be generated by the facility. We concluded that this estimated amount was less than the carrying value of the long-lived assets related to this facility and, accordingly, recognized an impairment loss of $28.5 million in fiscal 2001. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling. In June 2001, we committed to a plan to close the Petersburg facility, and accordingly recorded a restructuring charge of $0.6 million. This charge included estimated amounts related to security and other maintenance costs subsequent to the shutdown date. Of this charge, $0.5 million remained unpaid at January 31, 2003. During fiscal 2002, we recorded an additional impairment loss of $0.3 million to further write down this facility to fair value based on real estate market conditions.

Impairment of La Mirada, California Facility. In the second quarter of fiscal 2002, we determined, based on our most recent sales projections for our La Mirada, California facility, that our current estimate of the future undiscounted cash flows from this facility would not be sufficient to recover the carrying value of the facility’s fixed assets and production tooling. Accordingly, we recorded an impairment loss of $15.5 million in the second quarter of fiscal 2002 related to those assets. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling.

Impairment of Maulbronn, Germany Facility. During the fourth quarter of fiscal 2001, we revised our future undiscounted cash flow projections from our foundry located in Maulbronn, Germany. Based on those revisions, we determined that those cash flows would not be sufficient to recover the carrying value of the facility’s long-lived assets and accordingly, recognized an asset impairment loss of $8.4 million during the fourth quarter of fiscal 2001. We commenced a plan of action to sell this facility during the fourth quarter of fiscal 2001 and subsequently sold it in the second quarter of fiscal 2002 and recorded a loss on sale of $2.5 million.

Impairment and Restructuring of International Fabricated Wheel Operations. We recorded various asset impairment losses and restructuring charges as part of a multiple year restructuring program to upgrade and improve our international fabricated wheel operations. During the third quarter of fiscal 2001, we recognized an asset impairment loss of $0.9 million related to the abandonment of a greenfield project in Thailand. During the fourth quarter of fiscal 2001, we recognized asset impairment losses of $11.1 million related to our investments in building, machinery, equipment and tooling at our fabricated wheel facility in Königswinter, Germany. Such assets were written down to fair value based on estimated real estate market values and the expected scrap value, if any, of related machinery, equipment, and tooling. We transferred production of certain products to facilities located in the Czech Republic and in India and further consolidated passenger car and commercial wheel production within an adjacent facility located in Königswinter, Germany. In connection with the decommissioning of a building at our Königswinter, Germany site, we recorded a restructuring charge of $0.6 million in the fourth quarter of fiscal 2001. This charge related to maintenance costs subsequent to the decommissioning date. Of this charge, $0.4 million remained unpaid as of January 31, 2003. During fiscal 2002, we recorded $2.9 million of costs related to severance and post-termination benefits at our locations in Königswinter, Germany, Manresa, Spain and Sao Paulo, Brazil. We also recorded $2.2 million of such costs during fiscal 2001 at our locations in Königswinter, Germany and Manresa, Spain.

North American Early Retirement and Reduction-In-Force Programs. In fiscal 2002, we offered an early retirement option to approximately 30 employees, of whom 24 accepted by the acceptance date. In connection with this early retirement offer, we recorded a charge of $3.4 million primarily related to supplemental retirement benefits and continued medical benefits. The retirement benefit portion of the charge was recorded as a component of our accrued benefit cost of the applicable defined benefit plans, and will be funded as part of the requirements of those entire plans.

On November 2, 2001, we announced the immediate elimination of 145 positions, or approximately 11% of our salaried workforce, across our domestic operations. In connection with the elimination of the 145 positions, we recorded a restructuring charge of $2.4 million in the fourth quarter of fiscal 2001, all of which was paid before the end of fiscal 2002. In addition, we announced that we would offer an early retirement option to approximately 45 salaried employees. Of the 45 employees offered an early retirement option, 31 accepted by the acceptance date. In connection with this early retirement offer, we recorded a restructuring charge of $3.9 million in the fourth quarter of fiscal 2001 primarily related to continued medical benefits and supplemental retirement benefits. The retirement benefit portion of the charge was recorded as a component of our accrued benefit cost of the applicable defined benefit plans, and will be funded as part of the requirements of those entire plans.

Impairment of Machinery and Equipment. During fiscal 2002, we recorded asset impairment losses of $10.7 million on certain machinery and equipment in our Automotive Wheels, Components and Other segments due to a change in our plan for the future use of idled machinery and equipment and the discontinuance of certain machinery and equipment due to changes in product mix. Such investments in fixed assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment and tooling.

During fiscal 2001, we recognized asset impairment losses of $22.6 million on certain machinery and equipment in our Automotive Wheels, Components and Other segments due to a change in our plan for the future use of idled machinery and equipment and the discontinuance of certain machinery and equipment. Such investments in fixed assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment and tooling.

Impairment of White Pigeon, Michigan Facility. During the fourth quarter of fiscal 2002, we recorded an asset impairment loss of $0.5 million to write down the White Pigeon, Michigan facility to fair value based on current real estate market conditions. This non-operating facility was held for sale as of the end of fiscal 2002.

Other Severance and Restructuring Costs. As part of ongoing restructuring and rationalization of our North American operations, we recorded severance costs of $1.7 million in fiscal 2002, all of which had been paid by January 31, 2003, and $0.2 million in fiscal 2001.

Facility Exit Cost and Severance Accruals. The following table describes the activity in the balance sheet accounts affected by the severance and facility exit costs discussed above:

		Fiscal 2002
	January 31,	Severance	Fiscal 2002	January 31,
	2002	and Other	Cash	2003
	Accrual	Charges	Payments	Accrual

		(millions)
Facility exit costs	$11.7	$3.0	$(2.1)	$12.6
Severance	6.0	4.9	(6.9)	4.0

	$17.7	$7.9	$(9.0)	$16.6

      Other Income, Net. For fiscal 2002, Other income, net in the consolidated statement of operations of $6.8 million includes the recovery of tooling costs of $3.6 million, various licensing, royalty and technical assistance fees of $1.4 million, various export sales incentives of $1.3 million, net gains on sales of various non-core assets and businesses of $0.5 million, and other miscellaneous income and expense.

      Interest Expense, Net. Interest expense was $72.7 million for fiscal 2002 compared to $175.2 million in fiscal 2001. This decrease reflects the discontinuation of interest accrued on our Old Senior Notes and our 11% Senior Subordinated Notes due 2006, 9 1/8% Senior Subordinated Notes due 2007, and 8 1/4% Senior Subordinated Notes due 2008 (the “Old Subordinated Notes”), as well as lower interest rates.

      Income Taxes. Taxes on income for fiscal 2002 were $3.6 million of expense despite the pre-tax loss for the year. This tax expense was primarily the result of taxes in foreign jurisdictions and various states reduced by approximately $14.3 million in U.S. federal income benefits recorded for the loss carry back claims resulting from U.S. federal income tax law changes. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance was recorded against all net deferred tax assets in the United States and certain deferred tax assets recorded at various international locations. The tax expense recorded during fiscal 2002 as a result of the increase in the required valuation allowance was $81.6 million.

Fiscal 2001 Compared to Fiscal 2000

Net Sales

	2000	2001	% Change

	(millions)
Automotive Wheels	$1,353.1	$1,232.8	(8.9)%
Components	651.2	657.9	1.0
Other	163.9	148.4	(9.5)

Total	$2,168.2	$2,039.1	(6.0)%

      Our net sales for fiscal 2001 were $2,039.1 million, a decrease of 6.0% as compared to net sales of $2,168.2 million in fiscal 2000. This decrease was primarily due to the impact of lower sales to light vehicle OEMs and heavy-duty vehicle manufacturers in North America and the build-out and termination of certain OEM platforms on our North American operations.

      Net sales from our Automotive Wheels segment decreased 8.9% from $1,353.1 million in fiscal 2000 to $1,232.8 million in fiscal 2001. This was primarily due to a $107.4 million decrease in sales from our North American operations arising from lower OEM production levels and lower market share in fiscal 2001 compared to fiscal 2000. Sales from our European operations decreased by $12.9 million, net of the effect of an approximate $41.7 million decrease in the average value of European currencies relative to the U.S. dollar. Of the net decrease, sales for our European fabricated wheels business unit decreased by $48.3 million, primarily due to increasing penetration rates of aluminum wheels in the European light vehicle market. Sales for our European aluminum wheels business unit partially offset this decrease, increasing by $35.4 million primarily due to higher customer production requirements and higher penetration rates.

      Components net sales were slightly higher in fiscal 2001 compared to fiscal 2000, net of the effect of an approximate $3.9 million decrease in the average value of European currencies relative to the U.S. dollar. The impact of lower OEM production levels and the build-out and termination of certain customer platforms reduced net sales from our North American operations. This reduction was offset by the increase in net sales arising from our acquisition of the Schenk aluminum foundry in September 2000, and higher net sales from our MGG operations in Europe.

      Other net sales decreased 9.5% from $163.9 million in fiscal 2000 to $148.4 million in fiscal 2001. This decrease was primarily due to the significant decrease in heavy duty Class 8 truck and trailer production in North America between those time period. This decrease was partially offset by higher sales from our system service business in Europe.

      Gross Profit. Our gross profit margin for fiscal 2001 decreased by $124.9 million, to $131.7 million or 6.5% of net sales, as compared to $256.6 million or 11.8% of net sales for fiscal 2000.

      Our gross profit from Automotive Wheels decreased $93.0 million from fiscal 2000 to fiscal 2001. Gross profit from our North American operations decreased $86.3 million from fiscal 2000 compared to fiscal 2001. This decrease was primarily due to recurring manufacturing difficulties at our Somerset, Kentucky facility and lower operating performance at various other facilities in North America, which reduced gross profit by approximately $25.1 million and $53.3 million, respectively. Lower OEM production requirements in North America also reduced gross profit by approximately $7.9 million. Gross profit from our European fabricated wheel operations decreased by $20.4 million. Of this decrease, lower operating performance at various foreign fabricated wheel operations and lower OEM customer production requirements represented approximately $11.7 million and $8.7 million, respectively. These decreases were partially offset by a $13.7 million increase in gross profit from our foreign aluminum wheel operations.

      Gross profit from Components decreased $29.0 million from fiscal 2000 to fiscal 2001. This decrease was primarily due to lower operating performance, lower OEM production requirements and the inefficiencies arising from lower production in the North American operations.

      Other gross profit decreased $2.8 million from fiscal 2000 to fiscal 2001. This decrease was primarily due to lower sales and lower operating margins in the commercial highway market partially offset by higher gross profit from our systems service business in Europe.

      Marketing, General and Administration. Marketing, general and administrative expenses were unchanged from fiscal 2000 to fiscal 2001. Increased provisions for past due accounts receivable in our North American operations and higher spending in our European wheel operations was offset by lower spending at certain other locations.

      Engineering and Product Development. Engineering and product development expenses increased from $16.6 million or 0.8% of net sales in fiscal 2000 to $21.8 million or 1.1% of net sales in fiscal 2001. Lower engineering and product development spending, net of customer recoveries, in our wheel operations in fiscal 2000 was the primary reason for this variance.

      Equity in Losses of Joint Ventures. Equity in losses of joint ventures decreased $3.5 million to $0.9 million of losses for fiscal 2001 as compared to $4.4 million of losses for fiscal 2000.

      Asset Impairments and Other Restructuring Charges. We recorded asset impairment losses and other restructuring charges of $141.6 million in fiscal 2001 and $127.7 million in fiscal 2000. These losses and charges consisted of the following:

Impairment of Somerset, Kentucky Facility. During fiscal 2001, we recognized impairment losses of $6.8 million related to investments in machinery, equipment and tooling at our Somerset, Kentucky facility due to a change in our estimates regarding the future use of such assets. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment and tooling. Based on the levels of operating losses in fiscal 2000 and fiscal 1999, we concluded that the level of future undiscounted cash flows was less than the carrying value of long-lived assets relating to the Somerset facility at January 31, 2001. Accordingly, we recognized an impairment charge of $42.7 million in fiscal 2000 to reduce the carrying value of property, plant and equipment to estimated fair value.

Impairment and Closure of Bowling Green, Kentucky Facility. In the fourth quarter of fiscal 2001, we committed to a plan to close our manufacturing facility in Bowling Green, Kentucky and recorded a restructuring charge of $10.7 million. This charge related to the termination of leases and other closure costs, including security and maintenance costs subsequent to the shutdown date. The decision to close the plant was based on the weakening of the economy, the tightened domestic auto industry and changing market requirements, which have resulted in reduced demand for fabricated steel wheels. The rationalization of our fabricated wheel manufacturing capacity will allow us to reduce overhead and manufacturing costs in North America. We estimated that the future undiscounted cash flows from this facility would not be sufficient to recover the carrying value of our investment in machinery, equipment and tooling. Accordingly, we recognized an asset impairment loss of $42.7 million during the fourth quarter of fiscal 2001. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling. This facility, originally scheduled to close in July 2002, operated through the end of fiscal 2002 to service existing contracts and assist in transitioning production to our fabricated steel wheel manufacturing facility located in Sedalia, Missouri.

Impairment and Closure of Petersburg, Michigan Facility. As a consequence of notifications received in April 2001 from certain customers of the Petersburg, Michigan facility regarding significantly lower future product orders and of the failure to obtain adequate customer support required to relocate production, we revised our estimate of future undiscounted cash flows expected to be generated by the facility. We concluded that this estimated amount was less than the carrying value of the long-lived assets related to this facility and, accordingly, recognized an impairment loss of $28.5 million in fiscal 2001. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling. In June 2001, we committed to a plan to close the Petersburg facility, and accordingly recorded a restructuring charge of $0.6 million. This charge included estimated amounts related to security and other maintenance costs subsequent to the shutdown date. In addition, we recognized an impairment charge of $1.5 million related to the Petersburg facility during fiscal 2000.

Impairment of Maulbronn, Germany Facility. During the fourth quarter of fiscal 2001, we revised our future undiscounted cash flow projections from our foundry located in Maulbronn, Germany. Based on those revisions, we determined that those cash flows would not be sufficient to recover the carrying value of the facility’s long-lived assets and accordingly, recognized an asset impairment loss of $8.4 million during the fourth quarter of fiscal 2001. We commenced a plan of action to sell this facility during the fourth quarter of fiscal 2001.

Impairment and Restructuring of International Fabricated Wheel Operations. We recorded various asset impairment losses and restructuring charges as part of a multiple year restructuring program to upgrade and improve our international fabricated wheel operations. During the third quarter of fiscal 2001, we recognized an asset impairment loss of $0.9 million related to the abandonment of a greenfield project in Thailand. During the fourth quarter of fiscal 2001, we recognized asset impairment losses of $11.1 million related to our investments in building, machinery, equipment and tooling at our fabricated wheel facility in Königswinter, Germany. Such assets were written down to fair value based on estimated real estate market values and the expected scrap value, if any, of related machinery, equipment, and tooling. We transferred production of certain products to facilities located in the Czech Republic and in India and further consolidated passenger car and commercial wheel production within an adjacent facility located in Königswinter, Germany. In connection with the decommissioning of a building at our Königswinter, Germany site, we recorded a restructuring charge of $0.6 million in the fourth quarter of fiscal 2001. This charge related to maintenance costs subsequent to the decommissioning date. We also recorded $2.2 million of such costs during fiscal 2001 at our locations in Königswinter, Germany and Manresa, Spain. During fiscal 2000, we recorded $10.6 million of severance and other restructuring charges in Königswinter, Germany.

North American Early Retirement and Reduction-In-Force Programs. On November 2, 2001, we announced the immediate elimination of 145 positions, or approximately 11% of our salaried workforce, across our domestic operations. In connection with the elimination of the 145 positions, we recorded a restructuring charge of $2.4 million in the fourth quarter of fiscal 2001, all of which was paid before the end of fiscal 2002. In addition, we announced that we would offer an early retirement option to approximately 45 salaried employees. Of the approximately 45 employees offered an early retirement option, 31 accepted by the acceptance date. In connection with this early retirement offer, we recorded a restructuring charge of $3.9 million in the fourth quarter of fiscal 2001 primarily related to continued medical benefits and supplemental retirement benefits. The retirement benefit portion of the charge was recorded as a component of our accrued benefit cost of the applicable defined benefit plans, and will be funded as part of the requirements of those entire plans.

During the third and fourth quarters of fiscal 2000, we implemented a workforce reduction program in which approximately 400 employees were terminated. A charge of $4.4 million was recorded for severance and other termination benefits related to this program.

Impairment of Machinery and Equipment. During fiscal 2001, we recognized asset impairment losses of $22.6 million on certain machinery and equipment in our Automotive Wheels, Components and Other segments due to a change in our plan for the future use of idled machinery and equipment and the discontinuance of certain machinery and equipment. Such investments in fixed assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment and tooling.

During fiscal 2000, we recorded asset impairment losses of $68.5 million, primarily in the Automotive Wheels segment. These losses resulted primarily from a change in our plan for future use of idled machinery and equipment and removal of certain equipment from service due to weakening conditions in the heavy truck and light vehicle markets. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment and tooling.

Facility Exit Cost and Severance Accruals. The following table describes the activity in the balance sheet accounts affected by the severance and facility exit costs noted above (millions of dollars):

	January 31,	Fiscal 2001	Fiscal 2001	January 31,
	2001	Severance and	Cash	2002
	Accrual	Other Charges	Payments	Accrual

	(millions)
Facility exit costs	$—	$11.9	$(0.2)	$11.7
Severance	5.0	4.9	(3.9)	6.0

	$5.0	$16.8	$(4.1)	$17.7

      Loss on Investment in Joint Venture. In the second quarter of fiscal 2001, we recorded a $3.8 million loss on investment in joint venture related to our Mexican joint venture, which had incurred and was expected to continue to incur significant operating losses.

      In the third quarter of fiscal 2000, we recorded a $1.5 million loss on investment in joint venture related to our Venezuelan joint venture.

      Interest Expense, Net. Net interest expense was $175.2 million for fiscal 2001 compared to $163.5 million for fiscal 2000. This increase primarily reflects higher outstanding borrowings and higher interest rates on the refinanced debt. From December 5, 2001 to January 31, 2002, we did not accrue any interest expense on our Old Senior Notes and Old Subordinated Notes due to the Chapter 11 Filings by the Debtors. Interest not accrued or expensed on these notes was approximately $18.7 million.

      Income Taxes. Taxes on income for fiscal 2001 were $10.3 million of expense despite the pre-tax loss for the year. This tax expense is primarily the result of taxes in foreign jurisdictions. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We determined as of January 31, 2002 that we could not conclude that it was more likely than not that the benefits of the deferred tax assets would be realized in the future. Accordingly, a valuation allowance was recorded against all net deferred tax assets in the United States and certain deferred tax assets recorded at various international locations. The increase in income tax expense during fiscal 2001 as a result of the required valuation allowance was $141.3 million.

Liquidity and Capital Resources

Cash Flows

      Our operations provided $85.6 million in cash in the first nine months of fiscal 2003 compared to $43.9 million in the first nine months of fiscal 2002. This increase is partially due to the improvement in domestic vendor payment terms, decreased inventory levels and higher profits, offset by higher tax and interest payments.

      Our operations provided $95.3 million in cash during fiscal 2002 compared to $2.7 million during fiscal 2001. This increase was primarily due to improved operating performance and lower interest payments, offset in part by payments related to the Chapter 11 Filings.

      The principal sources of liquidity for our future operating, capital expenditure, facility closure, restructuring and reorganization requirements are expected to be (i) cash flows from operations, (ii) proceeds from the sale of non-core assets and businesses, (iii) cash on hand, and (iv) borrowings under the $100 million Revolving Credit Facility under the New Credit Facility. While we expect that such sources will meet these requirements, there can be no assurances that such sources will prove to be sufficient, in part, due to inherent uncertainties about applicable future capital market conditions.

      Capital expenditures for the first nine months of fiscal 2003 were $67.4 million. These expenditures were primarily for additional machinery and equipment to improve productivity and reduce costs, to meet demand for new vehicle platforms and to meet expected requirements for our products. We anticipate capital expenditures for fiscal 2003 will be approximately $115 million to $125 million relating primarily to meeting demand for new vehicle platforms and supporting maintenance and cost reduction programs.

      We anticipate capital expenditures for fiscal 2004 will be approximately $140 million relating primarily to meeting demand for new vehicle platforms and supporting maintenance and cost reduction programs.

      Capital expenditures for fiscal 2002 were $106.8 million. These expenditures were primarily for additional machinery and equipment to improve productivity and reduce costs, to meet demand for new vehicle platforms and to meet expected requirements for our products.

Other Liquidity Matters

      On November 13, 2003, we acquired an additional 35% ownership interest in our Turkish joint venture for $13.9 million in cash and will pay an additional $1.1 million in the first quarter of fiscal 2004. As a result of this acquisition, we own 60% of the subsidiary, Hayes Lemmerz Jantas Jant Sanayi ve Ticaret A.S., which will be a consolidated subsidiary of ours beginning in the fourth quarter of fiscal 2003. As part of this transaction, we sold an approximate 7.8% interest in another Turkish subsidiary, Hayes Lemmerz — Inci Jant Sanayi A.S., for $2.4 million. This sale reduced our holdings in Hayes Lemmerz — Inci Jant Sanayi A.S. to 60%. On January 15, 2004, we acquired for $15.7 million a cast aluminum wheel plant located in Chihuahua, Mexico formerly operated as part of a joint venture in which we owned a minority interest. Following our planned refurbishment and expansion of the plant, it will serve the North American wheel market utilizing low pressure casting technology.

      As more fully discussed above, on June 3, 2003, in connection with our emergence from Chapter 11, HLI entered into the $550.0 million New Credit Facility, consisting of the $450.0 million Term Loan Facility and the $100.0 million Revolving Credit Facility. HLI also issued $250.0 million aggregate principal amount of Senior Notes. Hayes and substantially all of its material direct and indirect domestic subsidiaries have guaranteed HLI’s obligations under the New Credit Facility, and Hayes and substantially all of its domestic subsidiaries have guaranteed HLI’s obligations under the Senior Notes. The proceeds from the initial $450.0 million of borrowings under the New Credit Facility and the net proceeds from the New Senior Notes were used to make payments required under the Plan of Reorganization. As of October 31, 2003, there were no outstanding borrowings and $22.5 million in letters of credit issued under the Revolving Credit Facility. The amount available to borrow under the Revolving Credit Facility at October 31, 2003 was approximately $77.5 million. As more fully discussed in “Use of Proceeds,” we intend to use the net proceeds that we receive in this offering to redeem $85 million aggregate principal amount of our outstanding Senior Notes and for general corporate purposes.

      In addition, upon our emergence from bankruptcy, all of Old Hayes’ existing securities, including the Old Common Stock, Old Senior Notes and Old Subordinated Notes, were cancelled. All amounts outstanding under the Prepetition Credit Agreement were satisfied in exchange for: (i) a cash payment of $477.3 million; (ii) 15,930,000 shares of Common Stock; and (iii) 53,100 shares of HLI Preferred Stock. All amounts outstanding under the Old Senior Notes were satisfied in exchange for: (i) a cash payment of approximately $13.0 million; (ii) 13,470,000 shares of Common Stock; (iii) 44,900 shares of HLI Preferred Stock; and (iv) a portion of the distributions from the trust established under the Plan of Reorganization for the benefit of the prepetition creditors (the “Creditors’ Trust”). All amounts outstanding under the Old Subordinated Notes were satisfied in exchange for a distribution of Series A Warrants and a portion of the distributions under the Creditors’ Trust. In addition, holders of unsecured claims are entitled to receive a distribution from the Creditors Trust of an aggregate amount of 600,000 shares of our common stock, 2,000 shares of HLI Preferred Stock, the Series B Warrants and a portion of the distributions under the Creditors’ Trust.

      Upon emergence from Chapter 11, we: (i) repaid the DIP Facility in full; (ii) settled certain of the operating leases discussed below; and (iii) paid certain other costs and expenses pursuant to the Plan of Reorganization.

      Certain of our operating leases covering leased assets with an original cost of approximately $68.0 million contained provisions which, if certain events occur or conditions were met, including termination of the lease, might require us to purchase or re-sell the leased assets within a specified period of time, generally one year, based on amounts specified in the lease agreements. In connection with our emergence from Chapter 11, Hayes purchased these assets for $23.6 million.

Outlook

      We derived approximately half of our fiscal 2002 net sales on a worldwide basis from Ford, DaimlerChrysler and General Motors and their subsidiaries. Our sales levels and margins could be adversely affected as a result of pricing pressures caused by new competitors in low-cost foreign markets such as China. These factors led to selective resourcing of future business to competitors in the second quarter of fiscal 2003. Additionally, these customers have been experiencing decreasing market share in North America which could result in lower sales volumes for Hayes.

      Our net sales are continually affected by pressure from our major customers to reduce prices. Our emphasis on reduction of production costs, increased productivity and improvement of production facilities has enabled us to respond to this pressure.

Outlook for 2004 and Fourth Quarter 2003

      The projected financial information set forth below is based on various estimates and assumptions, including those described below, and will not be updated to reflect events occurring after the date hereof. Although we believe that the assumptions underlying the projections are reasonable, projections are subject to significant uncertainties and contingencies and to a wide variety of significant business, economic and competitive risks, many of which are beyond our control. Consequently, actual events, circumstances, effects and results may vary significantly from those assumed in or contemplated by such projected financial information. Moreover, these variations may be material and adverse. The projected financial information contained below is therefore not necessarily indicative of our future revenues or results of operations, which may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information contained herein should not be regarded as representations by us, our advisors or any other person that the projected revenues or results of operations can or will be achieved. Our independent auditors have not examined, compiled or otherwise applied procedures to the financial forecast presented herein and, accordingly, do not express an opinion or any other form of assurance on it.

      In calculating these projections, a number of assumptions and estimates have been made relating to, among other things, worldwide new vehicle production for 2004; foreign currency fluctuations, including exchange rates for the Euro, the Thai Baht, the Indian Rupee, the Mexican Peso, the Czech Koruna, the Brazil Real and the South African Rand, among others; fluctuations in the prices of certain supplies critical to our business, including steel, aluminum, natural gas, shipping and electricity; the level of wages and other benefits to be paid to our employees; prevailing interest rates; our ability to competitively price our products; the continuation and expansion of our product offerings; our ability to improve productivity and at the same time lower costs of production; the timing and extent of our ongoing restructuring activities and the timing and extent of certain capital expenditures.

      EBITDA, a measure used by management to measure operating performance, is defined as earnings (loss) from operations plus depreciation and amortization. We reference this non-GAAP financial measure as a management group in our decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. In addition, we believe institutional investors generally look to EBITDA in measuring performance, among other things.

      EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use because it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

      Based on, and subject to, the foregoing, we anticipate 2004 revenues to be approximately $2 billion (approximately 26% of which is expected to be derived from sales of products manufactured in low-cost countries), based on an assumed Euro exchange rate of $1.20/€. We also expect 2004 EBITDA to be in a range of $185 million to $225 million which includes a provision for potential asset impairments and other restructuring charges of $30 million to $40 million. For the three months ended January 31, 2004, we anticipate revenues to be approximately $500 million and EBITDA to be in a range of $50 million to $55 million. See “Risk Factors — Projections — our actual financial results may vary significantly from the projections included in this prospectus.”

      EBITDA is calculated as follows (unaudited):

	Three Months		Fiscal Year
	Ended		Ended
	January 31, 2004		January 31, 2005

	Estimated Range		Estimated Range

Earnings (Loss) from operations	$6	$11	$5	$55
Depreciation and amortization	44	44	180	170

EBITDA	$50	$55	$185	$225

EBITDA includes the following estimated costs:
Asset Impairments and other restructuring charges	$1	$0	$40	$30
Other items	3	2	12	7

      “Other items” include non-cash equity compensation expense, severance costs and other amounts incurred in connection with certain of the new management team’s initiatives.

Contractual Obligations

      The following table identifies our significant contractual obligations (millions of dollars):

	Payment due by Period

	Less than			After 5
	1 year	1-3 years	4-5 years	years	Total

Long-term debt and capital lease obligations	$11.6	$26.5	$473.8	$248.5	$760.4
Redeemable preferred stock of subsidiary	—	—	—	10.3	10.3
Short-term borrowings	1.6	—	—	—	1.6
Operating leases	18.1	25.9	1.1	0.2	45.3
Capital expenditures	13.8	—	—	—	13.8

Total obligations	$45.1	$52.4	$474.9	$259.0	$831.4

Other Matters

      We do not believe that sales of our products are materially affected by inflation, although there can be no assurance that such an effect will not occur in the future. In accordance with industry practice, the costs or benefits of fluctuations in aluminum prices are passed through to customers. In the United States, we adjust the sales prices of our aluminum wheels every three to six months, if necessary, to fully reflect any increase or decrease in the price of aluminum. As a result, our net sales of aluminum wheels are adjusted, although gross profit per wheel is not materially affected. From time to time, we enter into futures contracts or purchase commitments solely to hedge against possible aluminum price changes that may occur between the dates of aluminum wheel price adjustments. Pricing and purchasing practices are similar in Europe, but opportunities to recover increased material costs from customers are more limited than in the United States.

Critical Accounting Policies

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Considerable judgment is often involved in making these determinations and the use of different assumptions could result in significantly different results. Our management believes our assumptions and estimates are reasonable and appropriate, however, actual results could differ from those estimates.

Asset impairment losses and other restructuring charges

      Our consolidated statements of operations included herein and incorporated by reference reflect an element of operating expenses described as asset impairments and other restructuring charges. We periodically evaluate whether events and circumstances have occurred that indicate that the remaining useful life of any of our long lived assets may warrant revision or that the remaining balance might not be recoverable. When factors indicate that the long lived assets should be evaluated for possible impairment, we use an estimate of the future undiscounted cash flows generated by the underlying assets to determine if a write-down is required. If a write-down is required, we adjust the book value of the impaired long-lived assets to their estimated fair values. Fair value is determined through third party appraisals or discounted cash flow calculations. The related charges are recorded as an asset impairment or, in the case of certain exit costs in connection with a plant closure or restructuring, a restructuring or other charge in the consolidated statements of operations.

      As discussed above and in the notes to our consolidated financial statements included and incorporated by reference herein, a number of decisions have occurred or other factors have indicated that these types of charges are required to be currently recognized. There can be no assurance that there will not be additional charges based on future events and that the additional charges would not have a materially adverse impact on our financial position and results of operations.

Pension and Postretirement Benefits Other than Pensions

      Annual net periodic expense and benefit liabilities under our defined benefit plans are determined on an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Each October, we review the actual experience compared to the more significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments.

      Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and our policy is to pay these benefits as they become due.

      Certain accounting guidance, including the guidance applicable to pensions, does not require immediate recognition of the effects of a deviation between actual and assumed experience or the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted. Although this netting occurs outside the basic financial statements, the net amount is disclosed as an unrecognized gain or loss in the footnotes to our financial statements. We expect to incur approximately $3.7 million of pension expense and $14.1 million of retiree benefit costs in fiscal 2003.

Goodwill Impairment Testing

      During fiscal 2002, we completed the implementation of SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill is no longer amortized. Instead, goodwill and indefinite-lived intangible assets are tested for impairment in accordance with the provisions of SFAS No. 142. To accomplish this, we determine the carrying value of each of our reporting units (i.e., one step below the segment level) by assigning the assets and liabilities, including existing goodwill and intangible assets, to the reporting units on February 1, 2002. As of that date, we had unamortized goodwill and other indefinite-lived intangibles of approximately $758.7 million that were subject to the transition provisions of SFAS No. 142. We determined the fair value of each reporting unit and compared those fair values to the carrying values of each reporting unit. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit (indicating that goodwill may be impaired), we performed the second step of the transitional impairment test. This test was required for five reporting units.

      In the second step, we compared the implied fair value of the reporting units’ goodwill with the carrying value of that goodwill, both of which were measured at the adoption date. The implied fair value of goodwill was determined by allocating the fair value of the reporting units to all of the assets (both recognized and unrecognized) and liabilities of the reporting units in a similar manner to a purchase price allocation in accordance with SFAS No. 141, “Business Combinations.” The residual fair value after this allocation was the implied fair value of the reporting units’ goodwill. The carrying amounts of these reporting units exceeded the fair values, and we recorded an impairment charge of $554.4 million as of February 1, 2002 as a cumulative effect of a change in accounting principle.

      We employed a discounted cash flow analysis in conducting our impairment tests. Fair value was determined based upon the discounted cash flows of the reporting units. Future cash flows are affected by future operating performance, which will be impacted by economic conditions, car builds, financial, business and other factors, many of which are beyond our control.

      We will test goodwill for impairment January 31 of each fiscal year, or more frequently should circumstances change or events occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount, as provided for in SFAS No. 142.

Allowance for uncollectible accounts

      The allowance for uncollectible accounts provides for losses believed to be inherent within our “Receivables,” (primarily trade receivables). Management evaluates both the creditworthiness of specific customers and the overall probability of losses based upon an analysis of the overall aging of receivables, past collection trends and general economic conditions. Management believes, based on our review, that the allowance for uncollectibles is adequate to cover potential losses. Actual results may vary as a result of unforeseen economic events and the impact those events could have on our customers.

Valuation allowances on deferred income tax assets

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. We expect the deferred tax assets, net of the valuation allowance to be realized as a result of the reversal of existing taxable temporary differences in the United States and as a result of projected future taxable income and the reversal of existing taxable temporary differences in certain foreign locations. As a result of management’s assessment, a valuation allowance was recorded. We determined that we could not conclude that it was more likely than not that the benefits of certain deferred income tax assets would be realized. The valuation allowance we recorded reduces to zero the net carrying value of all United States and certain foreign net deferred tax assets.

Valuation of Series A Warrants and Series B Warrants

      Our Series A Warrants and Series B Warrants are classified as liabilities that were initially measured at fair value and will subsequently be measured at fair value with changes in fair value recognized in interest expense. The fair value of the Series A Warrants and Series B Warrants at emergence was approximately $9.3 million. As of October 31, 2003, the fair value of the Series A Warrants and Series B Warrants was approximately $6.7 million. The Series A Warrants and Series B Warrants were valued utilizing the Black-Scholes model that requires the estimation of several variables in the formula.

New Accounting Pronouncements

      In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 requires that certain classes of free-standing financial instruments that embody obligations for entities be classified as liabilities. Generally, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. In accordance with the provisions of SFAS No. 150, the redeemable preferred stock of HLI is classified as a liability in the consolidated balance sheet as of October 31, 2003. Other than this classification, the adoption of SFAS No. 150 did not have a material impact on our financial position or results of operations. In November 2003, the FASB issued FASB Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement 150,” which indefinitely deferred the SFAS No. 150 measurement requirements for mandatorily redeemable financial instruments. Accordingly, the redeemable preferred stock of HLI is recorded at its fair value upon issuance, plus accrued but unpaid dividends thereon, as of October 31, 2003.

      In April 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The provisions of SFAS No. 149 are required to be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on our financial position or results of operations.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” Interpretation No. 46 provides guidance for identifying a controlling interest in a Variable Interest Entity (VIE) established by means other than voting interests. Interpretation No. 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest when it is determined that the investor will absorb a majority of the VIE’s expected losses or residual returns, if they occur. The effective date for this Interpretation was July 1, 2003. Adoption of this pronouncement did not have any effect on our financial position or results of operations.

      In December 2002, the Emerging Issues Task Force (“EITF”) issued EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF 00-21 provides guidance on determining whether a revenue arrangement contains multiple deliverable items and if so, requires revenue be allocated amongst the different items based on fair value. EITF 00-21 also requires revenue on any item in a revenue arrangement with multiple deliverables not delivered completely must be deferred until delivery of the item is completed. The effective date of this Issue for us was July 1, 2003. Adoption of this pronouncement did not have a material effect on our financial statements.

Market Risks

      In the normal course of business we are exposed to market risks arising from changes in foreign exchange rates, interest rates and raw material and utility prices. We selectively use derivative financial instruments to manage these risks, but do not enter into any derivative financial instruments for trading purposes.

      Foreign Exchange. We have global operations and thus make investments and enter into transactions in various foreign currencies. In order to minimize the risks associated with global diversification, we first seek to internally net foreign exchange exposure, and use derivative financial instruments to hedge any remaining net exposure. We use forward foreign currency exchange contracts on a limited basis to reduce the cash flow impact of non-functional currency denominated transactions. The gains and losses from these hedging instruments generally offset the gains or losses from the hedged items and are recognized in the same period the hedged items are settled. We also use forward foreign currency exchange contracts to hedge our net investment in certain of our foreign subsidiaries. The net impact of such hedges is recorded as currency translation adjustments within other comprehensive income (loss).

      Interest Rates. We generally manage our risk associated with interest rate movements through the use of a combination of variable and fixed rate debt. Under our post-emergence capital structure at October 31, 2003, approximately $471.4 million of the our debt was variable rate debt. A 10% increase or decrease in the interest rate on variable rate debt would affect earnings by approximately $2.7 million on an annual basis.

      Commodities. We rely upon the supply of certain raw materials and other inputs in our production process and have entered into firm purchase commitments for aluminum and steel. We manage the exposures associated with these commitments primarily through the terms of our supply and procurement contracts. Additionally, we use forward contracts to hedge against changes in certain specific commodity prices of the purchase commitments outstanding. We had no significant forward contracts during the years ended January 31, 2003 and 2002.

Other Matters

      We do not believe that sales of our products are materially affected by inflation, although there can be no assurance that such an effect will not occur in the future. In accordance with industry practice, the costs or benefits of fluctuations in aluminum prices are passed through to customers. In the United States, we adjust the sales prices of our aluminum wheels every three to six months, if necessary, to fully reflect any increase or decrease in the price of aluminum. As a result, our net sales of aluminum wheels are adjusted, although gross profit per wheel is not materially affected. From time to time, we enter into futures contracts or purchase commitments solely to hedge against possible aluminum price changes that may occur between the dates of aluminum wheel price adjustments. Pricing and purchasing practices are similar in Europe, but opportunities to recover increased material costs from customers are more limited than in the United States.

      Except as previously discussed, for the period ended October 31, 2003, we did not experience any other material change in market risk exposures affecting the quantitative and qualitative disclosures as presented in our Annual Report on Form 10-K for the year ended January 31, 2003.

BUSINESS

Business Overview

      We are the largest worldwide producer of aluminum and steel wheels for the light vehicle market, with a global market share of approximately 23%. We are a leading provider of steel wheels for the commercial highway market, with a global market share of approximately 18%. We are also a leading supplier in the high growth market for lightweight aluminum products, including suspension, brake and powertrain components. We have a global footprint with 44 facilities located in 14 countries around the world. We sell our products to every major North American, Japanese and European manufacturer of passenger cars and light trucks as well as more than 300 commercial highway vehicle customers throughout the world. Our products are presently on 16 of the top 20 selling platforms for passenger cars in the United States. In fiscal 2002, we had net sales of $2.0 billion, with approximately 37% of our net sales for that period derived from international markets, and we had a loss from operations in fiscal 2002 of $0.3 million. For the nine months ended October 31, 2003, we had net sales of $1,549.0 million, of which approximately 46% was derived from international markets, and we had operating income of $66.8 million (which includes the impact of certain gains and expenses related to our emergence from Chapter 11 proceedings).

     Our Products

      We design, manufacture and distribute the following products:

Automotive Wheels. We are the largest global manufacturer of automotive wheels, supplying approximately 32% of all automotive wheels sold to original equipment manufacturers (“OEMs”) in North America and approximately 34% of all wheels sold to OEMs in Europe.

•	Cast Aluminum Wheels — We are the second largest manufacturer of cast aluminum wheels sold to automotive OEMs in North America and a leading supplier of cast aluminum wheels in Europe. We manufacture many varieties of cast aluminum wheels using both low-pressure and gravity casting technologies. We operate technical centers in the United States, Germany, Belgium, Italy and Brazil, where we actively develop new products and production techniques to reduce weight, improve styling, and reduce costs and to maximize our ability to provide the lightest weight products with the designs and finishes.

•	Fabricated Wheels — We are the largest manufacturer of fabricated steel and aluminum wheels in the North American and European markets. Our fabricated wheel products include a broad range of designs stamped and welded in both steel and aluminum to meet the needs of our customers. We have recently developed a fabricated steel wheel that is both lighter than a standard steel wheel and significantly less expensive than an aluminum wheel, with similar styling capabilities to those of an aluminum wheel. We have received advance orders for this product.

Suspension Components. We are one of the most technologically advanced manufacturers of cast aluminum automotive suspension components and one of the few suppliers capable of casting large one-piece structural aluminum components. Our primary products include undercarriage components, such as structural crossmembers, subframes, engine cradles, axle components and wheel-end attachments, and assemblies such as steering knuckles, spindles, hub carriers and control arms.

Brake Components. We believe that we are one of the largest brake rotor and drum manufacturers in North America. We manufacture rotors and drums and assemble hub and rotor and hub and drum assemblies.

Powertrain Components. We believe that we are one of the largest manufacturers in North America of engine intake manifolds (aluminum and polymer) and exhaust manifolds. We also produce cylinder heads, water crossovers, water pumps and other engine components.

Commercial Highway Vehicle Products. We manufacture a full line of wheel end components (steel wheels and hubs, drums and rotors) for the truck and trailer industry in North America and Europe. We believe that we are recognized as a premier lightweight brake drum manufacturer in the North American commercial highway vehicle market. We believe our flagship lightweight CentriFuse® brake drum is a market leader in the industry, with demonstrated exceptional performance, safety and low cost of operation.

Our Industry

      We believe there are a number of important trends in the automotive parts industry that we have benefited from in the past and will continue to benefit from in the future. These trends include:

      Increasing Requirements for Global Capabilities. Automotive OEMs are focused on expanding their business operations globally to capitalize on markets that are experiencing high rates of growth or that have low production costs. As a result, suppliers are being required to operate in these same global markets to obtain new business from their customers. We believe automotive OEMs favor suppliers that have global operations to supply low-cost, high-quality products, as well as suppliers that have the ability to supply parts for a particular platform to multiple production facilities around the world. We believe that few suppliers are truly global and those that are have a competitive advantage.

      Growing Demand for Full Service Suppliers. Automotive OEMs are increasingly outsourcing a greater number of vehicle components to their suppliers, and increasingly require that their suppliers have the capabilities to design and engineer the components they manufacture for the OEMs to allow the OEMs to focus on overall vehicle design, development and marketing. We believe automotive OEMs are awarding new business to those suppliers that support the full range of design and engineering services required to provide high quality, technologically advanced products under shortened product development timetables.

      Increasing Use of Aluminum in Vehicles. Automotive OEMs are focused on increasing the fuel efficiency of vehicles while maintaining safety and comfort. Light metals such as aluminum provide automotive OEMs with a way to materially reduce the overall weight of the vehicle and improve fuel efficiencies. Aluminum penetration in the North American wheel market is approximately 62%, as automotive OEMs have recognized both the weight efficiencies of aluminum and its favorable design characteristics. Aluminum wheel penetration in Europe is approximately 33% and we expect it to grow significantly as the European market looks to both improve fuel efficiency and provide design differentiation. The most significant growth area in the market for aluminum vehicle parts is expected to be in the suspension components area, where the penetration of aluminum currently is less than half that of wheels, even though aluminum provides significant weight saving opportunities to automotive OEMs.

Our Competitive Strengths

      We believe that the following competitive strengths are instrumental to our success:

      Leading Market Positions Across Products and Markets. We believe we supply approximately 32% of the automotive wheels used by OEMs in North America and 34% in Europe. We are also a leading supplier of lightweight aluminum suspension, powertrain and brake components. We believe that our leading positions across a range of products and markets provide us with a competitive advantage. We believe that our market positions, by sales volume are as follows:

Market Position

Product Category:	North America	Europe	South America

Steel Wheels	#1	#1	#2
Cast Aluminum Wheels	#2	#3	#1
Fabricated Aluminum Wheels	#1	#1	—
Commercial Highway Steel Wheels	#2	#1	N/A
Cast Aluminum Cross Members	#1	—	—

      Diversified Base of Business. Our competitive position in the market and opportunities for growth are driven by a diversified base of business that capitalizes on the following competitive advantages:

•	Global Presence — We are the world’s largest producer of aluminum and steel wheels, with 44 manufacturing and engineering facilities in 14 countries. OEMs increasingly demand that suppliers provide parts for a particular vehicle platform on a worldwide basis, which requires suppliers to provide products to an OEM’s facilities globally, without increasing their costs. In order to meet this demand, suppliers need to have manufacturing facilities around the globe. Our global footprint allows us to ship wheels to our customers anywhere in the world on a timely basis and in a cost-efficient manner, and to leverage opportunities in countries with lower production costs where appropriate. Our competitors in the wheel market are almost exclusively either North American or European producers, whose markets are on one continent or the other. Our manufacturing presence on five continents gives us an important competitive advantage in the global sourcing of wheels by our OEM customers. We are the only Tier 1 supplier with significant automotive wheel operations in both the U.S. and Europe.

•	Broad Customer Base — We believe that we supply almost every major automotive manufacturer in the world. We enjoy long-standing relationships with automotive OEMs such as Ford, DaimlerChrysler, General Motors, Nissan, BMW, Renault, Volvo and Volkswagen (listed by percentage of our fiscal 2002 revenues). We supply our customers on a worldwide basis from facilities in North America, Europe, Asia Pacific, Latin America and South Africa. Our Commercial Highway business supplies more than 300 customers throughout the world.

•	Diverse Product Portfolio — We provide our automotive OEM customers with a diverse range of products, including both aluminum and steel wheels as well as suspension, powertrain and brake components. Our substantial product breadth provides us with a competitive advantage over our competitors, who typically focus on a narrower product range in limited geographic markets. We believe our diverse product portfolio provides us with critical mass and helps us meet the needs of our customers who are trying to streamline their supplier base.

      We believe our diversified customer base and global capabilities are unique in our industry.

      We currently conduct business in three operating segments: Automotive Wheels, Components and Other. The Automotive Wheels segment includes cast aluminum wheels and fabricated steel and aluminum wheels. The Components segment includes suspension components, brake components and powertrain components. The Other segment includes commercial highway products and our aftermarket division.

The following charts illustrate our revenues for fiscal 2002 by segment, by region and by customer:

      Low-Cost Provider. To meet our customers’ demands for the highest quality, lowest cost product delivered globally, we have established manufacturing facilities in the Czech Republic, Turkey, Brazil, Mexico, South Africa, Thailand and India. The ability to produce products at a lower cost and close to the customer gives us an advantage over competitors without our breadth of global facilities. In the next two years, we presently intend to expand our low pressure aluminum wheel casting capabilities in Thailand and the Czech Republic to serve customers in Europe and Asia. We recently acquired a cast aluminum wheel plant located in Chihuahua, Mexico formerly operated as part of a joint venture in which we owned a minority interest. Following our planned refurbishment and expansion of the plant, it will serve the North American wheel market utilizing low pressure casting technology. We presently anticipate that most future capacity expansion will be in countries with low production costs.

      Strong OEM Relationships. Our position as a supplier with full-service global manufacturing capabilities has enabled us to create long-standing relationships with our customers. Our reputation for design and engineering support, customer service and high quality manufacturing has positioned us well with automotive OEMs such as Ford, DaimlerChrysler, General Motors, Nissan, BMW, Renault, Volvo

and Volkswagen (listed by percentage of our fiscal 2002 revenues), as evidenced by our continued business development and the new business awarded to us throughout our Chapter 11 proceeding. See “The Bankruptcy Case” for a description of our Chapter 11 bankruptcy proceedings. Our strong relationships with automotive OEMs have also allowed us to expand our business globally as our customers have moved into new markets and product niches.

      New Product Innovation. We are a leader in new product development. We have developed many new products to meet customer needs for lighter weight vehicles to improve fuel economy as well as ride and handling. Recent innovations include a fabricated steel wheel that is both lighter than a standard steel wheel and significantly less expensive than an aluminum wheel, with similar styling capabilities to those of an aluminum wheel. We have received advance orders for this product. We have also developed a method of casting large one-piece aluminum suspension components and we believe we are one of the few automotive suppliers currently capable of casting these components.

      Full Service Capabilities. We have full-service capabilities, including advanced design and engineering, value-added casting processes and machining, which allow us to provide our customers with total product solutions. We are recognized for our technology and process innovation, which allows the development of cast components with high mechanical properties at a low cost. Through our global technical centers, we can deliver multiple design solutions that we believe meet customer demands for safety, innovative styling, performance, weight and cost. Our involvement in the design process of new products strengthens our customer relationships and, we believe, provides an advantage when customers are considering new business awards.

      Leading Position in Lightweight Aluminum Wheels and Components. We believe that we are the number one supplier of aluminum wheels globally and are positioned for continued growth as the penetration of aluminum in both wheels and automotive components continues to increase in Europe and the rest of the world. From 1990 to 2000, aluminum content in light vehicles grew at an average rate of 4.9% per year in North America, Europe and Japan. We believe that our global presence and technological expertise in aluminum have made us the leading supplier of aluminum suspension components, such as cross members, steering knuckles and control arms, with significant growth opportunities. Our automotive OEM customers are increasingly looking to our strong capabilities in aluminum fabrication to provide full service solutions to their needs for lightweight aluminum components.

      New and Experienced Management Team. On August 1, 2001, we appointed Curtis Clawson as our new President and Chief Executive Officer. Since his arrival, Mr. Clawson has put in place an experienced management team with over 100 combined years of automotive and lean manufacturing experience at companies including AlliedSignal, ArvinMeritor, Bosch, Ford, General Motors and Honeywell. Key management changes include the hiring of new Presidents for three of our four North American business units as well as a new Chief Financial Officer and a new Chief Information Officer. Under this team’s leadership, we have significantly improved the operations of our business and positioned our business for continued growth and on-going financial strength. Specifically, since the beginning of fiscal 2002, management has:

•	rationalized capacity and production, including the closing of three facilities;

•	introduced lean manufacturing and Six Sigma initiatives;

•	significantly improved internal controls and centralized certain aspects of the accounting and finance functions;

•	successfully launched a number of new products and programs; and

•	re-established strong relationships with customers and won a significant number of new contracts.

Our Business Strategy

      We believe we are well positioned for growth in sales and operating income through a strategy based on the following:

      Leverage Market Leading Positions and Global Capabilities. We believe our leading market positions reflect our reputation for quality and excellence in the global light vehicle and commercial highway markets for wheels and other products, including suspension, powertrain and brake components. We believe we benefit from our leadership position in product and process technologies that support our focus on high value-added content, particularly regarding safety-critical products, such as suspension products. Our position as the largest aluminum and steel wheel producer combined with our global capabilities give us a strong base to use such breadth and scope to provide maximum value to our customers.

      As emerging markets develop their manufacturing capabilities and infrastructure, the demand for vehicles, and the capability to build them locally increases. Our facilities in emerging market countries position us well in these local markets both to take advantage of the low costs of production and to supply the local automotive markets as they grow at rates generally expected to be faster than in North America and Europe. For example, our facility in Thailand produces wheels that are shipped to Japanese OEMs and wheels that are sold in the Thai markets.

      Expand Low Cost Production Capabilities. To meet our customers’ demands for the highest quality, lowest cost product delivered globally, we have established manufacturing facilities in a number of countries around the globe that have low production costs. We currently have facilities in the Czech Republic, Turkey, Brazil, Mexico, South Africa, Thailand and India. The ability to produce product at a lower cost, close to the customer, gives us an advantage over competitors without our breadth of global facilities. Through continued investment in countries with low production costs, we intend to continue to enhance our global market position while minimizing our costs. In the next two years, we presently intend to expand our low pressure aluminum wheel casting capabilities in Thailand and in the Czech Republic to serve customers in Europe and Asia and to refurbish and expand the cast aluminum wheel plant we recently acquired in Chihuahua, Mexico so that it will serve the North American wheel market utilizing low pressure casting technology. We presently anticipate that most future capacity expansion will be in countries with low production costs.

      Enhance Our Strong Customer Relationships. We are focused on continuing to strengthen our customer relationships through increased quality, high levels of customer service and operational excellence, all of which will allow us to continue to provide a high quality product to our customers at a low price. Our management team has created a culture that is focused on providing our customers with high quality service and technical support and this is demonstrated in our continuing ability to obtain new business and expand our customer relationships. In addition, we actively leverage our strong OEM relationships in Europe to increase our market share with Asian and European transplant OEMs in North America.

      Continue Leadership in New Product Innovation and Process Development. We believe that we have a track record of developing product and manufacturing process innovations. For example, we recently developed a fabricated steel wheel that is both significantly lighter than a standard steel wheel and significantly less expensive than an aluminum wheel, with styling capabilities similar to an aluminum wheel. We have received advance orders for this product. We have also introduced Full Face Cast wheels, which are lightweight, highly styled wheels that combine a cast aluminum face with a fabricated rim. We are also one of the only suppliers globally using the vacuum riserless casting/pressure riserless casting (“VRC/PRC”) technology that allows for the casting of complex aluminum structural crossmembers that are lighter and more structurally sound than conventionally cast crossmembers. We intend to continue our efforts to develop innovative wheel, brake and other suspension products and manufacturing processes to better serve customers globally and improve our product mix and profit margins.

      Expand Our Product Offerings of High Growth Aluminum Components. We continue to develop new aluminum components using our advanced technology and processes. We are focused on increasing our capabilities in the production of high volume aluminum components in order to benefit from significant growth opportunities as customers focus on weight reduction and fuel efficiency. Although U.S. and Western European OEMs have significantly increased their reliance on aluminum products in their effort to reduce weight and increase fuel efficiency, there remain a number of opportunities to increase the use of aluminum components by OEMs and thereby increase our market penetration. Since 1999, in North American light vehicles, the use of cast aluminum suspension crossmembers, cast aluminum control arms and cast aluminum knuckles has grown 6.3%, 9.5% and 2.7%, respectively, and we expect it to continue to grow. In addition, many Japanese transplant OEMs still rely heavily on lower-cost iron components and we believe that, as our capabilities to produce low-cost aluminum components expand, our ability to sell more aluminum components to Japanese transplant OEMs will increase.

      Focus on Operational Excellence. We continuously implement strategic initiatives designed to improve product quality while reducing manufacturing costs. As part of our turnaround process, we have implemented a broad range of initiatives that have resulted in substantially improved operating performance. We continue to focus on opportunities to improve operating income including: (a) further rationalization of manufacturing capacity; (b) streamlining of marketing and general and administrative overhead; (c) continued implementation of lean manufacturing and Six Sigma initiatives; (d) efficient investment in new equipment and technologies and the upgrading of existing equipment; and (e) continued improvement of our internal controls and centralization of certain aspects of our accounting and finance functions. Our management team is focused on maximizing our current asset base to improve our operational efficiency while also adapting to the needs of our customers and the market.

      We may be unable to successfully implement our business strategies due to a weakening of the economy, changes in the automotive industry or other factors. For a discussion of such factors, see “Risk Factors.”

Our Products

      Our products consist of the following products for passenger vehicles and light trucks: (a) automotive wheels, including both cast and fabricated aluminum and steel wheels; (b) suspension components, such as undercarriage components, structural crossmembers, subframes, engine cradles and axle components; (c) wheel-end attachments and assemblies, such as steering knuckles, spindles and control arms; (d) brake components, such as rotors and drums; and (e) powertrain components, such as intake manifolds and exhaust manifolds. We also manufacture wheels and brakes for commercial highway vehicles.

Cast Aluminum Wheels

      We design, manufacture and distribute a full line of cast aluminum wheels to automotive OEMs in North America, Europe, South America, South Africa and Asia. We manufacture one-piece and two-piece aluminum wheels including wheels with bright finishes such as polishing, bright machining and bright paints. One-piece aluminum wheels accounted for the majority of our fiscal 2002 sales. With the exception of a limited number of cast aluminum wheels manufactured by Toyota and Ford, there is no significant manufacturing of cast aluminum wheels by OEMs. Our cast aluminum wheels are produced and sold in North America, Europe, South America, South Africa and Asia. We believe we will benefit in this product category from the industry trend towards using lightweight materials to reduce overall vehicle weight and improve fuel efficiency.

      North America. We design, manufacture and distribute a full line of cast aluminum wheels to OEMs in North America. We are the second largest supplier of cast aluminum wheels to automotive OEMs in North America.

Customers. In fiscal 2002, we sold substantially all of our North American cast aluminum wheel production to DaimlerChrysler, Ford and General Motors for use on vehicles produced in North America. The remainder of our cast aluminum wheels was sold to Japanese transplants in the United States.

Competition. Our primary competitor in the North American cast aluminum wheel market is Superior Industries International Inc. We also compete with Amcast Industrial Corp., American Racing Equipment, Inc., Alcoa Inc. and several foreign suppliers operating in the United States.

Manufacturing. We have four cast aluminum manufacturing facilities in North America, located in Howell, Michigan; Gainesville, Georgia; Huntington, Indiana; and La Mirada, California. We primarily use gravity casting technologies to manufacture cast aluminum wheels in North America. We recently acquired a cast aluminum wheel plant located in Chihuahua, Mexico to serve the North American market, which following expansion and refurbishment of the plant, will utilize low pressure casting technology. This technology is the same as we use in Europe and is preferred by some of our customers. Engineering, research and development for our North American cast aluminum operations are performed at our Northville, Michigan facility.

      Europe. We design, manufacture and distribute a full line of cast aluminum wheels to OEMs in the passenger car and light truck segments of the European automotive industry. We are a leading supplier of cast aluminum wheels to automotive OEMs in the European market. In Europe, our OEM customers demand a wide variety of styles and sizes of cast aluminum wheels, and we maintain substantial capabilities to meet such demand. We also maintain direct computer links with several customer locations in Europe to determine customer needs and streamline the design and approval process and reduce product development lead time.

Customers. Substantially all of our European cast aluminum wheels are sold to BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Nissan, Peugeot, Porsche, Renault, Toyota, Volkswagen and Volvo.

Competition. Our primary competitors in the European cast aluminum wheel market for passenger cars are Ronal GmbH, Borbet Leichtmetallrader and ATS Leichtmetallrader. The European cast aluminum wheel market is more fragmented than that of North America, with numerous producers possessing varying levels of financial resources and market positions. In 2002, the installation rate of cast aluminum wheels in Europe was significantly lower than in North America. As a result of anticipated consolidation of small local manufacturers across the European community and the expected increasing demand for cast aluminum wheels among European consumers and OEMs, we believe that, over the next several years, the number of cast aluminum wheel manufacturers in Europe likely will decline and the remaining producers will increase their market shares. As a result of our position in Europe and our advanced engineering and technology, we believe that we are well positioned to capitalize on the changes in the European markets.

Manufacturing. We have five cast aluminum manufacturing facilities in Europe, which are located in Barcelona, Spain; Dello, Italy; Campiglione Fenile, Italy; Hoboken, Belgium; and Ostrava, Czech Republic. We utilize low pressure casting technologies to manufacture aluminum wheels in our European facilities. Engineering, research and development for our European cast aluminum wheel operations are performed at our Dello, Italy and Hoboken, Belgium facilities.

      South America, South Africa and Asia. We design, manufacture and distribute a full line of cast aluminum wheels to OEMs in South America, South Africa and Asia. We own 100% of Hayes Lemmerz Japan Limited, a Japanese corporation that provides sales, engineering and service support for the Japanese wheel market.

Customers. Our largest customers for South American cast aluminum wheels are Ford, General Motors, Renault and Volkswagen. The largest customers for our South African cast aluminum wheels are BMW, DaimlerChrysler, Dotz and Volkswagen. The largest customers for our Asian cast aluminum wheels are Isuzu, Mitsubishi and Toyota.

Competition. Our primary competitors in the South American cast aluminum wheel market for passenger cars are Italmagnesio S.A. and Mangels Industrial S.A. We compete in the South African cast aluminum wheel market for passenger cars with Tiger Wheels Limited. Our primary competitor in the Asian cast aluminum wheel market for passenger cars is Enkei International, Inc.

Manufacturing. We have one cast aluminum manufacturing facility in South America, which is located near Sao Paulo, Brazil. In South Africa, we have one cast aluminum wheel manufacturing facility located near Johannesburg, South Africa. We have one cast aluminum wheel manufacturing facility in Asia, which is located near Bangkok, Thailand. Engineering, research and development for our South American, South African and Asian cast aluminum wheel operations is currently performed at our facilities located in Dello, Italy; Johannesburg, South Africa; and Hoboken, Belgium.

Fabricated Wheels

      We design, manufacture and distribute fabricated steel and aluminum wheels to automotive OEMs in North America, Europe and South America. Our fabricated wheel products include steel and aluminum wheels that can be made in drop-center, bead seat attached and clad designs, as well as chrome and full-face steel wheels. We have also recently developed a new fabricated steel wheel which is approximately 15% lighter than a traditional steel wheel, and is significantly less expensive to produce than a standard aluminum wheel. This design combines aspects of both steel and aluminum products into a low-cost, styled, lightweight alternative product to the more costly aluminum wheels. We believe that this product will be particularly attractive for economy style cars, where cost and weight are critical to the OEMs.

      North America. We design, manufacture and distribute a full line of fabricated wheels to OEMs in North America. This fabrication process involves stamping the center on high-speed multi-station transfer presses. The rim is made using specialized, highly automated, forming equipment. Then the center and rim are welded together on specialized, automated assembly equipment. We are the largest supplier of fabricated steel wheels in North America. We believe that the North American steel wheel market will remain significant because OEMs will continue to specify less costly fabricated steel wheels for more moderately priced passenger cars and light trucks and for most spare wheels.

Customers. We sold substantially all of our North American fabricated steel wheels to DaimlerChrysler, Ford and General Motors in fiscal 2002. We produce fabricated aluminum wheels for DaimlerChrysler, Ford, General Motors and Toyota, including a full-face, styled version for the Ford F150 truck, the number one selling vehicle in the United States.

Competition. Our primary competitors in the North American steel wheel market for passenger cars and light trucks are ArvinMeritor Inc., Accuride Corp., Topy Industries Ltd. and Central Manufacturing Company. We do not believe that we have any significant competitors in the North American fabricated aluminum wheel market.

Manufacturing. Our fabricated steel and fabricated aluminum wheels are manufactured by a continuous in-line process at our manufacturing facility in Sedalia, Missouri. This process enhances quality standardization and reduces work-in-process inventory. Engineering, research and development for our North American fabricated wheels operations is currently performed at our Northville and Ferndale, Michigan facilities.

      Europe. We design, manufacture and distribute a full line of fabricated steel wheels to both OEMs and the automotive aftermarket throughout Europe. We are the leading supplier of fabricated wheels manufactured in Europe.

Customers. Our principal customers include BMW, DaimlerChrysler, Ford/Volvo, General Motors, Honda, Kromag, Mitsubishi, Nissan, PSA, Renault, Suzuki, Toyota and Volkswagen Group. Our principal customer in Eastern Europe is Skoda, the national automobile manufacturer of the Czech Republic, for which we are the sole supplier of steel wheels.

Competition. Our principal competitors for the sale of fabricated steel wheels in Europe include Compagnie Financiere Michelin, Magnetto, Ford Motor Co. and Volkswagen AG. We do not believe that we have any significant competitors in the European fabricated aluminum wheel market.

Manufacturing. We have four fabricated wheel manufacturing facilities in Europe, located in Königswinter, Germany; Manresa, Spain; Manisa, Turkey; and Ostrava, Czech Republic. Our Königswinter, Germany facility has highly automated production equipment and extensive engineering, research and development facilities. Our lightweight fabricated steel wheel was developed and is manufactured at the Königswinter facility. Our Manresa, Spain facility has developed a niche in wheels for light trucks, recreational vehicles and vans. The Manisa, Turkey facility produces wheels for the Turkish market and exports both OEM and aftermarket wheels to Western Europe. Our Ostrava, Czech Republic facility has advanced equipment required to meet the volume and quality demands of our European customers.

      South America. We design, manufacture and distribute a full line of fabricated steel wheels to both OEMs and the automotive aftermarket throughout Brazil and Argentina.

Customers. Our principal customers in Brazil and Argentina include DaimlerChrysler, Ford, General Motors, PSA, Renault and Volkswagen.

Competition. Our principal competitor for the sale of fabricated steel wheels in Brazil and Argentina is ArvinMeritor Inc.

Manufacturing. We have one fabricated steel wheel manufacturing facility located near Sao Paulo, Brazil. Our Brazilian fabricated steel wheel manufacturing facility has its own engineering, research and development facility and is in the process of being converted into a highly automated production facility. In addition to serving the local market, our Brazilian facility ships fabricated wheels to North America to help meet the demands of our OEM customers.

Suspension Components

      We design, manufacture and distribute suspension components for sale to North American OEMs. Our primary suspension component products include: (i) aluminum structural components, such as structural crossmembers, subframes, engine cradles and axle components; and (ii) wheel-end attachments and assemblies, such as steering knuckles, spindles, hub carriers and control arms. Our suspension components are produced and sold in North America.

      We are a technologically advanced manufacturer of aluminum suspension components for the automotive industry. We cast aluminum using green sand, permanent mold, squeeze and the VRC/ PRC processes. Components are machined on a variety of state-of-the-art equipment.

      We also believe that the most significant growth area in the market for aluminum vehicle parts will be in the suspension components area, because aluminum provides significant weight savings opportunities to automotive OEMs. We opened a new sales and support center in Stuttgart, Germany in September 2003 to support business development initiatives with European, Asian and U.S. based automotive OEM and Tier 1 customers requiring complex cast suspension components. We believe this center will facilitate the growth of our suspension components business on a global basis and position us to better serve our global OEM customers. The penetration of aluminum in suspension component products presently is less than one-half the aluminum penetration of wheels. We believe that we will benefit in this product category from our leadership position in product and process technologies that support our focus on high value-added content.

      Aluminum Structural Components. We design, manufacture and distribute structural aluminum subframes and crossmembers in North America. We entered the market for aluminum crossmembers by developing a one-piece cast aluminum crossmember for the 1995 Chrysler NS Minivan, the first high-volume application of this product. We expect aluminum’s market share of this segment to increase, primarily due to desired weight reductions and ride characteristics.

Customers. Our customers include DaimlerChrysler, Ford, General Motors and Mitsubishi.

Competition. Given the level of manufacturing expertise required to produce aluminum structural components, there are only a few manufacturers in this segment and Alcoa Inc. is our primary competitor.

Manufacturing. We design, manufacture and distribute structural aluminum subframes and crossmembers in Montague, Michigan and Bristol, Indiana. Engineering, research and development for our aluminum structural components operations is currently performed at our Ferndale, Michigan facility.

      Wheel-End Attachments and Assemblies. We design, manufacture and distribute wheel-end attachments and assemblies to OEMs in North America. We produce aluminum and iron knuckles, spindles and spindle assemblies, iron hub carriers, axle flanges for the corner of the vehicle and control arms. Wheel attachments are made from iron, aluminum and steel.

Customers. Our principal customers include North American OEMs such as DaimlerChrysler, Ford, General Motors, as well as BMW, Honda, Mitsubishi and Nissan. We also sell to other Tier 1 suppliers, including Bosch, Dana, Lemforder and Visteon.

Competition. Given the fragmented nature of the market, there are no competitors with significant market share. Our primary competitors are Intermet Corp., Citation Corp., Amcast Industrial Corp. and Grede Foundries, Inc.

Manufacturing. We manufacture aluminum and iron knuckles, spindles and spindle assemblies, iron hub carriers and axle flanges at our facilities in Cadillac, Michigan; Southfield, Michigan; Montague, Michigan; and Bristol, Indiana. Our factories utilize various materials and casting processes to produce to specific product requirements, including weight, performance, safety and cost.

Brake Components

      We design, manufacture and distribute automotive brake components consisting primarily of cast iron rotors for disc brakes and composite metal drums and full-cast drums for drum-type brakes. We use our technological superiority to develop innovative new component designs for products with decreased weight and an extended useful life, including aluminum composite rotors and drums. Our brake components are produced and sold in North America.

Customers. Our primary customers for our automotive brake components include DaimlerChrysler, Ford, Nissan and Renault. In addition, we sell to other Tier 1 suppliers, such as Bosch, Continental Teves, Delphi Automotive, TRW and Visteon.

Competition. Our principal competitors for the sale of automotive brake components are Delphi Corp., TRW Automotive Inc., Bosch Automotive Systems Corporation, ADVICS Co., Ltd. and SANLUIS Corporación, S.A. de C.V. (Rassini Division).

Manufacturing. We have two automotive brake facilities in North America, located in Homer, Michigan, and Monterrey, Mexico. Engineering, research and development for our brake components operations is currently performed at our Ferndale, Michigan facility.

Powertrain Components

      We design, manufacture and distribute a variety of aluminum and polymer powertrain components, including engine intake manifolds, aluminum cylinder heads, water crossovers, water pumps, brackets and ductile iron exhaust manifolds. The polymer manifolds market is moving increasingly to welded technology. We believe we are well positioned to move into this market. Our powertrain and engine components are produced and sold in North America.

Customers. We supply most of our powertrain components to DaimlerChrysler, Ford and General Motors. We also supply powertrain components to Nissan in North America and to other Tier 1 suppliers, such as Delphi and Visteon.

Competition. Our primary competitor in aluminum intake manifolds is Fort Wayne Foundry. The remainder of the market for aluminum intake manifolds is highly fragmented and comprises small independent suppliers. Key competitors in polymer intake manifolds include Siemens AG, Mann+Hummel Group, Montaplast GmBH, Delphi Corp. and Mark IV Industries Inc. Key competitors for exhaust manifolds include Wescast Industries Inc. and Interact.

Manufacturing. We have two powertrain component manufacturing facilities in North America, located in Wabash, Indiana, and Nuevo Laredo, Mexico. Engineering, research and development for our powertrain components operations is currently performed at our Ferndale, Michigan facility.

Commercial Highway Products

      We design, manufacture and distribute wheels and brakes for commercial highway vehicles in North America, Europe, South America and Asia.

      North America. We manufacture disc wheels and demountable rims for sale to manufacturers of commercial highway vehicles in North America. We also manufacture two-piece, take-apart wheels for certain special applications, including the High Mobility Multiple Purpose Wheeled Vehicle (the “Hummer”) produced by AM General Corporation. We manufacture brake components for commercial highway vehicles consisting of conventional cast iron brake drums and CentriFuse® brake drums.

Customers. Our largest customers for commercial highway wheels and rims include Great Dane Trailers, Monon, Strick and Trailmobile, and our largest customers for commercial highway brake components include Freightliner, PACCAR and Volvo. Our commercial highway sales are to truck and trailer OEMs, original equipment servicers, and aftermarket distributors.

Competition. Our principal competitors for the sale of commercial highway wheels and rims are Accuride Corp. and Alcoa Inc. Our principal competitors for the sale of commercial highway hubs and drums are Gunite Corporation, Webb Wheel Products, Inc., ArvinMeritor Inc. and Consolidated Metco.

Manufacturing. We have three manufacturing facilities in North America that produce components for the commercial highway market. These facilities are located in Akron, Ohio; Berea, Kentucky; and Mexico City, Mexico. Engineering, research and development for our commercial highway products operations is performed at our Northville, Michigan facility.

      Europe. We design, manufacture and distribute steel truck and trailer wheels for sale to manufacturers of commercial highway vehicles in Europe at our Königswinter, Germany facility. In addition, we produce wheels for the forklift truck market at our Ostrava, Czech Republic facility.

Customers. Our principal customers for steel wheels for commercial highway vehicles are DaimlerChrysler, Renault and Volvo.

Competition. Our principal competitors for the sale of commercial highway wheels in Europe are Compagnie Financiere Michelin and Magnetto.

Manufacturing. In Europe, we manufacture steel truck and trailer wheels at our highly automated Königswinter, Germany facility. At this facility, we produce a variety of wheels for commercial highway vehicles and perform engineering, research and development for our commercial highway products operations. We also manufacture steel truck and trailer wheels at our facility in Manisa, Turkey.

      South America and Asia. We design, manufacture and distribute steel truck and trailer wheels to OEMs in South America and Asia.

Customers. Our principal customers for steel wheels for commercial highway vehicles in South America are DaimlerChrysler, Ford/ Volvo, Randon and Volkswagen. Our largest customers for steel wheels for commercial highway vehicles in Asia are Telco and Volvo.

Competition. Our principal competitor for the sale of commercial highway wheels in South America is FNV. Our principal competitor for the sale of commercial highway wheels in Asia is Wheels of India.

Manufacturing. We manufacture steel truck and trailer wheels in South America at our Sao Paulo, Brazil facility and in Asia at our Pune, India facility.

Other Businesses

      We have aluminum operations in Europe that manufacture a variety of cast aluminum products, including heat exchangers used in gas-fired boilers, intake manifolds and aluminum housings for automotive and commercial vehicle applications, and a variety of aluminum products for the general industrial and electronics industries. The operations are owned by our subsidiary, called Metaalgieterij Giesen B.V. (“MGG”). MGG has three facilities, two of which are in the Netherlands and one of which is in Belgium.

Material Source and Supply

      We purchase most of the raw materials (such as steel and aluminum) and semi-processed or finished items (such as castings) used in our products from suppliers located within the geographic regions of our operating units. In many cases, these materials are available from several qualified sources in quantities sufficient for our needs. However, shortages of a particular material or part occasionally occur. Import tariffs imposed on steel and volatility among our vendors may affect the overall availability of materials, and may be a risk factor for our operations.

      To minimize materials supply issues, we have taken steps to centralize our materials and logistics function. In addition, we have developed long-term multi-tiered materials sourcing strategies and new supply chain relationships to minimize costs. Although we currently maintain alternative sources for raw materials, our businesses are subject to the risk of price increases and periodic delays in the delivery of certain raw materials and supplies. For example, we have been affected by the rising cost of steel in Europe and the rising cost of natural gas. Some of our suppliers have sought, and others may seek in the future, bankruptcy relief which could affect the availability or price of raw materials or supplies.

Intellectual Property

      We consider ourselves to be a leader in both product and process technology, and, therefore, protection of intellectual property is important to our business. We own significant intellectual property, including numerous United States and foreign patents, trade secrets, trademarks and copyrights. Although our intellectual property is important to our business operations and in the aggregate constitutes a valuable asset, we do not believe that any single patent, trade secret, trademark or copyright, or group of patents, trade secrets, trademarks or copyrights is critical to the success of the business. Our policy is to seek statutory protection for all significant intellectual property embodied in patents, trademarks and copyrights. From time to time, we grant licenses under our patents and technology and receive licenses under patents and technology of others.

Research and Development

      Our objective is to be a leader in offering superior quality and technologically advanced products to our customers at competitive prices. We engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of our existing products and to design and develop new products for existing and new applications. Our spending on engineering, research and development programs was $7.1 million in fiscal 2002, $10.5 million in fiscal 2001, and $14.3 million in fiscal 2000.

Seasonality

      Although our business is not seasonal in the traditional sense, July (in North America), August (in Europe) and December are usually lower sales months because OEMs typically perform model changeovers or take vacation shutdowns during the summer and assembly plants typically are closed for a period from shortly before the year-end holiday season until after New Year’s Day.

Backlog

      Generally, our products are not on a backlog status. Our products are produced from readily available materials, have a relatively short manufacturing cycle and have short customer lead times. Each operating unit maintains its own inventories and production schedules.

Environmental Compliance

      We, like most other manufacturing companies, are subject to and required from time to time to take action at our facilities to comply with federal, state, local and foreign laws and regulations relating to pollution control and protection of the environment. In this regard, we maintain an ongoing compliance program to anticipate and, if necessary, correct environmental problems. We periodically incur capital expenditures in order to upgrade our pollution control mechanisms and to comply with applicable laws. We have 24 facilities registered or recommended for registration under ISO 14001 and are working to obtain ISO 14001 Registration at all manufacturing facilities worldwide. We believe we are in material compliance with applicable federal, state, local and foreign laws and regulations relating to pollution control and protection of the environment. See “— Legal Proceedings” in this section.

Sales and Marketing

      We have a sales and marketing organization of dedicated customer teams that provide a consistent interface with our key customers. These teams are located in all major vehicle producing regions to best represent their respective customers’ interests within our organization, to promote customer programs and to coordinate global customer strategies with the goal of enhancing overall customer service and satisfaction. Our ability to support our customers globally is further enhanced by our broad global presence in terms of sales offices, manufacturing facilities, engineering/technical centers and joint ventures.

Employees

      At October 31, 2003, we had approximately 11,000 employees. Of our employees in the United States, approximately 5.8% are represented by either the United Auto Workers (“UAW”) or United Steel Workers (“USW”) unions. Collective bargaining agreements with the UAW or USW affecting these employees expire in 2003 and 2004. As is common in many European jurisdictions, substantially all of our employees in Europe are covered by country-wide collective bargaining agreements. These agreements expire at various times through 2003 and 2004. Additional agreements are often made with the facility Works Council on an individual basis covering miscellaneous topics of local concern. There are no

Company-wide or industry-wide bargaining units in the United States. We consider our employee relations to be good.

International Operations

      We have our world headquarters in Northville, Michigan. We have a worldwide network of 44 facilities in the United States, Germany, Italy, Spain, the Netherlands, Belgium, the Czech Republic, Turkey, Brazil, South Africa, Mexico, Thailand and India. We also provide sales, engineering and customer service throughout the world. We have advanced research and development facilities in the United States, Germany, Belgium, Italy and Brazil and a sales and engineering office in Japan.

      Net sales from our North American operations were $1,256.0 million in fiscal 2002, $1,253.6 million in fiscal 2001 and $1,422.7 million in fiscal 2000. Net sales from our operations outside of North America were $745.6 million in fiscal 2002, $785.5 million in fiscal 2001 and $745.5 million in fiscal 2000.

Properties

      Our world headquarters are located in Northville, Michigan. We operate 24 facilities in North America with approximately five million square feet in the aggregate. Within Europe, we operate 14 manufacturing facilities with approximately four million square feet in the aggregate. In South America, Asia and South Africa, we operate six facilities with approximately two million square feet in the aggregate. We believe that our plants are adequate and suitable for the manufacturing of products for the markets in which we sell. In addition to the operating facilities discussed above, we have four non-operating facilities in the United States which are currently held for sale.

      The following table summarizes our operating facilities.

			Approximate	Owned/
Location	Segment	Purpose	Size (sq. ft.)	Leased

North America
Northville, MI	Other	World Headquarters, R&D	160,000	Leased
Ferndale, MI	Components and Other	Technical Center, Offices	150,000	Owned
La Mirada, CA	Automotive Wheels	Manufacturing	260,000	Leased
Gainesville, GA	Automotive Wheels	Manufacturing	265,000	Owned
Huntington, IN	Automotive Wheels	Manufacturing	200,000	Owned
Howell, MI	Automotive Wheels	Manufacturing	150,000	Owned
Sedalia, MO	Automotive Wheels	Manufacturing	630,000	Owned
Chihuahua, Mexico	Automotive Wheels	Manufacturing	120,000	Owned
Berea, KY	Commercial Highway	Manufacturing	203,000	Owned
Akron, OH	Commercial Highway	Manufacturing	410,000	Owned
Mexico City, Mexico	Commercial Highway	Manufacturing	100,000	Owned
Chattanooga, TN	Commercial Highway	Manufacturing	106,000	Owned
Howell, MI	Commercial Highway	Warehouse	56,000	Leased
Southfield, MI	Components	Manufacturing	206,000	Owned
(2 facilities)
Cadillac, MI	Components	Manufacturing	274,000	Owned
Montague, MI	Components	Manufacturing	225,000	Owned
Bristol, IN	Components	Manufacturing	380,000	Owned
Homer, MI	Components	Manufacturing	180,000	Owned
Monterrey, Mexico	Components	Manufacturing	88,000	Leased
Nuevo Laredo, Mexico	Components	Manufacturing	408,000	Owned
Laredo, TX	Components	Offices and Warehouse	10,000	Leased

			Approximate	Owned/
Location	Segment	Purpose	Size (sq. ft.)	Leased

Wabash, IN	Components	Manufacturing	165,000	Owned
AuGres, MI	Other	Manufacturing	41,000	Owned
Europe
Campiglione Fenile, Italy	Automotive Wheels	Manufacturing	143,000	Leased
Barcelona, Spain	Automotive Wheels	Manufacturing	105,000	Owned
Hoboken, Belgium	Automotive Wheels	Manufacturing	486,000	Owned
(2 facilities)	and Components
Dello, Italy	Automotive Wheels	Manufacturing	247,000	Owned
Ostrava, Czech Republic	Automotive Wheels	Manufacturing	1,082,000	Owned
(2 facilities)
Manresa, Spain	Automotive Wheels	Manufacturing	357,000	Owned
Manisa, Turkey	Automotive Wheels	Manufacturing	326,000	Owned
(2 facilities)
Königswinter, Germany	Automotive Wheels	Manufacturing	1,490,000	Owned
(2 facilities)
Bergen, Netherlands	Components	Manufacturing	75,000	Owned
Tegelen, Netherlands	Components	Manufacturing	291,000	Owned
Rest of the World
Sao Paulo, Brazil	Automotive Wheels	Manufacturing	866,000	Owned
(2 facilities)
Johannesburg, S. Africa	Automotive Wheels	Manufacturing	269,000	Owned
Pune, India	Automotive Wheels	Manufacturing	305,000	Leased
Bangkok, Thailand	Automotive Wheels	Manufacturing	158,000	Leased
Yokohama, Japan	Automotive Wheels	Sales Office	3,000	Leased

Legal Proceedings

      On February 19, 2002, we issued restated consolidated financial statements as of and for the fiscal years ended January 31, 2001 and 2000, and related quarterly periods, and for the fiscal quarter ended April 30, 2001. The restatement was the result of our failure to properly apply certain accounting standards generally accepted in the United States, and because certain accounting errors and irregularities in our financial statements were identified. The SEC is conducting an investigation into the facts and circumstances giving rise to the restatements. We have been and intend to continue cooperating with the SEC by providing requested documents and cooperating with depositions of our employees. We cannot predict the outcome of the investigation.

      On May 3, 2002, a group of purported purchasers of our bonds commenced a putative class action lawsuit against thirteen of our present or former directors and officers (but not us) and KPMG LLP, our independent auditor, in the U.S. District Court for the Eastern District of Michigan. The complaint seeks damages for an alleged class of persons who purchased our bonds between June 3, 1999 and September 5, 2001 and claim to have been injured because they relied on our allegedly materially false and misleading financial statements. On June 27, 2002, the plaintiffs filed an amended class action complaint adding CIBC World Markets Corp. and Credit Suisse First Boston Corporation, underwriters for certain bonds issued by us, as defendants. These claims were not discharged upon the effectiveness of the Plan of Reorganization because they are against our present and former directors and officers and KPMG LLP, and not against us.

      Additionally, before the date we commenced our Chapter 11 Bankruptcy case, four other putative class actions were filed in the U.S. District Court for the Eastern District of Michigan against us and certain of our directors and officers, on behalf of a class of purchasers of our common stock from June 3,

1999 to December 13, 2001, based on similar allegations of securities fraud. These claims, as against us, but not as against our directors and officers, were discharged upon the effectiveness of the Plan of Reorganization. On May 10, 2002, the plaintiffs filed a consolidated and amended class action complaint seeking damages against our present and former officers and directors (but not us) and KPMG. Pursuant to the Company’s Plan of Reorganization, the Company purchased director’s and officer’s liability insurance for certain of these current and former directors and officers and agreed to indemnify such individuals against certain liabilities, including those matters described above, up to an aggregate of $10 million in excess of any coverage to or for the benefit of all indemnitees.

      On June 13, 2002, we filed an adversary complaint and motion for a preliminary injunction in the Bankruptcy Court requesting the Court to stay the class action litigation commenced by the bond purchasers and equity purchasers. Additionally, on July 25, 2002, we filed with the Bankruptcy Court a motion to lift the automatic stay in the Chapter 11 Filings to allow the insurance company that provides officer and director liability insurance to us to pay the defense costs of our present and former officers and directors in such litigation. The Bankruptcy Court has since entered an order permitting the insurance company to pay up to $500,000 in defense costs incurred by our present and former officers and directors in the litigation subject to certain conditions, which amount has subsequently been increased to $800,000 pursuant to further authority in the order. We have withdrawn our motion for a preliminary injunction.

      During the pendency of our Chapter 11 cases, certain disputes arose between the Company, on one hand, and DESC Automotriz, S.A. de C.V. (“DESC”) and Hayes Wheels Aluminio, S.A. de C.V. (“HW Aluminio”) on the other, relating to our 40% joint venture interest in Hayes Wheels de Mexico, S.A. de C.V., a Mexican corporation manufacturing aluminum and steel wheels (“HW de Mexico”). In connection with these disputes, DESC and HW Aluminio asserted administrative expense claims against us in an amount not less than $20.6 million relating to allegedly improper actions taken by us with respect to HW de Mexico during the Chapter 11 cases. On January 15, 2004, the Company purchased certain assets from HW Aluminio and sold its 40% interest in HW de Mexico to DESC. As a part of this transaction, the parties have agreed to dismiss and withdraw all litigation between themselves. These dismissals and withdrawals are currently pending.

      In October 2003, General Electric Credit Corporation (“GECC”) filed an amended administrative claim in the Bankruptcy Court for $7.5 million relating to certain leased equipment. The leases were rejected during the Company’s Chapter 11 cases. GECC is alleging that its damages were incurred post-petition because the equipment was returned post-petition. If the Bankruptcy Court determines that GECC’s damages are a post-petition expense, GECC may be entitled to an administrative claim for the claim’s full amount. The Company is disputing the amount and the merits of GECC’s claim.

      We are the defendant in a patent infringement matter filed in 1997 in the United States District Court, Eastern District of Michigan. Lacks Incorporated (“Lacks”) alleged that we infringed on three patents held by Lacks relating to chrome-plated plastic cladding for steel wheels. Prior to fiscal 2000, the Federal District Court dismissed all claims relating to two of the three patents that Lacks claimed were infringed and dismissed many of the claims relating to the third patent. The remaining claims relating to the third patent were submitted to a special master. In January 2001, the special master issued a report finding that Lacks’ third patent was invalid, and recommending that Lacks’ remaining claims be dismissed, the trial court accepted these recommendations. Lacks appealed this matter to the Federal Circuit Court. The Federal Circuit Court vacated the trial court’s ruling that the third patent was invalid and remanded the matter back to the trial court for further proceedings. In addition to our defenses in the lawsuit, we have certain rights of indemnification against a co-defendant in the matter that supplied the allegedly infringing products to us.

      We were party to a license agreement with Kuhl Wheels, LLC (“Kuhl”), whereby Kuhl granted us an exclusive patent license concerning “high vent” steel wheel technology known as the Kuhl Wheel, which agreement was terminated as of January 10, 2003 pursuant to a stipulation between us and Kuhl entered in connection with our bankruptcy proceeding. The original license agreement (as amended, the “License Agreement”), dated May 11, 1999, granted us a non-exclusive license for the Kuhl Wheel technology. The License Agreement was subsequently amended to provide us with an exclusive worldwide license. On January 14, 2003, we filed a Complaint for Declaratory and Injunctive Relief against Kuhl and its affiliate, Epilogics Group, in the U.S. District Court for the Eastern District of Michigan. We commenced such action seeking a declaration of noninfringement of two U.S. patents and injunctive relief to prevent Epilogics Group and Kuhl from asserting claims of patent infringement against us, and disclosing and using our technologies, trade secrets and confidential information to develop, market, license, manufacture or sell automotive wheels.

      Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), we currently have potential environmental liability arising out of both our wheel and non-wheel businesses at 17 Superfund sites (the “Sites”). Five of the Sites were related to the operations of Motor Wheel Corporation prior to the divestiture of that business by The Goodyear Tire & Rubber Co. (“Goodyear”). In connection with the 1986 purchase of Motor Wheel by MWC Holdings, Inc. (“Holdings”), Goodyear agreed to retain all liabilities relating to these Sites and to indemnify and hold Holdings harmless with respect thereto. Goodyear has acknowledged this responsibility and is presently representing our interests with respect to all matters relating to these five Sites.

      As a result of activities that took place at our Howell, Michigan facility prior to our acquisition of it, the U.S. Environmental Protection Agency (the “EPA”) is performing, under CERCLA, a remedial investigation/feasibility study of PCB contamination at this Site, and in the adjacent South Branch of the Shiawasee River. Under the terms of a consent judgment entered into in 1981 by Cast Forge, Inc. (“Cast Forge”) (the previous owner of this Site) and the State of Michigan, any additional PCB cleanup which may be required is the financial responsibility of the State of Michigan, and not of Cast Forge or its successors or assigns (including us). The EPA has concurred in the consent judgment.

      We are working with various government agencies and the other parties identified by the applicable agency as “potentially responsible parties” to resolve our liability with respect to seven Sites. We do not currently anticipate that our potential liability at these Sites will be material.

      We have potential environmental liability at the four remaining Sites arising out of businesses presently operated by Kelsey-Hayes. Kelsey-Hayes has assumed and agreed to indemnify us with respect to any liabilities associated with these Sites. Kelsey-Hayes has acknowledged this responsibility and is presently representing our interests with respect to these Sites.

      Kelsey-Hayes, and, in certain cases, we, may remain liable with respect to environmental cleanup costs in connection with certain divested businesses, relating to aerospace, heavy-duty truck components and farm implements, under Federal and state laws and under agreements with purchasers of these divested businesses. We believe, however, that such costs in the aggregate will not have a material adverse effect on our consolidated operations or financial condition and, in any event, Kelsey-Hayes has assumed and agreed to indemnify us with respect to any liabilities arising out of or associated with these divested businesses.

      In addition to the Sites, we also have potential environmental liability at two state-listed sites in Michigan and one in California. Of the Michigan sites, one is covered under the indemnification agreement with Goodyear described above. We are presently working with the Michigan Department of Environmental Quality to resolve our liability with respect to the second Michigan site, for which no significant costs are anticipated. The California site is a former wheel manufacturing site operated by Kelsey-Hayes in the early 1980’s. We are working with two other responsible parties and with the State of California on investigation and remediation of this site.

      In the ordinary course of our business, we are a party to other judicial and administrative proceedings involving our operations and products, which may include allegations as to employment practices and manufacturing quality, design and safety. We carry insurance coverage in such amounts in excess of our self-insured retention as we believe to be reasonable under the circumstances and which may or may not cover any or all of our liabilities in respect of claims and lawsuits. After reviewing the proceedings that are currently pending (including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of insurance, including insurance rights under indemnification agreements, and established reserves for uninsured liabilities), we believe that the outcome of these proceedings will not have a material adverse effect on the financial condition or ongoing results of our operations.

THE BANKRUPTCY CASE

      On December 5, 2001, Old Hayes, 30 of our wholly owned domestic subsidiaries and one of our wholly owned Mexican subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court (the “Chapter 11 Filings”).

Comprehensive Restructuring Plan

      Since the Board of Directors appointed Mr. Clawson as President and Chief Executive Officer and throughout the course of the bankruptcy cases, we have developed and implemented a comprehensive restructuring plan that has substantially improved operating performance. Major initiatives include: (i) rationalizing manufacturing capacity, thereby reducing fixed costs; (ii) implementing operational improvements at the plant level focusing on lean manufacturing, thereby reducing variable costs; (iii) enhancing the leadership team and restructuring the role of the corporate center; (iv) increasing oversight over the corporate, business unit and plant level finance function, thereby improving reliability of reported financial results; (v) divesting certain non-core assets; and (vi) since filing for bankruptcy protection, rejecting and/or renegotiating unfavorable executory contracts and leases.

      These significant changes to our cost structure resulted in a substantial turnaround in financial performance, demonstrated by an improvement in gross margin from approximately 6.5% in fiscal 2001 to 10% in fiscal 2002. We achieved this improvement in operating performance while substantially preserving our revenue stream.

The Plan of Reorganization

      On April 9, 2003, we filed our Plan of Reorganization. On May 12, 2003, the Bankruptcy Court issued an order confirming our Plan of Reorganization that has become a final, non-appealable order. The Plan of Reorganization became effective on June 3, 2003.

      The Plan of Reorganization constituted a separate plan of reorganization for each of the 27 Debtors proposing the Plan of Reorganization (the “Reorganized Debtors”). On the Effective Date and at certain times thereafter, the Reorganized Debtors distributed cash, securities and other property to or for the benefit of holders of certain classes of claims as provided in the Plan of Reorganization. The Plan of Reorganization also provided for payment of certain expenses related to our operation during the pendency of our bankruptcy cases and of expenses incurred in connection with our restructuring pursuant to the Plan of Reorganization and for us entering into the New Credit Facility.

      Under the Plan of Reorganization, we:

•	formed a new holding company;

•	merged Old Hayes with and into HLI;

•	cancelled all existing securities of Old Hayes, including its common stock, options and warrants;

•	issued the Senior Notes and entered into the New Credit Facility and applied the net proceeds of the Senior Notes and the initial $450.0 million borrowings under the New Credit Facility, along with a portion of our cash on hand, to make payments required under the Plan of Reorganization, including the repayment of our DIP Facility and a cash payment to the lenders under our Prepetition Credit Agreement, to pay related transaction costs and to refinance certain debt; and

•	satisfied certain claims and expenses, including (i) a cash payment of $477.3 million, to the holders of secured claims under the Prepetition Credit Agreement, as well as a distribution of 15,930,000 shares of our common stock (53.1% of our outstanding common stock immediately following effectiveness of the Plan of Reorganization) and 53,100 shares of HLI Preferred Stock (53.1% of the outstanding HLI Preferred Stock immediately following effectiveness of the Plan of Reorganization), (ii) a cash payment of approximately $13 million to the holders of claims arising under our Old Senior Notes, as well as a distribution of 13,470,000 shares of our common stock

(44.9% of our outstanding common stock immediately following effectiveness of the Plan of Reorganization), 44,900 shares of HLI Preferred Stock (44.9% of the HLI Preferred Stock immediately following effectiveness of the Plan of Reorganization) and a portion of the distributions under the Creditors’ Trust, (iii) a distribution to holders of our Old Subordinated Notes of the Series A Warrants, and (iv) a distribution for the benefit of the holders of unsecured claims in an aggregate amount of 600,000 shares of our common stock (2% of our outstanding common stock immediately following effectiveness of the Plan of Reorganization), 2,000 shares of HLI Preferred Stock (2% of the HLI Preferred Stock immediately following the Plan of Reorganization), the Series B Warrants and a portion of the distributions under the Creditors’ Trust.

      On the Effective Date, 600,000 shares of our common stock, representing 2% of our issued and outstanding common stock, were issued to the disbursing agent under the Plan of Reorganization for distribution to certain holders of general unsecured claims pursuant to the terms of the Plan. The timing of the distribution of these shares by the disbursing agent depends on a number of factors, including the resolution of disputed general unsecured claims. We are continuing our efforts to resolve and liquidate all general unsecured claims, however, until more of the disputed general unsecured claims are resolved and liquidated, the disbursing agent will be unable to distribute the 600,000 shares of our common stock to the general unsecured creditors in accordance with the Plan.

      As a result of the consummation of the Plan of Reorganization, we are operating our businesses with a reduced level of debt and operating expenses. Our common stock was distributed to or for the benefit of certain of the holders of allowed claims as described above, subject to dilution as a result of exercise of the Series A Warrants and Series B Warrants and to the grant of certain shares and options to be issued to management.

      The foregoing description of certain material terms of the Plan of Reorganization is subject to, and qualified in its entirety by, reference to the detailed provisions of the Plan of Reorganization, which is incorporated herein by reference.

Other Information

      Events Leading to the Commencement of the Chapter 11 Filings. During the few years preceding the Chapter 11 Filings, we had been negatively impacted by a number of developments that affected our ability to service our debt. In the years leading up to the petition date, our debt increased from approximately $700 million in January 1997 to approximately $2 billion on the date we filed for bankruptcy relief. Meanwhile, domestic auto parts manufacturers came under increasing pressure from OEM customers to reduce prices and to provide engineering, design, testing and other services as well as just-in-time inventory provisioning, thereby shifting significant costs and production risks to the suppliers.

      Our financial situation worsened late in the third quarter of 2001 by problems resulting from our restatement of earnings due to the discovery of certain accounting errors and irregularities. On September 5 and December 13, 2001, we announced that we would restate our consolidated financial statements included in our filings with the SEC as of and for the fiscal years ended January 31, 2001 and 2000, and related quarterly periods, and for the fiscal quarter ended April 30, 2001 because we failed in certain instances to properly apply GAAP, and because we and our auditors identified accounting errors and irregularities in our financial statements, as described below. We also advised the public that the accompanying independent auditors’ reports regarding fiscal 2000 and 1999 consolidated financial statements should not be relied upon. The primary components of the restatement adjustments for fiscal years 2000 and 1999 are as follows:

•	certain costs and expenses, primarily related to freight, payroll, non-reimbursable tooling, and other operating costs and expenses, were improperly capitalized or deferred;

•	we did not record liabilities, primarily for maintenance parts purchases, temporary labor, costs for exceeding certain permitted environmental emissions and other operating supplies;

•	the accounting for certain acquisitions did not appropriately reflect the fair values of assets acquired and liabilities assumed in accordance with generally accepted accounting principles;

•	we did not record certain customer pricing adjustments, and supplemental pension benefits;

•	as a consequence of the significantly lower restated operating results of our manufacturing facility in Somerset, Kentucky in fiscal 2000 and fiscal 1999, management revised its estimate of future undiscounted cash flows expected to be generated by the manufacturing facility, and concluded that that amount was less than the carrying value of the long-lived assets related to the Somerset facility. Accordingly, we recognized an impairment charge in the fourth quarter of fiscal 2000. Additionally, we recognized an impairment charge of $1.5 million related to our Petersburg facility;

•	the restatement adjustments discussed above affecting earnings (loss) from operations and acquisition accounting also result in adjustments to income taxes in the appropriate period. Additionally, due to concern regarding our ability to continue as a going concern at the time of the restatement, it was uncertain whether or not the benefits of certain deferred income tax assets would be realized. Accordingly, the valuation allowance was increased by $71.3 million in the fourth quarter of fiscal 2000;

•	in fiscal 2000, the common stock subject to a put agreement was acquired by us for cash consideration of $1.5 million and the issuance of a note payable of $5.3 million. A correction was made in fiscal 2000, to recognize the fair value of the note payable not previously recognized and to adjust stockholders’ equity (deficit);

•	a correction to recognize the deferred income tax liability in fiscal 2000 and 1999 related to cross-currency interest rate swap agreements to hedge a portion of our net investment in foreign subsidiaries. The deferred income tax charge was recorded in the accumulated other comprehensive income section in consolidated stockholders’ equity (deficit) as part of the restatement;

•	adjustments to accumulated other comprehensive income for currency translation due to certain restatement adjustments in foreign subsidiaries;

•	all amounts outstanding with respect to the Prepetition Credit Agreement, Old Senior Notes and Old Subordinated Notes outstanding at January 31, 2001 were classified as a current liability as of January 31, 2001;

•	common stock subject to put agreement was reclassified from additional paid-in capital at January 31, 2000, as previously reported; and

•	certain non-current deferred income tax assets and liabilities, as previously reported at January 31, 2001 and 2000, were reclassified either as part of the previously reported amounts or as restatement adjustments.

      As a result of the restatement and the subsequent postponement of the release of any additional financial reporting including our imminent Form 10-Q, we were unable to access additional availability under our Prepetition Credit Agreement. In addition, our debt rating was downgraded by the major rating agencies in June 2001, which effectively precluded us from accessing other alternative financing sources to fund operations and resulted in tighter credit terms from suppliers. Faced with dwindling cash balances, limited access to additional sources of liquidity and scheduled bond interest payments in December 2001 and January 2002 of approximately $57 million, we sought bankruptcy court protection in order to stay our creditors and to provide access to additional liquidity in the form of a super-priority debtor-in-possession financing facility. On December 17, 2001, we entered into the DIP Facility.

      Following the commencement of an internal review of our accounting records and procedures and an investigation initiated by the Audit Committee of our Board of Directors in connection with the restatement process (the “Audit Committee Investigation”), we initiated a significant restructuring that included, among other things: (a) a new management team under the leadership of a new chief executive officer and the hiring of a new chief financial officer (initially an interim chief financial officer); (b) a number of key operating initiatives including an ongoing process to rationalize our manufacturing capacity on a global basis, and (c) the Chapter 11 Filings.

      These activities, while critical to our restructuring, complicate our ability to assess the overall effectiveness of (a) disclosure controls and procedures, as defined in Exchange Act Rules 13a-14 and 15d-14 (the “Disclosure Controls and Procedures”), and (b) internal controls, including those internal controls and procedures for financial reporting (the “Internal Controls”). These activities also complicate our ability to implement certain improvements to our disclosure controls and procedures and internal controls. As a result, we will continue to be subjected to a number of risks relating to these controls that are inherent in our transition following emergence from Chapter 11.

      Since the inception of the restatement process and Audit Committee Investigation, we have made a number of significant changes that strengthened our disclosure controls and procedures and internal controls. These changes included, but were not necessarily limited to, (a) communicating clearly and consistently a tone from new senior management regarding the proper conduct in these matters, (b) terminating or reassigning key managers, (c) hiring (or retaining on an interim basis) in addition to the chief financial officer position noted above, a new director of accounting, a new chief information officer, a new director of internal audit and several new experienced business unit controllers, (d) strengthening the North American financial management organizational reporting chain, (e) requiring stricter account reconciliation standards, (f) establishing an anonymous “TIPLINE” monitored by our general counsel, (g) updating and expanding the distribution of our business conduct questionnaire, (h) conducting more face-to-face quarterly financial reviews with business unit management, (i) requiring quarterly as well as annual plant and business unit written representations, (j) expanding the financial accounting procedures in the current year internal audit plan, (k) temporarily supplementing our existing staff with additional contractor-based support to collect and analyze information necessary to prepare our financial statements, related disclosures and other information requirements contained in our SEC periodic reporting until we implement changes to the current organization and staffing, and (l) commencing a comprehensive, team-based process to further assess and enhance the efficiency and effectiveness of our financial processes, including support efforts that better integrate current and evolving financial information system initiatives, and addressing any remaining critical weaknesses, including any reported by our internal audit function and independent public accountants.

      As more fully discussed in the American Institute of Certified Public Accountants (“AICPA”) auditing standards pronouncement “Consideration Of Internal Control in a Financial Statement Audit,” AU Section 319, paragraphs .21 to .24, an internal control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control objectives will be met. Limitations inherent in any system of internal controls might include, among other things, (a) faulty human judgment and simple errors or mistakes, (b) collusion of two or more people or inappropriate management override of procedures, (c) imprecision in estimating and judging cost-benefit relationships in designing controls and (d) reductions in the effectiveness of one deterring component (such as a strong cultural and governance environment) by a conflicting component (such as may be found in certain management incentive plans).

      We believe that the aforementioned limitations apply to any applicable system of internal controls, including the Disclosure Controls and Procedures and Internal Controls. We will continue the process of identifying and implementing corrective actions where required to improve the effectiveness of our Disclosure Controls and Procedures and Internal Controls. Significant supplemental resources will continue to be required to prepare the required financial and other information during this process. The changes made to date as discussed above have enabled us to restate our previous filings where required, as well as subsequently prepare and file the remainder of the required periodic reports for fiscal 2001, 2002 and 2003 on a timely basis.

      Fresh Start Accounting. Upon emergence from bankruptcy and completion of the restructuring, we implemented fresh start accounting. Under fresh start accounting, a new reporting entity is considered to be created and our reorganization value was allocated to our assets based on, and our assets’ recorded values were adjusted to reflect, the fair values of those assets at the date fresh start accounting is applied. Any portion of our reorganization value not attributable to specific assets was an indefinite-lived intangible asset referred to as “reorganization value in excess of value of identifiable assets” and reported as goodwill. As a result of adopting fresh start accounting and emerging from bankruptcy, historical financial information is not comparable with financial information for those periods after emergence from bankruptcy. Upon the effectiveness of the Plan of Reorganization, all of our existing equity securities were cancelled and the holders thereof received no consideration. Holders of certain classes of claims received our common stock and HLI Preferred Stock, as described in “— The Plan of Reorganization”. As a result, our emergence from bankruptcy resulted in a complete change in ownership of our equity securities.

      Restructuring Transactions. In connection with our emergence from bankruptcy, we were formed as a new holding company. We then formed a direct, wholly owned subsidiary, HLI Parent Company, Inc. (“HLI Parent Co.”), which formed HLI as a subsidiary. We contributed our common stock, Series A Warrants and Series B Warrants to HLI. On the Effective Date, Old Hayes merged with and into HLI, with HLI surviving. See “Prospectus Summary — The Reorganization and Related Financing” for a diagram depicting our corporate structure before and after our emergence from bankruptcy. HLI distributed cash, shares of our common stock, Series A Warrants, Series B Warrants, and HLI Preferred Stock to or for the benefit of holders of allowed claims in exchange for their allowed claims as described above under “— The Plan of Reorganization.” To realize certain tax and other efficiencies, we also underwent certain other restructurings in connection with the effectiveness of the Plan of Reorganization. The capital structure of each of Hayes, HLI Parent Co. and HLI upon the Effective Date was as follows:

		Shares	Shares
Entity	Security	Authorized	Outstanding	Value	Holders
Hayes	common stock	100,000,000	30,000,000	$544.4 million	• lenders under the Prepetition Credit Agreement;
					• holders of Old Senior Notes; and
					• holders of general unsecured claims.
	preferred stock	1,000,000	none	none	none
	Series A Warrants	N/A	warrants to purchase up to 957,447 shares of our common stock.	$3.7 million	• holders of Old Subordinated Notes
	Series B Warrants	N/A	warrants to purchase up to 957,447 shares of our common stock.	$5.6 million	• holders of general unsecured claims
HLI Parent Co.	common stock	1,000	1,000	N/A	• 100% held by Hayes
HLI	common stock	600,000	590,000	N/A	• 100% held by HLI Parent Co.
	HLI Preferred Stock	100,000	100,000	$10.0 million	• lenders under the Prepetition Credit Agreement;
					• holders of our Old Senior Notes; and
					• holders of general unsecured claims.

      New Credit Facility. Upon emergence from bankruptcy, we entered into a credit agreement with Citicorp North America, Inc. and Lehman Brothers Inc., providing for a senior credit facility for $550 million secured by substantially all of our and our domestic subsidiaries’ real and personal property. See the “Description of Indebtedness — New Credit Facility” section of this prospectus for a further description of the New Credit Facility.

      On the Effective Date, HLI issued $250 million aggregate principal amount of Senior Notes. The Senior Notes will mature on June 15, 2010. Interest on the Senior Notes will accrue at a rate of 10 1/2% per annum and will be payable semi-annually in arrears on June 15 and December 15. See the “Description of Indebtedness — Senior Notes” section of this prospectus for a further description of the Senior Notes.

MANAGEMENT

Directors and Executive Officers Following the Reorganization

      The following table sets out the names and ages of our current executive officers and directors and their positions, followed by a description of their business experience during the past five years. All positions shown are with the Company or its subsidiaries unless otherwise indicated. All executive officers are elected by the Board of Directors and serve at its pleasure. There are no family relationships among any of the executive officers, and there is no arrangement or understanding between any of the executive officers and any other person pursuant to which he was selected as an officer. Unless otherwise indicated, each individual below is a U.S. citizen and the business address of each individual is: 15300 Centennial Drive, Northville, Michigan 48167.

Name	Age	Position

Curtis J. Clawson	44	President, Chief Executive Officer and Chairman of the Board
James A. Yost	54	Vice President, Finance and Chief Financial Officer
Patrick C. Cauley	44	Vice President, General Counsel and Secretary
Brian J. O’Loughlin	47	Vice President — Information Technology and Chief Information Officer
James L. Stegemiller	52	Vice President — President, North American Wheels
Scott T. Harrison	39	Vice President — President, Suspension Components
Daniel M. Sandberg	44	Vice President — President, Automotive Brake Components and Powertrain Components
Fred Bentley	38	Vice President — President, European Wheels
Edward W. Kopkowski	41	Vice President — President, Commercial Highway and Aftermarket Services
John A. Salvette	48	Vice President — Business Development
Michael J. Edie	54	Vice President — Materials and Logistics
Larry Karenko	54	Vice President — Human Resources and Administration
Laurence Berg	38	Director
William H. Cunningham	60	Director
George T. Haymaker, Jr.	66	Lead Director
Steve Martinez	34	Director
Henry D.G. Wallace	58	Director
Richard F. Wallman	52	Director

      Curtis J. Clawson, President, Chief Executive Officer and Chairman of the Board, has held such positions since August 2001 (President and Chief Executive Officer) and September 2001 (Chairman). Most recently, from 1999 to July 2000, Mr. Clawson was President and Chief Operating Officer of American National Can, a $2.5 billion NYSE traded manufacturing company. Mr. Clawson has 11 years of experience in the automotive industry. He began his career in automotive-related businesses at Arvin Industries where he spent 9 years, from 1986 to 1995, including: (i) a position as General Manager of the business unit that supplied Arvin exhaust products; (ii) tenures in sales and marketing; and (iii) tenures in production and plant management. From 1995 until the time that he joined American National Can, Mr. Clawson worked for Allied Signal, Inc. as President of Allied’s Filters (Fram) and Spark Plugs (Autolite) Group, a $500 million automotive components business, and then President of Allied’s Laminate Systems Group. Mr. Clawson earned his Bachelor of Science and Bachelor of Arts degrees from

Purdue University and a Master’s of Business Administration from Harvard Business School. He is fluent in Spanish and French.

      James A. Yost, Vice President, Finance and Chief Financial Officer, joined the Company in 2002, after retiring from Ford Motor Company in 2001 where he most recently served as Vice President of Corporate Strategy. He also held positions as Vice President and Chief Information Officer, Executive Director of Corporate Finance, General Auditor and Executive Director of Finance Process and Systems Development, Finance Director of Ford Europe and Controller of Autolatina (South America) during his 27-year career. Mr. Yost graduated with a Bachelor of Engineering Science degree in Computer Science from the Johns Hopkins University in Baltimore, Maryland. He also received a Master’s of Business Administration in Finance from the University of Chicago.

      Patrick C. Cauley, Vice President, General Counsel and Secretary, previously served as Assistant General Counsel. Prior to joining the Company in 1999, Mr. Cauley served as a partner at the Detroit-based law firm of Bodman, Longley & Dahling LLP, where he engaged in all aspects of corporate practice, including mergers and acquisitions, commercial lending and financing, tax and real estate transactions. Mr. Cauley earned his Bachelor of Science degree in Business Administration, with a major in Accounting and his Juris Doctor degree from the University of Michigan. Mr. Cauley is also a Certified Public Accountant.

      Brian J. O’Loughlin, Chief Information Officer, joined the Company in 2002 from Revlon, Inc., where he served as Chief Information Officer. In this position, Mr. O’Loughlin was responsible for building Revlon’s global Information Technology (“IT”) function comprising 240 professionals across 18 countries. He oversaw a major IT reorganization that introduced a centralized infrastructure based on technical standards, reliable architecture, and high levels of customer support. While serving as Chief Information Officer at Revlon, Mr. O’Loughlin created a unified support structure for a diverse IT environment. In earlier positions at Revlon, Mr. O’Loughlin worked as a Vice President of Applications Development, Director of Systems & Programming and a Project Manager. Prior to Revlon, he spent four years in the industry as a consultant. Mr. O’Loughlin has also held information systems management positions with Congoleum Corporation and A.M. International. Mr. O’Loughlin holds a Bachelor of Science degree in Business Administration from Ramapo College in New Jersey.

      James L. Stegemiller, Vice President — President, North American Wheels, joined the Company to lead the North American Wheels Business Unit that was recently formed by consolidating the Company’s North American Fabricated and Cast Wheels Business Units into one business. Prior to joining the Company, Mr. Stegemiller was the Vice President of Worldwide Operations of Arvin Meritor with responsibilities for all manufacturing operations within the Exhaust Systems business. Mr. Stegemiller earned his Bachelor of Science degree in Business Economics from The Purdue University School of Industrial Management and has completed the Executive Program at Indiana University. Mr. Stegemiller has 27 years of experience in the automotive industry.

      Scott T. Harrison, Vice President — President, Suspension Components, joined the Company from Fisher Scientific, Inc. where he was most recently a Vice President and General Manager of the Lab Equipment Group. Prior to joining Fisher Scientific, Mr. Harrison held various positions of increasing responsibility at General Motor’s Delco Chassis Division, at Arvin Industries and at Allied Signal. At Allied Signal, Mr. Harrison directed the Six Sigma program in the Filters and Spark Plugs Strategic Business Unit and was later responsible for global spark plug (Autolite) manufacturing. Mr. Harrison has a strong record of lean implementation, productivity improvement and team building. He holds a Bachelor of Science degree in Electrical Engineering from Ohio State University and a Master’s of Science degree in Electrical Engineering from the University of Dayton, Ohio. Mr. Harrison has 12 years of experience in the automotive industry.

      Daniel M. Sandberg, Vice President — President, Powertrain and Brakes, was appointed President of Brakes in February 1999; and Powertrain in October 2001. Mr. Sandberg joined the Company in April

1994 as Vice President, General Counsel and Secretary. From 1996 to 1999, he served as Vice President of International Operations, General Counsel and Secretary. At the time, in addition to the Company’s legal function, he was responsible for developing a divestiture and/or acquisition strategy for all of the Company’s minority owned joint ventures. He received his Bachelor of Arts degree in Economics and his Juris Doctor degree from the University of Michigan.

      Fred Bentley, Vice President — President, European Wheels, a Six Sigma Black Belt, has a solid background of operations, lean manufacturing and engineering. Prior to joining the Company, he was Managing Director for Honeywell’s Holts European and South Africa automotive after-market operations and served as Plant Manager of Honeywell International. Prior to that, Mr. Bentley was Heavy Duty Filter (FRAM) General Manager for Honeywell’s operations in Greenville, Ohio and Clearfield, Utah. Before joining Honeywell in 1995, Mr. Bentley worked in various capacities at Frito Lay, Inc. (PepsiCo) for a total of eight years. Mr. Bentley earned his Bachelor of Science degree in Industrial Engineering from the University of Cincinnati, Ohio, and a Master’s of Business Administration from the University of Phoenix. Mr. Bentley has six years of experience in the automotive industry.

      Edward W. Kopkowski, Vice President — President, Commercial Highway and Aftermarket Services, served immediately prior to joining the Company as Founder and President of Kopko Associates, Ltd., a consulting firm offering corporate clients guidance in the deployment and use of world class operational improvement methods. Prior to that time, he was Vice President of Modular Products and Operating Excellence at Pilkington PLC (formerly Libbey-Owens-Ford) in Toledo, Ohio. Additionally, Mr. Kopkowski was Plant Manager at Bosch Braking Systems machining and assembly plant in Ashland, Ohio. Before that, he successfully served in a variety of management roles in operations and engineering, at AlliedSignal Braking Systems and, earlier in his career, Bendix Automotive Brake Systems, in both South Bend, Indiana and St. Joseph, Michigan. Mr. Kopkowski received his Bachelor of Science in Mechanical Engineering from Purdue University, in Indiana, and his Master’s of Arts degree in Management from Nazareth College in Kalamazoo, Michigan. He is also a licensed Professional Engineer in the State of Michigan and an ASQ Certified Quality Engineer.

      John A. Salvette, Vice President — Business Development, is responsible for the Metaalgieterij Giesen (MGG) and the Equipment and Engineering Divisions and is in charge of directing the Company’s Corporate Strategy. After serving in various financial positions with Rockwell International’s Automotive Operations in Winchester, Kentucky and serving as Vice President and Chief Financial Officer of Stahl Manufacturing, an automotive supplier in Redford, Michigan, Mr. Salvette joined Kelsey-Hayes in 1990 as Controller for the North American Aluminum Wheel Business Unit. From May 1993 to January 1995, Mr. Salvette served as Director of Investor Relations and Business Planning and, from February 1995 to June 1997, as Corporate Treasurer to the Company. From July 1997 to January 1999, Mr. Salvette was Group Vice President of Finance of Hayes Lemmerz Europe. Following the acquisition of CMI International in February 1999, Mr. Salvette was appointed Vice President of Finance, Cast Components Group. Mr. Salvette received a Bachelor degree in Economics from the University of Michigan in 1977 and a Master’s of Business Administration from the University of Chicago in 1979.

      Michael J. Edie, Vice President — Materials and Logistics, came to his position with over 25 years experience. Prior to joining the Company, Mr. Edie served as a consultant for two years in various capacities. His experience spans multiple disciplines, including business process reengineering, international and domestic logistics, and creating and managing customized supply chain management solutions. Mr. Edie started his career with Eastman Kodak Company, holding a number of management positions including Vice President of U.S. and Canada Distribution and Supply; and Regional Senior Vice President of U.S. and Canada Marketing Services and Support. He also spent six years at Revlon, Inc. and held a top post as Senior Vice President of Distribution and Customer Logistics. Mr. Edie holds a Bachelor of Arts degree from St. John Fisher College in Rochester, New York and has completed Executive Development Programs in Logistics and Transportation, Human Resources and Management.

      Larry Karenko, Vice President — Human Resources and Administration, is responsible for worldwide Public Relations, Communication and Advertising, Philanthropy, Corporate Risk, Health, Safety and Environmental, Corporate Travel, and Fleet Administration. Mr. Karenko joined the Company in 1994 as Corporate Vice President of Human Resources and became Vice President of Human Resources and Administration after the acquisition of CMI, in February 1999. Prior to joining the Company, Mr. Karenko held the lead human resources position in the Powertrain Products Group and the Chassis Products Group at Federal Mogul, Inc., where he worked from 1979 to 1994. Before that, Mr. Karenko served as an employment representative and a wage and salary analyst at Newport News Shipbuilding and, also, personnel manager for Kal-Equipment Corporation in Otsego, Michigan, a manufacturer of automotive test equipment. Mr. Karenko received a Bachelor of Science degree in Labor and Industrial Relations from Michigan State University.

      Laurence Berg, Director, is a Senior Partner with Apollo Management which, together with its affiliates, serves as managing general partner of the Apollo Investment Funds. Prior to 1992, Mr. Berg was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Berg is a director of Sylvan Learning Systems, AMC Entertainment, Inc., Resolution Performance Products and Rent-A-Center Inc. Mr. Berg received his MBA from the Harvard Business School and received his BS in Economics from the University of Pennsylvania’s Wharton School of Business.

      William H. Cunningham, Director, has been a Professor of Marketing at the University of Texas at Austin since 1979. Mr. Cunningham has occupied the James L. Bayless Chair for Free Enterprise at the University of Texas since 1985. Mr. Cunningham was the Dean of the University of Texas’ College of Business Administration/Graduate School of Business from 1982-85, and President of the University of Texas at Austin from 1985-92. Mr. Cunningham was also the Chancellor (chief executive officer) of the University of Texas from 1992 to 2000. In addition, Mr. Cunningham currently sits on the board of directors of each of: Jefferson Pilot Corporation, Southwest Airlines, WilTel Communications, John Hancock Funds, Introgen Therapeutics, and Lin Television. Mr. Cunningham received a Ph.D. from Michigan State University in 1971, an MBA from Michigan State in 1967, and a BBA from Michigan State University in 1966.

      George T. Haymaker, Jr., Lead Director, has been non-executive Chairman of the Board of Kaiser Aluminum Corporation since October 2001. Mr. Haymaker served as Chairman of the Board and Chief Executive Officer of Kaiser Aluminum Corporation from January 1994 until January 2000, and as non-executive Chairman of the Board of Kaiser Aluminum Corporation from January 2000 through May 2001. He served as President of Kaiser Aluminum Corporation from May 1996 through July 1997. From May 1993 to December 1993, Mr. Haymaker served as President and Chief Operating Officer of Kaiser Aluminum Corporation. Mr. Haymaker also is a director of 360networks Corporation, a provider of broadband network service; Flowserve Corporation, a provider of valves, pumps and seals; CII Carbon, L.L.C., a producer of calcined coke; and non-executive Chairman of the Board of Directors of Safelite Glass Corp., a provider of automotive replacement glass. Since July 1987, Mr. Haymaker has been a director, and from February 1992 through March 1993 was President of, Mid-America Holdings, Ltd. (formerly Metalmark Corporation), which is in the business of semi-fabrication of aluminum extrusions.

      Steve Martinez, Director, is a Principal at Apollo Management, L.P., primarily responsible for investments in the Automotive and General Industrial sectors. Prior to joining Apollo, Mr. Martinez was employed by Goldman, Sachs & Co. in its Mergers & Acquisitions group. Mr. Martinez received an MBA from the Harvard Business School and a BA and BS from the University of Pennsylvania and the Wharton School of Business, respectively.

      Henry D.G. Wallace, Director, was employed by Ford Motor Company from 1971-2001. Mr. Wallace’s last position with Ford was as the Group Vice President, Mazda & Asia Pacific Operations. Before serving Ford in this capacity, Mr. Wallace occupied a number of different positions, many of which were financial in nature, including but not limited to: Group Vice President and Chief Financial Officer (2000); Vice President, European Strategic Planning and Chief Financial Officer, Ford of Europe, Inc.

(1997); Treasurer, Ford of Europe, Inc. (1989); and various financial management positions within Ford of Europe, Inc. Mr. Wallace received a BA in Economics from the University of Leicester.

      Richard F. Wallman, Director, was employed by Honeywell International, Inc. from 2000-2003. Mr. Wallman’s last position with Honeywell was as the Senior Vice President and Chief Financial Officer. From 1995 to 1999, Mr. Wallman held the same position at AlliedSignal, Inc., until its merger with Honeywell. Before joining AlliedSignal, Mr. Wallman occupied a number of different positions, many of which were financial in nature, including but not limited to: Vice President and Controller of IBM Corporation from 1994 until 1995; Assistant Corporate Controller, Sales and Marketing, of Chrysler Corporation from 1989 until 1993; Director, Financial Analysis of Chrysler Corporation from 1987 until 1989; and various financial management positions with Ford Motor Company. Mr. Wallman is a director of Ariba, Inc. and J.M. Huber Corporation. Mr. Wallman received his Bachelor of Science degree in Electrical Engineering from Vanderbilt and a Master’s of Business Administration from the University of Chicago in 1974.

Board of Directors

      Other than Mr. Clawson, all of our current board members were appointed upon our emergence from bankruptcy and were designated by holders of certain classes of claims in our Chapter 11 proceedings.

      Board members are divided into three classes, with each class consisting, as nearly as possible, of an equal number of directors. Class I consists of Mr. Clawson and Mr. Haymaker. Class II consists of Messrs. Berg and Cunningham. Class III consists of Messrs. Martinez, Wallace and Wallman. Only one class of directors is slated for election each year and directors may be removed from the board only for cause.

      Each of the board members serves for a term through the date of the annual meeting of stockholders in the year in which such director’s term expires. Class I directors’ initial term will expire in 2004; Class II directors’ initial term will expire in 2005; and Class III directors’ initial term will expire in 2006. Following such initial terms, directors will be elected to serve three-year terms by stockholder vote, at annual meetings of stockholders.

      Two directors, Messrs. Berg and Martinez, were selected by Apollo, with the advice and participation of the former holders of our Old Senior Notes that expressed an interest to Apollo in participating in such process based upon their respective holdings of the Old Senior Notes and the number of shares of our common stock they received under the Plan of Reorganization. Under the registration agreement between us and the selling stockholder relating to this offering, as described in the “Principal and Selling Stockholders” section of this prospectus, among other things, one of the two directors designated by Apollo will resign upon completion of this offering.

EXECUTIVE COMPENSATION

Employee Retention and Incentive Programs

Critical Employee Retention Plan

      On May 30, 2002, the Bankruptcy Court approved a critical employee retention plan (the “CERP”) adopted by the Executive Committee of our board of directors, which was designed to compensate certain critical employees in order to assure their retention and availability during the restructuring by: (a) rewarding critical employees who remained with us during and through the completion of the restructuring (the “Retention Bonus”) and (b) providing additional incentives to a more limited group of the most senior critical employees if the enterprise value upon completing the restructuring exceeded an established baseline (the “Restructuring Performance Bonus”).

      Thirty-five percent, or approximately $3.0 million, of the Retention Bonus was paid on October 1, 2002. The remaining portion of the Retention Bonus of approximately $5.9 million was paid on June 13, 2003.

      The Restructuring Performance Bonus was paid after the consummation of the restructuring, based on our compromise total enterprise value of $1,250.0 million as confirmed by the Bankruptcy Court. The aggregate amount of the Restructuring Performance Bonus is $12.1 million. Of the aggregate $12.1 million, approximately $6.0 million was paid in cash on July 1, 2003, and approximately $2.0 million was paid in cash on August 29, 2003 as determined by our board of directors. The remaining portion of the Restructuring Performance Bonus was paid in 215,935 restricted stock units on July 28, 2003. Pursuant to the CERP, the restricted stock units will vest as follows, subject to the participant’s continued employment:

•	one-half of the restricted stock units will vest on the first anniversary of the effective date of the Plan of Reorganization; and

•	one-half of the restricted stock units will vest on the second anniversary of the effective date of the Plan of Reorganization.

Long-Term Incentive Plan

      On May 12, 2003, the Bankruptcy Court approved a Long-Term Incentive Plan (the “LTIP”), which became effective on July 23, 2003, the date that the LTIP was approved by our board of directors. No award may be granted under the LTIP after July 23, 2013.

      The LTIP provides for the grant of incentive stock options, stock options that do not qualify as incentive stock options, restricted shares of common stock, and restricted stock units (collectively, “awards”). The number of shares of our common stock subject to awards under the LTIP is 3,734,554 (subject to adjustment in certain circumstances). Any officers, directors and key employees of Hayes and its subsidiaries are eligible to be designated a participant in the LTIP.

      On July 28, 2003, we granted 1,887,162 stock options and 1,258,107 restricted stock units to certain employees and officers, and an aggregate of 65,455 stock options and 43,637 restricted stock units to non-employee members of our board of directors. The exercise price of the stock options is $13.93 per share. The stock options granted to our employees and officers vest 25% per year over a four-year period. The restricted stock units granted to our employees and officers vest one-third after three years and the remaining two-thirds after four years. The stock options and restricted stock units granted to our non-employee directors vest over a two year period.

Compensation of Named Executive Officers

      This section provides summary information regarding the compensation of Mr. Clawson, the Chief Executive Officer, and the four most highly compensated officers other than Mr. Clawson: Scott Harrison, Vice President — President, Suspension Components; James L. Stegemiller, Vice President — President,

North American Wheels; Michael J. Edie, Vice President — Materials and Logistics; and Daniel M. Sandberg, Vice President — President, Automotive Brake Components and Powertrain Components (collectively, the “Named Executive Officers”).

Salary and Bonus

      We hired Messrs. Clawson, Harrison, Stegemiller, and Edie in fiscal 2001. All of the Named Executive Officers, other than Mr. Sandberg, received a retention bonus in fiscal 2002. All of the Named Executive Officers received payments under the CERP and a performance bonus with respect to fiscal 2002. The following summary compensation table sets forth certain information concerning compensation for services in all capacities awarded to, earned by or paid to our Named Executive Officers for fiscal 2002, 2001 and 2000.

Summary Compensation Table

	Annual Compensation

				All Other
Name and Principal Position	Fiscal	Salary	Bonus(1)(2)(3)	Compensation(4)

Clawson, Curtis J.	2002	$755,004	$1,413,708	$241,078
President, Chief Executive	2001	377,502	833,416	187,413
Officer and Chairman of the Board
Harrison, Scott	2002	265,008	302,834	130,420
Vice President — President,	2001	73,617	301,179	7,665
Suspension Components
Stegemiller, James L.	2002	285,000	368,515	76,367
Vice President — President,	2001	106,875	502,484	17,225
North American Wheels
Edie, Michael J.	2002	255,000	298,098	94,572
Vice President — Materials and Logistics	2001	47,334	190,487	—
Sandberg, Daniel M.	2002	272,040	324,990	60,411
Vice President — President,	2001	272,040	—	43,700
Automotive Brake Components and	2000	267,025	—	61,251
Powertrain Components

(1)	For each of the Named Executive Officers, other than Mr. Sandberg, the amount earned for fiscal 2002 constitutes in part a retention bonus. If we terminate the Named Executive Officer’s employment for cause or by the officer without good reason within three years from the date of his employment, the officer is required to repay to us a pro rata portion of the after-tax amount of the retention bonus. The retention bonus earned in fiscal 2002 for Messrs. Clawson, Stegemiller, Harrison and Edie is the after-tax amount of the retention bonus multiplied by a fraction, the numerator of which is the number of calendar days the officer was employed by us in fiscal 2002 (365 days for each of the Named Executive Officers who received the retention bonus) and the denominator of which is 1,095 days. The total pre-tax retention bonuses for Messrs. Clawson, Harrison, Stegemiller, and Edie were $1,200,000, $600,000, $1,000,000, and $500,000, respectively.

(2)	For each of the Named Executive Officers, the amount earned for fiscal 2002 constitutes in part a payment under the CERP. The CERP is comprised of two components: (a) a retention bonus providing a bonus of 200% of Mr. Clawson’s base salary and 120% of Messrs. Harrison, Stegemiller, Edie and Sandberg’s base salary, paid 35% on October 1, 2002 and the balance on June 13, 2003 (b) a restructuring performance bonus paid on July 1, July 28, and August 28, 2003. The amount of the retention bonus component of the CERP earned by Messrs. Clawson, Harrison, Stegemiller and Edie was reduced by the net amount of the retention bonus described in footnote 1, covering the same period of time. The amount of the retention bonus component of the CERP earned in fiscal 2002 for Messrs. Clawson, Harrison, Stegemiller, Edie and Sandberg were $318,503, $6,304, $0, $19,600 and $114,257, respectively.

(3)	The bonuses earned by the Named Executive Officers include performance bonuses with respect to fiscal 2002 for Mr. Clawson — $832,527; Mr. Harrison — $164,609; Mr. Stegemiller — $184,339; Mr. Edie — $168,710; and Mr. Sandberg — $210,733.

(4)	Includes one or more of the following: matching contributions accrued under our retirement savings plan, contributions under our non-tax qualified supplemental employee retirement plan for the benefit of our executive officers based in the United States, long-term disability insurance premiums, and reimbursement of moving expenses and other perquisites.

Other Compensation and Benefits

      The Named Executive Officers receive medical, group life insurance and other benefits (including matching contributions under our 401(k) Plan) that are available generally to all of our salaried employees. The Named Executive Officers participate in our salaried employees retirement plans, which are qualified under Section 401(a) of the Internal Revenue Code, and receive certain other perquisites. The Named Executive Officers also participate in our supplemental employee retirement plan (which is not qualified under Section 401(a) of the Internal Revenue Code).

Pension Plan

      We maintain a defined benefit pension plan covering all persons who became our U.S. salaried employees on or before December 31, 1994. Pension income at normal retirement age is calculated by averaging the participant’s highest consecutive 60 months of compensation out of the final 120 months of compensation and providing 1% of the first $7,800 thereof and 1 1/3% of the remainder for each of the first 30 years of service, and 1/2% and 2/3% of such compensation, respectively, for each of the next 10 years of service. Benefits under our pension plan are limited by restrictions imposed by the Internal Revenue Code. Prior to our initial public offering in December 1992, our eligible U.S. salaried employees participated in a pension plan sponsored by K-H Corporation, which at the time was our parent corporation. In connection with the initial public offering, K-H Corporation transferred the assets and liabilities of its plan relating to participants employed in our wheel business to our pension plan, in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. Effective January 1, 1995: (1) certain provisions of the plan that had frozen final average compensation for purposes of the plan as of December 31, 1991, were rescinded; (2) no new participants may enter the plan; and (3) for purposes of calculating benefits payable under the plan, no additional service may be credited under the plan; however, service continues to be credited under the plan for vesting purposes and to determine eligibility for retirement benefits under the plan. In addition, increases in compensation were recognized under the plan for purposes of determining pensions. On January 31, 2002, the plan was restated to comply with recent legislation and to freeze final average compensation.

      The following table illustrates the annual pension benefits payable from our defined benefit pension plan to a person in the specified earnings and years of service classifications at normal retirement date.

Pension Plan Table

	Years of Credited Service

Covered Compensation	10	15	20	25	30	35

$50,000	$6,407	$9,610	$12,813	$16,017	$19,220	$20,822
100,000	13,073	19,610	26,147	32,683	39,220	42,488
150,000	19,740	29,610	39,480	49,350	59,220	64,155
200,000	22,407	33,610	44,813	56,017	67,220	72,823
250,000	22,407	33,610	44,813	56,017	67,220	72,823
300,000	22,407	33,610	44,813	56,017	67,220	72,823
350,000	22,407	33,610	44,813	56,017	67,220	72,823
400,000	22,407	33,610	44,813	56,017	67,220	72,823

      Base salary is the only compensation upon which benefits under this plan are determined. The covered compensation amounts set forth above differ from the amounts set forth in the Summary Compensation Table because of limitations contained in the Internal Revenue Code on compensation permitted to be used for pension plan purposes.

      Of the Named Executive Officers, only Mr. Sandberg participates in the defined benefit pension plan. Mr. Sandberg had covered compensation of $170,000 and two years of credited service (which amount was frozen as of December 31, 1994).

      The Pension Plan Table shows amounts that are payable in the form of a straight-life annuity; such amounts are not subject to offset for Social Security or any other payments.

      Effective January 1, 1995, we adopted a defined contribution pension plan for our U.S. salaried employees under which we contribute to a retirement account for each eligible employee 5% of his or her compensation up to the amount of the Social Security wage base ($84,900 in 2002) plus 8% of his or her compensation over the amount of the Social Security wage base. Compensation, for purposes of this plan, includes salary, bonus and commissions, but is limited to a maximum of $170,000 under provisions of the Internal Revenue Code. The retirement account is invested at the direction and risk of the employee, who is entitled, subject to certain vesting requirements, to the contents of his or her account when his or her employment terminates, at retirement or otherwise. We do not assure the employee of the amount of his or her retirement benefit or the value of this account at any time. All of the Named Executive Officers participate in the defined contribution pension plan.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

      We entered into separate employment agreements with Messrs. Clawson, Harrison, Stegemiller, Edie and Sandberg in connection with their appointment as officers. Each employment agreement is for a continuous term of two years, extending one additional day for each day that the Named Executive Officer is employed by us. The annual salaries for Messrs. Clawson, Harrison, Stegemiller, Edie and Sandberg are currently $755,000, $265,000, $285,000, $255,000 and $272,000, respectively, to be reviewed annually, and may be increased, but not decreased, by the Compensation Committee of our board of directors. The Named Executive Officers are entitled to be reimbursed for their reasonable out-of-pocket expenses, participate in our benefit plans and receive customary perquisites. Mr. Clawson’s employment agreement provides that he will be nominated to serve on our board of directors.

      Upon a change of control (as defined in the employment agreements), each Named Executive Officer is entitled to an immediate payment of all earned but unpaid compensation and a pro rata bonus payment for the current fiscal year under any bonus plan for which he is then eligible.

      The employment agreements provide that each Named Executive Officer whose employment with us is terminated during the term of the employment agreements (i) by us without cause, or (ii) by the Named Executive Officer with good reason, is entitled to receive: (a) earned but unpaid compensation, less any payment previously made in respect of such amount; (b) the product of the individual’s base salary, his bonus percentage and the fraction of the current fiscal year expired at the time of such termination, less any payments previously made in respect of such amounts upon such change of control; and (c) one year’s base salary (two years’ salary and bonus, at 60% of base salary, in the case of Mr. Clawson). The employment agreements also provide that the Named Executive Officers are entitled to have us: (i) continue for up to one year (two years, in the case of Mr. Clawson) all welfare benefit programs, such as medical and life, provided by us and our affiliated companies; (ii) pay or provide any other amounts incurred prior to the date of termination, or benefits required or permitted under any of our programs or agreements; (iii) provide key executive level outplacement services; and (iv) transfer title to us vehicles used by the Named Executive Officers.

      In addition, the employment agreements provide that each Named Executive Officer whose employment with us is terminated on or following a change in control and during the term of the employment agreements, other than: (i) by us for cause; (ii) by reason of death or disability; or (iii) by the Named Executive Officer without good reason, is entitled to receive: (a) earned but unpaid compensation, less any payment previously made in respect of such amount; (b) the product of the individual’s base salary, his bonus percentage and the fraction of the current fiscal year expired at the time of such termination, less any payments previously made in respect of such amounts upon such change of control; (c) two times the sum of (x) the individual’s base salary and (y) the product of his base salary and his bonus percentage (60% bonus percentage, in the case of Mr. Clawson); and (d) $100,000 (except in the case of Mr. Clawson). The employment agreements also provide that the Named Executive Officers are entitled to have us: (i) continue for up to two years all welfare benefit programs, such as medical and life, provided by us and our affiliated companies; (ii) pay or provide any other amounts incurred prior to the date of termination, or benefits required or permitted under any of our programs or agreements; (iii) provide key executive level outplacement services; and (iv) pay the Named Executive Officers’ legal expenses relating to a dispute under the employment agreements.

      The employment agreements also contain provisions regarding termination of employment upon disability, death, and other certain circumstances. In addition, if any payments or benefits paid to the Named Executive Officers under the employment agreements or any other plan, arrangement or agreement with us are subject to the federal excise tax on excess parachute payments or any similar state or local tax, or any interest or penalties are incurred with respect thereto, we will pay to the Named Executive Officer an additional amount so that the net amount retained by the Named Executive Officer after deduction or payment of those taxes will be as if no such tax, interest or penalty was imposed.

PRINCIPAL AND SELLING STOCKHOLDERS

      Based on the most recent information made available to us, the following table sets forth information regarding the beneficial ownership of our common stock as of February 5, 2004 by:

•	each person, or group of affiliated persons, who beneficially owned 5% or more of our common stock as of such date;

•	each of our directors and executive officers as of such date;

•	all of our directors and executive officers as a group; and

•	Apollo, the selling stockholder.

      This information assumes no exercise of the over-allotment option.

      A person generally “beneficially owns” shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

	Shares of			Percentage of
	Common Stock			Ownership of Shares
	Beneficially Owned			of Common Stock
			# of Shares
Name and Address(1)	Prior to	After the	to be Sold	Prior to	After the
of Beneficial Owner	the Offering	Offering(2)	in the Offering(2)	the Offering	Offering(2)

AP Wheels, LLC(3)	5,458,710	3,458,710	2,000,000	18.1%	9.5%
Amalgamated Gadget, L.P.(4)	2,858,951	2,858,951	—	9.5%	7.8%
Curtis J. Clawson	—	—	—	—	—
Scott Harrison	—	—	—	—	—
James L. Stegemiller	—	—	—	—	—
Michael J. Edie	—	—	—	—	—
Daniel M. Sandberg	—	—	—	—	—
James A. Yost	—	—	—	—	—
Larry Karenko	—	—	—	—	—
Patrick C. Cauley	—	—	—	—	—
Laurence Berg(5)(6)	6,060	6,060	—	*	*
William H. Cunningham(6)	6,060	6,060	—	*	*
George T. Haymaker, Jr.(6)	6,060	6,060	—	*	*
Steve Martinez(5)(6)	6,060	6,060	—	*	*
Henry D.G. Wallace(6)	6,060	6,060	—	*	*
Richard F. Wallman(6)	6,060	6,060	—	*	*
All of our directors and executive officers as a group (9 persons)(7)	36,360	36,360		*	*

        *     Less than one percent (1%).

(1)	Unless otherwise indicated, the address of each person named in the table is Hayes Lemmerz International, Inc., 15300 Centennial Drive, Northville, Michigan 48167.

(2)	Assumes that all of the shares offered by Apollo will be sold in the offering.

(3)	The number of shares reported as beneficially owned by Apollo includes 81,235 shares issuable upon exchange of the shares of HLI Preferred Stock held by Apollo and 30,492 shares issuable upon exercise of Series A Warrants held by Apollo that are currently exercisable or are exercisable within 60 days of February 5, 2004. The members of Apollo are Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands V (B), L.P. and Apollo German Partners V GmbH & Co. KG. Apollo Management serves as the day-to-day manager of Apollo and its members. Apollo Advisors V, L.P. is the general partner of each of the members of Apollo. AIF V Management, Inc. is the general partner of Apollo Management. Apollo Capital Management V, Inc. is the general partner of Apollo Advisors V, L.P. Messrs. Leon Black and John Hannan, are the executive officers and directors of AIF V Management, Inc. and Apollo Capital Management V, Inc. The address of Apollo and each of the other Apollo entities identified in the foregoing is Two Manhattanville Road, Purchase, NY 10577. The address of Messrs. Black and Hannan is 1301 Avenue of the Americas, 38th Floor, New York, NY 10019. The Apollo entities identified in the foregoing, other than Apollo, and Messrs. Leon Black and John Hannan, each disclaim beneficial ownership of the shares beneficially owned by Apollo.

(4)	Information reflected in this table and the notes thereto with respect to Amalgamated Gadget is based on the Schedule 13G, dated June 11, 2003, filed by Amalgamated Gadget. The number of shares reported as beneficially owned by Amalgamated Gadget includes 40,610 shares issuable upon exchange of the shares of HLI Preferred Stock held by Amalgamated Gadget. The address of Amalgamated Gadget is 301 Commerce Street, Suite 2975, Fort Worth, Texas 76012.

(5)	Messrs. Berg and Martinez are each vice presidents and principals of Apollo Management and of Apollo Advisors V, L.P., the general partner of each of the members of Apollo. Messrs. Berg and Martinez each disclaims beneficial ownership of any shares beneficially owned by Apollo.

(6)	The number of shares reported as beneficially owned by each of Messrs. Berg and Martinez includes, in each case, 2,424 shares issuable upon exchange of restricted stock units granted under our Long-Term Incentive Plan (“LTIP”) that are currently vested and 3,636 shares issuable upon exercise of options granted under the LTIP that are currently exercisable or are exercisable within 60 days of February 5, 2004, but excludes shares that Messrs. Berg and Martinez may be deemed to beneficially own by virtue of their association with Apollo. The number of shares reported as beneficially owned by Messrs. Cunningham, Wallace, Wallman and Haymaker consists of such shares issuable upon exchange of restricted stock units and shares issuable upon exercise of options. The restricted stock units and options that are not currently vested will vest over time in accordance with the terms of the LTIP.

(7)	Excludes shares that Messrs. Berg and Martinez may be deemed to beneficially own by virtue of their association with Apollo.

Material Relationships with the Selling Stockholder

      Board of Directors. Pursuant to the Plan of Reorganization, two members of our board of directors, Messrs. Berg and Martinez, were selected by Apollo, and one member, Mr. Haymaker, was selected by the mutual agreement of Apollo, the Prepetition Agent and the Ad Hoc Prepetition Lender Steering Committee. Apollo’s selections were made with the advice and participation of the former holders of our Old Senior Notes that expressed an interest to Apollo in participating in the selection process based upon their respective holdings of the Old Senior Notes and the number of shares of our common stock they received under the Plan of Reorganization.

      Registration Rights. In connection with this offering, we entered into a registration agreement with Apollo that provides for, among other things, the registration of this offering, the lock-up agreements described in the “Underwriting” section of this prospectus, the sharing of expenses as set forth below, and provided that Apollo sells any shares in the offering, the resignation of one of Messrs. Berg and Martinez from our board of directors. Apollo will bear a portion of the actual costs, fees and expenses of the independent certified public accountants and our counsel and a portion of all other expenses that we incur, directly in connection with the offering, other than the fees and expenses of the financial advisor retained by a Special Committee of our board of directors in connection with the offering, the registration and filing fees, printing and copying fees and travel expenses for our personnel.

      Upon completion of this offering, we have agreed to enter into a customary registration rights agreement with Apollo providing Apollo with certain rights to require us to register under the Securities Act the shares of common stock that Apollo will own following completion of this offering.

DESCRIPTION OF INDEBTEDNESS

New Credit Facility

      Concurrently with the consummation of the Plan of Reorganization, we entered into the New Credit Facility for $550.0 million with Citigroup Global Markets Inc. and Lehman Brothers Inc., as the exclusive joint book-running lead managers and joint lead arrangers, Citicorp North America, Inc., as a lender, and the administrative agent, Lehman Commercial Paper Inc. as a lender and the syndication agent, General Electric Capital Corporation as a lender and the documentation agent, and a group of other lenders. The New Credit Facility consists of a $450.0 million six-year amortizing term loan (the “Term Loan Facility”) and a five-year revolving credit facility in an amount of $100.0 million (the “Revolving Credit Facility”).

      The following is a summary description of the principal terms and conditions of the New Credit Facility as amended by the Amendment No. 1 and Waiver to Credit Agreement dated October 16, 2003 (“Amendment No. 1”) and Amendment No. 2 and Waiver to Credit Agreement dated February 5, 2004 (“Amendment No. 2”). The description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the definitive agreement, a copy of which has been filed with the SEC and is incorporated herein by reference.

Use of Proceeds

      Proceeds from the initial $450.0 million of borrowings under the New Credit Facility were used solely to make payments contemplated by the Plan of Reorganization; to pay related transaction costs, fees, and expenses; to refinance existing debt of the Company and its subsidiaries; to provide working capital from time to time for us and our subsidiaries; and for other general corporate purposes.

Maturity

      The Term Loan Facility was made available to us in a single drawing on the Plan of Reorganization’s effective date, payable in quarterly installments equal to 0.25% of the principal amount outstanding immediately following Plan effectiveness with the remaining balance payable on the sixth anniversary of the effective date of the Plan. The Revolving Credit Facility will be available until the fifth anniversary of the effective date of the Plan, on which date all loans outstanding under the Revolving Credit Facility will become due and payable.

Prepayments; Reductions of Commitments

      Subject to certain exceptions, mandatory Term Loan Facility prepayments and Revolving Credit Facility commitment payments or reductions are required with:

•	100% of the net cash proceeds from any issuance or incurrence of debt, other than the proceeds from the issuance of the Senior Notes (prior to the first anniversary of the effective date of Amendment No. 1, a premium equal to 1% of the prepaid amount must also be paid);

•	75% of the net cash proceeds from equity issuances and capital contributions, other than the first $25 million of such proceeds to the extent used to repay, redeem or repurchase Senior Notes (except for the net cash proceeds we receive from the offering contemplated by this prospectus, 100% of which may be used to redeem a portion of the outstanding Senior Notes at a redemption price not greater than 110.5% of their principal amount, plus accrued and unpaid interest thereon);

•	100% of the net sale proceeds from asset sales, subject to certain reinvestment rights;

•	75% (if our leverage ratio is greater than 2.25 to 1), 50% (if our leverage ratio is between 2.25 to 1 and 1.5 to 1) or 0% (if our leverage ratio is less than 1.5 to 1) of annual excess cash flow; and

•	100% of insurance and condemnation proceeds, with certain reinvestment rights.

These amounts will be applied first to remaining installments of the Term Loan Facility in the inverse order of their maturity, then to reduce Revolving Credit Facility commitments.

      Prior to the first anniversary of the effective date of Amendment No. 1, we may, upon three business days’ notice and at the end of any applicable interest period, prepay the Term Loan Facility, in full or in part, provided that each such partial prepayment is in an amount of $5 million or a multiple of $1 million in excess of $5 million, and provided that we pay a premium equal to 1% of the prepaid amount if the prepayment was not made from the proceeds of an equity offering or excess cash flow. After the first anniversary of the effective date of Amendment No. 1, we may make such prepayment without premium. Such prepayments will be applied to the remaining installments of the Term Loan Facility in the inverse order of their maturity.

      We may repay the Revolving Credit Facility at any time without premium or penalty and may reduce Revolving Credit Facility commitments upon at least three days’ notice, provided that each such reduction is in an amount of $5 million or a multiple of $1 million in excess of $5 million and any mandatory prepayment resulting from such reduction has been made.

Interest

      The interest rates per annum under the New Credit Facility are, at our option: (A) for the Term Loan Facility, either the LIBOR rate plus 3.75% or the alternate base rate plus 2.75%; and (B) for the Revolving Credit Facility: (i) for the first two fiscal quarters after the closing date of the New Credit Facility, either the LIBOR rate plus 3.50% or the alternate base rate plus 2.50%, and (ii) thereafter, such higher or lower rates determined by reference to our leverage ratio.

Collateral and Guarantees

      Our obligations under the New Credit Facility are guaranteed by all of our material direct and indirect domestic subsidiaries. Our obligations under the New Credit Facility and the guarantors’ obligations under their respective guarantees of the New Credit Facility are secured by:

•	a first priority perfected pledge of substantially all of the intercompany notes and capital stock owned by HLI and its material direct and indirect domestic subsidiaries, but not more than 65% of the capital stock of HLI’s or any guarantor’s direct foreign subsidiaries; and

•	a first priority perfected security interest in substantially all of the other assets owned by HLI and its material direct and indirect domestic subsidiaries (other than HLI (Europe), LLC and HLI Swiss Holdings, LLC).

The intercompany notes that we pledge to the lenders under the New Credit Facility include an unsecured revolving note in an aggregate principal amount of up to $330 million, issued to us by one of our first-tier foreign subsidiaries. The New Credit Facility generally prohibits such first-tier subsidiary from engaging in any businesses, other than holding stock, and incurring any debt, other than certain intercompany debt to us. That subsidiary has a lien on the assets of most of our direct and indirect foreign subsidiaries securing intercompany loans made to certain of such foreign subsidiaries and, subject to certain limitations, guarantees made by such foreign subsidiaries.

Covenants

      The agreement providing for the New Credit Facility contains covenants restricting our ability and the ability of our subsidiaries to, among other actions:

•	declare dividends or repay or repurchase capital stock;

•	cancel, prepay, redeem or repurchase debt;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	issue more debt;

•	amend or otherwise alter certain debt or documents;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales;

•	engage in transactions with affiliates; and

•	alter the business we conduct.

      The agreement also contains various affirmative and financial covenants, including:

•	a covenant to indemnify the arrangers, the administrative agent, the lenders and their respective affiliates and agents;

•	financial covenants regarding a maximum total leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio; and

•	a covenant to complete certain steps relating to our internal domestic and foreign corporate restructuring within a specified period of time following our emergence.

Events of Default

      Events of default under the agreement providing for the New Credit Facility include:

•	failure to pay principal and interest when due;

•	material inaccuracy of any representation or warranty;

•	failure to comply with any covenant;

•	cross-defaults;

•	failure to satisfy or stay execution of judgments in excess of specified amounts;

•	bankruptcy or insolvency;

•	the existence of certain materially adverse employee benefit or environmental liabilities;

•	the actual and asserted invalidity or impairment of any loan documents; and

•	a change of control.

      Proceeds from the initial $450.0 million of borrowings under the New Credit Facility were used, along with a portion of our cash on hand, to make payments required under the Plan of Reorganization, including the repayment of our DIP Facility and a cash payment to the lenders under our Prepetition Credit Agreement, to pay related transaction costs and to refinance certain debt. No amounts are currently outstanding under the Revolving Credit Facility.

Senior Notes

      HLI issued $250.0 million aggregate principal amount of Senior Notes on June 3, 2003. The Senior Notes will mature on June 15, 2010. Interest on the Senior Notes will accrue at a rate of 10 1/2% per annum and will be payable semi-annually in arrears on June 15 and December 15.

      The Senior Notes are senior, unsecured obligations of HLI and are effectively subordinated in right of payment to all existing and future secured debt of HLI to the extent of the value of the assets securing that debt, equal in right of payment with all existing and future senior debt of HLI, and senior in right of payment to all subordinated debt of HLI.

      Except as set forth below, the Senior Notes will not be redeemable at the option of HLI prior to June 15, 2007. Starting on that date, HLI may redeem all or any portion of the Senior Notes, at once or over time, upon the terms and conditions set forth in the Senior Notes indenture agreement (the “Indenture”).

      At any time prior to June 15, 2007, HLI may redeem all or any portion of the Senior Notes, at once or over time, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed, plus a specified “make-whole” premium.

      In addition, at any time and from time to time prior to June 15, 2006, HLI may redeem up to a maximum of 35% of the aggregate principal amount of the Senior Notes with the proceeds of one or more public equity offerings at a redemption price equal to 110.50% of the principal amount thereof, plus accrued and unpaid interest.

      The Indenture provides for certain restrictions regarding additional debt, dividends and other distributions, additional stock of subsidiaries, certain investments, liens, transactions with affiliates, mergers, consolidations, and the transfer and sales of assets. The Indenture also provides that a holder of the Senior Notes may, under certain circumstances, have the right to require that HLI repurchase such holder’s Senior Notes upon a change of control. The Senior Notes are unconditionally guaranteed as to the payment of principal, premium, if any, and interest, jointly and severally on a senior, unsecured basis by us and substantially all of our domestic subsidiaries.

      On November 28, 2003, HLI completed an offer to exchange the outstanding Senior Notes for a like principal amount of its 10 1/2% Senior Notes due 2010 (the “New Senior Notes”). The New Senior Notes have substantially identical terms to the previously outstanding Senior Notes, except that the issuance of the New Senior Notes has been registered under the Securities Act of 1933, as amended. The exchange offer was made to satisfy HLI’s obligations under a registration rights agreement that was entered into with the initial purchasers of the Senior Notes when such notes were originally issued.

DESCRIPTION OF CAPITAL STOCK

General

      Pursuant to our certificate of incorporation, we are authorized to issue up to 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, which preferred stock may contain special preferences as determined by our board of directors including, but not limited to, the bearing of dividends and convertibility into shares of our common stock.

      The following summary of our common stock, Series A Warrants and Series B Warrants does not purport to be complete and is subject to, and qualified in its entirety by, reference to our certificate of incorporation and bylaws, and agreements for the Series A Warrants and Series B Warrants, which are available upon request from us and to the applicable provisions of the Delaware General Corporation Law.

      Our certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

Common Stock

      Our authorized capital structure consists of 100,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share. Pursuant to the terms of the Plan of Reorganization and immediately after distribution to or for the benefit of all classes of claims, there were 30,000,000 shares of our common stock outstanding. Each share of our common stock entitles its holder to one vote on all matters upon which our stockholders are entitled or permitted to vote, including the election of directors. Unless otherwise required by law, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of our common stock represented and entitled to vote at a meeting of our stockholders, voting as a single class. There are no cumulative voting rights. Shares of our common stock would participate ratably in any distribution of assets in a liquidation, dissolution or winding up of us, subject to prior distribution rights of any shares of preferred stock then outstanding. Our common stock has no preemptive rights or conversion rights nor are there any redemption or sinking fund provisions applicable to our common stock. Holders of our common stock are entitled to participate in dividends as and when declared by our board out of funds legally available therefor. Our ability to pay cash dividends is subject to restrictions under Delaware law. In addition, the New Credit Facility and the indenture governing the Senior Notes restrict our ability to pay cash dividends. Our common stock issued in connection with the restructuring was fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we have designated and issued or may designate and issue in the future.

      The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Warrants

      In connection with the Plan of Reorganization, we issued warrants to purchase our common stock. Series A Warrants were issued to holders of Old Subordinated Notes and Series B Warrants were issued for the benefit of holders of general unsecured claims. Each series of warrants entitles the holders thereof to purchase in the aggregate up to 957,447 shares of our common stock pursuant to the Plan of Reorganization. These warrants were issued under separate warrant agreements each entered into by us and Mellon Investor Services LLC, as Warrant Agent, on the effective date of the Plan of Reorganization.

      The Series A Warrants and the Series B Warrants issued pursuant to the Plan of Reorganization are exercisable at a cash exercise price of $25.83 per share, subject to adjustment as provided in the applicable warrant agreement. The Series A Warrants are exercisable for a period of three years after the effective date of the Plan of Reorganization and will expire on June 3, 2006, while the Series B Warrants are exercisable for a period of five years after the effective date of the Plan of Reorganization and will expire on June 3, 2008. In addition, each of the Series A Warrants and Series B Warrants issued pursuant to the Plan of Reorganization are subject to anti-dilution adjustments (with certain exceptions) to the purchase price for such events, including, but not limited to, the issuance of additional shares of common stock, extraordinary dividends and distributions, the issuance of options and convertible securities, except for such issuances pursuant to equity-based compensation plan for directors or employees, stock dividends or stock splits or the combination or consolidation of the outstanding shares of common stock. The terms of the warrant agreements pertaining to the Series A Warrants and Series B Warrants further provide for redemption in the case of certain extraordinary transactions of the unexercised warrants for an amount per warrant equal to the greater of (i) the fair market value of the consideration given in the extraordinary transaction less the purchase price, (ii) the value of the warrants at the consummation of the extraordinary transaction or (iii) $0.01. The terms of such agreements also provide that in the event of a merger, consolidation or similar transaction involving us in which the holders of our common stock receive capital stock or other securities of us or the surviving entity, the unexercised warrants will become exercisable for such consideration.

Preferred Stock

      Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more classes or series and may, at the time of issuance, determine the rights, preferences and limitations of each class or series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of two-thirds or more of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. There are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Other Provisions of our Certificate of Incorporation and By-laws

      Our certificate of incorporation provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

      Our certificate of incorporation and by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors, a committee or the chairman thereof, or by our Chief Executive Officer. Stockholders will not be permitted to call a special meeting or to require our board to call a special meeting.

      Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder’s intention to bring that business before the meeting. Although our by-laws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Law

      As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date of the business combination, the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding stock; or

•	on or after the date of the business combination, it is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s outstanding voting stock, other than a stockholder who owns 15% or more of our outstanding voting stock prior to our becoming subject to Section 203. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

      As of February 5, 2004, we have issued and outstanding an aggregate of 30,000,000 shares of our common stock. Except as set forth below, all of these issued and outstanding shares, including all of the shares sold in this offering, will be freely tradable upon completion of this offering, without restriction or further registration under the Securities Act, unless such shares are purchased by our affiliates as that term is defined in Rule 144 under the Securities Act.

      In the event that following this offering, Apollo is deemed to be an “affiliate” of the Company, shares of our common stock that it beneficially owns may only be sold in the public market if registered under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act including Rule 144 thereunder. In such case, Apollo’s shares will be available for sale in the public market, subject to the volume limitations and other conditions of Rule 144, immediately upon the expiration of the lock-up periods described in the “Underwriting” section of this prospectus.

      Under Rule 144, as presently in effect, an affiliate may sell in the public market, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock during the four calendar weeks preceding such sale. The affiliate may only sell such shares through “brokers’ transactions” or in transactions directly with a “market maker,” as such terms are defined in Rule 144. Sales under Rule 144 are also subject to requirements regarding providing notice of such sales and the availability of current public information concerning us.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S.
HOLDERS OF OUR COMMON STOCK

      The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a “Non-U.S. Holder.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our stock who is treated for the relevant U.S. federal tax purposes as a non-resident alien individual, or a foreign partnership, foreign corporation, foreign estate, or foreign trust. Because U.S. federal tax law uses different tests in determining whether an individual is a non-resident alien for income and estate tax purposes, some individuals may be “Non-U.S. Holders” for purposes of the U.S. federal income tax discussion below, but not for purposes of the U.S. federal estate tax discussion, and vice versa.

      This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, and administrative regulations and interpretations in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This discussion assumes that a Non-U.S. Holder holds our common stock as a capital asset as determined for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances, including, without limitation, Non-U.S. Holders that are controlled foreign corporations, passive foreign investment companies, pass-through entities, or U.S. expatriates; Non-U.S. Holders that hold their common stock through pass-through entities; and Non-U.S. Holders who own, directly, indirectly or constructively, more than five percent of our common stock. This discussion also does not address any tax consequences arising under the laws of any U.S. state or local, or non-U.S. jurisdiction.

      You should consult your own tax advisor regarding the U.S. federal income and estate tax consequences of holding and disposing of our common stock in light of your particular situation, as well as any consequences under state, local or non-U.S. law.

Dividends

      Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. In general, we will be required to withhold U.S. federal income tax at a 30 percent rate, or such lower rate as may be specified by an applicable income tax treaty, on dividends paid to a Non-U.S. Holder. To obtain a reduced rate of withholding under a treaty, you must provide us with appropriate documentation (typically, a properly-executed IRS Form W-8BEN certifying your entitlement to benefits under the treaty). You will not be required to furnish a U.S. taxpayer identification number in order to claim treaty benefits with respect to our dividends if our common stock is traded on an “established financial market” for U.S. federal income tax purposes. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of an income tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

      We generally will not be required to withhold U.S. federal income tax from dividends that are effectively connected with your conduct of a trade or business within the United States, so long as you provide us with appropriate documentation (typically, a properly executed IRS Form W-8ECI, stating that the dividends are so effectively connected). Instead, such dividends will be subject to U.S. federal income tax on a net income basis, generally in the same manner as if you were a resident of the United States. If you are a foreign corporation, your effectively-connected dividends may also be subject to an additional “branch profits tax,” which is imposed under certain circumstances at a rate of 30 percent (or such lower rate as may be specified by an applicable treaty), subject to certain adjustments and exceptions.

Gain on sale or disposition of common stock

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on a sale or other disposition of our common stock. However, you will be taxable on such gain if (i) the gain is effectively connected with a trade or business that you conduct in the United States (in the event that certain tax treaty provisions apply, the gain must also be attributable to a permanent establishment in the United States (or, in the case of an individual, a fixed place of business) in order to be subject to tax), (ii) you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met, or (iii) our stock is treated as a United States real property interest in your hands, within the meaning of Section 897(c) of the Code.

      Subject to the exception noted below, our stock will generally be treated as a U.S. real property interest if we are or have been a “United States real property holding corporation” within the meaning of Section 897(c) at any time that you held the stock within five years before the sale or disposition. We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation. Moreover, even if we are treated as a United States real property holding corporation, so long as our common stock is “regularly traded on an established securities market” for U.S. federal income tax purposes, our common stock will not be treated as a U.S. real property interest in the hands of a Non-U.S. Holder who has owned no more than five percent of the common stock (assuming for this purpose that any options or shares of convertible preferred stock that you own have been exercised or converted and applying certain constructive ownership rules to determine your ownership) during the five years preceding a sale or disposition. If we are treated as a U.S. real property holding corporation and our common stock is not regularly traded on an established securities market, 10 percent of the amount realized by a Non-U.S. Holder on a sale or disposition of our common stock must be withheld by the purchaser and remitted to the U.S. Internal Revenue Service. The amount withheld may be applied to the Non-U.S. Holder’s U.S. federal income tax liability or, if in excess thereof, refunded provided that the required information is timely furnished to the U.S. Internal Revenue Service.

Information reporting requirements and backup withholding

      Generally, we must report to the U.S. Internal Revenue Service the amount of dividends we pay to you, your name and address, and the amount of any tax withheld. A similar report will be sent to you. Pursuant to tax treaties or other information-sharing agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in your country of residence.

      We generally will not be required to apply backup withholding to dividends that we pay to you if you have provided an appropriate certification of your U.S. federal taxpayer identification number, or of the fact that you are not a U.S. person, unless we or our paying agent otherwise have actual knowledge that you are a U.S. person. Generally, you will provide such certification on an IRS Form W-8BEN.

      Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 28 percent (increasing to 31 percent in 2011) will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. U.S. federal information reporting requirements (but not backup withholding) generally will also apply to a payment of disposition proceeds by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Holder establishes an exemption.

      Backup withholding is not an additional tax. Rather, the amount of tax withheld will be treated as a payment against your actual U.S. federal income tax liability (if any), and if the withholding results in an overpayment of tax, a refund may be obtained, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

      Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding to them, including the availability of and procedure for obtaining an exemption from backup withholding.

Federal estate tax

      An individual Non-U.S. Holder who at the time of his death is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Legislation enacted in the spring of 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the estate tax entirely in 2010. Under this legislation, the U.S. federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011. On July 18, 2003, the U.S. House of Representatives passed a bill that would permanently extend the estate tax repeal after it expires in 2010 under the 2001 legislation. No assurance can be given that the bill passed by the U.S. House of Representatives will be in enacted in its present form or at all.

UNDERWRITING

      Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Lazard Frères & Co. LLC and UBS Securities LLC are acting as representatives, has severally agreed to purchase from us and the selling stockholder, on a firm commitment basis, subject only to the conditions contained in the underwriting agreement, the respective number of shares of common stock shown opposite its name below:

Number of
Underwriters	Shares

Lehman Brothers Inc.	2,958,556
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,535,905
Citigroup Global Markets Inc.	1,267,952
Lazard Frères & Co. LLC	845,302
UBS Securities LLC	845,302

Total	8,453,017

      The underwriting agreement provides that the underwriters’ obligations to purchase our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, which include:

•	if any shares of common stock are purchased by the underwriters, then all the shares of common stock the underwriters agreed to purchase must be purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriters are true;

•	there is no material change in the financial markets; and

•	we and the selling stockholder deliver customary closing documents to the underwriters.

Commission and Expenses

      The representatives have advised us that the underwriters propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $0.53 per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.10 per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

      The following table summarizes the underwriting discounts and commissions that we and the selling stockholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to 1,267,953 additional shares. The underwriting discounts and commissions are equal to the public offering price per share, less the amount paid by the underwriters to us and the selling stockholder per share. The underwriting discounts and commissions equal 5.5% of the public offering price.

	No Exercise	Full Exercise

Paid by us	$5,767,707	$6,901,003
Paid by the selling stockholder	$1,787,600	$1,787,600
Total	$7,555,307	$8,688,603

      We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees, and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $1.3 million. Of this amount, the selling stockholder will pay a portion of the expenses and we will pay the remainder (approximately $1.0 million). See “Principal and Selling Stockholders — Material Relationships with the Selling Stockholder — Registration Agreement.”

Over-Allotment Option

      We have granted to the underwriters an option to purchase up to an aggregate of 1,267,953 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time and from time to time until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the preceding table.

Lock-up Agreements

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (other than pursuant to the registration statement of which this prospectus forms a part), or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Lehman Brothers, on behalf of the underwriters, for a period of 90 days after the date of this prospectus, except pursuant to the exercise of options outstanding on the date hereof, grants of employee stock options or other awards pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of such options or other awards, the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or other awards, and the issuance of shares or options in acquisitions in which the acquirer of such shares agrees to the foregoing restrictions.

      Our executive officers, directors and the selling stockholder have entered into lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, including by way of any hedging or derivatives transaction, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 90 days after the date of this prospectus without the prior written consent of Lehman Brothers on behalf of the underwriters, except for:

•	shares sold in this offering by the selling stockholder;

•	in connection with a sale of the Company pursuant to an offer made on the same terms to all stockholders;

•	in the case of our executive officers and directors, to family members or a trust which agrees to the foregoing restrictions; and

•	in the case of the selling stockholder, to its affiliates, members or partners if the transfer does not involve a disposition for value and the transferee agrees to the relevant foregoing restrictions.

Indemnification

      We and the selling stockholder have agreed in the underwriting agreement to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

      The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market;

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum;

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, known as a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering;

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Neither we, the selling stockholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, the selling stockholder nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Foreign Securities Laws Restrictions

      Each underwriter has represented and agreed that:

•	it has neither offered nor sold and prior to the date six months after the date of issue of the common shares will neither offer nor sell any common shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any of the common shares in circumstances in which section 21(1) of the FSMA does not apply to Hayes Lemmerz International, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

      The common shares of Hayes Lemmerz International, Inc. are not and will not be offered in the Netherlands other than to (i) persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities and (ii) employees, officers and managing and supervisory directors of Hayes Lemmerz International, Inc. or its subsidiaries (within the meaning of Section 2:24a of the Dutch Civil Code) or group companies (within the meaning of Section 2:24b of the Dutch Civil Code).

Stamp Taxes

      Purchasers of the shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

Electronic Distribution

      A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

      Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part and should not be relied upon by investors.

Our Relationships with the Underwriters

      An affiliate of Citigroup was a lender under our DIP facility and Prepetition Credit Agreement, and served as a member of the Ad Hoc Prepetition Lender Steering Committee formed in connection with our bankruptcy. An affiliate of Citigroup was also a lender under certain of our synthetic leases. Upon our emergence from bankruptcy, we repaid the DIP facility from a portion of the net proceeds from the Senior Notes offering and the New Credit Facility, and an affiliate of Citigroup received a distribution of cash, our common stock and HLI Preferred Stock in respect of obligations owed to it under the prepetition credit agreement.

      Citigroup and Lehman Brothers were the exclusive joint book-running managers and exclusive joint lead arrangers under the New Credit Agreement. An affiliate of Citigroup is a lender and the administrative agent under the New Credit Agreement. An affiliate of Lehman Brothers is a lender and the syndication agent under the New Credit Agreement. In connection with acting as managers, arrangers, lenders and agents under the New Credit Agreement, Citigroup and Lehman Brothers and their respective affiliates each received, and will receive, customary fees.

      Citigroup and Lehman Brothers were the joint book book-running managers and initial purchasers in the Senior Notes offering for which they received customary compensation.

      An affiliate of Citigroup provides cash management services to the Company, for which it receives customary fees.

      Lazard Frères & Co. LLC provided financial advisory services to the Company during its Chapter 11 proceedings and continues to do so, for which it received, and will continue to receive, customary fees and commissions, and is representing the Special Committee of our board of directors in connection with this offering, for which it has received fees of approximately $245,700.

      The underwriters and their affiliates may, from time to time, engage in transactions with, and perform services for, us and our affiliates in the ordinary course of their business.

Other Matters

      The shares offered for sale by the Company under this prospectus will only be issued and sold at a price approved by the Pricing Committee of the Board of Directors of the Company, which price must be in excess of the par value of such shares.

      In offering the shares covered by this prospectus, the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Act”) in connection with the sale of those shares. If the selling stockholder is deemed to be an “underwriter,” the selling stockholder may be subject to statutory liabilities, including, but not limited to, those under Section 11 of the Act or Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

NOTICE TO CANADIAN INVESTORS

Offers and Sales in Canada

      This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

      This prospectus is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or to allocate to any purchaser less than all of the shares for which it has subscribed.

Responsibility

      Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus or any other information provided by us or the selling stockholder in connection with the offering of the shares into Canada.

Resale Restrictions

      The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we and the selling stockholder prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

      Each Canadian investor who purchases shares will be deemed to have represented to us, the selling stockholder, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under “Resale Restrictions” above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an “accredited investor” as defined in section 1.1 of Multilateral Instrument 45-103 — Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an “accredited investor,” other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 — Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares and (d) in the case of a purchaser located in Québec, such purchaser is a “sophisticated purchaser” within the meaning of section 44 or 45 of the Securities Act (Québec).

Taxation and Eligibility for Investment

      Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission (Ontario)

      Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus shall have a statutory right of action for damages or rescission against us and any selling stockholder in the event this prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us and any selling stockholder on whose behalf the distribution is made shall have no right of action for damages against us or the selling stockholder. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

      The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which we and the selling stockholder may rely. The enforceability of these rights may be limited as described herein under “Enforcement of Legal Rights.”

      The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

Enforcement of Legal Rights

      We are organized under the laws of the State of Delaware in the United States. All, or substantially all, of our directors and officers, as well as the selling stockholder and the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against us or such persons outside of Canada.

Language of Documents

      Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soil à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achatou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Wilmington, Delaware. Weil, Gotshal & Manges LLP advised the underwriters in connection with this offering.

EXPERTS

      Our financial statements as of January 31, 2002 and 2003 and for each of the three fiscal years in the period ended January 31, 2003 have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, included herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP included an explanatory paragraph that states that on December 5, 2001, Old Hayes filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code which raised substantial doubt about Old Hayes’ ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Their report also refers to a change in the method of accounting for goodwill and other intangible assets in the fiscal year ended January 31, 2003 as a result of adopting the provisions of SFAS No. 142 “Goodwill and Other Intangibles.”

WHERE YOU CAN FIND MORE INFORMATION

      We are currently subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

      We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered hereby. This prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the

SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

      You may inspect and copy the Registration Statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet worldwide website maintained by the SEC at “http://www.sec.gov.”

      In addition, you may obtain these materials on our website. Our Internet website address is www.hayes-lemmerz.com. Information on our website does not constitute part of this offering memorandum and should not be relied upon in connection with making any investment decision with respect to the notes.

      You may also request a copy of any SEC filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:

Hayes Lemmerz International, Inc.

15300 Centennial Drive
Northville, Michigan 48167
Attention: General Counsel
(734) 737-5000

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering:

•	our Current Report on Form 8-K filed on February 20, 2003 (SEC File No. 1-11592);

•	our Current Report on Form 8-K filed on March 24, 2003 (SEC File No. 1-11592);

•	our Annual Report on Form 10-K filed on April 2, 2003 for the fiscal year ended January 31, 2003 (SEC File No. 1-11592);

•	our Current Report on Form 8-K filed on April 8, 2003 (SEC File No. 1-11592);

•	our Current Report on Form 8-K filed on April 10, 2003 (SEC File No. 1-11592);

•	our Current Report on Form 8-K filed on May 13, 2003 (SEC File No. 1-11592);

•	our Current Report on Form 8-K filed on May 21, 2003 (SEC File No. 1-11592);

•	our Current Report on Form 8-K filed on May 23, 2003 (SEC File No. 1-11592);

•	our Current Report on Form 8-K filed on June 3, 2003 (SEC File No. 1-11592);

•	our Current Report on Form 8-K12G3 filed on June 3, 2003 (SEC File No. 0-20932);

•	our Quarterly Report on Form 10-Q filed on June 16, 2003 for the quarterly period ended April 30, 2003 (SEC File No. 0-50303);

•	our Quarterly Report on Form 10-Q filed on September 15, 2003 for the quarterly period ended July 31, 2003 (as amended on Form 10-Q/A filed on October 28, 2003) (SEC File No. 0-50303);

•	our Current Report on Form 8-K filed on December 2, 2003 (SEC File No. 0-50303);

•	our Quarterly Report on Form 10-Q filed on December 10, 2003 for the quarterly period ended October 31, 2003 (SEC File No. 0-50303); and

•	our Current Report on Form 8-K filed on January 16, 2004 (SEC File No. 0-50303).

      You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, at no cost by writing or telephoning us at the following address:

Hayes Lemmerz International, Inc.

15300 Centennial Drive
Northville, Michigan 48167
Attention: General Counsel
(734) 737-5000

HAYES LEMMERZ INTERNATIONAL, INC.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

Hayes Lemmerz International, Inc.:

      We have audited the accompanying consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended January 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note (1), on December 5, 2001, the Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This matter raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note (1). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Notes (2) and (6), effective February 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Detroit, Michigan

March 31, 2003, except note 20
which is dated May 12, 2003

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

(Debtor-in-Possession as of December 5, 2001)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

	(Millions of dollars,
	except per share amounts)
Net sales	$2,001.6	$2,039.1	$2,168.2
Cost of goods sold	1,793.9	1,907.4	1,911.6

Gross profit	207.7	131.7	256.6
Marketing, general and administration	103.1	100.5	100.1
Engineering and product development	20.4	21.8	16.6
Amortization of intangible assets	3.3	26.4	27.4
Equity in losses of joint ventures	—	0.9	4.4
Asset impairments and other restructuring charges	43.5	141.6	127.7
Loss on investment in joint venture	—	3.8	1.5
Other income, net	(6.8)	(0.5)	(10.7)
Reorganization items	44.5	47.8	—

Loss from operations	(0.3)	(210.6)	(10.4)
Interest expense, net (excluding $117.6 million and $18.7 million not accrued on liabilities subject to compromise during the years ended January 31, 2003 and 2002, respectively)	72.7	175.2	163.5

Loss before taxes on income, minority interest, cumulative effect of change in accounting principle and extraordinary gain	(73.0)	(385.8)	(173.9)
Income tax provision	3.6	10.3	9.7

Loss before minority interest, cumulative effect of change in accounting principle and extraordinary gain	(76.6)	(396.1)	(183.6)
Minority interest	3.5	3.3	2.6

Loss before cumulative effect of change in accounting principle and extraordinary gain	(80.1)	(399.4)	(186.2)
Cumulative effect of change in accounting principle, net of tax of $0	(554.4)	—	—
Extraordinary gain, net of tax of $1.5 million	—	2.7	—

Net loss	$(634.5)	$(396.7)	$(186.2)

Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle and extraordinary gain	$(2.81)	$(14.03)	$(6.24)
Cumulative effect of change in accounting principle, net of tax	(19.49)	—	—
Extraordinary gain, net of tax	—	0.09	—

Basic and diluted net loss per share	$(22.30)	$(13.94)	$(6.24)

See accompanying notes to consolidated financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

(Debtor-in-Possession as of December 5, 2001)

CONSOLIDATED BALANCE SHEETS

	January 31,	January 31,
	2003	2002

	(Millions of dollars,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$66.1	$45.2
Receivables net of allowance of $7.2 million at January 31, 2003 and $5.9 million at January 31, 2002	276.6	266.2
Inventories	176.6	155.2
Deferred tax assets	7.2	16.2
Prepaid expenses and other	18.4	20.1
Assets held for sale	6.9	4.2

Total current assets	551.8	507.1
Property, plant and equipment, net	951.2	962.8
Deferred tax assets	7.7	14.9
Goodwill	191.3	705.6
Intangible assets	102.6	108.1
Other assets	42.0	59.6

Total assets	$1,846.6	$2,358.1

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
DIP facility	$49.9	$—
Bank borrowings and other notes	15.8	25.1
Current portion of long-term debt	40.1	17.1
Accounts payable and accrued liabilities	268.7	247.4

Total current liabilities	374.5	289.6
Long-term debt, net of current portion	61.9	91.7
Deferred tax liabilities	53.2	55.0
Pension and other long-term liabilities	281.2	249.0
Minority interest	16.4	11.8
Liabilities subject to compromise	2,133.8	2,121.0
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock, par value $0.01 per share:
Voting — 99,000,000 shares authorized; 27,708,419 shares issued at January 31, 2003 and 2002; 25,806,969 shares outstanding at January 31, 2003 and 2002	0.3	0.3
Nonvoting — 5,000,000 shares authorized; 2,649,026 shares issued and outstanding at January 31, 2003 and 2002	—	—
Additional paid in capital	235.1	235.1
Common stock in treasury at cost, 1,901,450 shares	(25.7)	(25.7)
Accumulated deficit	(1,176.9)	(542.4)
Accumulated other comprehensive loss	(107.2)	(127.3)

Total stockholders’ deficit	(1,074.4)	(460.0)

Total liabilities and stockholders’ deficit	$1,846.6	$2,358.1

See accompanying notes to consolidated financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

(Debtor-in-Possession as of December 5, 2001)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
AND COMPREHENSIVE LOSS
Years Ended January 31, 2003, 2002, 2001

						Accumulated
	Common Stock				Retained	Other
			Additional		Earnings	Comprehensive
		Par	Paid-in	Treasury	(Accumulated	Income
	Shares	Value	Capital	Stock	Deficit)	(Loss)	Total

	(Millions of dollars, except share amounts)
Balance at January 31, 2000	30,354,045	$0.3	$231.4	$—	$40.5	$(81.5)	$190.7
Net loss	—	—	—	—	(186.2)	—	(186.2)
Currency translation adjustment	—	—	—	—	—	(4.1)	(4.1)
Minimum pension liability adjustment	—	—	—	—	—	(0.2)	(0.2)

Comprehensive loss							(190.5)
Issuance of common stock	500	—	—	—	—	—	—
Exercise of options	2,400	—	—	—	—	—	—
Purchase of treasury stock	(1,757,700)	—	—	(23.7)	—	—	(23.7)
Settlement of common stock subject to put agreement	(143,750)	—	3.7	(2.0)	—	—	1.7

Balance at January 31, 2001	28,455,495	0.3	235.1	(25.7)	(145.7)	(85.8)	(21.8)
Net loss	—	—	—	—	(396.7)	—	(396.7)
Currency translation adjustment	—	—	—	—	—	(6.1)	(6.1)
Minimum pension liability adjustment	—	—	—	—	—	(35.4)	(35.4)

Comprehensive loss							(438.2)
Issuance of common stock	500	—	—	—	—	—	—

Balance at January 31, 2002	28,455,995	0.3	235.1	(25.7)	(542.4)	(127.3)	(460.0)
Net loss	—	—	—	—	(634.5)	—	(634.5)
Currency translation adjustment	—	—	—	—	—	47.5	47.5
Minimum pension liability adjustment	—	—	—	—	—	(27.4)	(27.4)

Comprehensive loss							(614.4)

Balance at January 31, 2003	28,455,995	$0.3	$235.1	$(25.7)	$(1,176.9)	$(107.2)	$(1,074.4)

See accompanying notes to consolidated financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

(Debtor-in-Possession as of December 5, 2001)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

	(Millions of dollars)
Cash flows from operating activities:
Net loss	$(634.5)	$(396.7)	$(186.2)
Adjustments to reconcile net loss to net cash provided by (used for) operations:
Depreciation and tooling amortization	128.7	130.0	124.7
Amortization of intangibles	3.3	26.4	27.4
Amortization of deferred financing fees	5.9	7.4	6.5
Increase (decrease) in deferred taxes	14.4	(1.4)	23.4
Asset impairments and other restructuring charges	43.5	141.6	127.7
Loss on investment in joint venture	—	3.8	1.5
Minority interest	3.5	3.3	2.6
Equity in (earnings) losses of joint ventures	—	0.9	4.4
Cumulative effect of change in accounting principle	554.4	—	—
Extraordinary gain	—	(2.7)	—
Loss (gain) on disposal of assets and businesses	(0.5)	7.2	—
Changes in operating assets and liabilities that increase (decrease) cash flows:
Receivables	(1.0)	41.7	10.8
Inventories	(16.5)	56.7	(28.2)
Prepaid expenses and other	2.4	(3.6)	(8.3)
Accounts payable and accrued liabilities	(25.7)	(63.1)	(113.1)
Chapter 11 items:
Reorganization items	44.5	47.8	—
Interest Accrued on Credit Agreement	54.6	8.7	—
Payments related to Chapter 11 Filings	(81.7)	(5.3)	—

Cash provided by (used for) operating activities	95.3	2.7	(6.8)

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(106.8)	(147.0)	(175.2)
Increased investment in majority-owned subsidiary	—	—	(7.2)
Purchase of businesses, net of cash acquired	(7.2)	—	(6.4)
Net proceeds from termination of cross-currency swap agreements	—	10.1	26.4
Proceeds from disposal of assets and businesses	9.6	20.5	—
Other, net	10.4	(14.7)	(9.5)

Cash used for investing activities	(94.0)	(131.1)	(171.9)

Cash flows from financing activities:
Proceeds from borrowings under DIP facility	48.9	1.0	—
Increase (decrease) in bank borrowings and revolving facility	(34.4)	238.5	272.4
Proceeds from refinancing, net of related fees	—	435.4	—
Repayment of bank borrowings and revolving facility from refinancing	—	(381.3)	—
Repayment of long-term debt from refinancing	—	(36.6)	—
Net proceeds from payments on accounts receivable securitization	—	(71.6)	(91.4)
Purchase of treasury stock	—	—	(25.7)
Fees to obtain DIP facility	—	(7.9)	—
Fees to amend Credit Agreement	—	(2.7)	—

Cash provided by financing activities	14.5	174.8	155.3

Effect of exchange rate changes on cash and cash equivalents	5.1	(1.2)	(2.5)

Increase (decrease) in cash and cash equivalents	20.9	45.2	(25.9)
Cash and cash equivalents at beginning of year	45.2	—	25.9

Cash and cash equivalents at end of year	$66.1	$45.2	$—

See accompanying notes to consolidated financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended January 31, 2003, 2002 and 2001

(1) Description of Business and Chapter 11 Filings

Description of Business

      Unless otherwise indicated, references to “Company” mean Hayes Lemmerz International, Inc. and its subsidiaries and references to fiscal year means the Company’s year ended January 31 of the following year (e.g., “fiscal 2002” refers to the period beginning February 1, 2002 and ending January 31, 2003, “fiscal 2001” refers to the period beginning February 1, 2001 and ending January 31, 2002 and “fiscal 2000” refers to the period beginning February 1, 2000 and ending January 31, 2001).

      The Company is a leading supplier of wheels, wheel-end attachments, aluminum structural components and automotive brake components. The Company is the world’s largest manufacturer of automotive wheels. In addition, the Company also designs and manufactures wheels and brake components for commercial highway vehicles, and powertrain components and aluminum non-structural components for the automotive, commercial highway, heating and general equipment industries. Approximately 52% of the Company’s fiscal 2002 total sales consisted of sales to Ford, DaimlerChrysler and General Motors on a worldwide basis.

      The Company was founded in 1908. From 1908 through 1992, the Company’s operations were predominately in the automotive wheel, brake and commercial highway businesses. In 1992, the non-wheel businesses and assets of the Company, particularly its automotive brake systems business and assets, were transferred to, and certain liabilities related thereto were assumed by, a wholly owned subsidiary of the Company, Kelsey-Hayes Company (“Kelsey-Hayes”), the capital stock of which was then transferred by the Company to its sole stockholder as an extraordinary dividend and the Company consummated an initial public offering of its common stock. Since 1992, the Company’s operations have been diversified through acquisitions and internal growth.

      The Company has made three major acquisitions since 1992. On July 2, 1996, the Company consummated a series of transactions pursuant to which Motor Wheel Corporation (“Motor Wheel”) became a wholly owned subsidiary of the Company. On June 30, 1997, the Company acquired Lemmerz Holding GmbH (“Lemmerz”) (the “Lemmerz Acquisition”). Lemmerz was founded in 1919 and was the leading full-line wheel supplier in Europe. On February 3, 1999, the Company acquired CMI International, Inc. (“CMI”). CMI was a leading full service supplier of wheel-end attachments, aluminum structural components and powertrain components to the automotive industry.

Chapter 11 Filings

      On December 5, 2001, Hayes Lemmerz International, Inc., 30 of its wholly-owned domestic subsidiaries and one wholly-owned Mexican subsidiary (collectively, the “Debtors”) filed voluntary petitions for reorganization relief (the “Chapter 11 Filings” or the “Filings”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Filings are being jointly administered, for procedural purposes only, before the Bankruptcy Court under Case No. 01-11490-MFW. During the pendency of these Filings, the Debtors remain in possession of their properties and assets and management of the Company continues to operate the businesses of the Debtors as debtors-in-possession. As a debtor-in-possession, the Company is authorized to operate the business of the Debtors, but may not engage in transactions outside of the ordinary course of business without the approval of the Bankruptcy Court, after notice and the opportunity for a hearing.

      Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the Debtors generally may not be

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enforced. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders proposed to receive distributions thereunder (under the Bankruptcy Code, parties not receiving a distribution are deemed to reject and are not entitled to vote) and approved by the Bankruptcy Court. A plan of reorganization must be confirmed by the Bankruptcy Court, upon certain findings being made by the Bankruptcy Court which are required by the Bankruptcy Code. The Bankruptcy Court may confirm a plan notwithstanding the non-acceptance of such plan by an impaired class of creditors or equity security holders if certain requirements of the Bankruptcy Code are met.

      Pursuant to an order entered by the Bankruptcy Court on January 10, 2003, the period during which the Company has the exclusive right to propose a plan of reorganization has been extended to April 15, 2003. On December 16, 2002, the Debtors filed a proposed joint plan of reorganization with the Bankruptcy Court. On February 21, 2003, the Debtors filed a first amended joint plan of reorganization and is currently in the process of soliciting votes to approve such plan. The deadline established by the Bankruptcy Court to vote on the Plan was March 28, 2003, which was extended until April 4, 2003. There can, however, be no assurance that the Debtors’ first amended plan of reorganization or any plan will be approved by creditors authorized to vote thereon or confirmed by the Bankruptcy Court, or that any such plan ultimately will be consummated.

      The Debtors’ proposed first amended plan of reorganization provides that the existing common stock of the Company would be cancelled and that certain creditors of the Company would be issued new common stock, new preferred stock and new warrants in the reorganized Company. Although there can be no assurance that the first amended plan of reorganization proposed by the Debtors will be confirmed by the Bankruptcy Court or consummated, holders of common stock of the Company should assume that they would receive no value as part of any plan of reorganization. In light of the foregoing, the common stock currently outstanding has no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in common stock of the Company or in claims relating to pre-petition liabilities and/or other securities of the Company.

      Under the priority scheme established by the Bankruptcy Code, substantially all post-petition liabilities and pre-petition liabilities need to be satisfied before shareholders are entitled to receive any distribution. The ultimate recovery, if any, to creditors and/or shareholders will not be determined until confirmation of a plan or plans of reorganization and substantial completion of claims reconciliation by the Company and claims allowance by the Bankruptcy Court.

      On January 31, 2002, the Debtors filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors as shown on the Company’s books and records, subject to the assumptions contained in certain notes filed in connection therewith. The Debtors subsequently amended the schedules and statements on March 21, 2002 and July 12, 2002. All of the schedules are subject to further amendment or modification. On March 26, 2002, the Bankruptcy Court established June 3, 2002 as the deadline for filing proofs of claim with the Bankruptcy Court. The Debtors mailed notice of the proof of claim deadline to all known creditors. Differences between amounts scheduled by the Debtors and claims by creditors currently are being investigated and resolved in connection with the Debtors’ claims resolution process. Although that process has commenced and is ongoing, in light of the number of creditors of the Debtors and certain claims objection blackout periods, the claims resolution process may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known and the ultimate distribution with respect to allowed claims is not presently ascertainable.

      In addition to the first amended plan of reorganization filed, the Company filed a disclosure statement with respect thereto intended to provide information sufficient to enable holders of claims or interests to

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

make an informed judgment about the plan. The disclosure statement set forth, among other things, the Company’s proposed plan of reorganization, proposed distributions that would be made to the Company’s stakeholders under the proposed plan, certain effects of confirmation of the plan, and various risk factors associated with the plan and confirmation thereof. It also contains information regarding, among other matters, significant events that occurred during the Company’s Chapter 11 proceedings, the anticipated organization, operation and financing of the reorganized Company, as well as the confirmation process and the voting procedures holders of claims and/or interests must follow for their votes to be counted.

      Although the first amended plan of reorganization filed by the Debtors provides for emergence from bankruptcy during the second quarter of fiscal 2003, there can be no assurance that such a reorganization plan will be confirmed by the Court, or that any such plan will be consummated in that time period or at any later time. Currently, it is not possible to predict the length of time the Company will operate under the protection of Chapter 11 and the supervision of the Bankruptcy Court, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interest of the various creditors and stakeholders.

      Pursuant to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” (“SOP 90-7”), the accounting for the effects of the reorganization will occur once a plan of reorganization is confirmed by the Bankruptcy Court and there are no remaining contingencies material to completing the implementation of the plan. The “fresh start” accounting principles pursuant to SOP 90-7 provide, among other things, for the Company to determine the value to be assigned to the equity of the reorganized Company as of a date selected for financial reporting purposes. The accompanying consolidated financial statements do not reflect: (a) the requirements of SOP 90-7 for fresh start accounting, (b) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (c) aggregate pre-petition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (d) the effect of any changes to the Debtors’ capital structure or in the Debtors’ business operations as the result of an approved plan of reorganization; or (e) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as the result of future actions by the Bankruptcy Court.

      On May 30, 2002, the Bankruptcy Court entered an order approving, among other things, the critical employee retention plan filed with the Bankruptcy Court in February 2002 which is designed to compensate certain critical employees in order to assure their retention and availability during the Company’s restructuring. The plan has two components which will (i) reward critical employees who remain with the Company (and certain affiliates of the Company who are not directly involved in the restructuring) during and through the completion of the restructuring (the “Retention Bonus”) and (ii) provide additional incentives to a more limited group of the most senior critical employees if the enterprise value upon completing the restructuring exceeds an established baseline (the “Restructuring Performance Bonus”).

      The maximum possible aggregate amount of Retention Bonus is approximately $8.5 million and is payable in cash upon the consummation of the restructuring. Pursuant to plan provisions, thirty-five percent, or approximately $3.0 million, of such Retention Bonus was paid on October 1, 2002. The maximum possible aggregate amount of any Restructuring Performance Bonus is $37.5 million and will be payable as soon as reasonably practicable after the consummation of the restructuring. Up to 70% of the amount by which a Restructuring Performance Bonus exceeds a participant’s Retention Bonus may be paid in restricted shares or units of any common stock of the Company that is issued as part of a confirmed plan of reorganization in connection with the restructuring, if the Company’s Board of Directors elects, within the time period specified in the plan. The amount of any Restructuring Performance Bonus

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to be earned is not currently estimable and will not be determined until confirmation of a plan or plans of reorganization.

      As of January 31, 2003, there were $49.9 million of outstanding borrowings and $7.2 million in letters of credit issued pursuant to the Company’s Debtor-In-Possession revolving credit facility (the “DIP Facility”). As of March 28, 2003, there were $55.0 million of outstanding borrowings and $5.0 million in letters of credit issued pursuant to the DIP Facility. The amount of availability under the DIP Facility as of March 28, 2003 was $59.5 million, net of the aforementioned borrowings and issued letters of credit. (See Note (10).)

      Reorganization items as reported in the fiscal 2002 and 2001 consolidated statements of operations included herein are comprised of income, expense and loss items that were realized or incurred by the Debtors as a direct result of the Company’s decision to reorganize under Chapter 11. During fiscal 2002 and 2001, respectively, reorganization items were as follows (millions of dollars):

	2002	2001

Write-off of deferred financing costs related to prepetition domestic borrowings	$—	$38.9
Critical employee retention plan provision	7.3	—
Estimated accrued liability for rejected prepetition leases and contracts	10.7	—
Professional fees related to the Filing	28.3	9.0
Gain on settlement of prepetition liabilities	(1.5)	—
Interest earned during Chapter 11 reorganization proceedings	(0.3)	(0.1)

Total	$44.5	$47.8

      Cash payments with respect to such reorganization items consisted of $25.4 million of professional fees and $3.0 million of Retention Bonus during fiscal 2002, and $5.3 million of professional fees in fiscal 2001.

      The condensed financial statements of the Debtors are presented in Note (19).

(2)	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

      As discussed in Note (1), the Company filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in December 2001. The accompanying consolidated financial statements have been prepared in accordance with SOP 90-7, and on a going concern basis. Continuing as a going concern contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. The accompanying consolidated financial statements do not reflect adjustments that might result if the Company is unable to continue as a going concern. The Company’s recent history of significant losses, deficit in stockholders’ equity and issues related to non-compliance with debt covenants, raise substantial doubt about the Company’s ability to continue as a going concern. Continuing as a going concern is dependent upon, among other things, the Company’s formulation of a plan of reorganization that is confirmed by the Bankruptcy Court, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the Company’s obligations. SOP 90-7 requires the segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date, and identification of all transactions and events that are directly associated with the reorganization of the Company.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Significant Accounting Policies

      A summary of the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s investments in joint ventures are accounted for under the equity method. Financial position and results of operations for these joint venture entities as of, and for the twelve months ended January 31, 2003, 2002 and 2001, respectively, were not material to the consolidated financial statements of the Company. Balance sheet amounts for the Company’s international subsidiaries are as of December 31. The results of operations of the Company’s international subsidiaries included in the consolidated statements of operations are for the twelve month period ended December 31.

Revenue Recognition

      The Company recognizes revenue, net of estimated pricing adjustments, when there is evidence of a sale agreement, the delivery of goods has occurred, the sales price is fixed or determinable and the collectibility of revenue is reasonably assured.

Accounts Receivable

      Accounts receivable are recorded at the invoiced amount. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in existing accounts receivable.

      Changes in the allowance for doubtful accounts are as follows (millions of dollars);

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

Balance at beginning of year	$5.9	$8.5	$6.3
Additions charged to costs and expenses	2.1	7.7	4.3
Deductions	(0.8)	(10.3)	(2.1)

Balance at end of year	$7.2	$5.9	$8.5

Inventories

      Inventories are stated at the lower of cost or market, with cost determined principally by the first-in, first-out (FIFO) or average cost method. Cost includes the cost of materials, direct labor and the applicable share of manufacturing overhead. Spare parts and indirect supply inventories are stated at cost and charged to earnings as used.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. Depreciation is generally provided on a straight-line basis at rates which are designed to write off the assets over their estimated useful lives, principally as follows:

Buildings	25 years
Machinery and equipment	8-12 years

      Expenditures for maintenance, repairs and minor replacements of $85.6 million, $86.2 million and $91.7 million for the years ended January 31, 2003, 2002 and 2001, respectively, were charged to expense as incurred.

Special Tooling

      Expenditures made to meet special tooling requirements are capitalized. Special tooling which is reimbursable by the customer is classified as either a current asset in accounts receivable or as other non-current assets in the consolidated balance sheets, depending upon the expected time of reimbursement. Special tooling which is not reimbursable by the customer is classified as an other non-current asset and is charged to cost of goods sold on a straight-line basis over a five year period or the estimated useful life, whichever is shorter.

Intangibles

      On February 1, 2002, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and other indefinite-lived intangible assets are no longer amortized; rather those assets must be tested for impairment annually. Other definite-lived intangible assets continue to be amortized over their estimated lives. (See Note (6).)

Impairment of Long-lived Assets

      In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-lived Assets,” the Company reviews the carrying value of long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair values less costs to sell, and are no longer depreciated. (See Notes (6) and (13).)

Research and Development Costs

      Research and development costs are expensed as incurred. Amounts expensed during the years ended January 31, 2003, 2002 and 2001, were approximately $7.1 million, $10.5 million and $14.3 million, respectively.

Financial Instruments

      The carrying amounts of cash and cash equivalents, receivables, and accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amount

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of bank borrowings, variable rate long-term debt, and other liabilities approximate market value, as interest rates vary with market rates. The fair value of fixed-rate debt is discussed in Note (10).

      In accordance with industry practice, the costs or benefits of fluctuations in aluminum prices are passed through to customers. Futures contracts and purchase commitments are entered into by the Company, from time to time, to hedge its exposure to future increases in aluminum prices that may occur between the dates of aluminum wheel price adjustments. Outstanding contracts represent future commitments and are not included in the consolidated balance sheet. Substantially all of such contracts mature within a period of three months to six months. Gains or losses resulting from the liquidation of futures contracts are recognized in the income statement currently as part of cost of goods sold.

      On February 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” SFAS 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133,” and SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133.” The adoption of these standards did not have a material impact on the Company’s financial position or results of operations.

      The Company has significant investments in foreign subsidiaries. The majority of these investments are in Europe wherein the Euro is the functional currency. As a result, the Company is exposed to fluctuations in exchange rates between the Euro and the U.S. Dollar. To reduce this exposure, the Company entered into cross-currency interest rate swap agreements. At January 31, 2001, the Company held $275 million notional amount of cross-currency interest rate swaps, which are recorded in the accompanying consolidated balance sheet at fair value of approximately $0.4 million. The fair value of the Company’s cross-currency interest rate swaps is the estimated amount the Company would receive or pay to terminate the agreement based on third party market quotes. During fiscal 2001, the Company received net cash in the amount of $10.1 million in connection with the early termination of all cross-currency interest rate swap agreements. These payments reduced the fair market value recorded by the Company resulting from accounting for mark-to-market adjustments during the terms of the agreements. The Company held no cross-currency interest rate swaps at January 31, 2003 or 2002.

      The Company records the gain or loss on the derivative financial instruments designated as hedges of the foreign currency exposure of its net investment in foreign operations as currency translation adjustments in accumulated other comprehensive loss to the extent the hedges are effective. The gain or loss on the hedging instruments offset the change in currency translation adjustments resulting from translating the foreign operations’ financial statements from their respective functional currency to the Dollar. In fiscal 2001, the Company recorded a loss of $7.5 million on the instruments designated as hedges in accumulated other comprehensive loss. As these derivative financial instruments were accounted for as qualifying hedges prior to adoption of SFAS No. 133, no transition adjustment was recorded at the date of adoption. During fiscal 2002, the Company held no derivative financial instruments.

Foreign Currency Translation

      Translation of assets and liabilities of subsidiaries denominated in foreign currencies are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected in the accumulated other comprehensive loss section of Stockholders’ Equity (Deficit). Foreign currency gains and losses resulting from transactions in foreign currencies are included in results of operations.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Taxes on Income

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to the extent that management considers it unlikely that such deferred tax assets will be realized.

      No provision is necessary for future United States taxes on the undistributed portion of the Company’s equity in earnings of foreign affiliates, since it is anticipated that the unremitted earnings will be permanently invested for growth and expansion. However, if as a result of actions that may be taken under a plan or plans of reorganization, certain undistributed profits of foreign affiliates are remitted to the United States, no provision for United States taxes is expected to be necessary because of the Company’s tax loss carryforward position and full valuation allowance in the United States.

Statements of Cash Flows

      For purposes of reporting cash flows, the Company considers all investments with an original maturity of three months or less to be cash equivalents. The following is additional information to the Consolidated Statements of Cash Flows (millions of dollars):

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

Cash paid for interest, excluding adequate protection payments in fiscal 2002 (See Note (10))	$12.5	$113.2	$171.2
Cash paid for income taxes, net of refunds received	4.3	11.9	15.7
Non-cash investing and financing activity:
Note issued to purchase business	2.0	—	—
Note issued to repurchase stock	—	—	5.3

Loss per Share

      Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per share is computed by dividing net loss by the diluted weighted average shares outstanding. Diluted weighted average shares assume the exercise of stock options and warrants, so long as they are not anti-dilutive.

      Shares outstanding for the years ended January 31, 2003, 2002 and 2001, were as follows (thousands of shares):

	2003	2002	2001

Weighted average shares outstanding	28,456	28,456	29,585
Dilutive effect of options and warrants	—	—	—

Diluted weighted average shares outstanding	28,456	28,456	29,585

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the year ending January 31, 2003, approximately 4.6 million shares attributable to options and warrants were excluded from the calculation of diluted loss per share as the effect was anti-dilutive due to the net loss reflected in fiscal 2002. For the years ending January 31, 2002 and 2001, approximately 5.8 million shares attributable to options and warrants were excluded from the calculation of diluted loss per share as the effect was anti-dilutive due to the net loss reflected in fiscals 2001 and 2000.

      During fiscal 2000, a put agreement on the Company’s common stock was settled for $1.7 million less than the amount originally recorded. For purposes of computing loss per share, this $1.7 million is included as an offset in calculating the net loss available for common shareholders in fiscal 2000.

Comprehensive Income

      SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income. Comprehensive income is defined as all changes in a Company’s net assets except changes resulting from transactions with shareholders. It differs from net income in that certain items currently recorded to equity would be a part of comprehensive income.

      The components of accumulated other comprehensive loss were as follows (millions of dollars):

	January 31,	January 31,
	2003	2002

Currency translation adjustment	$(44.4)	$(91.9)
Minimum pension liability adjustment, net of income tax of zero	(62.8)	(35.4)

Total	$(107.2)	$(127.3)

Stock-Based Compensation

      The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company follows the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and discloses pro forma net income (loss) and pro forma earnings (loss) per share as if employee stock option grants were treated as compensation expense using the fair-value-based method defined in SFAS No. 123.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      If compensation cost had been determined based on the fair value at the grant dates consistent with the method prescribed in SFAS No. 123, the Company’s net loss and loss per share would have been adjusted to the pro forma amounts below:

	2002	2001	2000

Net loss:
As reported	$(634.5)	$(396.7)	$(186.2)
Pro forma	(634.5)	(397.2)	(188.5)
Basis and diluted loss per share:
As reported	$(22.30)	$(13.94)	$(6.24)
Pro forma	(22.30)	(13.96)	(6.32)

      No stock options were granted in fiscal 2002. The fair value of stock options granted in fiscal 2001 and fiscal 2000 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions were:

	2001	2000

Weighted average fair value	$1.15	$6.69
Expected volatility	42.0%	41.0%
Risk free interest rate	4.9%	4.9%
Expected lives (years)	7.0	7.0

      Dividend yield for all grants was assumed to be insignificant.

     Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

      Generally assets and liabilities which are subject to management’s estimation and judgment include long-lived assets (due to the use of estimated economic lives for depreciation purposes and future expected cash flow information used to evaluate the recoverability of the long-lived assets), inventory, accounts receivable, deferred tax asset valuation reserves, pension and post retirement costs, restructuring reserves, self insurance accruals and environmental remediation accruals.

     Asset impairment losses and other restructuring charges

      The Company’s consolidated statements of operations reflect an element of operating expenses described as asset impairment losses and other restructuring charges. The Company periodically evaluates whether events and circumstances have occurred that indicate that the remaining useful life of any of its tangible and definite-lived intangible assets may warrant revision or that the remaining balance might not be recoverable. When factors indicate that the tangible and definite-lived intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted cash flows generated by the underlying assets to determine if a write-down is required. If a write-down is required, the Company adjusts the book value of the impaired long-lived assets to their estimated fair values. Fair value is determined through third party appraisals or discounted cash flow calculations. The related charges are recorded as asset impairment losses or, in the case of certain exit costs in connection with a plant

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

closure or restructuring, a restructuring or other charge in the accompanying consolidated statements of operations.

      A number of decisions have occurred or other factors have indicated that these types of charges are required to be currently recognized (see Note (13)). During the Company’s reorganization, there can be no assurance that there will not be additional charges based on future events and that the additional charges would not have a materially adverse impact on the Company’s financial position and results of operations.

     Reclassifications

      Certain prior period amounts have been reclassified to conform to the current year presentation.

(3)	Acquisitions and Divestitures of Businesses

      During fiscal 2002, the Company received $6.6 million in net cash proceeds from the sale of certain non-core businesses, primarily the sale of the Company’s Brazilian agricultural wheel business, the Schenk aluminum foundry located in Maulbronn, Germany and the Company’s interest in a Portuguese fabricated wheel joint venture. In connection with those sales, the Company recognized a net loss of $0.4 million, which is included in Other income, net on the accompanying consolidated statement of operations. During fiscal 2002, the Company paid $5.1 million for the remaining 24% interest in its South African subsidiary, NF Die (Proprietary) Ltd., an aluminum wheel manufacturer, and $2.1 million in cash and an additional $2.0 million note payable for the facility and assets of a foundry in Chattanooga, Tennessee.

      During fiscal 2001, the Company sold its interests in its Canadian joint venture, its Venezuelan joint venture and its tire and wheel assembly business for net cash proceeds of $20.5 million. In connection with those sales, the Company recognized a net loss of $7.2 million, which is included in Other income, net, on the accompanying consolidated statement of operations.

      In fiscal 2000, the Company acquired the assets of the Schenk aluminum foundry. The purchase price for land, building, equipment and inventory was $6.4 million in cash. Also in fiscal 2000, the Company purchased an additional 25% interest in NF Die (Proprietary) Ltd. The purchase price of $7.2 million in cash increased the Company’s interest in NF Die at that time from 51% to 76%.

(4)	Inventories

      The major classes of inventory are as follows (millions of dollars):

	January 31,	January 31,
	2003	2002

Raw materials	$48.3	$38.7
Work-in-process	36.5	39.2
Finished goods	56.2	41.4
Spare parts and supplies	35.6	35.9

Total	$176.6	$155.2

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Property, Plant and Equipment

      The major classes of property, plant and equipment are as follows (millions of dollars):

	January 31,	January 31,
	2003	2002

Land	$30.4	$29.3
Buildings	256.0	238.6
Machinery and equipment	1,134.5	1,063.3

	1,420.9	1,331.2
Accumulated depreciation	(469.7)	(368.4)

Property, plant and equipment, net	$951.2	$962.8

(6)	Goodwill and Other Intangible Assets

      Effective February 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and indefinite-lived intangible assets be reviewed for impairment annually, rather than amortized into earnings. Any impairment to the amount of goodwill existing at the date of adoption is to be recognized as a cumulative effect of a change in accounting principle on that date.

      Upon adoption, the Company discontinued amortizing goodwill and indefinite-lived intangible assets into earnings. In connection with the transitional provisions of the Statement, the Company performed an assessment of whether there was an indication that goodwill was impaired as of the adoption date. To accomplish this, the Company determined the carrying value of each of its reporting units (i.e., one step below the segment level) by assigning the assets and liabilities, including existing goodwill and intangible assets, to the reporting units on February 1, 2002. As of that date, the Company had unamortized goodwill and other indefinite-lived intangibles of approximately $758.7 million that were subject to the transition provisions of SFAS No. 142. The Company determined the fair value of each reporting unit and compared those fair values to the carrying values of each reporting unit. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit indicating that goodwill may be impaired, the Company performed the second step of the transitional impairment test. This test was required for five reporting units.

      In the second step, the Company compared the implied fair value of the reporting units goodwill with the carrying value of that goodwill, both of which were measured at the adoption date. The implied fair value of goodwill was determined by allocating the fair value of the reporting units to all of the assets (both recognized and unrecognized) and liabilities of the reporting units in a similar manner to a purchase price allocation in accordance with SFAS No. 141, “Business Combinations.” The residual fair value after this allocation was the implied fair value of the reporting units’ goodwill. The carrying amounts of these reporting units exceeded the fair values, and the Company recorded an impairment charge of $554.4 million as of February 1, 2002 as a cumulative effect of a change in accounting principle as described above.

      Upon adoption of SFAS No. 142, the Company also made necessary reclassifications to conform with the new classification criteria in SFAS No. 141. Workforce-in-place no longer meets the definitions of an identifiable intangible asset under SFAS No. 141, and as a result, the net balance of workforce-in-place of $13.1 million has been reclassified to goodwill as of February 1, 2002.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The changes in the carrying amount of goodwill, net by segment during fiscal 2002 were as follows (millions of dollars):

	Automotive
	Wheels	Components	Other	Total

Balance as of January 31, 2002	$288.6	$332.5	$84.5	$705.6
Reclassification of workforce-in-place	2.8	10.3	—	13.1
Transitional impairment charge	(127.1)	(342.8)	(84.5)	(554.4)
Goodwill acquired during year	7.5	—	1.7	9.2
Goodwill written off due to sale of business	(3.2)	—	—	(3.2)
Effects of currency translation	21.0	—	—	21.0

Balance as of January 31, 2003	$189.6	$—	$1.7	$191.3

      Intangible assets consist of the following (million of dollars):

	January 31, 2003		January 31, 2002

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Customer base	$26.5	$(4.0)	$22.2	$(3.3)
Licenses	13.4	(2.4)	13.4	(1.7)
Unpatented technology	33.5	(8.8)	30.4	(6.9)
Workforce-in-place	—	—	17.2	(4.1)
Other	1.9	(1.0)	1.8	(0.9)

	$75.3	$(16.2)	$85.0	$(16.9)

Non amortized intangible assets:
Tradenames	$43.5		$40.0

      Amortization expense for fiscal 2002, 2001 and 2000 was $3.3 million, $26.4 million and $27.4 million, respectively. Under its historical accounting for these assets, the Company expects amortization expense to approximate $3 million in each of the next five fiscal years.

      The following table presents adjusted net loss on a comparable basis, by eliminating goodwill amortization from the reported amounts of net loss for the years ended January 31, 2002 and 2001 (in millions, except per share amounts):

	Year Ended January 31,

	2003	2002	2001

Reported net loss	$(634.5)	$(396.7)	$(186.2)
Eliminate goodwill amortization	—	23.2	24.1

Adjusted net loss	$(634.5)	$(373.5)	$(162.1)

Basic and diluted loss per share:
Reported net loss	$(22.30)	$(13.94)	$(6.24)
Eliminate goodwill amortization	—	0.82	0.81

Adjusted net loss	$(22.30)	$(13.12)	$(5.43)

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)	Other Assets

      Other assets consists of the following (millions of dollars):

	January 31,	January 31,
	2003	2002

Production tooling	$27.6	$26.3
Unamortized debt issuance costs	1.6	7.2
Investments in joint ventures	4.8	5.0
Other	8.0	21.1

Total	$42.0	$59.6

(8)	Accounts Payable and Accrued Liabilities

      Accounts payable and accrued liabilities exclude any amounts that are classified as liabilities subject to compromise (see Note (11)), and consist of the following (millions of dollars):

	January 31,	January 31,
	2003	2002

Accounts payable	$136.7	$114.9
Employee costs	75.1	48.8
Other accrued liabilities	56.9	83.7

Total	$268.7	$247.4

(9)	Taxes on Income

      The components of pre-tax income (loss), including extraordinary items, are as follows (millions of dollars):

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

United States	$(137.1)	$(405.0)	$(209.8)
Foreign	64.1	19.2	35.9

	$(73.0)	$(385.8)	$(173.9)

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The (benefit) provision for taxes on income is summarized as follows (millions of dollars):

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

Current:
Federal and State	$(11.9)	$2.4	$2.0
Foreign	1.1	10.8	10.5

	(10.8)	13.2	12.5
Deferred:
Federal and State	—	—	(6.2)
Foreign	14.4	(1.4)	3.4

	14.4	(1.4)	(2.8)

Taxes on income	3.6	11.8	9.7
Extraordinary items (see Note (10))	—	1.5	—

Taxes on income excluding extraordinary items	$3.6	$10.3	$9.7

      A reconciliation of taxes computed at the United States Federal statutory 35% rate to the actual provision for taxes on income follows (millions of dollars):

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

Federal taxes computed at statutory rate	$(25.6)	$(135.0)	$(60.9)
Increase (decrease) resulting from:
State taxes (benefits)	(5.8)	(11.2)	(3.9)
Tax benefit from net operating loss and various tax credit carryforwards	(14.3)	—	(2.9)
Effective tax rate differential on earnings of consolidated foreign affiliates	(3.7)	2.7	(3.7)
Permanent differences relating to reorganization activities	(26.0)	8.8	11.6
Change in valuation allowance	81.6	141.3	71.6
All other items	(2.6)	3.7	(2.1)

Income tax expense	$3.6	$10.3	$9.7

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred tax assets (liabilities) result from differences in the bases of assets and liabilities for tax and financial statement purposes. The cumulative tax effect of the major items follows (millions of dollars):

	January 31,	January 31,
	2003	2002

Deferred tax assets attributable to:
Nondeductible accrued liabilities	$50.7	$55.2
Net operating loss and tax credit carry forwards	329.4	263.2
Pension	31.1	7.3
Inventory	11.1	13.5
Other	19.9	5.8

Total gross deferred tax assets	442.2	345.0
Less valuation allowance	(336.6)	(232.6)

Net deferred tax assets	105.6	112.4
Deferred tax liabilities attributable to:
Fixed assets, principally due to differences in depreciation	(109.9)	(99.4)
Intangibles	(20.0)	(20.0)
Other	(14.0)	(16.9)

Total gross deferred tax liabilities	(143.9)	(136.3)

Net deferred tax liabilities	$(38.3)	$(23.9)

      The Company has domestic operating loss carryforwards of approximately $689.4 million expiring in years 2005 through 2023, foreign net operating loss carryforwards of approximately $153.2 million which may be carried forward indefinitely, general business tax credit carryforwards of approximately $2.3 million expiring in years 2003 through 2022, and alternative minimum tax credit carryforwards of approximately $7.9 million which do not expire. The carryforwards are based upon tax returns as currently filed or as anticipated to be filed and are subject to change based upon the Company’s detailed analysis for tax purposes. The Company’s tax returns are subject to periodic audit by the various jurisdictions in which it operates. These audits, including those currently underway, can result in adjustments of taxes due or adjustments of the NOL’s, which are available to offset future taxable income. Implementation of a plan or plans of reorganization under Chapter 11 is expected to reduce the availability of some or all of the Company’s net operating loss carryforwards and other tax attributes, and is expected to impact the tax basis of long-lived assets.

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company expects the deferred tax assets, net of the valuation allowance, at January 31, 2003 to be realized as a result of the reversal of existing taxable temporary differences in the United States and as a result of projected future taxable income and the reversal of existing taxable temporary differences in certain foreign locations.

      As a result of management’s assessment, a valuation allowance of $336.6 million and $232.6 million was recorded at January 31, 2003 and 2002, respectively. The Company increased the valuation allowance in fiscal 2002 and fiscal 2001 by $104.0 million and $141.3 million, respectively. Of the increase in the

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

valuation allowance in fiscal 2002, $22.4 million was applied to reduce to zero the tax benefit related to the other comprehensive loss associated with the minimum pension liability.

(10) Bank Borrowings, Other Notes and Long-Term Debt

      Bank borrowings and other notes of $15.8 million and $25.3 million at January 31, 2003 and 2002, respectively, consist of short-term notes of the Company’s foreign subsidiaries which bear interest at rates ranging from 2.25% to 10.75%, and a $2.0 million note issued in conjunction with the purchase of the Company’s Wheland foundry. (See Note (3).) This note was subsequently repaid on March 7, 2003.

      Long-term debt consists of the following (millions of dollars):

	January 31,	January 31,
	2003	2002

DIP Facility	$49.9	$1.0
Bank term loan facility maturing February 3, 2005, weighted average interest rates of 8.4% and 7.0% at January 31, 2003 and 2002	176.8	176.8
Bank revolving credit facility maturing through 2005, weighted average interest rates of 6.9% and 8.4% at January 31, 2003 and 2002	573.8	572.1
Various foreign bank and government loans maturing through 2006, weighted average interest rates of 6.1% and 6.0% at January 31, 2003 and 2002	91.3	97.0
8 1/4% Senior Subordinated Notes due 2008	224.3	224.3
9 1/8% Senior Subordinated Notes due 2007	389.1	389.1
11% Senior Subordinated Notes due 2006	239.4	239.4
11 7/8% Senior Notes due 2006	300.0	300.0
Capital lease obligations	10.7	10.8

	2,055.3	2,010.5
Less current portion of DIP facility	49.9	—
Less current portion not subject to compromise	40.1	17.1
Less liabilities subject to compromise	1,903.4	1,901.7

Long-term debt	$61.9	$91.7

      As of January 31, 2003, there were $ 105.1 million in outstanding borrowings under various foreign bank credit facilities. A portion of those credit facilities require compensating balance arrangements. In addition, the Company maintains cash deposits at certain locations in order to assure the continuation of vendor trade terms. As of January 31, 2003, the total amount of cash deposits maintained for these purposes was approximately $10.9 million.

     DIP Facility

      On December 17, 2001, the Company entered into a Revolving Credit and Guaranty Agreement among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders as parties thereto, CIBC World Markets Corp., as lead arranger, Bank of America, N.A. and Salomon Smith Barney, Inc., as syndication agents, and Canadian Imperial Bank of Commerce, as administrative agent for the lenders (the “DIP Agreement”). Pursuant to the DIP Agreement, the Company has access to a revolving credit facility (the “DIP Facility”) not to exceed $200 million with a sub-limit of $15 million for letters of credit. The Company received Bankruptcy Court approval for the DIP Agreement on December 21, 2001 (on an interim basis) and on January 28, 2002 (on a final basis). The DIP Facility is

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

scheduled to terminate on the earlier of (a) the date of the substantial consummation of a Plan of Reorganization and (b) June 5, 2003 (eighteen months after the date of the Chapter 11 Filings discussed in Note (1)).

      On January 15, 2002, the Company and the initial lenders under the DIP Agreement entered into a First Amendment to the DIP Agreement. This First Amendment finalized the terms of the borrowing base formula of eligible assets which is used to calculate the amounts which the Company is able to borrow under the DIP Facility. As of January 31, 2003, there were $49.9 million of outstanding borrowings and $7.2 million in letters of credit issued pursuant to the Company’s DIP Facility. As of March 28, 2003, there were $55.0 million of outstanding borrowings and $5.0 million in letters of credit issued pursuant to the DIP Facility. The amount available under the facility as of March 28, 2003, after taking into account the aforementioned borrowings and letters of credit, was $59.5 million.

      The DIP Facility provides for the postpetition cash payment at certain intervals of interest and fees accrued at the filing date and accruing postpetition under the Company’s prepetition credit agreements, if certain tests are satisfied relating to the liquidity position and earnings of the Company and its subsidiaries, and the repatriation of funds from foreign subsidiaries. During fiscal 2002, payments totaling $39.0 million were made for a portion of accrued interest and fees with respect to this provision.

      The DIP Agreement originally provided that the Debtors would be in default thereunder if they failed to (i) file a plan of reorganization and disclosure statement with the Bankruptcy Court within two hundred seventy (270) days after the Petition Date, or (ii) receive Bankruptcy Court approval of a disclosure statement within thirteen (13) months after the Petition Date. In connection with the Bankruptcy Court’s second extension of the exclusive periods under 11 U.S.C. § 1121(d), on August 6, 2002, the Debtors and the DIP Lenders entered into a Second Amendment of the DIP Agreement, which became effective on August 19, 2002. The Second Amendment provided that the Debtors shall be in default of the DIP Agreement if they failed to (i) file a plan of reorganization and disclosure statement with the Bankruptcy Court on or before December 16, 2002, or (ii) receive Bankruptcy Court approval of a disclosure statement on or before January 16, 2003.

      During the third quarter of fiscal 2002, the Company and the lenders to the DIP Agreement discovered that the applicable period(s) during which certain liquidity and earnings tests thereunder are measured had not been properly memorialized therein and the parties’ intentions were frustrated thereby. Accordingly, on December 4, 2002, the Bankruptcy Court granted authority to the Debtors and the lenders to enter into a Third Amendment of the DIP Agreement to correct the measurement period definition. As modified by the Third Amendment, the DIP Agreement allowed the Company to make a $13.8 million payment, which is included in the aforementioned $39.0 million, that was previously prohibited under the DIP Agreement.

      On December 24, 2002, the Debtors and the DIP Lenders entered into the Fourth Amendment to the DIP Agreement. The Fourth Amendment provides that the Debtors shall be in default of the DIP Agreement if the Debtors fail to receive Bankruptcy Court approval of a disclosure statement on or before February 7, 2003 or a later date as determined by the DIP Agent, in its sole discretion, provided that such later date as determined by the DIP Agent cannot occur after March 11, 2003. In accordance with Section 7.01(p) of the DIP Agreement, on February 7, 2003, the DIP Agent agreed to extend the deadline for the Debtors to receive Bankruptcy Court approval of the Disclosure Statement from February 7, 2003 to February 28, 2003. The Bankruptcy Court approved the Company’s Disclosure Statement on February 20, 2003. In addition, the Fourth Amendment provided a waiver for the Debtors to effect a reorganization of non-Debtor German Subsidiaries in response to a proposed change in German tax laws.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Proceeds of loans made under the DIP Facility have been and will be used for working capital and other general corporate purposes of the Company and its subsidiaries, generally as set forth in the Company’s budget and otherwise as permitted under the DIP Agreement and approved by the Bankruptcy Court. The DIP Agreement permits the Company to make loans to, and obtain letters of credit under the DIP Facility to support the operations or obligations of, its foreign subsidiaries in Germany and Mexico, in an aggregate principal amount not to exceed $20 million at any one time outstanding, to fund capital expenditures, required joint venture obligations, rebate exposure of such foreign subsidiaries or costs incurred in connection with plant closures, restructuring or the sale or termination of businesses of foreign subsidiaries in Germany. Such loans may be funded either from the Company’s operations or from borrowings under the DIP Facility.

      Beginning January 31, 2002, the DIP Facility requires compliance with monthly minimum consolidated and domestic EBITDA tests (as defined in the DIP Agreement) and limits on capital expenditures. In addition to the foregoing financial covenants, the DIP Agreement imposes certain other restrictions on the Company and its subsidiaries, with respect to their ability to incur liens, enter into mergers, incur indebtedness, give guarantees, make investments, pay dividends or make other distributions and dispose of assets.

      The obligations of the Company and its subsidiary guarantors under the DIP Facility have super-priority administrative claim status as provided under the Bankruptcy Code. Under the Bankruptcy Code, a super-priority claim is senior to secured and unsecured pre-petition claims and all administrative expenses incurred in the Chapter 11 case. In addition, with certain exceptions (including a carve-out for unpaid professional fees and disbursements), the DIP Facility obligations are secured by (1) a first-priority lien on all unencumbered pre-and post-petition property of the Company and its subsidiary guarantors, (2) a first-priority priming lien on all property of the Company and its subsidiary guarantors that is encumbered by the existing liens securing the Company’s pre-petition secured lenders and (3) a junior lien on all other property of the Company and its subsidiary guarantors that is encumbered by pre-petition liens.

      Borrowings under the DIP Facility may be either ABR loans or Eurodollar loans. ABR loans are priced at 2.00% per annum plus the greatest of (i) the prime rate, (ii) the base CD rate plus 1.0% per annum, and (iii) the federal funds effective rate plus 0.5% per annum. Eurodollar loans under the DIP Facility are priced at LIBOR plus 3.50% per annum. In addition, the Company pays a commitment fee of 0.75% per annum on the unused amount of the DIP Facility commitment, payable monthly in arrears. Letters of credit are priced at 3.50% per annum on the undrawn stated amount in addition to a fronting fee of 0.25% per annum.

      The principal sources of liquidity for the Company’s future operating, capital expenditure, facility closure, restructuring and reorganization requirements are expected to be (i) cash flows from operations, (ii) proceeds from the sale of non-core assets and businesses, (iii) borrowings under various foreign bank and government loans, (iv) borrowings under the DIP Facility and (v) borrowings under any exit financing associated with the Company’s emergence from the Chapter 11 proceedings resulting from a confirmed plan of reorganization. The DIP Facility is scheduled to terminate on the earlier of (a) the date of substantial consummation of a plan of reorganization or (b) June 5, 2003. As more fully discussed above, while the Company expects to emerge from Chapter 11 prior to the termination of the DIP Facility, there can be no assurances that the emergence will occur prior to such date, or that the Company will be able to extend the term of or replace the existing DIP facility in the event that the Company has not emerged by June 5, 2003. Moreover, while the Company expects that such sources will meet these requirements, there can be no assurances that such sources will prove to be sufficient, in part, due to inherent uncertainties about applicable future capital market conditions.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Agreement

      On February 3, 1999, the Company entered into a third amended and restated credit agreement, as further amended, (the “Credit Agreement”). Pursuant to the Credit Agreement, a syndicate of lenders agreed to lend to the Company up to $450 million in the form of a senior secured term loan facility and up to $650 million in the form of a senior secured revolving credit facility. The Company and all of its existing and future material domestic subsidiaries guarantee such term loan and revolving credit facilities. Such term loan and revolving facilities are secured by a first priority lien in substantially all of the properties and assets of the Company and its material domestic subsidiaries, then owned or subsequently acquired, including a pledge of all of the shares of certain of the Company’s existing and future domestic subsidiaries and 65% of the shares of certain of the Company’s existing and future foreign subsidiaries. As of January 31, 2003, there was $176.8 million outstanding under the term loan facility, which represents the total amount available under the facility. At January 31, 2003, there was $573.8 million outstanding under the revolving credit facility, including $1.7 million in letters of credit drawn against the Credit Agreement during fiscal 2002. As a result of the Debtors’ Chapter 11 Filings, all additional availability under the Credit Agreement has been terminated, although letters of credit amounting to approximately $16.2 million remain outstanding.

      Borrowings under the Credit Agreement bear interest at one of the following rates as selected by the Company: (i) the rate per annum equal to the British Bankers’ Association London interbank offered rates (“LIBOR” and “DMBO” in the case of U.S. Dollar and Deutsche Mark debt, respectively) plus the applicable margin or (ii) the CIBC Alternate Base Rate (“ABR”), plus the applicable margin. The CIBC ABR is defined as the highest of (i) the CIBC prime rate or (ii) the Federal Funds rate plus 0.5% or (iii) a certificate of deposit-based rate plus 1%. The weighted average interest rate on borrowings under the Credit Agreement was 6.88% at January 31, 2003. In addition, the Company accrues a commitment fee on the unused portion of the revolving credit facility which was based on a rate of 0.5% at January 31, 2003. As discussed in Note (11), the Company is continuing to record interest accruing on its prepetition borrowings under the Credit Agreement.

Senior Subordinated Notes

      In connection with the acquisition of CMI, the Company issued the 8 1/4 % Notes, which are redeemable at the Company’s option at specified prices, in whole or in part, at any time on or after December 15, 2003. The 8 1/4 % Notes are guaranteed by certain of the Company’s domestic subsidiaries but are subordinated to the Credit Agreement. In connection with previous acquisitions, the Company issued the 9 1/8% and 11% senior subordinated notes which are guaranteed by certain of the Company’s domestic subsidiaries but are subordinated to the Credit Agreement. These notes become redeemable at the Company’s option and at specific prices five years before the respective due dates of the notes. Due to the uncertainty resulting from the Chapter 11 Filings by the Debtors, the fair value of all of the Company’s senior subordinated notes as of January 31, 2003 is not presently determinable.

Refinancing

      On June 21, 2001, the Company received formal approval for Consent and Amendment No. 5 to the Credit Agreement. Such amendment provided for and/or permits, among other things, the issuance and sale of certain senior unsecured notes (the “Senior Notes”) by the Company, a receivables securitization transaction, and changes to the various financial covenants contained in the Credit Agreement in the event that the issuance and sale of the Senior Notes does occur. The amendment also provided the Company with the option of establishing a new “B” tranche of term loans (the “B Term Loan”) under the Credit Agreement. The amendment also provides for the net cash proceeds of the issuance and sale of the Senior

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notes to be applied as follows: (i) the first $140,000,000, to prepay outstanding term loans (in direct order of stated maturity) under the Credit Agreement; (ii) the next $60,000,000, at the Company’s option, to prepay indebtedness of the Company’s foreign subsidiaries; (iii) the next $50,000,000, to prepay outstanding term loans (in direct order of stated maturity) under the Credit Agreement; (iv) the next $50,000,000, at the Company’s option, to repurchase or redeem a portion of the Company’s existing senior subordinated notes; and (v) the remainder, if any, to prepay outstanding term loans (in direct order of stated maturity) and then to reduce the revolving credit commitments under the Credit Agreement.

      On June 22, 2001, the Company received $291.1 million in net proceeds from the issuance of 11 7/8% senior unsecured notes due 2006 in the original principal amount of $300 million (the “11 7/8% Notes”). In addition, on July 2, 2001, the Company received $144.3 million in net proceeds from the issuance of the B Term Loan. These aggregate net proceeds totaled $435.4 million and were used as follows (millions of dollars):

Permanent reduction of Credit Agreement indebtedness with a principal balance of $334.3, plus $2.2 in accrued interest	$336.5
Payment on foreign indebtedness with a principal balance of $47.0.	47.0
Repurchase of certain Senior Subordinated Notes with a face value of $47.2, plus $1.0 in accrued interest	37.6
Payment of fees and expenses on the above and interest earned	1.3
Remaining cash proceeds held by Company	13.0

Total	$435.4

      In connection with the repurchase of the senior subordinated notes at a discount, the Company recorded an extraordinary gain of $10.6 million. This gain was offset by $0.9 million of unamortized deferred financing costs written off as a result of the repurchase. Further, in connection with the B Term refinancing and permanent reduction of the Credit Agreement, the Company recorded an extraordinary loss of $5.5 million for the write-off of unamortized deferred financing costs associated with the Credit Agreement. These extraordinary items are reflected net of tax of $1.5 million on the accompanying consolidated statement of operations. As a result, the deferred tax asset valuation allowance was reduced by a corresponding amount with the benefit included in Income tax provision on the consolidated statement of operations included herein.

      The 11 7/8% Notes mature on June 15, 2006 and require interest payments semi-annually on each June 15 and December 15 commencing December 15, 2001. The 11 7/8% Notes may not be redeemed prior to June 15, 2005; provided, however, that the Company may, at any time and from time to time prior to June 15, 2004, redeem up to 35% of the aggregate principal amount of the 11 7/8% Notes at a price equal to 111.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest to the date of redemption, with the Net Cash Proceeds (as defined) of one or more Equity Offerings (as defined), provided that at least $195.0 million aggregate principal amount of the 11 7/8% Notes remain outstanding. On or after June 15, 2005, the Company may, at its option, redeem the 11 7/8% Notes upon the terms and conditions set forth in the indenture.

      The 11 7/8% Notes rank equally to all other existing and future senior debt but are effectively subordinated to the borrowings under the Credit Agreement. The 11 7/8% Notes are effectively subordinated to all liabilities (including trade and intercompany obligations) of the Company’s subsidiaries which are not guarantors of the Credit Agreement and the B Term Loan. The indenture governing the 11 7/8% Notes provides for certain restrictions regarding additional debt, dividends and other distributions, additional stock of subsidiaries, certain investments, liens, transactions with affiliates, mergers, consolidations, and the

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transfer and sales of assets. The indenture also provides that a holder of the 11 7/8% Notes may, under certain circumstances, have the right to require that the Company repurchase such holder’s 11 7/8% Notes upon a change of control of the Company. The 11 7/8% Notes are unconditionally guaranteed as to the payment of principal, premium, if any, and interest, jointly and severally by the Company’s material domestic subsidiaries. Due to the uncertainty resulting from the Chapter 11 Filings by the Debtors, the fair value of the Company’s 11 7/8% Notes as of January 31, 2002 is not presently determinable.

      Pursuant to an exchange offer Registration Rights Agreement (the “Registration Rights Agreement”), the Company agreed to use its best efforts to file and have declared effective an exchange offer Registration Statement with respect to an offer to exchange the 11 7/8% Notes for other notes of the Company with terms substantially identical to the 11 7/8% Notes. The Company also agreed to consummate such exchange offer on or prior to December 19, 2001. As a result of the Chapter 11 Filings by the Debtors, no interest payment was made when due on December 15, 2001, and the exchange offer for the 11 7/8% Notes has not occurred.

      The B Term Loans amortize at the rate of 1% of principal per year and mature in full on December 31, 2005 (at which time all remaining unpaid principal will be due and payable). The B Term Loans rank equally with all other loans outstanding under the Credit Agreement and share equally in the guarantees and collateral granted by the Company and its subsidiaries to secure the amounts outstanding under the Credit Agreement. The B Term Loans are also subject to the same covenants and events of default which govern all other loans outstanding under the Credit Agreement.

      The interest rates of the B Term Loans are, at the option of the Company, based upon either an adjusted eurocurrency rate (the “Eurocurrency Rate”) or the rate which is equal to the highest of CIBC’s prime rate, the federal funds rate plus 1/2 of 1% and the base certificate of deposit rate plus 1% (the “ABR rate”), in each case plus an applicable margin. For B Term Loans which bear interest at the Eurocurrency Rate, the applicable margin is 5.0%, and for B Term Loans which bear interest at the ABR rate, the applicable margin is 4.0%. The Company may elect interest periods of one, two, three or six months for eurocurrency loans. Interest is computed on the basis of actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, for ABR loans based on the prime rate). Interest is payable at the end of each interest period and, in any event, at least every three months.

      The Credit Agreement, as amended, contains certain financial covenants regarding interest coverage ratios, fixed charge coverage ratios, leverage ratios and capital spending limitations which were in effect during fiscal 2001 and fiscal 2000. The Company was in violation of certain of these covenants as of January 31, 2001. For purposes of these consolidated financial statements, all amounts outstanding with respect to the Credit Agreement, the Senior Notes and the Senior Subordinated Notes outstanding at January 31, 2003 and 2002 are classified as liabilities subject to compromise as of those dates.

     Trade Securitization Agreement

      In April 1998, the Company entered into a three-year trade securitization agreement pursuant to which the Company and certain of its subsidiaries sold, and continued to sell on an ongoing basis, a portion of their accounts receivable to a special purpose entity (“Funding Co.”), which is wholly owned by the Company. Accordingly, the Company and such subsidiaries, irrevocably and without recourse, transferred and continued to transfer substantially all of their U.S. dollar denominated trade accounts receivable to Funding Co. Funding Co. then sold and continued to sell such trade accounts receivable to an independent issuer of receivable-backed commercial paper. The Company has no retained interest in the receivables sold. The Company had collection and administrative responsibilities with respect to all receivables that were sold.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      This trade securitization agreement expired May 1, 2001. The Company did not replace the agreement. From the expiration date to the date of the Chapter 11 Filings, the Company financed the amount of receivables previously sold under the securitization agreement with its revolving credit facility. The impact of the discontinued securitization program had an adverse impact on liquidity of approximately $71.6 million during fiscal 2001.

(11) Liabilities Subject to Compromise

      The principal categories of claims classified as liabilities subject to compromise under reorganization proceedings are identified below. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims, or other events, including the reconciliation of claims filed with the Bankruptcy Court to amounts included in the Company’s records (see Notes (1) and (14)). Additional pre-petition claims may arise from rejection by the Company of additional executory contracts or unexpired leases. Under a confirmed plan of reorganization, all pre-petition claims may be paid and discharged at amounts substantially less than their allowed amounts.

     Recorded Liabilities

      On a consolidated basis, recorded liabilities subject to compromise under Chapter 11 proceedings as of January 31, 2003 and 2002, consisted of the following (millions of dollars):

	January 31,	January 31,
	2003	2002

Accounts payable and accrued liabilities, principally trade	$152.1	$156.9
Credit Agreement:
Term loans	176.8	176.8
Revolving facility	573.8	572.1
Accrued interest	29.3	13.4
Senior Notes and Senior Subordinated Notes:
Face value	1,152.8	1,152.8
Accrued interest	49.0	49.0

Total	$2,133.8	$2,121.0

      The Bankruptcy Code generally disallows the payment of interest that would otherwise accrue postpetition with respect to unsecured or undersecured claims. The Company has continued to record interest expense accruing postpetition with respect to the Credit Agreement because the Company currently estimates that such accrued interest will be an allowed claim as part of a plan or plans of reorganization. The amount of such interest recorded at January 31, 2003 and 2002 was $29.3 million and $13.4 million, respectively, and has been classified as a liability subject to compromise in the accompanying consolidated balance sheets.

      As discussed in Note (10), the DIP Facility provides for the postpetition cash payment at certain intervals of interest and fees accruing postpetition under the Company’s prepetition credit agreements if certain tests are satisfied relating to the liquidity position and earnings of the Company and its subsidiaries, and the repatriation of funds from foreign subsidiaries.

      The Company has not continued to record interest expense accruing postpetition with respect to the Senior Notes and the Senior Subordinated Notes because the Company cannot reasonably estimate the amount of such interest, if any, that will be an allowed claim as part of a plan or plans of reorganization.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amount of such interest accruing postpetition that has not been recorded at January 31, 2003 and 2002 was $136.3 million and $18.7 million, respectively. If it is determined that such interest is allowable as a claim, the amount might include some or all interest accruing from the date of the Chapter 11 Filings. The recorded amount of prepetition accrued interest was $49.0 million, which has been classified as a liability subject to compromise in the accompanying consolidated balance sheets at January 31, 2003 and 2002, respectively.

     Contingent Liabilities

      Contingent liabilities of the Debtors as of the Chapter 11 Filing date are also subject to compromise. The Company is a party to litigation matters and claims that are normal in the course of its operations. Generally, litigation related to “claims,” as defined by the Bankruptcy Code, is stayed. Also, as a normal part of their operations, the Company’s subsidiaries undertake certain contractual obligations, warranties and guarantees in connection with the sale of products or services. The outcome of the bankruptcy process on these matters cannot be predicted with certainty. (See Note (14).)

(12) Pension Plans and Postretirement Benefits Other Than Pensions

      The Company sponsors several defined benefit pension plans (“Pension Benefits”) and health care and life insurance benefits (“Other Benefits”) for certain employees around the world. The Company funds the Pension Benefits based upon the funding requirements of United States Federal and international laws and regulations in advance of benefit payments and the Other Benefits as benefits are provided to the employees.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” the following tables provide a reconciliation of the change in benefit obligation, the change in plan assets and the net amount recognized in the consolidated balance sheets (based on an October 31 measurement date, in millions of dollars) as of January 31:

	North American Plans				International Plans

	Pension Benefits		Other Benefits		Pension Benefits

	2003	2002	2003	2002	2003	2002

Change in Benefit Obligation:
Benefit obligation at beginning of year	$173.8	$150.1	$150.2	$102.3	$114.2	$89.3
Service cost	0.2	0.4	0.2	0.1	1.6	0.8
Interest cost	11.7	11.4	10.0	7.8	6.1	5.1
Amendments	—	1.6	—	—	—	—
Special termination benefits	2.4	3.8	1.0	0.1	—	—
Actuarial loss (gain)	12.0	22.7	41.9	56.6	(2.3)	7.0
Benefits paid	(16.7)	(16.2)	(17.1)	(16.7)	(6.3)	(5.2)

Benefit obligation at end of year	$183.4	$173.8	$186.2	$150.2	$113.3	$97.0

Change in Plan Assets:
Fair value of plan assets at beginning of year	$140.1	$170.6	$—	$—	$1.8	$1.0
Actual return on plan assets	(3.0)	(14.1)	—	—	0.1	0.1
Company contributions	1.1	0.6	—	—	0.8	0.5
Benefits paid and plan expenses	(16.9)	(17.0)	—	—	—	—

Fair value of plan assets at end of year	$121.3	$140.1	$—	$—	$2.7	$1.6

Funded Status:
Funded status of plan	$(62.1)	$(33.7)	$(186.2)	$(150.2)	$(110.6)	$(95.4)
Unrecognized net actuarial (gain) loss	52.0	25.9	89.2	50.4	14.0	13.3
Unrecognized prior service cost	2.7	3.1	4.5	5.0	0.8	—
Intangible asset	(2.7)	(3.1)	—	—	(0.8)	—
Adjustment to recognize additional minimum liability	(51.4)	(24.8)	—	—	(11.4)	(10.6)
Employer contributions	—	—	1.8	1.9	—	—

Accrued benefit cost	$(61.5)	$(32.6)	$(90.7)	$(92.9)	$(108.0)	$(92.7)

Amount recognized in Consolidated Balance Sheet:
Accrued benefit cost	$(7.4)	$(4.7)	$(90.7)	$(92.9)	$(95.8)	$(82.1)
Intangible asset	(2.7)	(3.1)	—	—	(0.8)	—
Accumulated other comprehensive loss	(51.4)	(24.8)	—	—	(11.4)	(10.6)

Net amount recognized	$(61.5)	$(32.6)	$(90.7)	$(92.9)	$(108.0)	$(92.7)

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Of the net amount recognized for North American pension benefits, approximately $7.1 million relates to supplemental executive retirement benefits and has been classified as a liability subject to compromise in the accompanying consolidated balance sheet as of January 31, 2003.

      The projected benefit obligation, accumulated projected benefit obligation (“APBO”) and fair value of plan assets for the benefit plans with accumulated benefit obligations in excess of plan assets for the North American plans were $183.4 million, $186.2 million and $121.3 million, respectively, as of January 31, 2003, and $173.8 million, $150.2 million and $140.1 million, respectively, as of January 31, 2002. The components of net periodic benefit costs included in operating results for the years ended January 31, are as follows (millions of dollars):

	North American Plans						International Plans

	Pension Benefits			Other Benefits			Pension Benefits

	2003	2002	2001	2003	2002	2001	2003	2002	2001

Components of net periodic benefit cost (income):
Service cost	$0.5	$0.4	$0.4	$0.2	$0.1	$0.2	$0.5	$0.7	$0.6
Interest cost	11.7	11.4	11.8	10.0	7.8	8.4	6.0	5.1	4.9
Expected return on plan assets	(12.0)	(14.7)	(14.3)	—	—	—	(0.1)	(0.1)	—
Net amortization and deferral	1.3	3.3	3.3	3.6	0.2	0.5	0.3	0.3	—
Special termination benefit recognition	2.4	3.8	2.6	1.0	0.1	—	—	—	—

Net benefit cost	$3.9	$4.2	$3.8	$14.8	$8.2	$9.1	$6.7	$6.0	$5.5

      On January 31, 2002, the Company modified the North American defined benefit plan to comply with recent legislation and to freeze final average compensation.

      The actuarial assumptions used in determining the funded status information and net periodic benefit cost information shown above were as follows:

	North American Plans				International Plans

	Pension Benefits		Other Benefits		Pension Benefits

	2003	2002	2003	2002	2003	2002

Weighted average assumptions:
Discount rate	6.75%	7.00%	6.75%	7.00%	5.50%	5.50%
Expected return on plan assets	8.00%	9.00%	N/A	N/A	5.00%	5.00%
Rate of compensation increase	4.75%	4.75%	N/A	N/A	2.10%	2.10%

      At January 31, 2003, the assumed annual health care cost trend rate used in measuring the APBO approximated 11.5% declining to 5.0% in years 2007 and thereafter. Increasing the assumed cost trend rate by 1% each year would have increased the APBO and service and interest cost components by approximately $16.7 million and $0.8 million, respectively, for fiscal 2002. Decreasing the assumed cost trend rate by 1% each year would have decreased the APBO and service/interest cost components by approximately $14.2 million and $0.7 million, respectively, for fiscal 2002.

      The Company also has contributory employee retirement savings plans covering substantially all of its domestic employees. The employer contribution is determined at the discretion of the Company and totaled approximately $16.8 million, $16.9 million and $16.5 million for the years ended January 31, 2003, 2002 and 2001, respectively.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(13) Asset Impairments and Other Restructuring Charges

      The Company recorded asset impairment losses and other restructuring charges of $43.5 million in fiscal year 2002, $141.6 million in fiscal 2001 and $127.7 million in fiscal 2000. These losses and charges consist of the following:

     Impairment and Closure of Somerset, Kentucky Facility

      During fiscal 2001, the Company recognized impairment losses of $6.8 million related to investments in machinery, equipment and tooling at its Somerset, Kentucky facility due to a change in management’s estimates regarding the future use of such assets. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling. During the first quarter of fiscal 2002, the Company closed this facility and recorded a restructuring charge of $6.7 million. This charge included estimated amounts related to lease termination costs and other closure costs consisting primarily of security and maintenance costs subsequent to the shutdown date. The portion of the charge related to lease terminations in the amount of $3.5 million has been classified as a liability subject to compromise at January 31, 2003 and has been excluded from the table below. Of the other closure costs, approximately $1.3 million remained unpaid at January 31, 2003, and is expected to be paid during fiscal 2003. During fiscal 2002, the Company recognized additional impairment losses of $1.9 million related to investments in building, machinery, equipment and tooling primarily due to real estate market conditions and further revisions in management’s estimates regarding the fair value of such assets.

      Based on the levels of operating losses in fiscal 2000 and fiscal 1999, management concluded that the level of estimated future undiscounted cash flows was less than the carrying value of long-lived assets related to the Somerset facility at January 31, 2001. Accordingly, the Company recognized an impairment charge of $42.7 million in fiscal 2000 to reduce the carrying value of property, plant and equipment to estimated fair value.

     Impairment and Closure of Bowling Green, Kentucky Facility

      In the fourth quarter of fiscal 2001, the Company committed to a plan to close its manufacturing facility in Bowling Green, Kentucky and recorded a restructuring charge of $10.7 million. This charge related to the termination of leases and other closure costs, including security and maintenance costs subsequent to the shutdown date. The decision to close the plant was based on the weakening of the economy, the tightened domestic auto industry and changing market requirements, which have resulted in reduced demand for fabricated steel wheels. The rationalization of the Company’s fabricated wheel manufacturing capacity will allow it to reduce overhead and manufacturing costs in North America. The Company estimated that the future undiscounted cash flows from this facility would not be sufficient to recover the carrying value of its investment in machinery, equipment and tooling. Accordingly, the Company recognized an asset impairment loss of $42.7 million during the fourth quarter of fiscal 2001. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling. This facility, originally scheduled to close in July 2002, operated through the end of fiscal 2002 to service existing contracts and assist in transitioning production to the Company’s fabricated steel wheel manufacturing facility located in Sedalia, Missouri. Due to the delayed closure, the original $10.7 million restructuring charge was revised to $10.3 million, and no costs related to this charge were paid in fiscal 2002. Such closure costs are expected to be paid in fiscal 2003. In addition, the Company recorded $0.3 million in employee termination and other closure costs during fiscal 2002 related to this facility, of which $0.1 million was paid by January 31, 2003.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Impairment and Closure of Petersburg, Michigan Facility

      As a consequence of notifications received in April 2001 from certain customers of the Petersburg, Michigan facility regarding significantly lower future product orders and of the failure to obtain adequate customer support required to relocate production, management revised its estimate of future undiscounted cash flows expected to be generated by the facility. The Company concluded that this estimated amount was less than the carrying value of the long-lived assets related to this facility and, accordingly, recognized an impairment loss of $28.5 million in fiscal 2001. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling. In June 2001, the Company committed to a plan to close the Petersburg facility, and accordingly recorded a restructuring charge of $0.6 million. This charge includes estimated amounts related to security and other maintenance costs subsequent to the shutdown date. Of this charge, $0.5 million remained unpaid at January 31, 2003, and is expected to be paid during fiscal 2003. During fiscal 2002, the Company recorded an additional impairment loss of $0.3 million to further write down this facility to fair value based on real estate market conditions. In addition, the Company recognized an impairment charge of $1.5 million related to the Petersburg facility during fiscal 2000.

     Impairment of La Mirada, California Facility

      In the second quarter of fiscal 2002, the Company determined, based on its most recent sales projections for its La Mirada, California facility, that its current estimate of the future undiscounted cash flows from this facility would not be sufficient to recover the carrying value of the facility’s fixed assets and production tooling. Accordingly, the Company recorded an impairment loss of $15.5 million in the second quarter of fiscal 2002 related to those assets. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment, and tooling.

     Impairment of Maulbronn, Germany Facility

      During the fourth quarter of fiscal 2001, the Company revised its future undiscounted cash flow projections from its foundry located in Maulbronn, Germany. Based on those revisions, the Company determined that those cash flows would not be sufficient to recover the carrying value of the facility’s long-lived assets and accordingly, recognized an asset impairment loss of $8.4 million during the fourth quarter of fiscal 2001. The Company commenced a plan of action to sell this facility during the fourth quarter of fiscal 2001 and subsequently sold it in the second quarter of fiscal 2002 and recorded a loss on sale of $2.5 million.

     Impairment and Restructuring of International Fabricated Wheel Operations

      The Company recorded various asset impairment losses and restructuring charges as part of a multiple year restructuring program to upgrade and improve the Company’s international fabricated wheel operations. During the third quarter of fiscal 2001, the Company recognized an asset impairment loss of $0.9 million related to the abandonment of a greenfield project in Thailand. During the fourth quarter of fiscal 2001, the Company recognized asset impairment losses of $11.1 million related to its investments in building, machinery, equipment and tooling at its fabricated wheel facility in Königswinter, Germany. Such assets were written down to fair value based on estimated real estate market values and the expected scrap value, if any, of related machinery, equipment, and tooling. The Company transferred production of certain products to facilities located in the Czech Republic and in India and further consolidated passenger car and commercial wheel production within an adjacent facility located in Königswinter, Germany. In connection with the decommissioning of a building at its Königswinter, Germany site, the Company recorded a restructuring charge of $0.6 million in the fourth quarter of fiscal 2001. This charge relates to

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

maintenance costs subsequent to the decommissioning date. Of this charge, $0.4 million remains unpaid as of January 31, 2003 and is expected to be paid during fiscal 2003. During fiscal 2002, the Company recorded $2.9 million of costs related to severance and post-termination benefits at its locations in Königswinter, Germany, Manresa, Spain and Sao Paulo, Brazil. The Company also recorded $2.2 million of such costs during fiscal 2001 at its locations in Königswinter, Germany and Manresa, Spain. During fiscal 2000, the Company recorded $10.6 million of severance and other restructuring charges in Königswinter, Germany.

     North American Early Retirement and Reduction-In-Force Programs

      In fiscal 2002, the Company offered an early retirement option to approximately 30 employees, of whom 24 accepted by the acceptance date. In connection with this early retirement offer, the Company recorded a charge of $3.4 million primarily related to supplemental retirement benefits and continued medical benefits. The retirement benefit portion of the charge is recorded as a component of the Company’s accrued benefit cost of the applicable defined benefit plans, and will be funded as part of the requirements of those entire plans.

      On November 2, 2001, the Company announced the immediate elimination of 145 positions or approximately 11% of its salaried workforce across its domestic operations. In connection with the elimination of the 145 positions, the Company recorded a restructuring charge of $2.4 million in the fourth quarter of fiscal 2001, all of which was paid before the end of fiscal 2002. In addition, the Company announced that it would offer an early retirement option to approximately 45 salaried employees. Of the 45 employees offered an early retirement option, 31 accepted by the acceptance date. In connection with this early retirement offer, the Company recorded a restructuring charge of $3.9 million in the fourth quarter of fiscal 2001 primarily related to continued medical benefits and supplemental retirement benefits. The retirement benefit portion of the charge is recorded as a component of the Company’s accrued benefit cost of the applicable defined benefit plans, and will be funded as part of the requirements of those entire plans.

      During the third and fourth quarters of fiscal 2000, the Company implemented a workforce reduction program in which approximately 400 employees were terminated. A charge of $4.4 million was recorded for severance and other termination benefits related to this program.

     Impairment of Machinery and Equipment

      During fiscal 2002, the Company recorded asset impairment losses of $10.7 million on certain machinery and equipment in its Automotive Wheels, Components and Other segments due to a change in management’s plan for the future use of idled machinery and equipment and the discontinuance of certain machinery and equipment due to changes in product mix. Such investments in fixed assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment and tooling.

      During fiscal 2001, the Company recognized asset impairment losses of $22.6 million on certain machinery and equipment in its Automotive Wheels, Components and Other Segments due to a change in management’s plan for the future use of idled machinery and equipment and the discontinuance of certain machinery and equipment. Such investments in fixed assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment and tooling.

      During fiscal 2000, the Company recorded asset impairment losses of $68.5 million, primarily in the Automotive Wheels segment. These losses resulted primarily from a change in management’s plans for future use of idled machinery and equipment and removal of certain equipment from service due to weakening conditions in the heavy truck and light vehicle markets. Such assets were written down to fair value based on the expected scrap value, if any, of such machinery, equipment and tooling.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of White Pigeon, Michigan Facility

      During the fourth quarter of fiscal 2002, the Company recorded an asset impairment loss of $0.5 million to write down the White Pigeon, Michigan facility to fair value based on current real estate market conditions. This non-operating facility is currently held for sale by the Company.

Other Severance and Restructuring Costs

      As part of ongoing restructuring and rationalization of its North American operations, the Company recorded severance costs of $1.7 million in fiscal 2002, all of which had been paid by January 31, 2003, and $0.2 million in fiscal 2001.

Facility Exit Cost and Severance Accruals

      The following table describes the activity in the balance sheet accounts affected by the severance and other facility exit costs noted above (millions of dollars):

		Fiscal 2002
		Severance and
	January 31,	Other	Fiscal 2002	January 31,
	2002	Restructuring	Cash	2003
	Accrual	Charges	Payments	Accrual

Facility exit costs	$11.7	$3.0	$(2.1)	$12.6
Severance	6.0	4.9	(6.9)	4.0

	$17.7	$7.9	$(9.0)	$16.6

(14)	Commitments and Contingencies

Chapter 11 Filings

      On December 5, 2001, Hayes Lemmerz International, Inc., 30 of its wholly-owned domestic subsidiaries and one wholly-owned Mexican subsidiary (collectively, the “Debtors”) filed voluntary petitions for reorganization relief (the “Chapter 11 Filings” or the “Filings”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Filings are being jointly administered, for procedural purposes only, before the Bankruptcy Court under Case No. 01-11490-MFW. During the pendency of these Filings, the Debtors remain in possession of their properties and assets and management of the Company continues to operate the businesses of the Debtors as debtors-in-possession. As a debtor-in-possession, the Company is authorized to operate the business of the Debtors, but may not engage in transactions outside of the ordinary course of business without the approval of the Bankruptcy Court, after notice and the opportunity for a hearing.

      Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the Debtors generally may not be enforced. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders proposed to receive distributions thereunder (under the Bankruptcy Code, parties not receiving a distribution are deemed to reject and are not entitled to vote) and approved by the Bankruptcy Court. A plan of reorganization must be confirmed by the Bankruptcy Court, upon certain findings being made by the Bankruptcy Court which are required by the Bankruptcy Code. The Bankruptcy Court may confirm a plan notwithstanding the non-acceptance of such plan by an impaired class of creditors or equity security holders if certain requirements of the Bankruptcy Code are met.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Pursuant to an order entered by the Bankruptcy Court on January 10, 2003, the period during which the Company has the exclusive right to propose a plan of reorganization has been extended to April 15, 2003. On December 16, 2002, the Debtors filed a proposed joint plan of reorganization with the Bankruptcy Court. On February 21, 2003, the Debtors filed a first amended joint plan of reorganization and is currently in the process of soliciting votes to approve such plan. The deadline established by the Bankruptcy Court to vote on the Plan was March 28, 2003, which was extended until April 4, 2003. There can, however, be no assurance that the Debtors’ first amended plan of reorganization or any plan will be approved by creditors authorized to vote thereon or confirmed by the Bankruptcy Court, or that any such plan(s) ultimately will be consummated.

      The Debtors’ proposed first amended plan of reorganization provides that the existing common stock of the Company would be cancelled and that certain creditors of the Company would be issued new common stock, new preferred stock and new warrants in the reorganized Company. Although there can be no assurance that the first amended plan of reorganization proposed by the Debtors will be confirmed by the Bankruptcy Court or consummated, holders of common stock of the Company should assume that they would receive no value as part of any plan of reorganization. In light of the foregoing, the common stock currently outstanding has no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in common stock of the Company or in claims relating to pre-petition liabilities and/or other securities of the Company.

      Under the priority scheme established by the Bankruptcy Code, substantially all post-petition liabilities and pre-petition liabilities need to be satisfied before shareholders are entitled to receive any distribution. The ultimate recovery, if any, to creditors and/or shareholders will not be determined until confirmation of a plan or plans of reorganization and substantial completion of claims reconciliation by the Company and claims allowance by the Bankruptcy Court.

      On January 31, 2002, the Debtors filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors as shown on the Company’s books and records, subject to the assumptions contained in certain notes filed in connection therewith. The Debtors subsequently amended the schedules and statements on March 21, 2002 and July 12, 2002. All of the schedules are subject to further amendment or modification. On March 26, 2002, the Bankruptcy Court established June 3, 2002 as the deadline for filing proofs of claim with the Bankruptcy Court. The Debtors mailed notice of the proof of claim deadline to all known creditors. Differences between amounts scheduled by the Debtors and claims by creditors currently are being investigated and resolved in connection with the Debtors’ claims resolution process. Although that process has commenced and is ongoing, in light of the number of creditors of the Debtors and certain claims objection blackout periods, the claims resolution process may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known and the ultimate distribution with respect to allowed claims is not presently ascertainable.

      In addition to the first amended plan of reorganization filed, the Company filed a disclosure statement with respect thereto intended to provide information sufficient to enable holders of claims or interests to make an informed judgment about the plan. The disclosure statement set forth, among other things, the Company’s proposed plan of reorganization, proposed distributions that would be made to the Company’s stakeholders under the proposed plan, certain effects of confirmation of the plan, and various risk factors associated with the plan and confirmation thereof. It also contains information regarding, among other matters, significant events that occurred during the Company’s Chapter 11 proceedings, the anticipated organization, operation and financing of the reorganized Company, as well as the confirmation process and the voting procedures holders of claims and/or interests must follow for their votes to be counted.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Although the first amended plan of reorganization filed by the Debtors provides for emergence from bankruptcy during the second quarter of fiscal 2003, there can be no assurance that such a reorganization plan will be confirmed by the Court, or that any such plan will be consummated in that time period or at any later time. Currently, it is not possible to predict the length of time the Company will operate under the protection of Chapter 11 and the supervision of the Bankruptcy Court, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interest of the various creditors and stakeholders.

Matters Related to Restatement of Financial Statements

      On February 19, 2002, the Company issued restated consolidated financial statements as of and for the fiscal years ended January 31, 2001 and 2000, and related quarterly periods (the “10-K/A”), and for the fiscal quarter ended April 30, 2001 (the “10-Q/A”). The restatement was the result of failure by the Company to property apply certain accounting standards generally accepted in the United States of America, and because certain accounting errors and irregularities in the Company’s financial statements were identified.

      The Company has been advised that the Securities and Exchange Commission (“SEC”) is conducting an investigation into the facts and circumstances giving rise to the restatement, and the Company has been and intends to continue cooperating with the SEC. The Company cannot predict the outcome of such an investigation.

      On December 5, 2001, the Debtors filed voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code. These petitions were filed in the United States Bankruptcy Court for the District of Delaware and are being jointly administered pursuant to an order of the Bankruptcy Court under Case No. 01-11490-MFW. Management of the Company continues to operate the business of the Debtors as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code. In their Chapter 11 proceedings, the Debtors have proposed, are currently soliciting acceptances of, and expect to seek confirmation of a joint plan of reorganization. Unless lifted by the order of the Bankruptcy Court, pursuant to the automatic stay provision of the Bankruptcy Code, all pending pre-petition litigation against the Debtors is currently stayed.

      On May 3, 2002, a group of purported purchasers of the Company’s bonds commenced a putative class action lawsuit against thirteen present or former directors and officers of the Company (but not the Company) and KPMG LLP, the Company’s independent auditor, in the United States District Court for the Eastern District of Michigan. The complaint seeks damages for an alleged class of persons who purchased Company bonds between June 3, 1999 and September 5, 2001 and claim to have been injured because they relied on the Company’s allegedly materially false and misleading financial statements. On June 27, 2002, the plaintiffs filed an amended class action complaint adding CIBC World Markets Corp. and Credit Suisse First Boston Corporation, underwriters for certain bonds issued by the Company, as defendants.

      Additionally, before the date the Company commenced its Chapter 11 Bankruptcy case, four other putative class actions were filed in the United States District Court for the Eastern District of Michigan against the Company and certain of its directors and officers, on behalf of a class of purchasers of Company common stock from June 3, 1999 to December 13, 2001, based on similar allegations of securities fraud. On May 10, 2002, the plaintiffs filed a consolidated and amended class action complaint seeking damages against the Company’s present and former officers and directors (but not the Company) and KPMG.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On June 13, 2002, the Company filed an adversary complaint and motion for a preliminary injunction in the Bankruptcy Court requesting the Court to stay the class action litigation commenced by the bond purchasers and equity purchasers. Additionally, on July 25, 2002, the Company filed with the Bankruptcy Court a motion to lift the automatic stay in the Chapter 11 Filings to allow the insurance company that provides officer and director liability insurance to the Company to pay the defense costs of the Company’s present and former officers and directors in such litigation. The Bankruptcy Court has since entered an order permitting the insurance company to pay up to $500,000 in defense costs incurred by the Company’s present and former officers and directors in the litigation subject to certain conditions, which amount has subsequently been increased to $800,000 pursuant to further authority in the order. The Company has withdrawn its motion for a preliminary injunction.

Legal Proceedings

      The Company was party to a license agreement with Kuhl Wheels, LLC (“Kuhl”), whereby Kuhl granted the Company an exclusive patent license concerning “high vent” steel wheel technology known as the Kuhl Wheel (the “Kuhl Wheel”), which agreement was terminated as of January 10, 2003 pursuant to a stipulation between the Company and Kuhl entered in connection with the Company’s bankruptcy proceeding. The original license agreement (as amended, the “License Agreement”), dated May 11, 1999, granted the Company a non-exclusive license for the Kuhl Wheel technology. The License Agreement was subsequently amended to provide the Company with an exclusive worldwide license. On January 14, 2003, the Company filed a Complaint for Declaratory and Injunctive Relief against Kuhl and its affiliate, Epilogics Group, in the United States District Court for the Eastern District of Michigan. The Company commenced such action seeking a declaration of noninfringement of two United States patents and injunctive relief to prevent Epilogics Group and Kuhl from asserting claims of patent infringement against the Company, and disclosing and using the Company’s technologies, trade secrets and confidential information to develop, market, license, manufacture or sell automotive wheels. Kuhl and Epilogics Group have filed a motion to dismiss the Company’s complaint. The Company is unable to predict the outcome of this litigation at this time. However, if the Company is not successful in such litigation, it may have an adverse impact on the Company.

      Various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company, including those pertaining to environmental, product liability, patent infringement, and employee benefit matters. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on facts currently available, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position of the Company. Due to the Chapter 11 Filings, litigation against the Company is subject to the automatic stay.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

      The Company leases certain production facilities and equipment under various agreements expiring from 2004 to 2008 and later years. The following is a schedule of future minimum rental payments required under operating and capital leases that have initial or remaining non-cancelable lease terms in excess of one year as of January 31, 2003 (millions of dollars):

Year Ending January 31:	Capital	Operating

2004	$4.4	$21.0
2005	4.1	17.7
2006	2.9	11.8
2007	0.2	6.4
2008 and later years	—	2.2

Total minimum payments required	$11.6	$59.1

Less amount representing interest	0.9

Present value of net minimum capital lease payments	10.7
Less current installments of obligations under capital leases	3.9

Obligations under capital leases, excluding current installments	$6.8

      Rent expense was $28.1 million, $31.0 million and $31.2 million for the years ended January 31, 2003, 2002 and 2001, respectively.

      Certain of the operating leases above covering leased assets with an original cost of approximately $68.0 million, contain provisions which, if certain events occur or conditions are met, including termination of the lease, might require the Company to purchase or re-sell the leased assets within a specified period of time, generally one year, based on amounts specified in the lease agreements. On July 18, 2001, the Company received notification of termination from a lessor with respect to leased assets having approximately $25.0 million of original cost (which termination was not to be effective for one year). The Company has not agreed with the lessor that a termination has occurred at the time of the notice, and has continued to use the leased assets.

(15)	Investments in Joint Ventures

      As of January 31, 2003, the Company held the following investments which are accounted for under the equity method:

(i) a 40% interest in Hayes Wheels de Mexico, S.A. de C.V., a cast aluminum and fabricated wheel manufacturer in Mexico; and

(ii) a 25% interest in Jantas Jant Sanayi ve Ticaret A.S., a commercial highway steel wheel manufacturer in Turkey.

      During fiscal 2002, the Company sold its 49% interest in a Portuguese fabricated wheel joint venture for cash proceeds of $1.4 million. In connection with the sale, the Company recognized a gain of $0.4 million, which is included in Other income, net, on the accompanying consolidated statement of operations.

      In the second quarter of fiscal 2001, the Company recorded a $3.8 million loss on investment in joint venture to write off its investment in its Mexican joint venture, which had incurred and expects to continue to incur significant operating losses.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the third quarter of fiscal 2000, the Company recorded a $1.5 million loss on investment in joint venture related to its Venezuelan joint venture. This joint venture was sold in November 2001.

      During the fourth quarter of fiscal 2001, the Company sold its tire and wheel assembly joint venture for cash proceeds of $11.0 million. In connection with the sale, the Company recognized a loss of $7.8 million, which is included in Other income, net, on the accompanying consolidated statement of operations.

(16)	Stock Option Plan

      In 1992, the Company adopted the Hayes Lemmerz International, Inc. 1992 Stock Incentive Plan (the “1992 Plan”), under which 1,000,000 shares of Common Stock were available for issuance with respect to awards granted to officers, management and other key employees of the Company. At January 31, 2003, 148,600 options were exercisable at a price of $10.00, 53,400 options were exercisable at a price of $19.94 and 7,500 options were exercisable at a price of $19.69. At January 31, 2003, there were no shares available for issuance under this plan.

      During 1996, the Company established the Hayes Lemmerz International, Inc. 1996 Stock Option Plan (the “1996 Plan”), under which 3,000,000 shares of Common Stock were made available for issuance with respect to stock option awards granted to officers, management and other key employees of and consultants to the Company. This plan was amended at the August 3, 2000 Stockholders’ meeting to include an additional 500,000 shares available for issuance. Option grants under the 1996 Plan are approved by the Compensation Committee of the Board of Directors and are subject to such terms and conditions as are established by the Compensation Committee at the time it approves such grants. The exercise prices of options granted under the 1996 Plan in fiscal 2001 and fiscal 2000 ranged from $0.80 to $13.19 per share, which exercise prices represented the Common Stock’s fair market value on the date of each grant. No options were granted during fiscal 2002. The fiscal 2001 option grants become exercisable at the rate of 20% annually on June 15, 2002 and each June 15th thereafter until 2006 if the employee to whom they were granted is then still an employee of the Company. The fiscal 2000 option grants become exercisable at the rate of 25% annually on June 15, 2001 and each June 15th thereafter until 2004 if the employee to whom they were granted is then still an employee of the Company. At January 31, 2003, the following options were exercisable under the 1996 Plan:

Number of Options	Exercise Price

40,000	$0.80
100,000	0.85
240,000	1.15
125,000	1.47
32,000	7.49
128,100	13.19
962,484	16.00
185,800	32.00
6,000	40.00

      In connection with the employment of Mr. Curtis J. Clawson, Chief Executive Officer of the Company, 1,400,000 options were granted during fiscal 2001 subject to shareholder approval. As of January 31, 2003, no such approval has been obtained, and as such, these options are not reflected in the tables below. As a result of the Chapter 11 Filings, it is unlikely that any such shareholder approval will be either sought or obtained.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information with respect to all stock options is summarized below:

				Weighted
				Average
				Exercise
	1992 Plan	1996 Plan	Total	Price

Balance as of January 31, 2000	427,200	2,809,907	3,237,107	$18.42

Granted	—	274,700	274,700	$13.19
Exercised	—	(2,400)	(2,400)	16.00
Forfeited	—	(226,668)	(226,668)	27.82

Balance as of January 31, 2001	427,200	2,855,539	3,282,739	$17.40

Granted	—	551,000	551,000	$1.67
Forfeited	(9,100)	(796,720)	(805,820)	17.97

Balance as of January 31, 2002	418,100	2,609,819	3,027,919	$14.57

Forfeited	(208,600)	(790,435)	(999,035)	13.64

Balance as of January 31, 2003	209,500	1,819,384	2,028,884	$13.23

      At January 31, 2003, warrants to purchase 2.6 million shares of common stock were outstanding. Each warrant allows the holder thereof to acquire one share of common stock for a purchase price of $24.00. The warrants are exercisable from July 2, 2000 through July 2, 2003.

(17)	Segment Reporting

      SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” directs companies to use the “management approach” for segment reporting. This approach reflects management’s organization of business segments and is consistent with how the Company and its key decision-makers assess operating performance, make operating decisions and allocate resources. This approach also considers the existence of managers responsible for each business segment and how information is presented to the Company’s Board of Directors. The statement requires disclosures for each segment that are similar to those previously required and geographic data by country.

      The Company is organized based primarily on markets served and products produced. Under this organization structure, the Company’s operating segments have been aggregated into three reportable segments: Automotive Wheels, Components and Other. The Automotive Wheels segment includes results from the Company’s operations that primarily design and manufacture fabricated steel and cast aluminum wheels for original equipment manufacturers in the global passenger car and light vehicle markets. The Components segment includes results from the Company’s operations that primarily design and manufacture suspension, brake and powertrain components for original equipment manufacturers in the global passenger car and light vehicle markets. The Other segment includes results from the Company’s operations that primarily design and manufacture wheel and brake products for commercial highway and aftermarket customers in North America. The Other segment also includes financial results related to the corporate office and elimination of certain intercompany activities.

      The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies described in Note (2). The Company evaluates the performance of its operating segments based primarily on sales, operating profit and cash flow.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents revenues and other financial information by business segment (millions of dollars):

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

Revenues:
Automotive Wheels	$1,161.3	$1,232.8	$1,353.1
Components	737.7	657.9	651.2
Other	102.6	148.4	163.9

Total	$2,001.6	$2,039.1	$2,168.2

Net loss:
Automotive Wheels	$(161.7)	$(169.9)	$(41.1)
Components	(342.3)	(109.4)	(19.3)
Other	(130.5)	(117.4)	(125.8)

Total	$(634.5)	$(396.7)	$(186.2)

Depreciation and amortization:
Automotive Wheels	$76.8	$90.4	$90.9
Components	46.1	53.2	47.0
Other	9.1	12.8	14.2

Total	$132.0	$156.4	$152.1

Capital expenditures:
Automotive Wheels	$52.7	$84.5	$96.5
Components	49.4	54.6	67.8
Other	4.7	7.9	10.9

Total	$106.8	$147.0	$175.2

Total assets:
Automotive Wheels	$1,049.0	$1,158.1	$1,438.0
Components	546.4	848.8	1,001.9
Other	251.2	351.2	164.0

Total	$1,846.6	$2,358.1	$2,603.9

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents revenues and net property, plant and equipment for each of the geographic areas in which the Company operates (in millions of dollars):

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

Revenues:
North America	$1,256.0	$1,253.6	$1,422.7
Europe and other	745.6	785.5	745.5

Total	$2,001.6	$2,039.1	$2,168.2

Net property, plant & equipment:
North America	$535.7	$574.5	$676.9
Europe and other	415.5	388.3	427.9

Total	$951.2	$962.8	$1,104.8

      Approximately 52% of the Company’s revenues are from three automotive manufacturers. The following is a summary of the percentage of revenues from these major customers on a worldwide basis:

	Year	Year	Year
	Ended	Ended	Ended
	January 31,	January 31,	January 31,
	2003	2002	2001

Ford Motor Company	22.8%	19.8%	19.7%
DaimlerChrysler	17.3%	19.5%	17.8%
General Motors Corporation	12.0%	14.3%	14.5%

(18)	Selected Quarterly Financial Data (Unaudited)

      The following represents the Company’s quarterly results (millions of dollars, except share amounts):

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 30,	July 31,	October 31,	January 31,	Total Fiscal
	2002(1)	2002	2002	2003	2002

Net sales	$486.7	$504.0	$535.4	$475.5	$2,001.6
Gross profit	45.1	38.3	70.2	54.1	207.7
Earnings (loss) before cumulative effect of change in accounting principle	(33.0)	(28.0)	3.7	(22.8)	(80.1)
Cumulative effect of change in accounting principle	554.4	—	—	—	554.4
Net income (loss)	(587.4)	(28.0)	3.7	(22.8)	(634.5)
Basic and diluted net income (loss) per share before cumulative effect of change in accounting principle	$(1.16)	$(0.98)	$0.13	$(0.80)	$(2.81)
Basic and diluted net income (loss) per share	$(20.64)	$(0.98)	$0.13	$(0.81)	$(22.30)

(1)	Includes $554.4 million charge for the cumulative effect of the adoption of SFAS No. 142.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
(Debtor-in-Possession as of December 5, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 30,	July 31,	October 31,	January 31,	Total Fiscal
	2001	2001	2001	2002	2001

Net sales	$540.9	$518.5	$515.0	$464.7	$2,039.1
Gross profit	57.6	33.6	39.0	1.5	131.7
Net loss	(63.7)	(68.2)	(54.8)	(210.0)	(396.7)
Basic and diluted net loss per share	$(2.24)	$(2.40)	$(1.92)	$(7.38)	$(13.94)

(19)	Condensed Consolidating Financial Statements

      Pursuant to SOP 90-7, the following condensed consolidating financial statements present in one format the financial information required for entities that have filed for reorganization relief under Chapter 11 of the Bankruptcy Code and the financial information required with respect to those entities which guarantee certain of the Company’s debt.

      The condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the Company’s share of the subsidiaries’ cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

  Guarantor and Nonguarantor Financial Statements

      The senior subordinated notes and senior notes described in Note (10) are guaranteed by certain of the Company’s domestic subsidiaries. Certain other domestic subsidiaries and the foreign subsidiaries (the “Non-Guarantor Subsidiaries”) do not guarantee the senior subordinated notes and the senior notes. Refer to Note (1) regarding the impact of the Chapter 11 Filings on these guarantees. In the third quarter of fiscal 2001, amendments were entered into by the Company and holders of the Company’s 8 1/4% and 9 1/8% Senior Subordinated Notes (the “8 1/4% Notes” and the “9 1/8% Notes”). Such amendments conformed the lists of guarantor subsidiaries of the respective senior subordinated notes to that list of subsidiaries guaranteeing the 11 7/8% Notes (the “Conformed Guarantor Subsidiaries”). The list of guarantor subsidiaries of the Company’s 11% Senior Subordinated Notes (the “11% Notes”) was not conformed.

      The condensed consolidating financial information as of and for the years ended January 31, 2003 and 2002 for those guarantor subsidiaries of the 11% Notes (the “Guarantor Subsidiaries”) has been presented separately below as the 11% Notes are not guaranteed by the Conformed Guarantor Subsidiaries. Collectively, the Guarantor Subsidiaries and the Conformed Guarantor Subsidiaries guarantee the 8 1/4 % Notes, the 9 1/8% Notes, and the 11 7/8% Notes.

      As of January 31, 2001, the 8 1/4 % Notes, the 9 1/8% Notes, and the 11% Notes were guaranteed by the Guarantor Subsidiaries. Certain other domestic subsidiaries and the foreign subsidiaries did not guarantee these notes.

  Financial Statements for Entities in Reorganization Under Chapter 11

      As discussed in Note (1), Hayes Lemmerz International, Inc. (the “Parent”), 30 of its wholly-owned domestic subsidiaries, and one wholly-owned Mexican subsidiary (the “Nonguarantor Debtor”) filed voluntary petitions for reorganization relief under Chapter 11. In accordance with SOP 90-7, condensed consolidating financial information is presented below as of January 31, 2003 and 2002, and for each of the years in the three-year period ended January 31, 2003.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended January 31, 2003

	Debtors				Non-Debtors

			Conformed	Nonguarantor
		Guarantor	Guarantor	Debtor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Subsidiary	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Net sales	$234.9	$446.8	$522.9	$44.2	$783.6	$(30.8)	$2,001.6
Cost of goods sold	233.8	412.6	476.5	48.4	653.4	(30.8)	1,793.9

Gross profit	1.1	34.2	46.4	(4.2)	130.2	—	207.7
Marketing, general and administration	19.6	25.3	18.7	—	39.5	—	103.1
Engineering and product development	4.6	7.3	2.4	—	6.1	—	20.4
Amortization of intangible assets	—	0.4	1.9	—	1.0	—	3.3
Equity in (earnings) losses of joint ventures and subsidiaries	560.8	(4.4)	(9.1)	(1.4)	(0.8)	(545.1)	—
Asset impairments and other restructuring charges	6.0	22.9	10.3	0.8	3.5	—	43.5
Other expense (income), net	6.3	(0.8)	(5.4)	—	(6.9)	—	(6.8)
Reorganization items	35.9	6.7	1.9	—	—	—	44.5

Earnings (loss) from operations	(632.1)	(23.2)	25.7	(3.6)	87.8	545.1	(0.3)
Interest expense, net	9.1	23.8	17.6	—	22.2	—	72.7

Earnings (loss) before taxes on income, minority interest, and cumulative effect of change in accounting principle	(641.2)	(47.0)	8.1	(3.6)	65.6	545.1	(73.0)
Income tax provision	(29.4)	0.4	1.6	0.4	30.6	—	3.6

Earnings (loss) before minority interest, and cumulative effect of change in accounting principle	(611.8)	(47.4)	6.5	(4.0)	35.0	545.1	(76.6)
Minority interest	—	—	—	—	3.5	—	3.5

Earnings (loss) before cumulative effect of change in accounting principle	(611.8)	(47.4)	6.5	(4.0)	31.5	545.1	(80.1)
Cumulative effect of change in accounting principle, net of tax	22.7	233.3	265.2	—	33.2	—	554.4

Net income (loss)	$(634.5)	$(280.7)	$(258.7)	$(4.0)	$(1.7)	$545.1	$(634.5)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended January 31, 2002

	Debtors				Non-Debtors

			Conformed	Nonguarantor
		Guarantor	Guarantor	Debtor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Subsidiary	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Net sales	$252.5	$504.4	$489.6	$15.3	$787.0	$(9.7)	$2,039.1
Cost of goods sold	239.3	488.6	505.9	15.4	667.9	(9.7)	1,907.4

Gross profit	13.2	15.8	(16.3)	(0.1)	119.1	—	131.7
Marketing, general and administration	15.3	22.5	19.5	—	43.2	—	100.5
Engineering and product development	4.1	7.4	2.1	—	8.2	—	21.8
Amortization of intangible assets	1.2	7.8	10.6	—	6.8	—	26.4
Equity in (earnings) losses of joint ventures and subsidiaries	273.0	47.2	11.7	2.2	(0.1)	(333.1)	0.9
Asset impairments and other restructuring charges	9.9	60.9	46.9	—	23.9	—	141.6
Loss on investment in joint venture	3.8	—	—	—	—	—	3.8
Other expense (income), net	(0.9)	0.2	(0.7)	—	0.9	—	(0.5)
Reorganization items	47.8	—	—	—	—	—	47.8

Earnings (loss) from operations	(341.0)	(130.2)	(106.4)	(2.3)	36.2	333.1	(210.6)
Interest expense, net	59.3	43.6	40.9	2.4	29.0	—	175.2

Earnings (loss) before taxes on income, minority interest and extraordinary gain	(400.3)	(173.8)	(147.3)	(4.7)	7.2	333.1	(385.8)
Income tax provision	(0.9)	0.6	1.2	0.6	8.8	—	10.3

Earnings (loss) before minority interest and extraordinary gain	(399.4)	(174.4)	(148.5)	(5.3)	(1.6)	333.1	(396.1)
Minority interest	—	—	—	—	3.3	—	3.3

Earnings (loss) before extraordinary gain	(399.4)	(174.4)	(148.5)	(5.3)	(4.9)	333.1	(399.4)
Extraordinary gain, net of tax	(2.7)	—	—	—	—	—	(2.7)

Net income (loss)	$(396.7)	$(174.4)	$(148.5)	$(5.3)	$(4.9)	$333.1	$(396.7)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended January 31, 2001

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Net sales	$304.9	$574.0	$1,304.1	$(14.8)	$2,168.2
Cost of goods sold	259.1	519.9	1,147.4	(14.8)	1,911.6

Gross profit	45.8	54.1	156.7	—	256.6
Marketing, general and administration	15.4	23.0	61.7	—	100.1
Engineering and product development	0.3	7.1	9.2	—	16.6
Amortization of intangible assets	1.1	7.8	18.5	—	27.4
Equity in (earnings) losses of joint ventures and subsidiaries	182.1	68.6	(0.1)	(246.2)	4.4
Asset impairments and other restructuring charges	5.7	54.5	67.5	—	127.7
Other income, net	(0.5)	—	(8.7)	—	(9.2)

Earnings (loss) from operations	(158.3)	(106.9)	8.6	246.2	(10.4)
Interest expense, net	31.9	56.5	75.1	—	163.5

Loss before taxes on income and minority interest	(190.2)	(163.4)	(66.5)	246.2	(173.9)
Income tax (benefit) provision	(4.0)	(5.9)	19.6	—	9.7

Loss before minority interest	(186.2)	(157.5)	(86.1)	246.2	(183.6)
Minority interest	—	—	2.6	—	2.6

Net loss	$(186.2)	$(157.5)	$(88.7)	$246.2	$(186.2)

CONDENSED CONSOLIDATING BALANCE SHEET

As of January 31, 2003

	Debtors				Non-Debtors

			Conformed	Nonguarantor
		Guarantor	Guarantor	Debtor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Subsidiary	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash and cash equivalents	$13.3	$—	$—	$1.3	$51.5	$—	$66.1
Receivables	29.9	34.5	63.9	2.6	145.7	—	276.6
Inventories	26.1	27.5	43.7	1.1	78.2	—	176.6
Prepaid expenses and other	4.9	4.7	16.0	0.2	6.7	—	32.5

Total current assets	74.2	66.7	123.6	5.2	282.1	—	551.8
Net property, plant and equipment	111.5	151.9	241.3	7.4	439.1	—	951.2
Goodwill and other assets	378.5	6.2	139.0	27.2	269.3	(476.6)	343.6

Total assets	$564.2	$224.8	$503.9	$39.8	$990.5	$(476.6)	$1,846.6

DIP Facility	$49.9	$—	$—	$—	$—	$—	$49.9
Bank borrowings and other notes	—	2.0	—	—	13.8	—	15.8
Current portion of long-term debt	—	—	—	—	40.1	—	40.1
Accounts payable and accrued liabilities	58.9	27.6	31.3	1.6	170.6	(21.3)	268.7

Total current liabilities	108.8	29.6	31.3	1.6	224.5	(21.3)	374.5
Long-term debt, net of current portion	—	—	—	—	61.9	—	61.9
Deferred tax liabilities	1.0	2.0	2.5	—	47.7	—	53.2
Pension and other long-term liabilities	105.2	39.3	7.9	—	128.8	—	281.2
Minority interest	—	—	—	—	16.4	—	16.4
Parent loans	(598.2)	365.9	40.7	(0.5)	192.1	—	—
Liabilities subject to compromise	2,021.8	50.4	60.1	1.5	—	—	2,133.8
Common stock	0.3	—	—	—	—	—	0.3
Additional paid-in capital	235.1	197.2	905.4	53.6	317.0	(1,473.2)	235.1
Common stock in treasury at cost	(25.7)	—	—	—	—	—	(25.7)
Retained earnings (accumulated deficit)	(1,176.9)	(454.2)	(476.2)	(19.4)	65.7	884.1	(1,176.9)
Accumulated other comprehensive loss	(107.2)	(5.4)	(67.8)	3.0	(63.6)	133.8	(107.2)

Total stockholders’ equity (deficit)	(1,074.4)	(262.4)	361.4	37.2	319.1	(455.3)	(1,074.4)

Total liabilities and stockholder’s equity (deficit)	$564.2	$224.8	$503.9	$39.8	$990.5	$(476.6)	$1,846.6

CONDENSED CONSOLIDATING BALANCE SHEET
As of January 31, 2002

	Debtors				Non-Debtors

			Conformed	Nonguarantor
		Guarantor	Guarantor	Debtor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Subsidiary	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash and cash equivalents	$11.3	$0.1	$0.3	$0.4	$33.1	$—	$45.2
Receivables	19.0	48.6	57.0	10.2	131.4	—	266.2
Inventories	16.2	27.1	39.9	0.3	71.7	—	155.2
Prepaid expenses and other	10.9	6.5	7.8	0.2	20.5	(5.4)	40.5

Total current assets	57.4	82.3	105.0	11.1	256.7	(5.4)	507.1
Net property, plant and equipment	120.9	183.1	241.4	7.3	410.1	—	962.8
Goodwill and other assets	932.4	230.2	395.6	22.1	280.6	(972.7)	888.2

Total assets	$1,110.7	$495.6	$742.0	$40.5	$947.4	$(978.1)	$2,358.1

Bank borrowings	$—	$—	$—	$—	$25.1	$—	$25.1
Current portion of long-term debt	—	—	—	—	17.1	—	17.1
Accounts payable and accrued liabilities	69.4	8.9	26.0	3.2	165.1	(25.2)	247.4

Total current liabilities	69.4	8.9	26.0	3.2	207.3	(25.2)	289.6
Long-term debt, net of current portion	1.0	—	—	—	90.7	—	91.7
Deferred tax liabilities	1.0	2.0	2.7	—	49.3	—	55.0
Pension and other long-term liabilities	64.7	59.3	9.2	—	115.8	—	249.0
Minority interest	—	—	—	—	11.8	—	11.8
Parent loans	(570.5)	364.6	38.7	(3.7)	170.9	—	—
Liabilities subject to compromise	2,005.1	48.7	63.2	4.0	—	—	2,121.0
Common stock	0.3	—	—	—	—	—	0.3
Additional paid-in capital	235.1	197.2	905.4	53.4	323.8	(1,479.8)	235.1
Common stock in treasury at cost	(25.7)	—	—	—	—	—	(25.7)
Retained earnings (accumulated deficit)	(542.4)	(173.2)	(202.9)	(15.7)	55.5	336.3	(542.4)
Accumulated other comprehensive loss	(127.3)	(11.9)	(100.3)	(0.7)	(77.7)	190.6	(127.3)

Total stockholders’ equity (deficit)	(460.0)	12.1	602.2	37.0	301.6	(952.9)	(460.0)

Total liabilities and stockholder’s equity (deficit)	$1,110.7	$495.6	$742.0	$40.5	$947.4	$(978.1)	$2,358.1

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended January 31, 2003

	Debtors				Non-Debtors

			Conformed	Nonguarantor
		Guarantor	Guarantor	Debtor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Subsidiary	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash flows provided by (used for) operating activities	$(15.4)	$11.9	$4.0	$(2.3)	$97.1	$—	$95.3

Cash flows from investing activities:
Acquisition of property, plant, equipment, and tooling	(12.2)	(7.4)	(41.6)	—	(45.6)	—	(106.8)
Proceeds from sale of non-core businesses	—	(1.8)	0.6	—	3.6	—	2.4
Other, net	7.2	(3.1)	(2.9)	(0.1)	9.3	—	10.4

Cash provided by (used for) investing activities	(5.0)	(12.3)	(43.9)	(0.1)	(32.7)	—	(94.0)

Cash flows from financing activities:
Increase in bank borrowings, revolving facility, and DIP facility	48.9	—	—	—	—	—	48.9
Repayment of bank borrowings, revolving facility, and long term debt from refinancing	—	—	1.0	—	(35.4)	—	(34.4)

Cash provided by (used for) financing activities	48.9	—	1.0	—	(35.4)	—	14.5

Increase (decrease) in parent loans and advances	(26.5)	0.3	38.6	3.3	(15.7)	—	—
Effect of exchange rates of cash and cash equivalents	—	—	—	—	5.1	—	5.1

Net increase (decrease) in cash and cash equivalents	2.0	(0.1)	(0.3)	0.9	18.4	—	20.9
Cash and cash equivalents at beginning of period	11.3	0.1	0.3	0.4	33.1	—	45.2

Cash and cash equivalents at end of period	$13.3	$—	$—	$1.3	$51.5	$—	$66.1

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended January 31, 2002

	Debtors				Non-Debtors

			Conformed	Nonguarantor
		Guarantor	Guarantor	Debtor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Subsidiary	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash flows provided by (used for) operating activities	$79.8	$(57.5)	$(100.8)	$(5.4)	$86.6	$—	$2.7

Cash flows from investing activities:
Acquisition of property, plant, equipment, and tooling	(8.5)	(13.5)	(46.7)	—	(78.3)	—	(147.0)
Proceeds from sale of non-core businesses	9.5	—	—	—	11.0	—	20.5
Other, net	(3.7)	(3.0)	(5.1)	0.4	6.8	—	(4.6)

Cash provided by (used for) investing activities	(2.7)	(16.5)	(51.8)	0.4	(60.5)	—	(131.1)

Cash flows from financing activities:
Increase in bank borrowings, revolving facility, and DIP facility	245.4	—	(0.5)	—	(5.4)	—	239.5
Proceeds from refinancing, net of related fees	435.4	—	—	—	—	—	435.4
Repayment of bank borrowings, revolving facility, and long term debt from refinancing	(370.9)	—	—	—	(47.0)	—	(417.9)
Net proceeds (payments) on accounts receivable securitization	43.0	(47.1)	(67.5)	—	—	—	(71.6)
Capital contribution	(25.0)	—	(19.0)	—	44.0	—	—
Fees to amend Credit Agreement and DIP facility	(10.6)	—	—	—	—	—	(10.6)

Cash provided by (used for) financing activities	317.3	(47.1)	(87.0)	—	(8.4)	—	174.8

Increase (decrease) in parent loans and advances	(363.8)	121.0	238.4	5.0	(0.6)	—	—
Effect of exchange rates of cash and cash equivalents	—	—	—	—	(1.2)	—	(1.2)

Net increase (decrease) in cash and cash equivalents	30.6	(0.1)	(1.2)	—	15.9	—	45.2
Cash and cash equivalents at beginning of period	(19.3)	0.2	1.9	0.4	16.8	—	—

Cash and cash equivalents at end of period	$11.3	$0.1	$0.7	$0.4	$32.7	$—	$45.2

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended January 31, 2001

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash flows provided by (used in) operating activities	$(67.4)	$(0.1)	$60.7		$(6.8)
Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(14.1)	(33.0)	(128.1)	—	(175.2)
Purchase of businesses, net of cash acquired	—	—	(13.6)	—	(13.6)
Other, net	5.2	1.8	9.9	—	16.9

Cash (used in) provided by investing activities	(8.9)	(31.2)	(131.8)	—	(171.9)
Cash flows from financing activities:
Net change in bank borrowings and revolver	257.5	—	14.9	—	272.4
Net proceeds (payments) from accounts receivable securitization	(48.5)	(25.7)	(17.2)	—	(91.4)
Purchase of treasury stock	(25.7)	—	—	—	(25.7)

Cash provided by financing activities	183.3	(25.7)	(2.3)	—	155.3
Increase (decrease) in parent loans and advances	(133.1)	57.1	76.0	—	—
Effect of exchange rates of cash and cash equivalents	—	—	(2.5)	—	(2.5)

Net increase (decrease) in cash and cash equivalents	(26.1)	0.1	0.1	—	(25.9)
Cash and cash equivalents at beginning of year	6.8	0.1	19.0	—	25.9

Cash and cash equivalents at end of year	$(19.3)	$0.2	$19.1		$—

(20) Condensed Consolidating Financial Statements — New Senior Notes

      Upon emergence under the plan of reorganization, Parent will be merged with and into HLI Operating Company, Inc. (“HLI”), a wholly owned subsidiary of HLI Holding Company, Inc. (“Holdco”) (which will be renamed Hayes Lemmerz, International, Inc. following the merger). HLI and Holdco are all newly formed companies with no operating assets or liabilities. In connection with the plan of reorganization, upon emergence, HLI intends to issue $250.0 million aggregate principal amount of Senior Notes due 2010 (the “New Senior Notes”). The New Senior Notes will be guaranteed by Holdco and substantially all of Holdco’s domestic subsidiaries (other than HLI as the issuer of the New Senior Notes) (collectively, the “New Guarantor Subsidiaries”). None of Holdco’s foreign subsidiaries will guarantee the New Senior Notes, nor will two of Holdco’s domestic subsidiaries owned by foreign subsidiaries of Holdco (collectively, “New Nonguarantor Subsidiaries”). Following emergence, all the operations, assets and liabilities of Parent and the New Guarantor Subsidiaries reflected in the table below will be owned and operated by HLI and the New Guarantor Subsidiaries of the New Senior Notes.

      Five of the Company’s domestic subsidiaries that filed the Chapter 11 Filings are not parties to the Plan of Reorganization, will not emerge from bankruptcy on the Effective Date and will not guarantee the notes until the bankruptcy cases relating to them are dismissed. These subsidiaries held an aggregate of $26.4 million of assets as of January 31, 2003, including an approximate 9% ownership interest in one of the Company’s foreign subsidiaries that had consolidated net income of $4.9 million for the year ended January 31, 2003. The Company intends to move to dismiss the bankruptcy cases relating to these subsidiaries following its emergence and these subsidiaries will become guarantors within five business days following such dismissal. For purposes of the presentation below, these subsidiaries are included in the New Guarantor Subsidiaries information.

      Set forth below is the condensed consolidating financial information as of January 31, 2003 and 2002, and for each of the years in the three-year period ended January 31, 2003, for Parent, the New Guarantor Subsidiaries and the New Non-Guarantor Subsidiaries of the New Senior Notes.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended January 31, 2003

	New Issuer and
	Guarantors

		New	New
		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Net sales	$234.9	$979.5	$818.0	$(30.8)	$2,001.6
Cost of goods sold	233.8	902.6	688.3	(30.8)	1,793.9

Gross profit	1.1	76.9	129.7	—	207.7
Marketing, general and administration	19.6	44.0	39.5	—	103.1
Engineering and product development	4.6	9.7	6.1	—	20.4
Amortization of intangible assets	—	2.3	1.0	—	3.3
Equity in (earnings) losses of joint ventures and subsidiaries	560.8	(13.5)	(2.2)	(545.1)	—
Asset impairments and other restructuring charges	6.0	33.2	4.3	—	43.5
Other expense (income), net	6.3	(6.2)	(6.9)	—	(6.8)
Reorganization items	35.9	8.6	—	—	44.5

Earnings (loss) from operations	(632.1)	(1.2)	87.9	545.1	(0.3)
Interest expense, net	9.1	41.4	22.2	—	72.7

Earnings (loss) before taxes on income, minority interest, and cumulative effect of change in accounting principle	(641.2)	(42.6)	65.7	545.1	73.0
Income tax provision	(29.4)	2.0	31.0	—	3.6

Earnings (loss) before minority interest, and cumulative effect of change in accounting principle	(611.8)	(44.6)	34.7	545.1	(76.6)
Minority interest	—	—	3.5	—	3.5

Earnings (loss) before cumulative effect of change in accounting principle	(611.8)	(44.6)	31.2	545.1	(80.1)
Cumulative effect of change in accounting principle, net of tax	22.7	498.5	33.2	—	554.4

Net income (loss)	$(634.5)	$(543.1)	$(2.0)	$545.1	$(634.5)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended January 31, 2002

	New Issuer and
	Guarantors

		New	New
		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Net sales	$252.5	$1,009.3	$787.0	$(9.7)	$2,039.1
Cost of goods sold	239.3	1,009.9	667.9	(9.7)	1,907.4

Gross profit	13.2	(0.6)	119.1	—	131.7
Marketing, general and administration	15.3	42.0	43.2	—	100.5
Engineering and product development	4.1	9.5	8.2	—	21.8
Amortization of intangible assets	1.2	18.4	6.8	—	26.4
Equity in (earnings) losses of joint ventures and subsidiaries	273.0	61.1	(0.1)	(333.1)	0.9
Asset impairments and other restructuring charges	9.9	107.8	23.9	—	141.6
Loss on investment in joint venture	3.8	—	—	—	3.8
Other expense (income), net	(0.9)	(0.5)	0.9	—	(0.5)
Reorganization items	47.8	—	—	—	47.8

Earnings (loss) from operations	(341.0)	(238.9)	36.2	333.1	(210.6)
Interest expense, net	59.3	86.9	29.0	—	175.2

Earnings (loss) before taxes on income, minority interest and extraordinary gain	(400.3)	(325.8)	7.2	333.1	(385.8)
Income tax provision	(0.9)	2.4	8.8	—	10.3
Earnings (loss) before minority interest and extraordinary gain	(399.4)	(328.2)	(1.6)	333.1	(396.1)
Minority interest	—	—	3.3	—	3.3

Earnings (loss) before extraordinary gain	(399.4)	(328.2)	(4.9)	333.1	(399.4)
Extraordinary gain, net of tax	(2.7)	—	—	—	(2.7)

Net income (loss)	$(396.7)	$(328.2)	$(4.9)	$333.1	$(396.7)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended January 31, 2001

	New Issuer and
	Guarantors

		New	New
		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Net sales	$304.9	$1,086.0	$792.1	$(14.8)	$2,168.2
Cost of goods sold	259.1	1,002.6	664.7	(14.8)	1,911.6

Gross profit	$45.8	$83.4	$127.4	$—	$256.6
Marketing, general and administration	15.4	42.8	41.9	—	100.1
Engineering and product development	0.3	8.7	7.6	—	16.6
Amortization of intangible assets	1.1	18.9	7.4	—	27.4
Equity in (earnings) losses of joint ventures and subsidiaries	182.1	68.6	(0.1)	(246.2)	4.4
Asset impairments and other restructuring charges	5.7	106.1	15.9	—	127.7
Other income, net	(0.5)	(10.3)	1.6	—	(9.2)

Earnings (loss) from operations	(158.3)	(151.4)	53.1	246.2	(10.4)
Interest expense, net	31.9	103.8	27.8	—	163.5

Earnings (loss) before taxes on income and minority interest	(190.2)	(255.2)	25.3	246.2	(173.9)
Income tax (benefit) provision	(4.0)	(18.4)	32.1	—	9.7

Loss before minority interest	(186.2)	(236.8)	(6.8)	246.2	(183.6)
Minority interest	—	—	2.6	—	2.6

Net loss	$(186.2)	$(236.8)	$(9.4)	$246.2	$(186.2)

CONDENSED CONSOLIDATING BALANCE SHEET

As of January 31, 2003

	New Issuer and
	Guarantors

		New	New
		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash and cash equivalents	$13.3	$—	$52.8	$—	$66.1
Receivables	29.9	98.9	147.8	—	276.6
Inventories	26.1	72.2	78.3	—	176.6
Prepaid expenses and other	4.9	20.7	6.9	—	32.5

Total current assets	74.2	191.8	285.8	—	551.8
Net property, plant and equipment	111.5	393.2	446.5	—	951.2
Goodwill and other assets	378.5	172.4	269.3	(476.6)	343.6

Total assets	$564.2	$757.4	$1,001.6	$(476.6)	$1,846.6

DIP Facility	$49.9	$—	$—	$—	$49.9
Bank borrowings and other notes	—	2.0	13.8	—	15.8
Current portion of long-term debt	—	—	40.1	—	40.1
Accounts payable and accrued liabilities	58.9	59.1	172.0	(21.3)	268.7

Total current liabilities	108.8	61.1	225.9	(21.3)	374.5
Long-term debt, net of current portion	—	—	61.9	—	61.9
Deferred tax liabilities	1.0	4.5	47.7	—	53.2
Pension and other long-term liabilities	105.2	47.2	128.8	—	281.2
Minority interest	—	—	16.4	—	16.4
Parent loans	(598.2)	411.3	186.9	—	—
Liabilities subject to compromise	2,021.8	110.5	1.5	—	2,133.8
Common stock	0.3	—	—	—	0.3
Additional paid-in capital	235.1	1,144.9	328.3	(1,473.2)	235.1
Common stock in treasury at cost	(25.7)	—	—	—	(25.7)
Retained earnings (accumulated deficit)	(1,176.9)	(951.9)	67.8	884.1	(1,176.9)
Accumulated other comprehensive loss	(107.2)	(70.2)	(63.6)	133.8	(107.2)

Total stockholders’ equity (deficit)	(1,074.4)	122.8	332.5	(455.3)	(1,074.4)

Total liabilities and stockholder’s equity (deficit)	$564.2	$757.4	$1,001.6	$(476.6)	$1,846.6

CONDENSED CONSOLIDATING BALANCE SHEET
As of January 31, 2002

	New Issuer and
	Guarantors

		New	New
		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash and cash equivalents	$11.3	$0.8	$33.1	$—	$45.2
Receivables	19.0	115.8	131.4	—	266.2
Inventories	16.2	67.3	71.7	—	155.2
Prepaid expenses and other	10.9	14.5	20.5	(5.4)	40.5

Total current assets	57.4	198.4	256.7	(5.4)	507.1
Net property, plant and equipment	120.9	431.8	410.1	—	962.8
Goodwill and other assets	932.4	647.9	280.6	(972.7)	888.2

Total assets	$1,110.7	$1,278.1	$947.4	$(978.1)	$2,358.1

Bank borrowings and other notes	—	—	25.1	—	25.1
Current portion of long-term debt	—	—	17.1	—	17.1
Accounts payable and accrued liabilities	69.4	38.1	165.1	(25.2)	247.4

Total current liabilities	69.4	38.1	207.3	(25.2)	289.6
Long-term debt, net of current portion	1.0	—	90.7	—	91.7
Deferred tax liabilities	1.0	4.7	49.3	—	55.0
Pension and other long-term liabilities	64.7	68.5	115.8	—	249.0
Minority interest	—	—	11.8	—	11.8
Parent loans	(570.5)	399.6	170.9	—	—
Liabilities subject to compromise	2,005.1	115.9	—	—	2,121.0
Common stock	0.3	—	—	—	0.3
Additional paid-in capital	235.1	1,156.0	323.8	(1,479.8)	235.1
Common stock in treasury at cost	(25.7)	—	—	—	(25.7)
Retained earnings (accumulated deficit)	(542.4)	(391.8)	55.5	336.3	(542.4)
Accumulated other comprehensive loss	(127.3)	(112.9)	(77.7)	190.6	(127.3)

Total stockholders’ equity (deficit)	(460.0)	651.3	301.6	(952.9)	(460.0)

Total liabilities and stockholder’s equity (deficit)	$1,110.7	$1,278.1	$947.4	$(978.1)	$2,358.1

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended January 31, 2003

	New Issuer and
	Guarantors

		New	New
		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash flows provided by (used for) operating activities	$(15.4)	$15.9	$94.8	$—	$95.3
Cash flows from investing activities:
Acquisition of property, plant, equipment, and tooling	(12.2)	(49.0)	(45.6)	—	(106.8)
Proceeds from sale of non-core businesses	—	(1.2)	3.6	—	2.4
Other, net	7.2	(6.4)	9.6	—	10.4

Cash used for investing activities	(5.0)	(56.6)	(32.4)	—	(94.0)
Cash flows from financing activities:
Increase in bank borrowings, revolving facility, and DIP facility	48.9	—	—	—	48.9
Repayment of bank borrowings, revolving facility, and long-term debt from refinancing	—	1.0	(35.4)	—	(34.4)

Cash provided by (used for) financing activities	48.9	1.0	(35.4)	—	14.5
Increase (decrease) in parent loans and advances	(26.5)	38.9	(12.4)	—	—
Effect of exchange rates of cash and cash equivalents	—	—	5.1	—	5.1

Net increase (decrease) in cash and cash equivalents	2.0	(0.8)	19.7	—	20.9
Cash and cash equivalents at beginning of period	11.3	0.8	33.1	—	45.2

Cash and cash equivalents at end of period	$13.3	$—	$52.8	$—	$66.1

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended January 31, 2002

	New Issuer and
	Guarantors

		New	New
		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash flows provided by (used for) operating activities	$79.8	$(163.7)	$86.6	$—	$2.7
Cash flows from investing activities:
Acquisition of property, plant, equipment, and tooling	(8.5)	(60.2)	(78.3)	—	(147.0)
Proceeds from sale of non-core businesses	9.5	—	11.0	—	20.5
Other, net	(3.7)	(8.1)	7.2	—	(4.6)

Cash used for investing activities	(2.7)	(68.3)	(60.1)	—	(131.1)
Cash flows from financing activities:
Increase in bank borrowings, revolving facility, and DIP facility	245.4	(0.5)	(5.4)	—	239.5
Proceeds from refinancing, net of related fees	435.4	—	—	—	435.4
Repayment of bank borrowings, revolving facility, and long term debt from refinancing	(370.9)	—	(47.0)	—	(417.9)
Net proceeds (payments) on accounts receivable securitization	43.0	(114.6)	—	—	(71.6)
Capital contribution	(25.0)	(19.0)	44.0	—	—
Fees to amend Credit Agreement and DIP facility	(10.6)	—	—	—	(10.6)

Cash provided by (used for) financing activities	317.3	(134.1)	(8.4)	—	174.8
Increase (decrease) in parent loans and advances	(363.8)	364.4	(0.6)	—	—
Effect of exchange rates of cash and cash equivalents	—	—	(1.2)	—	(1.2)

Net increase (decrease) in cash and cash equivalents	30.6	(1.7)	16.3	—	45.2
Cash and cash equivalents at beginning of period	(19.3)	2.5	16.8	—	—

Cash and cash equivalents at end of period	$11.3	$0.8	$33.1	$—	$45.2

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended January 31, 2001

	New Issuer and
	Guarantors

		New	New
		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash flows provided by (used in) operating activities	$(67.4)	$56.8	$3.8	$—	$(6.8)
Cash flows from investing activities:
Purchase of property, plant, equipment, and tooling	(14.1)	(79.4)	(81.7)	—	(175.2)
Purchase of businesses, net of cash acquired	—	—	(13.6)	—	(13.6)
Other, net	5.2	(1.6)	13.3	—	16.9

Cash used in investing activities	(8.9)	(81.0)	(82.0)	—	(171.9)
Cash flows from financing activities:
Net change in bank borrowings and revolver	257.5	—	14.9	—	272.4
Net proceeds (payments) from accounts receivable securitization	(48.5)	(42.9)	—	—	(91.4)
Purchase of treasury stock	(25.7)	—	—	—	(25.7)

Cash provided by financing activities	183.3	(42.9)	14.9	—	155.3
Increase (decrease) in parent loans and advances	(133.1)	74.3	58.8	—	—
Effect of exchange rates of cash and cash equivalents	—	—	(2.5)	—	(2.5)

Net increase (decrease) in cash and cash equivalents	(26.1)	7.2	(7.0)	—	(25.9)
Cash and cash equivalents at beginning of year	6.8	(4.7)	23.8	—	25.9

Cash and cash equivalents at end of year	$(19.3)	$2.5	$16.8	$—	$—

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor	Successor	Predecessor

	Three Months	Three Months	Five Months	Four Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	May 31,	October 31,
	2003	2002	2003	2003	2002

	(Unaudited)
	(Millions of dollars, except share amounts)
Net sales	$530.9	$535.4	$859.2	$689.8	$1,526.1
Cost of goods sold	461.6	464.7	760.5	611.3	1,372.1

Gross profit	69.3	70.7	98.7	78.5	154.0
Marketing, general and administration	26.9	23.5	47.6	33.5	74.1
Engineering and product development	6.2	5.1	10.4	8.1	15.6
Asset impairments and other restructuring charges	19.6	10.0	19.6	6.4	35.3
Other (income) expense, net	2.7	(1.8)	4.8	(1.9)	(5.5)
Reorganization items	—	7.0	—	45.0	34.9
Fresh start accounting adjustments	—	—	—	(63.1)	—

Earnings (loss) from operations	13.9	26.9	16.3	50.5	(0.4)
Interest expense, net	16.6	19.0	24.7	22.7	53.7

Earnings (loss) before subsidiary preferred stock dividends, taxes on income, minority interest, cumulative effect of change in accounting principle and extraordinary gain on debt discharge	(2.7)	7.9	(8.4)	27.8	(54.1)
Subsidiary preferred stock dividends	0.2	—	0.3	—	—

Earnings (loss) before taxes on income, minority interest, cumulative effect of change in accounting principle and extraordinary gain on debt discharge	(2.9)	7.9	(8.7)	27.8	(54.1)
Income tax provision	6.1	3.0	8.7	60.3	0.6

Earnings (loss) before minority interest, cumulative effect of change in accounting principle and extraordinary gain on debt discharge	(9.0)	4.9	(17.4)	(32.5)	(54.7)
Minority interest	1.0	1.2	1.8	1.2	2.7

Loss before cumulative effect of change in accounting principle and extraordinary gain on debt discharge	(10.0)	3.7	(19.2)	(33.7)	(57.4)
Cumulative effect of change in accounting principle, net of tax of $0	—	—	—	—	(554.4)
Extraordinary gain on debt discharge, net of tax $0	—	—	—	1,076.7	—

Net income (loss)	$(10.0)	$3.7	$(19.2)	$1,043.0	$(611.8)

Basic and diluted net loss per share	$(0.33)		$(0.64)

See accompanying notes to consolidated financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor

	October 31,	January 31,
	2003	2003

	(Unaudited)

	(Millions of dollars,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$109.0	$66.1
Receivables	329.0	276.6
Inventories	180.5	176.6
Prepaid expenses and other	16.5	32.5

Total current assets	635.0	551.8
Property, plant and equipment, net	900.9	951.2
Goodwill	388.8	191.3
Intangible assets, net	226.5	102.6
Other assets	74.3	49.7

Total assets	$2,225.5	$1,846.6

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
DIP Facility	$—	$49.9
Bank borrowings and other notes	1.6	15.8
Current portion of long-term debt	11.6	40.1
Accounts payable and accrued liabilities	356.6	268.7

Total current liabilities	369.8	374.5
Long-term debt, net of current portion	748.8	61.9
Pension and other long-term liabilities	529.5	334.4
Series A Warrants and Series B Warrants	6.7	—
Redeemable preferred stock of subsidiary	10.3	—
Minority interest	14.5	16.4
Liabilities subject to compromise	—	2,133.8
Commitments and contingencies
Stockholders’ equity (deficit):
Successor preferred stock, 1,000,000 shares authorized, none issued or outstanding at October 31, 2003	—	—
Predecessor preferred stock, 25,000,000 shares authorized, none issued or outstanding at January 31, 2003	—	—
Common stock, par value $0.01 per share:
Successor Voting — 100,000,000 shares authorized; 30,000,000 issued and outstanding at October 31, 2003	0.3	—
Predecessor Voting — 99,000,000 shares authorized; 27,708,419 shares issued; 25,806,969 shares outstanding at January 31, 2003	—	0.3
Predecessor Nonvoting — 5,000,000 shares authorized; 2,649,026 shares issued and outstanding at January 31, 2003	—	—
Additional paid in capital	546.1	235.1
Predecessor common stock in treasury at cost, 1,901,450 shares at January 31, 2003	—	(25.7)
Accumulated deficit	(19.2)	(1,176.9)
Accumulated other comprehensive income (loss)	18.7	(107.2)

Total stockholders’ equity (deficit)	545.9	(1,074.4)

Total liabilities and stockholders’ equity (deficit)	$2,225.5	$1,846.6

See accompanying notes to consolidated financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor

	Five Months	Four Months	Nine Months
	Ended	Ended	Ended
	October 31,	May 31,	October 31,
	2003	2003	2002

	(Unaudited)
	(Millions of dollars)
Cash flows from operating activities:
Net income (loss)	$(19.2)	$1,043.0	$(611.8)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	67.1	46.4	96.2
Interest income resulting from fair value adjustment of Series A Warrants and Series B Warrants	(2.6)	—	—
Amortization of deferred financing fees	1.4	1.6	3.9
Change in deferred income taxes	(6.9)	52.6	0.5
Asset impairments and other restructuring charges	19.6	6.4	35.3
Minority interest	1.8	1.2	2.7
Subsidiary preferred stock dividends accrued	0.3	—	—
Compensation expense related to restricted stock units	2.1	—	—
Cumulative effect of change in accounting principle	—	—	554.4
Loss (gain) on sale of assets and businesses	0.3	(0.4)	(0.9)
Changes in operating assets and liabilities:
Receivables	(22.9)	(13.7)	(52.9)
Inventories	14.5	(4.0)	(9.9)
Prepaid expenses and other	4.0	5.2	(3.8)
Accounts payable and accrued liabilities	29.2	(6.9)	15.5
Chapter 11 items:
Reorganization items	—	45.0	34.9
Fresh start accounting adjustments	—	(63.1)	—
Extraordinary gain on debt discharge	—	(1,076.7)	—
Accrued interest on Credit Agreement	—	16.9	36.0
Payments related to Chapter 11 Filings	(34.2)	(22.4)	(56.2)

Cash provided by operating activities	54.5	31.1	43.9

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(41.1)	(26.3)	(69.9)
Purchase of equipment previously leased	—	(23.6)	—
Proceeds from sale of assets and businesses	0.8	0.8	9.1
Purchase of businesses	—	—	(7.2)

Cash used for investing activities	(40.3)	(49.1)	(68.0)

Cash flows from financing activities:
Change in borrowings under DIP Facility	—	(49.9)	41.1
Repayment of note payable	—	(2.0)	—
Changes in bank borrowings	(11.9)	(9.8)	(20.1)
Proceeds from New Senior Notes, net of discount and related fees	—	242.8	—
Proceeds from New Term Loan, net of related fees	—	436.1	—
Prepetition Lenders’ Payment amount	—	(477.3)	—
Payment to holders of Old Senior Notes	—	(13.0)	—
Repayment of long-term debt	(74.0)	—	—
Repayment of New Term Loan	(1.1)	—	—

Cash provided by (used for) financing activities	(87.0)	126.9	21.0
Effect of exchange rate changes on cash and cash equivalents	2.7	4.1	3.3

Increase (decrease) in cash and cash equivalents	(70.1)	113.0	0.2
Cash and cash equivalents at beginning of period	179.1	66.1	45.2

Cash and cash equivalents at end of period	$109.0	$179.1	$45.4

Supplemental data:
Cash paid for interest	10.3	5.8	$12.7
Cash paid for income taxes	15.5	2.9	$6.1

See accompanying notes to consolidated financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Five Months Ended October 31, 2003, Four Months Ended May 31, 2003 and
Nine Months Ended October 31, 2002
(Unaudited)
(Millions of Dollars, Unless Otherwise Stated)

(1)	Description of Business, Chapter 11 Filings and Emergence from Chapter 11

      These financial statements should be read in conjunction with the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003 as filed with the Securities and Exchange Commission (“SEC”) on April 2, 2003.

Description of Business

      Unless otherwise indicated, references to “Company” mean Hayes Lemmerz International, Inc. and its subsidiaries and references to fiscal year means the Company’s year commencing on February 1 of that year and ending on January 31 of the following year (i.e., “fiscal 2003” refers to the period beginning February 1, 2003 and ending January 31, 2004, “fiscal 2002” refers to the period beginning February 1, 2002 and ending January 31, 2003).

      The Company is a leading supplier of wheels, wheel-end attachments, aluminum structural components and automotive brake components. The Company is the world’s largest manufacturer of automotive wheels. In addition, the Company also designs and manufactures wheels and brake components for commercial highway vehicles, and powertrain components and aluminum non-structural components for the automotive, commercial highway, heating and general equipment industries.

Chapter 11 Filings

      On December 5, 2001, Hayes Lemmerz International, Inc., 30 of its wholly-owned domestic subsidiaries and one wholly-owned Mexican subsidiary (collectively, the “Debtors”) filed voluntary petitions for reorganization relief (the “Chapter 11 Filings” or the “Filings”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

      On December 16, 2002, certain of the Debtors filed a proposed joint plan of reorganization with the Bankruptcy Court. On April 9, 2003, the Debtors filed a modified first amended joint plan of reorganization (the “Plan of Reorganization”) which received the requisite support from creditors authorized to vote thereon. The following five Debtors were not proponents of the Plan of Reorganization and are not subject to the terms thereof: HLI Netherlands Holdings, Inc., CMI Quaker Alloy, Inc., Hayes Lemmerz Funding Company, LLC, Hayes Lemmerz Funding Corporation, and Hayes Lemmerz International Import, Inc. (collectively, the “Non-reorganizing Debtors”).

      The Plan of Reorganization provided for the cancellation of the existing common stock of the Company and the issuance of cash, new common stock in the reorganized Company and other property to certain creditors of the Company in respect of certain classes of claims. The Plan of Reorganization was confirmed by an order of the Bankruptcy Court on May 12, 2003, which order has become final and non-appealable.

Emergence from Chapter 11

      On June 3, 2003 (the “Effective Date”), Hayes Lemmerz International, Inc. and each of the 27 Debtors proposing the Plan of Reorganization emerged from Chapter 11 proceedings pursuant to the Plan of Reorganization, which was confirmed by an order of the Bankruptcy Court on May 12, 2003, which order has become final and non-appealable. The Non-reorganizing Debtors were not proponents of the

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan of Reorganization and are not subject to the terms thereof. On June 3, 2003, the Bankruptcy Court entered an order dismissing the Chapter 11 Filings of the Non-reorganizing Debtors.

      Pursuant to the Plan of Reorganization, the Company caused the formation of (i) a new holding company, HLI Holding Company, Inc., a Delaware corporation (“HoldCo”), (ii) HLI Parent Company, Inc., a Delaware corporation and a wholly owned subsidiary of HoldCo (“ParentCo”), and (iii) HLI Operating Company, Inc, a Delaware corporation and a wholly owned subsidiary of ParentCo (“HLI”). On the Effective Date, (i) HoldCo was renamed Hayes Lemmerz International, Inc. (“New Hayes”), (ii) New Hayes contributed to ParentCo 30,0000,000 shares of its common stock, par value $.01 per share (the “New Common Stock”), and 957,447 series A warrants and 957,447 series B warrants to acquire New Common Stock of New Hayes (the “Series A Warrants” and “Series B Warrants,” respectively), (iii) ParentCo in turn contributed such shares of New Common Stock and Series A Warrants and Series B Warrants to HLI and (iv) pursuant to an Agreement and Plan of Merger, dated as of June 3, 2003 (the “Merger Agreement”), between the Company and HLI, the Company was merged with and into HLI (the “Merger”), with HLI continuing as the surviving corporation.

      Pursuant to the Plan of Reorganization and as a result of the Merger, all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the “Old Common Stock”), and any other outstanding equity securities of the Company, including all options and warrants, were cancelled. The holders of the existing voting common stock of the Company immediately before confirmation did not receive any voting shares of the emerging entity or any other consideration under the Plan of Reorganization as a result of their ownership interests of the Predecessor. This represented a complete change of control in the ownership of the Company. Promptly following the Merger, HLI distributed to certain holders of allowed claims, under the terms of the Plan of Reorganization, an amount in cash, the New Common Stock, the Series A Warrants, the Series B Warrants and the Preferred Stock (as defined below). Prior to the Merger, the Old Common Stock was registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In reliance on Rule 12g-3(a) of the Exchange Act, by virtue of the status of New Hayes as a successor issuer to the Company, the New Common Stock is deemed registered under Section 12(g) of the Exchange Act. The Company filed a Form 15 with the SEC to terminate the registration of the Old Common Stock under the Exchange Act.

      Pursuant to the terms of the Plan of Reorganization, HLI issued 100,000 shares of Preferred Stock, par value $1.00, of HLI (the “Preferred Stock”) to the holders of certain allowed claims. In accordance with the terms of the Preferred Stock, the shares of Preferred Stock are, at the holder’s option, exchangeable into a number of fully paid and nonassessable shares of New Common Stock equal to (i) the aggregate liquidation preference of the shares of Preferred Stock so exchanged ($100 per share plus all accrued and unpaid dividends thereon (whether or not declared) to the exchange date) divided by (ii) 125% of the “Emergence Share Price.” As determined pursuant to the terms of the Plan of Reorganization, the Emergence Share Price is $18.50.

      In connection with the Debtors’ emergence from Chapter 11, on the Effective Date, HLI entered into a $550.0 million senior secured credit facility, as amended by Amendment No. 1 and Waiver to Credit Agreement, dated October 16, 2003 (as amended, the “New Credit Facility”). The New Credit Facility consists of a $450.0 million six-year amortizing term loan (the “New Term Loan”) and a five-year $100.0 million revolving credit facility (the “Revolving Credit Facility”). In addition, HLI issued on the Effective Date an aggregate of $250.0 million principal amount of 10 1/2% senior notes due 2010 (the “New Senior Notes”). The proceeds from the initial $450.0 million of borrowings under the New Credit Facility and the net proceeds from the New Senior Notes were used to make payments required under the Plan of Reorganization, including the repayment of the Company’s DIP Facility and a payment of $477.3 million to certain prepetition lenders, to pay related transaction costs and to refinance certain debt. See Notes (11) and (12).

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization Items

      Reorganization items as reported in the consolidated statements of operations included herein are comprised of income, expense and loss items that were realized or incurred by the Debtors as a direct result of the Company’s decision to reorganize under Chapter 11. During the four months ended May 31, 2003 and the three months and nine months ended October 31, 2002, respectively, reorganization items were as follows (millions of dollars):

	Predecessor

	Four Months	Three Months	Nine Months
	Ended	Ended	Ended
	May 31,	October 31,	October 31,
	2003	2002	2002

Critical employee retention plan provision	$11.7	$0.8	$6.0
Estimated accrued liability for rejected prepetition leases and contracts	—	—	9.5
Professional fees directly related to the Filings	30.8	6.3	20.9
Creditors’ Trust obligation	2.0	—	—
Settlement of prepetition liabilities	—	—	(1.2)
Other	0.5	(0.1)	(0.3)

Total	$45.0	$7.0	$34.9

      On May 30, 2002, the Bankruptcy Court entered an order approving, among other things, the critical employee retention plan (the “CERP”) filed with the Bankruptcy Court in February 2002 which was designed to compensate certain critical employees in order to assure their retention and availability during the Company’s restructuring. The plan has two components which (i) rewarded critical employees who remained with the Company (and certain affiliates of the Company who are not directly involved in the restructuring) during and through the completion of the restructuring (the “Retention Bonus”) and (ii) provided additional incentives to a more limited group of the most senior critical employees if the enterprise value upon completing the restructuring exceeded an established baseline (the “Restructuring Performance Bonus”).

      Thirty-five percent, or approximately $3.0 million, of the Retention Bonus was paid on October 1, 2002. The remaining portion of the Retention Bonus of approximately $5.9 million was paid on June 13, 2003. Further, the Restructuring Performance Bonus provided under the CERP was paid after the consummation of the restructuring as discussed below.

      Based on the Company’s compromise total enterprise value of $1,250.0 million as confirmed by the Bankruptcy Court, the aggregate amount of the Restructuring Performance Bonus is $12.1 million. Of the aggregate $12.1 million, approximately $6.0 million was paid in cash on July 1, 2003, and approximately $2.0 million was paid on August 29, 2003 as determined by the Company’s Board of Directors. The remaining portion of the Restructuring Performance Bonus was paid in 215,935 shares of restricted units of New Hayes on July 28, 2003. Pursuant to provisions contained in the CERP, the restricted units will vest as follows, subject to the participant’s continued employment:

•	one half of the restricted units will vest on the first anniversary of the Effective Date, and;

•	one half of the restricted units will vest on the second anniversary of the Effective Date.

      Cash payments with respect to other reorganization items consisted primarily of professional fees and cure payments and were approximately $20.3 million and $21.2 million during the five months ended October 31, 2003 and the four months ended May 31, 2003, respectively. Cash payments with respect to

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reorganization items were approximately $53.2 million during the nine months ended October 31, 2002, and consisted primarily of professional fee payments, critical vendor payments, the Retention Bonus and a portion of accrued interest and fees under the Company’s prepetition credit agreements.

(2)	Basis of Presentation and Stock-Based Compensation

Basis of Presentation

      As discussed in Note 1, the Company filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in December 2001. Upon emergence from Chapter 11, the Company implemented fresh start accounting principles pursuant to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 requires the segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date, and identification of all transactions and events that are directly associated with the reorganization of the Predecessor. See Note (3), Fresh Start Accounting.

      As a result of the application of fresh start accounting on May 31, 2003, and in accordance with SOP 90-7, the post-emergence financial results of the Company for the period ending October 31, 2003 are presented as the “Successor” and the pre-emergence financial results of the Company for the period ending May 31, 2003 are presented as the “Predecessor.” Comparative financial statements do not straddle the emergence date because in effect the Successor Company represents a new entity. Per share and share information for the Predecessor Company for all periods presented on the consolidated statement of operations have been omitted as such information is deemed to be not meaningful.

      The Company’s unaudited interim consolidated financial statements do not include all of the disclosures required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the interim period results have been included. Operating results for the interim periods presented in fiscal 2003 are not necessarily indicative of the results that may be expected for the full fiscal year ending January 31, 2004.

      Certain prior period amounts have been reclassified to conform to the current year presentation.

Stock-Based Compensation

      The Company accounts for its stock-based compensation in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and discloses pro forma net income (loss) and pro forma earnings (loss) per share as if employee stock option grants were treated as compensation expense using the fair-value-based method defined in SFAS No. 123.

      In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On July 28, 2003, the Company granted 1,887,162 stock options and 1,258,107 restricted units to certain employees and officers (excluding those restricted shares granted under the CERP), and 65,455 options and 43,637 restricted units to non-employee members of the Company’s Board of Directors under the Long-Term Incentive Plan (see Note (8)). The weighted average exercise price of the stock options was $13.93 per share, which was equal to the fair value on the date of grant. If compensation expense had been determined based on the fair value at the grant date consistent with the method prescribed in SFAS No. 123, the Company’s net loss and loss per share amounts would have been adjusted to the pro forma amounts below:

	Three Months	Five Months
	Ended	Ended
	October 31,	October 31,
	2003	2003

Net loss:
As reported	$(10.0)	$(19.2)
Pro forma	(12.0)	(21.2)
Basic and diluted loss per share:
As reported	$(0.33)	$(0.64)
Pro forma	(0.40)	(0.71)

      As of the Effective Date, all options under the Predecessor Company’s stock option plans were cancelled and those plans were terminated. Accordingly, no pro forma net income (loss) or pro forma earnings (loss) per share have been presented for any of the stock options granted under those terminated plans.

(3)     Fresh Start Accounting

      Pursuant to SOP 90-7, the accounting for the effects of the Company’s reorganization occurred once the Plan of Reorganization was confirmed by the Bankruptcy Court and there were no remaining contingencies material to completing the implementation of the plan. The fresh start accounting principles pursuant to SOP 90-7 provide, among other things, for the Company to determine the value to be assigned to the equity of the reorganized Company as of a date selected for financial reporting purposes. As discussed in Note (1), the Debtors emerged from Chapter 11 on June 3, 2003, and the Company selected May 31, 2003 for financial reporting purposes as the date to implement fresh start accounting principles.

      Pursuant to SOP 90-7, the results of operations of the Company ended May 31, 2003 include (i) a pre-emergence extraordinary gain of $1,076.7 million resulting from the discharge of debt and other liabilities under the Plan of Reorganization; (ii) pre-emergence charges to earnings of $25.9 million recorded as Reorganization items related to certain costs and expenses resulting from the Plan of Reorganization becoming effective; and (iii) a pre-emergence pre-tax gain of $63.1 million ($17.1 million, net of tax) resulting from the aggregate remaining changes to the net carrying value of the Company’s pre-emergence assets and liabilities to reflect the fair values under fresh start accounting.

      The Company’s compromise total enterprise value at the Effective Date was $1,250.0 million, with a total value for common equity of $544.4 million, excluding the estimated fair value of the Preferred Stock and the Series A Warrants and Series B Warrants issued on the Effective Date. The Preferred Stock is classified as a liability in the consolidated balance sheet and referred to as redeemable preferred stock of subsidiary. Under fresh start accounting, the compromise total enterprise value has been allocated to the Company’s assets based on their respective fair values in conformity with the purchase method of accounting for business combinations in accordance with SFAS No. 141, “Business Combinations;” any portion not attributed to specific tangible or identified intangible assets has been recorded as an indefinite-lived intangible asset referred to as “reorganization value in excess of amounts allocable to identifiable assets” and

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reported as goodwill. The valuations required to determine the fair value of certain of the Company’s assets as presented below represent the results of the valuation procedures performed by the Company’s valuation specialist at May 31, 2003.

Compromise Total Enterprise Value; Reorganization Value in Excess of Amounts Allocable to Identifiable Assets (Goodwill)

      The compromise total enterprise value (reorganization value) represents the amount of resources available, or that become available, for the satisfaction of post-petition liabilities and allowed claims, as negotiated between the Debtors and the creditors (the “interested parties”). This value along with other terms of the Plan of Reorganization was determined only after extensive arms-length negotiations amongst the interested parties. Each interested party developed its view of what the value should be based primarily upon expected future cash flows of the business after emergence from Chapter 11, discounted at rates reflecting perceived business and financial risks. This value is viewed as the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after restructuring.

      The amount of reorganization value in excess of amounts allocated to identifiable assets (goodwill) is a function of compromise total enterprise value. While the Company believes that the compromise total enterprise value approximates fair value, differences between the methodology used in testing for goodwill impairment, as discussed in Note (6), and the negotiated value could adversely impact the Company’s future results of operations.

      The consolidated balance sheet presented below gives effect to the Plan of Reorganization and the application of fresh start accounting at May 31, 2003.

REORGANIZED CONDENSED CONSOLIDATED BALANCE SHEET
May 31, 2003

	Predecessor	Discharge of		Cancellation				Successor
	May 31,	Debt and Exit		of		Fresh Start		May 31,
	2003	Financing		Old Equity		Adjustments		2003

	(Millions of dollars)

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89.3	$89.8	(a)	$—		$—		$179.1
Receivables	299.9	—		—		—		299.9
Inventories	186.0	—		—		5.2	(j)	191.2
Prepaid expenses and other	27.0	1.3	(b)	—		(7.8	)(k)	20.5

Total current assets	602.2	91.1		—		(2.6)		690.7
Property, plant and equipment, net	959.7	54.0	(c)	—		(95.3	)(l)	918.4
Old goodwill	198.3	—		—		(198.3	)(m)	—
New goodwill	—	—		—		390.9	(n)	390.9
Intangible assets	103.8	—		—		121.9	(o)	225.7
Other assets	60.9	19.9	(d)	—		0.4	(k)(l)	81.2

Total assets	$1,924.9	$165.0		$—		$217.0		$2,306.9

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
DIP facility	$59.7	$(59.7	)(e)	$—		—		$—
Bank borrowings and other notes	13.0	—		—		—		13.0
Current portion of long-term debt	39.6	4.5	(f)	—		—		44.1
Accounts payable and accrued Liabilities	303.8	33.6	(g)	—		9.1	(k)(p)	346.5

Total current liabilities	416.1	(21.6)		—		9.1		403.6
Long-term debt, net of current portion	62.0	31.0	(f)	—		—		93.0
New Term Loan	—	445.5	(f)	—		—		445.5
New Senior Notes, net of discount	—	248.5	(f)	—		—		248.5
Pension and other long-term liabilities	343.5	0.5	(g)	—		195.5	(k)(p)	539.5
Series A Warrants and Series B Warrants	—	9.3	(f)	—		—		9.3
Redeemable preferred stock of subsidiary	—	10.0	(f)	—		—		10.0
Minority interest	17.8	—		—		(4.7	)(q)	13.1
Liabilities subject to compromise	2,153.4	(2,153.4	)(h)	—		—		—
Commitments and contingencies
Stockholders’ equity (deficit):
New Common Stock	—	0.3	(f)	—		—		0.3
New additional paid-in capital	—	544.1	(f)	—		—		544.1
Old Common Stock	0.3	—		(0.3	)(i)	—		—
Old additional paid in capital	235.1	—		(235.1	)(i)	—		—
Old common stock in treasury at cost	(25.7)	—		25.7	(i)	—		—
Accumulated deficit	(1,201.8)	1,050.8	(h)	209.7	(i)	(58.7	)(m)	—
Accumulated other comprehensive loss	(75.8)	—		—		75.8	(m)	—

Total stockholders’ equity (deficit)	(1,067.9)	1,595.2		—		17.1		544.4

Total liabilities and stockholders’ equity (deficit)	$1,924.9	$165.0		$—		$217.0		$2,306.9

      Adjustments reflected in the reorganized condensed consolidated balance sheet are as follows:

a) Represents adjustment to reflect a portion of the proceeds from the New Senior Notes and the New Credit Facility, net of a $13.0 million cash payment to former holders of the Company’s 11 7/8% Senior Notes due 2006 (the “Old Senior Notes”).

b) Represents escrowed property taxes and insurance required in connection with exit financing.

c) Represents capitalization of $54.0 million of assets resulting from repayment or refinancing of certain synthetic leases.

d) Represents recognition of debt issuance costs recorded as other assets consisting of fees and expenses of the New Credit Facility of $13.9 million, and fees and expenses of the New Senior Notes of $6.0 million.

e) Represents repayment of the DIP Facility on the Effective Date.

f) Represents new capitalization structure after giving effect to the Plan of Reorganization. The Company recorded the Series A Warrants and Series B Warrants at fair value. The Company also determined that its Series A Warrants and Series B Warrants met the criteria for classification as liabilities. As such they will be measured at fair value at each reporting period with changes in fair value recognized in interest expense. The Company also has recorded the redeemable preferred stock at fair value which equals the stated liquidation preference. The fair value of the redeemable preferred stock was $10.0 million and the Series A Warrants and Series B Warrants fair value was approximately $9.3 million at emergence. The Series A Warrants and Series B Warrants were valued utilizing the Black-Scholes model that requires the estimation of several variables in the formula. The redeemable preferred stock of subsidiary was valued using a “market/ capitalization approach” that capitalizes the dividend stream of similar instruments issued by a comparative group using capitalization rates that reflect prevailing market yields. The use of this approach provides a range of possible fair values. This range was evaluated by the Company before it selected a capitalization rate of 8% which approximated the mean rate of the comparative group. The use of different valuation techniques could have resulted in different conclusions of the fair value of these instruments.

g) Represents accrual or settlement of short- and long-term liabilities upon emergence under the Plan of Reorganization as follows (millions of dollars):

Accrual of contingent professional fees	$8.5
Accrual of the portion of the Restructuring Performance Bonus component of the CERP to be paid in cash	9.0
Accrual of obligation to fund the Creditors’ Trust	1.5
Payment of accrued professional fees	(13.1)
Payment of accrued interest on the DIP Facility	(0.4)
Deferral of cure payments for assumed contracts and other priority and administrative claims	19.2
Accrual of state tax liability for restructuring transactions upon emergence	6.5
Other accrued liabilities incurred upon emergence	2.9

Net adjustment to accounts payable, accrued liabilities, and pension and other long-term liabilities	$34.1

h) Represents the elimination of pre-petition liabilities discharged under the Plan of Reorganization as follows (millions of dollars):

Liabilities subject to compromise	$2,153.4
Form of settlement:
Issuance of New Common Stock of HoldCo.	(544.4)
Issuance of New Preferred Stock of HLI	(10.0)
Issuance of Series A Warrants and Series B Warrants	(9.3)
Repayment of remaining Old Senior Note proceeds	(13.0)
Prepetition Lenders’ Payment Amount	(477.3)
Amounts reclassified to accounts payable and accrued liabilities for certain estimated cure payments with respect to assumption of prepetition executory contracts and unexpired leases, and other priority and administrative claims	(22.7)

Gain on discharge of debt	1,076.7
Accrual of estimated contingent professional fees, cash portion of the Restructuring Performance Bonus, Creditors’ Trust obligation and tax expense related to restructuring activities	(25.9)

Net adjustment to accumulated deficit	$1,050.8

i) Represents cancellation of Old Common Stock under fresh start accounting.

j) Represents adjustment to reflect the increase in the fair value of inventory under fresh start accounting. Work-in-process and finished goods were valued at the expected selling price less costs to complete, selling and disposal cost and a normal profit. Raw materials and supplies were valued using the cost approach.

k) Represents the adjustment of deferred tax assets and liabilities resulting from fair value adjustments under fresh start accounting as follows:

Prepaid expenses and other	$(7.8)
Other assets	4.5
Accounts payable and accrued liabilities	(2.4)
Pension and other long-term liabilities	(46.3)

Net adjustment	$(52.0)

l) Primarily represents net adjustments to reflect the decrease of property, plant, equipment and tooling to fair value under fresh start accounting based on results of valuation procedures performed by the Company’s valuation specialist. The valuation methodologies employed included the use of the market value and replacement cost approach for personal property and the use of the cost, income and sales comparison approaches for real property.

m) Represents elimination of pre-emergence goodwill, equity accounts and retained earnings under fresh start accounting.

n) Represents new goodwill resulting from the excess of reorganization value over the amounts allocable to the fair value of identifiable assets and liabilities.

The allocation of compromise enterprise value and goodwill was as follows:

Assets:
Current assets	$690.7
Property, plant and equipment	918.4
Goodwill	390.9
Intangible assets	225.7
Other assets	81.2
Liabilities:
Current liabilities	403.6
Other long-term liabilities	1,358.9

New common equity	544.4
Assumed obligations:
New Term Loan, including current portion	450.0
New Senior Notes, net of discount	248.5
Series A Warrants and Series B Warrants	9.3
Redeemable preferred stock of subsidiary	10.0
Other assumed obligations, net of excess cash	(12.2)

Total compromise enterprise value	$1,250.0

o) Represents adjustment of $121.9 million to reflect the fair value of identified intangible assets based on results of valuation procedures performed by the Company’s valuation specialist. See Note (6) for additional disclosure regarding the category of intangibles and a description of the valuation methodology.

p) Primarily reflects the additional liability of $155.2 million under fresh-start accounting for any pension and retiree medical plan costs as determined by the Company’s actuaries. This net additional liability had been deferred pre-emergence in accordance with Statement of Financial Accounting Standards (“SFAS”) Nos. 87 and 106. The actuarial assumptions used in computing the liabilities were as follows:

			International
	North American Plans		Plans

	Pension Benefits	Other Benefits	Pension Benefits

Weighted average assumptions:
Discount Rate	5.75%	5.75%	5.0-5.5%
Expected return on plan assets	8.0%	N/A	5.0%
Rate of compensation increase	4.75%	N/A	2.1%

q) Reflects the adjustment to minority interest as a result of fair value adjustments under fresh start accounting.

(4)	Inventories

      The major classes of inventory are as follows (millions of dollars):

	Successor	Predecessor

	October 31,	January 31,
	2003	2003

Raw materials	$43.0	$48.3
Work-in-process	43.0	36.5
Finished goods	56.4	56.2
Spare parts and supplies	38.1	35.6

Total	$180.5	$176.6

(5)	Property, Plant and Equipment

      The major classes of property, plant and equipment are as follows (millions of dollars):

	Successor	Predecessor

	October 31,	January 31,
	2003	2003

Land	$40.0	$30.4
Buildings	204.0	256.0
Machinery and equipment	682.5	1,134.5
Capital lease assets	31.5	—

	958.0	1,420.9
Accumulated depreciation	(57.1)	(469.7)

Property, plant and equipment, net	$900.9	$951.2

(6)	Goodwill and Other Intangible Assets

      Intangible assets and goodwill consist of the following (millions of dollars):

	Successor			Predecessor

	October 31, 2003			January 31, 2003

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortized intangible assets:
Customer relationships and contracts	$160.5	$(3.6)	$156.9	$26.5	$(4.0)	$22.5
Licenses	—	—	—	13.4	(2.4)	11.0
Unpatented technology	32.9	(1.9)	31.0	33.5	(8.8)	24.7
Other	—	—	—	1.9	(1.0)	0.9

	$193.4	$(5.5)	$187.9	$75.3	$(16.2)	$59.1

Non amortized intangible assets:
Tradenames	$38.6			$43.5
Goodwill	$388.8			$191.3

      The Company expects that ongoing amortization expense will approximate between $13 million and $16 million in each of the next five fiscal years.

      As a result of applying fresh start accounting, the changes in the net carrying amount of goodwill during the first nine months of fiscal 2003 represent the elimination of $198.3 million of the Predecessor’s goodwill, the establishment of $390.9 million of the Successor’s goodwill, and the impact of foreign currency translation. Goodwill by segment for the Successor as of October 31, 2003 and for the Predecessor as of January 31, 2003 is presented in Note (13).

      Effective February 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and indefinite-lived intangible assets be reviewed for impairment annually, rather than amortized into earnings. Any impairment to the amount of goodwill existing at the date of adoption is to be recognized as a cumulative effect of a change in accounting principle on that date.

      Upon adoption of SFAS No. 142 in fiscal 2002, the Company discontinued amortizing goodwill and indefinite-lived intangible assets into earnings. In connection with the transitional provisions of the Statement, the Company performed an assessment of whether there was an indication that goodwill was impaired as of the adoption date. To accomplish this, the Company determined the carrying value of each of its reporting units (i.e., one step below the segment level) by assigning the assets and liabilities, including existing goodwill and intangible assets, to the reporting units on February 1, 2002. As of that date, the Company had unamortized goodwill and other indefinite-lived intangibles of approximately $758.7 million that were subject to the transition provisions of SFAS No. 142. The Company determined the fair value of each reporting unit and compared those fair values to the carrying values of each reporting unit. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit (indicating that goodwill may be impaired), the Company performed the second step of the transitional impairment test. This test was required for five reporting units.

      In the second step, the Company compared the implied fair value of the reporting units’ goodwill with the carrying value of that goodwill, both of which were measured at the adoption date. The implied fair value of goodwill was determined by allocating the fair value of the reporting units to all of the assets (both recognized and unrecognized) and liabilities of the reporting units in a similar manner to a purchase price allocation in accordance with SFAS No. 141, “Business Combinations.” The residual fair value after this allocation was the implied fair value of the reporting units’ goodwill. The carrying amounts of these reporting units exceeded the fair values, and the Company recorded an impairment charge of $554.4 million as of February 1, 2002 as a cumulative effect of a change in accounting principle as described above.

      The Company will test goodwill for impairment January 31 of each fiscal year, or more frequently should circumstances change or events occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount, as provided for in SFAS No. 142.

Valuation of Intangible Assets as a result of Fresh Start Accounting

      The Company worked with and relied extensively on the expertise of external valuation consultants in arriving at its assigned values for intangible assets. In management’s opinion, the valuations appear reasonable and appropriate.

Customer Contracts

      Value was based on a review of contracts, award letters and purchase orders in existence for the Company’s Domestic Wheels, Domestic Components, and International Wheels reporting units. At the Company’s International Components and Commercial Highway reporting units, sales are not generated or attributed to contracts but rather to customer relationships and therefore contracts were not valued. Value was determined on economic profits which exceeded a fair return on assets employed. The amortization period is based on the remaining contract terms.

Customer Relationships

      Customer relationships refers to likely new business from existing customers that is not currently booked. Automotive suppliers often receive future business as a result of being the incumbent on a program. Management and its outside valuation consultants had discussions on expected future business based on historic relationships and trends. Economic profit was based on expected future sales with a growth rate of 2% less projected contract sales. The amortization period was based on a review of historical data and discounting of cash flows. The International Components and Commercial Highway valuations were based on a review of projections provided which identified sales generated by existing customers with an attrition rate provided for loss of customers and indicated that no intangible asset existed for these reporting units.

Trade Names

      The “Hayes Lemmerz” trade name was valued using a royalty savings method. It assumes a third party would be willing to pay for the use of a name which represents a cost savings to the Company. Our outside valuation consultants identified other licensing agreements similar to ones that could be used by the Company as a benchmark for royalty rates. Using this data and historical use of the Company’s name, premiums earned on our products, excess earnings analysis and projected profitability identified that the International Wheels reporting unit could economically support a trade name. The name is a perpetual, non-wasting asset and therefore an indefinite life was assigned.

Technology

      Discussions were held between management and the external valuation consultant to identify specific technologies valuable to a potential acquirer. Additional discussions were then held with product development and engineering personnel to gain an understanding of the distinctiveness, development stage, third party agreements, royalty rates charged, and expected remaining useful life of each technology. The technologies were valued using a royalty savings method applied to sales projections for 2003 through 2007. Royalty rates were determined based on a review of discussions between management and the external valuation consultant and a review of royalty data for similar or comparable technologies. The amortization periods are based on the expected useful lives of the product or product program to which the technology relates.

(7)	Asset Impairments and Other Restructuring Charges

      In the third quarter of fiscal 2003, the Company updated its sales projections to reflect the termination and balancing out of certain programs. Based on those updated sales projections, and on the impact of improved operating efficiencies resulting from ongoing rationalization of production capacity, the Company determined that its current estimate of future undiscounted cash flows from its Gainesville, Georgia, La Mirada, California and Wabash, Indiana facilities will not be sufficient to recover the respective carrying values of those facilities’ property, plant and equipment. Accordingly, the Company recorded asset impairment losses of $19.6 million in the Successor three months ended October 31, 2003.

      The Company also recorded asset impairment losses and other restructuring charges of $6.4 million in the Predecessor four months ended May 31, 2003 and $10.0 million and $35.3 million in the Predecessor three months and nine months ended October 31, 2002, respectively. Asset impairments and other restructuring charges by segment are as follows:

	Successor

	Three and Five Months Ended October 31, 2003

	Automotive
	Wheels	Components	Other	Total

Impairment of manufacturing facilities	$—	$0.8	$—	$0.8
Impairment of machinery, equipment and tooling	12.1	6.7	—	18.8

Total	$12.1	$7.5	$—	$19.6

	Predecessor

	Four Months Ended May 31, 2003

	Automotive
	Wheels	Components	Other	Total

Impairment of manufacturing facilities	$0.5	$0.1	$—	$0.6
Impairment of machinery, equipment and tooling	1.5	3.3	—	4.8
Facility closure costs	0.9	—	—	0.9
Severance and other restructuring costs	0.1	—	—	0.1

Total	$3.0	$3.4	$—	$6.4

	Predecessor

	Three and Five Months Ended October 31, 2002

	Automotive
	Wheels	Components	Other	Total

Impairment of manufacturing facilities	$0.3	$—	$—	$0.3
Impairment of machinery, equipment and tooling	5.3	—	—	5.3
Severance and other restructuring costs	0.9	—	3.5	4.4

Total	$6.5	$—	$3.5	$10.0

	Predecessor

	Nine Months Ended October 31, 2002

	Automotive
	Wheels	Components	Other	Total

Impairment of manufacturing facilities	$0.3	$0.3	$—	$0.6
Impairment of machinery, equipment and tooling	21.8	0.8	—	22.6
Facility closure costs	6.7	—	—	6.7
Severance and other restructuring costs	1.4	—	4.0	5.4

Total	$30.2	$1.1	$4.0	$35.3

Impairment of Facilities

      In the third quarter of fiscal 2003, the Company recorded an estimated asset impairment loss of $0.8 million on the Wabash, Indiana building, which was written down to fair value based on expected proceeds from the sale of such building.

      During the first quarter of fiscal 2003, the Predecessor Company recorded asset impairment losses of $0.6 million to write down the fair value of its Petersburg, Michigan facility and its Thailand greenfield site based on current real estate market conditions. The non-operating Petersburg, Michigan facility is currently held for sale by the Company as of October 31, 2003. The non-operating Thailand greenfield site previously classified as held for sale was sold by the Company in August 2003.

      Based on current real estate market conditions, the Company recorded an asset impairment charge of $0.3 million in the third quarter of fiscal 2002 to write down its Somerset, Kentucky facility to fair value. During the second quarter of fiscal 2002, an impairment charge of $0.3 million was recorded to write down the Petersburg facility to fair value based on real estate market conditions at that time.

Impairment of Machinery, Equipment and Tooling

      In the third quarter of fiscal 2003, the Company recorded estimated impairment losses of $18.8 million on machinery, equipment and production tooling at its Gainesville, Georgia, La Mirada, California and Wabash, Indiana manufacturing facilities. Such investments in fixed assets were written down to fair value.

      In May 2003, the Predecessor Company recorded asset impairment losses of $1.6 million on certain machinery and equipment in its Components segment due primarily to a change in management’s plan for the future use of idled machinery and equipment. Such investments in fixed assets were written down to fair value.

      During the first quarter of fiscal 2003, the Company recorded asset impairment losses of $1.5 million on certain machinery and equipment in its Automotive Wheels segment and $1.7 million in its Components segment due primarily to a change in management’s plan for the future use of idled machinery and equipment. Such investments in fixed assets were written down to fair value.

      During the third quarter of fiscal 2002, the Company recognized asset impairment losses of $5.3 million on certain machinery and equipment in the Automotive Wheel segment due to a change in management’s plan for the future use of idled machinery and equipment and the discontinuance of certain machinery and equipment due to changes in product mix. Such investments in fixed assets were written down to fair value.

      In the second quarter of fiscal 2002, the Company determined, based on its most recent sales projections for the facility, that its current estimate of the future undiscounted cash flows from its manufacturing facility in La Mirada, California will not be sufficient to recover the carrying value of the facility’s fixed assets and production tooling. Accordingly, the Company recorded an estimated impairment loss of $15.5 million in the second quarter of fiscal 2002 on those assets. During the second quarter of fiscal 2002, the Company also recognized asset impairment losses of $1.8 million on certain machinery and equipment due primarily to a change in management’s plan for the future use of idled machinery and equipment.

Facility Closures

      During the first four months of fiscal 2003, the Predecessor Company recognized additional restructuring charges of $0.9 million related to the closure of its Bowling Green, Kentucky facility. These charges relate to additional plant closure costs and terminated employee health care benefits. Of these and other closure costs previously recognized, approximately $1.3 million remain unpaid as of October 31, 2003 and are expected to be paid during fiscal 2004.

      In February 2002, the Company committed to a plan to close its manufacturing facility in Somerset, Kentucky. In connection with the closure of the Somerset facility (which commenced during February 2002), the Company recorded an estimated restructuring charge of $6.7 million in the first quarter of fiscal 2002. This charge included amounts related to lease termination costs and other closure costs including security and maintenance costs subsequent to the shut down date. The amount of the charge related to leases was $3.5 million and was classified as a liability subject to compromise until May 31, 2003. The lease termination costs were ultimately discharged under the Plan of Reorganization upon emergence from Chapter 11. Of the other closure costs, approximately $0.9 million remained unpaid as of October 31, 2003 and are expected to be paid during fiscal 2004.

      In fiscal 2002, the Company offered an early retirement option to approximately 30 employees, of whom 24 accepted by the respective acceptance date. In connection with this early retirement offer, the

Company recorded a charge of $3.4 million primarily related to supplemental retirement benefits and continued medical benefits. The retirement benefit portion of the charge is recorded as a component of the Company’s accrued benefit cost of the applicable defined benefit plans, and will be funded as part of the requirements of those entire plans.

      As part of ongoing restructuring and rationalization of its operations, the Company recorded severance costs of $1.0 million in the third quarter of fiscal 2002, all of which had been paid by October 31, 2002.

Facility Exit Cost and Severance Accruals

      The following table describes the activity in the balance sheet accounts affected by the severance and other restructuring charges noted above during the nine months ended October 31, 2003 (millions of dollars):

		Severance
	January 31,	and Other			October 31,
	2003	Restructuring		Cash	2003
	Accrual	Charges	Reclassification	Payments	Accrual

Facility exit costs	$12.6	$0.9	$(7.5)	$(3.4)	$2.6
Severance	4.0	—	—	(2.9)	1.1

	$16.6	$0.9	$(7.5)	$(6.3)	$3.7

      Of the remaining $3.7 million of facility exit costs and severance accrued as of October 31, 2003, $2.2 million relates to the company’s Bowling Green and Somerset facilities discussed above, and the remainder relates to the Company’s Petersburg, Michigan facility and various European facilities, which are expected to be paid during fiscal 2004. Of the facility exit costs accrued as of January 31, 2003, $7.5 million relates to lease termination costs which were reclassified to liabilities subject to compromise and ultimately discharged under the Plan of Reorganization upon emergence from Chapter 11.

(8)     Long-Term Incentive Plan

      Upon the Effective Date, all options under the Predecessor Company’s stock option plans were cancelled and those plans were terminated in accordance with the Plan of Reorganization.

      In conjunction with the Plan of Reorganization, the Company filed a proposed Long-Term Incentive Plan with the Bankruptcy Court. The Long-Term Incentive Plan was approved by the Bankruptcy Court on May 12, 2003 in connection with the confirmation of the Plan of Reorganization, and in accordance with Section 303 of the Delaware General Corporation Law, such approval constituted stockholder approval of the Long-Term Incentive Plan. The Long-Term Incentive Plan became effective on July 23, 2003, the date that the Plan was approved by the Company’s Board of Directors. No award may be granted under the Long-Term Incentive Plan after July 23, 2013.

      The Long-Term Incentive Plan provides for the grant of incentive stock options (“ISO’s”), stock options that do not qualify as ISOs, restricted shares of common stock, and restricted stock units (collectively, the “awards”). The number of shares subject to awards under the Long-Term Incentive Plan is 3,734,554 (subject to adjustment in certain circumstances as provided for in the plan). Any officer, director or key employee of the Company or any of its subsidiaries is eligible to be designated a participant in the Long-Term Incentive Plan.

      On July 28, 2003, the Company granted 1,887,162 stock options and 1,258,107 restricted stock units to certain employees and officers, and 65,455 options and 43,637 restricted stock units to non-employee members of the Company’s Board of Directors. The weighted average exercise price of the stock options was $13.93 per share, which was equal to the fair value on the date of grant. The stock options granted to certain employees and officers of the Company vest 25% per year over a four year period. The restricted stock units granted to certain employees and officers of the Company vest one third after three years and the remaining two thirds after four years. The stock options and restricted stock units granted to the non-employee directors vest over a two year period.

      As a result of issuing the restricted stock units discussed above and the restricted stock units issued under the CERP (see Note (1)), the Company will recognize compensation expense of $21.1 million in results of operations over the respective vesting periods. During the three months ended October 31, 2003, the Company recognized $2.1 million of compensation expense related to such restricted stock units.

(9)     Loss Per Share

      Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding. Weighted average shares outstanding include vested restricted stock units as discussed above (See Note 8). Diluted loss per share is computed by dividing net loss by the diluted weighted average shares outstanding. Diluted weighted average shares assume the exercise of stock options and warrants, so long as they are not anti-dilutive.

      Shares outstanding for the three months and five months ended October 31, 2003 were as follows (thousands of shares):

	Three Months	Five Months
	Ended	Ended
	October 31,	October 31,
	2003	2003

Weighted average shares outstanding	30,015	30,009
Dilutive effect of options and warrants	—	—

Diluted shares outstanding	30,015	30,009

      For the three month and five month periods ended October 31, 2003, all options and warrants were excluded from the calculation of diluted loss per share as the effect was anti-dilutive due to the net loss before cumulative effect of change in accounting principle and extraordinary gain on debt discharge reflected for such periods.

(10)     Comprehensive Income (Loss)

      The components of comprehensive income (loss) for the five months ended October 31, 2003, the four months ended May 31, 2003 and the nine months ended October 31, 2002 are as follows (millions of dollars):

	Successor	Predecessor

	Five Months	Four Months	Nine Months
	Ended	Ended	Ended
	October 31,	May 31,	October 31,
	2003	2003	2002

Net income (loss)	$(19.2)	$1,043.0	$(611.8)
Currency translation adjustments	18.7	31.4	13.6
Elimination of Predecessor equity accounts under fresh start accounting	—	75.8	—
Reclassification adjustment for amount included in fresh start adjustment	—	(75.8)	—

Total comprehensive income (loss)	$(0.5)	$1,074.4	$(598.2)

(11)     Bank Borrowings, Other Notes and Long-Term Debt

Bank Borrowings and Other Notes

      Bank borrowings and other notes of the Successor of $1.6 million at October 31, 2003 consists primarily of short-term credit facilities of the Company’s foreign subsidiaries which bear interest at rates ranging from 1.75% to 27.0%. Bank borrowings and other notes of the Predecessor of $15.8 million at January 31, 2003 consisted of short-term credit facilities of the Company’s foreign subsidiaries which bore interest at rates ranging from 2.25% to 10.75%, and a note issued in conjunction with the purchase of the Company’s Wheland foundry which was repaid on March 7, 2003.

Long-Term Debt

      Long-term debt consists of the following (millions of dollars):

	Successor	Predecessor

	October 31,	January 31,
	2003	2003

DIP Facility	$—	$49.9
Bank term loan facility maturing February 3, 2005, weighted average interest rate of 8.4% at January 31, 2003	—	176.8
Bank revolving credit facility maturing through 2005, weighted average interest rate of 6.9% at January 31, 2003	—	573.8
Various foreign bank and government loans maturing through 2006, weighted average interest rates of 5.8% and 6.1% at October 31, 2003 and January 31, 2003	24.1	91.3
8 1/4% Senior Subordinated Notes due 2008	—	224.3
9 1/8% Senior Subordinated Notes due 2007	—	389.1
11% Senior Subordinated Notes due 2006	—	239.4
11 7/8% Senior Notes due 2006	—	300.0
New Term Loan maturing 2009, weighted average interest rate of 5.7% at October 31, 2003	448.9	—
10 1/2% New Senior Notes, net of discount, due 2010	248.5	—
Mortgage note payable	22.5	—
Capital lease obligations	16.4	10.7

	760.4	2,055.3
Less current portion of DIP Facility	—	49.9
Less current portion of long-term debt	11.6	—
Less current portion not subject to compromise	—	40.1
Less liabilities subject to compromise	—	1,903.4

Long-term debt	$748.8	$61.9

      As discussed in Note (1), the Debtors emerged from Chapter 11 on June 3, 2003. In connection with the Debtors’ emergence on the Effective Date, HLI entered into a $550.0 million senior secured credit facility, which was subsequently amended on October 16, 2003 by amendment No. 1 and Waiver to Credit Agreement to, among other things, reduce the interest rate on the term loan portion of the senior secured credit facility by 100 basis points, (as amended, the “New Credit Facility”). The New Credit Facility consists of a $450.0 million six-year amortizing term loan (the “New Term Loan”) and a five-year $100.0 million revolving credit facility (the “Revolving Credit Facility”). In addition, HLI issued on the Effective Date an aggregate of $250.0 million principal amount of 10 1/2% senior notes due 2010 (the “New Senior Notes”). The proceeds from the initial $450.0 million of borrowings under the New Credit Facility and the net proceeds from the New Senior Notes were used to make payments required under the Plan of

Reorganization, including the repayment of the Company’s DIP Facility and a payment of $477.3 million to certain prepetition lenders, to pay related transaction costs and to refinance certain debt.

New Credit Facility

      The Term Loan Facility was made available to HLI in a single drawing on the Effective Date, payable in quarterly installments equal to 0.25% of the principal amount outstanding immediately following effectiveness of the Plan of Reorganization with the remaining balance payable on the sixth anniversary of the Effective Date. The first quarterly installment of $1.1 million was paid on October 31, 2003. The Revolving Credit Facility will be available until the fifth anniversary of the Effective Date, on which date all loans outstanding under the Revolving Credit Facility will become due and payable.

      The interest rates per annum under the New Credit Facility will, at HLI’s option, be: (A) for the Term Loan, either the LIBOR rate plus 3.75% or the alternate base rate plus 2.75%; and (B) for the Revolving Credit Facility: (i) for the first two fiscal quarters after the closing date of the New Credit Facility, either the LIBOR rate plus 3.50% or the alternate base rate plus 2.50%, and (ii) thereafter, such higher or lower rates determined by reference to the Company’s leverage ratio.

      The New Credit Facility contains covenants restricting the Company’s ability and the ability of its subsidiaries to issue more debt, pay dividends, repurchase stock, make investments, merge or consolidate, transfer assets and enter into transactions with affiliates. These restrictive covenants are customary for such facilities and subject to certain exceptions. The New Credit Facility also contains certain financial covenants regarding a maximum total leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. HLI’s obligations under the New Credit Facility are guaranteed by the Company and all of its material direct and indirect domestic subsidiaries.

      As of October 31, 2003, there were no outstanding borrowings and approximately $22.5 million in letters of credit issued under the Revolving Credit Facility. The amount available to borrow under the Revolving Credit Facility at October 31, 2003 was approximately $77.5 million.

New Senior Notes

      HLI issued $250.0 million aggregate principal amount of New Senior Notes on June 3, 2003. The New Senior Notes will mature on June 15, 2010. Interest on the New Senior Notes will accrue at a rate of 10 1/2% per annum and will be payable semi-annually in arrears on June 15 and December 15. On October 30, 2003, HLI commenced its offer to exchange up to $250,000,000 aggregate principal amount of outstanding 10 1/2% Senior Notes due 2010 of HLI for a like principal amount of 10 1/2% Senior Notes due 2010 of HLI. The exchange offer was registered under the Securities Act of 1933, as amended, to satisfy HLI’s obligations under the registration rights agreement entered into by HLI and the initial purchasers of the New Senior Notes. (See Note (15)).

      The New Senior Notes are senior, unsecured obligations of HLI and are effectively subordinated in right of payment to all existing and future secured debt of HLI to the extent of the value of the assets securing that debt, equal in right of payment with all existing and future senior debt of HLI, senior in right of payment to all subordinated debt of HLI.

      Except as set forth below, the New Senior Notes will not be redeemable at the option of HLI prior to June 15, 2007. Starting on that date, HLI may redeem all or any portion of the New Senior Notes, at once or over time, upon the terms and conditions set forth in the senior note indenture agreement (the “Indenture”). At any time prior to June 15, 2007, HLI may redeem all or any portion of the New Senior Notes, at once or over time, at a redemption price equal to 100% of the principal amount of the New Senior Notes to be redeemed, plus a specified “make-whole” premium. In addition, at any time and from time to time prior to June 15, 2006, HLI may redeem up to a maximum of 35% of the aggregate principal amount of the New Senior Notes with the proceeds of one or more public equity offerings at a redemption price equal to 110.50% of the principal amount thereof, plus accrued and unpaid interest.

      The Indenture provides for certain restrictions regarding additional debt, dividends and other distributions, additional stock of subsidiaries, certain investments, liens, transactions with affiliates, mergers, consolidations, and the transfer and sales of assets. The Indenture also provides that a holder of the New Senior Notes may, under certain circumstances, have the right to require that the Company repurchase such holder’s New Senior Notes upon a change of control of the Company. The New Senior Notes are unconditionally guaranteed as to the payment of principal, premium, if any, and interest, jointly and severally on a senior, unsecured basis by the Company and substantially all of its domestic subsidiaries (see Note (16)).

Other Financing

      In addition to the New Credit Facility and New Senior Notes as described above, the Company had other debt financing of $63.0 million as of October 31, 2003. These included borrowings under various foreign debt facilities in an aggregate amount of $24.1 million, capital lease obligations of $16.4 million and a mortgage note payable of $22.5 million.

(12)     Liabilities Subject to Compromise

      The principal categories of claims that were classified as liabilities subject to compromise under the reorganization proceedings are identified below.

Recorded Liabilities

      Prior to emergence, on a consolidated basis, recorded liabilities subject to compromise under the Chapter 11 proceedings consisted of the following (millions of dollars):

	May 31,	January 31,
	2003	2003

Accounts payable and accrued liabilities, principally trade	$155.8	$152.1
Credit Agreement:
Term loans	176.8	176.8
Revolving facility	573.8	573.8
Accrued interest	45.2	29.3
Old Senior Notes and Old Senior Subordinated Notes:
Face value	1,152.8	1,152.8
Accrued interest	49.0	49.0

Total	$2,153.4	$2,133.8

      The Bankruptcy Code generally disallows the payment of interest that would otherwise accrue postpetition with respect to unsecured or undersecured claims. The Company continued to record interest expense accruing postpetition with respect to the Company’s Third Amended and Restated Credit Agreement dated as of February 3, 1999 (the “Prepetition Credit Agreement”) because a significant portion of such accrued interest would be an allowed claim as part of the Plan of Reorganization. The amount of such unpaid interest recorded as of May 31, 2003 was $45.2 million, net of the May payment noted below, and was classified as a liability subject to compromise in the consolidated balance sheet as of that date.

      The DIP Facility provided for the postpetition cash payment at certain intervals of interest and fees accruing postpetition under the Company’s Prepetition Credit Agreement, if certain tests are satisfied relating to the liquidity position and earnings of the Company and its subsidiaries, and the repatriation of funds from foreign subsidiaries. On May 1, 2003, a payment of $1.2 million was made for a portion of accrued interest and fees with respect to this provision.

      The Company did not continue to record interest expense accruing postpetition with respect to the Old Senior Notes and the Company’s 11% Senior Subordinated Notes due 2006, 9 1/8% Senior

Subordinated Notes due 2007, and 8 1/4% Senior Subordinated Notes due 2008 (the “Old Senior Subordinated Notes”) because such interest would not be an allowed claim as part of the Plan of Reorganization. The amount of such interest accruing postpetition that had not been recorded as of May 31, 2003 and January 31, 2003 was $174.9 million and $136.3 million, respectively. The recorded amount of prepetition accrued interest was $49.0 million, which was classified as a liability subject to compromise in the consolidated balance sheets as of May 31, 2003 and January 31, 2003.

Contingent Liabilities

      Contingent liabilities of the Debtors as of the Chapter 11 Filing date are also subject to compromise. The Company is a party to litigation matters and claims that are normal in the course of its operations. Generally, litigation related to “claims,” as defined by the Bankruptcy Code, is stayed. Also, as a normal part of their operations, the Company’s subsidiaries undertake certain contractual obligations, warranties and guarantees in connection with the sale of products or services. Resolution of these matters cannot be predicted with certainty.

(13)     Segment Reporting

      The Company is organized based primarily on markets served and products produced. Under this organization structure, the Company’s operating segments have been aggregated into three reportable segments: Automotive Wheels, Components, and Other. The Other category includes Commercial Highway products, the corporate office and elimination of intercompany activities, none of which meet the requirements of being classified as an operating segment. Earnings (loss) from operations excluding fresh start accounting adjustments and reorganization items is used as a non-GAAP measure of the Company’s primary profitability measure because it excludes fresh start accounting adjustments and reorganization items which do not represent normal operating performance of the Company as these items relate only to the Company’s Chapter 11 Filings and emergence.

      The following tables present revenues and other financial information by business segment (millions of dollars):

	Successor

	As of and for the Three Months Ended October 31, 2003

	Automotive
	Wheels	Components	Other	Total

Net sales	$310.1	$188.8	$32.0	$530.9
Earnings (loss) from operations	10.6	4.8	(1.5)	13.9
Asset impairments and other restructuring charges	(12.1)	(7.5)	—	(19.6)
Goodwill	300.1	88.7	—	388.8
Total assets	1,424.1	619.6	181.8	2,225.5

	Predecessor

	Three Months Ended October 31, 2002

	Automotive
	Wheels	Components	Other	Total

Net sales	$307.8	$203.7	$23.9	$535.4
Earnings (loss) from operations	21.4	17.4	(11.9)	26.9
Reorganization items	(0.1)	—	(6.9)	(7.0)
Fresh start accounting adjustments	—	—	—	—

Earnings (loss) from operations excluding fresh start accounting adjustments and reorganization items	$21.5	$17.4	$(5.0)	$33.9

Asset impairments and other restructuring charges	$(6.5)	$—	$(3.5)	$(10.0)

	Successor

	Five Months Ended October 31, 2003

	Automotive
	Wheels	Components	Other	Total

Net sales	$509.4	$299.4	$50.4	$859.2
Earnings (loss) from operations	19.1	3.4	(6.2)	16.3
Asset impairments and other restructuring charges	(12.1)	(7.5)	—	(19.6)

	Predecessor

	Four Months Ended May 31, 2003

	Automotive
	Wheels	Components	Other	Total

Net sales	$403.5	$248.1	$38.2	$689.8
Earnings (loss) from operations	85.4	37.2	(72.1)	50.5
Reorganization items	(0.1)	0.2	(45.1)	(45.0)
Fresh start accounting adjustments	57.9	27.7	(22.5)	63.1

Earnings (loss) from operations excluding fresh start accounting adjustments and reorganization items	$27.6	$9.3	$(4.5)	$32.4

Asset impairments and other restructuring charges	$(3.0)	$(3.4)	$—	$(6.4)
Extraordinary gain on debt discharge	81.1	58.3	937.3	1,076.7

	Predecessor

	As of January 31, 2003

	Automotive
	Wheels	Components	Other	Total

Goodwill	$189.6	$—	$1.7	$191.3
Total assets	$1,049.0	$546.4	$251.2	$1,846.6

	Predecessor

	Nine Months Ended October 31, 2002

	Automotive
	Wheels	Components	Other	Total

Net sales	$883.7	$568.6	$73.8	$1,526.1
Earnings (loss) from operations	16.8	22.6	(39.8)	(0.4)
Reorganization items	(9.3)	0.9	(26.5)	(34.9)

Earnings (loss) from operations excluding fresh start accounting adjustments and reorganization items	$26.1	$21.7	$(13.3)	$34.5

Asset impairments and other restructuring charges	$(30.2)	$(1.1)	$(4.0)	$(35.3)
Cumulative effect of change in accounting principle	(127.1)	(342.8)	(84.5)	(554.4)

(14)     Taxes on Income

      Income tax expense was $8.7 million for the Successor five months ended October 31, 2003. This expense is the result of tax related to operations in foreign jurisdictions as well as various states.

      Income tax expense was $60.3 million for the Predecessor four months ended May 31, 2003. This expense is the result of recording deferred tax liabilities related to fresh start accounting adjustments in foreign jurisdictions, $6.5 million of state tax related to the merger between the Predecessor and HLI, and tax related to operations in foreign jurisdictions as well as various states.

      The Company has determined that a valuation allowance is required against all net deferred tax assets in the United States and certain deferred tax assets in foreign jurisdictions. As such, there is no United States federal income tax benefit recorded against current losses.

(15)     Subsequent Events

Primary and Secondary Public Offering of New Common Stock

      On November 14, 2003, the Company filed a registration statement on Form S-3 with the SEC covering a primary offering of approximately 5.4 million shares of New Common Stock to be sold by the Company (plus 1,620,000 shares subject to an over-allotment option) and approximately 5.4 million secondary shares of New Common Stock to be sold by AP Wheels, LLC (“AP Wheels”), an affiliate of Apollo Management V, L.P.

      The Company intends to use the net proceeds received from the shares it sells in the offering to repay a portion of its outstanding debt and for general corporate purposes. The Company will not receive any of the net proceeds from the sale of shares by AP Wheels.

Acquisition

      In November 2003, the Company acquired an additional 35% ownership interest in its Turkish joint venture for $13.9 million in cash and will pay an additional $1.1 million in the first quarter of fiscal 2004. As a result of this acquisition, the Company owns 60% of Hayes Lemmerz Jantas Jant Sanayi ve Ticaret A.S., which will be a consolidated subsidiary of the Company beginning in the fourth quarter of fiscal 2003. As part of this transaction, the Company sold an approximate 7.8% interest in another Turkish subsidiary, Hayes Lemmerz-Inci Jant Sanayi A.S., for $2.4 million. This sale reduced the Company’s holdings in Hayes Lemmerz-Inci Jant Sanayi A.S. to 60%.

Exchange Offer

      On November 28, 2003, HLI completed its offer to exchange up to $250,000,000 aggregate principal amount of outstanding 10 1/2% Senior Notes due 2010 of HLI for a like principal amount of 10 1/2% Senior Notes due 2010 of HLI. The exchange offer was registered under the Securities Act of 1933, as amended, to satisfy HLI’s obligations under the registration rights agreement entered into by HLI and the initial purchasers of the New Senior Notes. All of the $250,000,000 aggregate principal amount of the outstanding New Senior Notes were tendered and accepted for exchange.

NASDAQ Listing

      On December 2, 2003, the Company’s New Common Stock began trading on the NASDAQ National Market under the symbol “HAYZ.”

(16)     Condensed Consolidating Financial Statements

      The following condensed consolidating financial statements present the financial information required with respect to those entities which guarantee certain of the Company’s debt.

      The condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the Company’s share of the subsidiaries’ cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Guarantor and Nonguarantor Financial Statements

      As further discussed in Notes (1) and (11), in connection with the Plan of Reorganization, HLI issued $250.0 million aggregate principal amount of the New Senior Notes. The New Senior Notes are guaranteed by New Hayes and substantially all of New Hayes’ domestic subsidiaries (other than HLI as the issuer of the New Senior Notes) (collectively, the “Guarantor Subsidiaries”). None of New Hayes’ foreign subsidiaries have guaranteed the New Senior Notes, nor have two of New Hayes’ domestic subsidiaries owned by foreign subsidiaries of New Hayes (collectively, the “Nonguarantor Subsidiaries”). Following emergence, all the operations, assets and liabilities of New Hayes and ParentCo (collectively, the “Parent”) and the New Guarantor Subsidiaries reflected in the table below are owned and operated by HLI and the New Guarantor Subsidiaries.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Successor Company
For the Three Months Ended October 31, 2003

			Guarantor	Nonguarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)

	(Unaudited)
Net sales	$—	$1.1	$303.5	$238.9	$(12.6)	$530.9
Cost of goods sold	—	4.5	268.6	201.1	(12.6)	461.6

Gross profit (loss)	—	(3.4)	34.9	37.8	—	69.3
Marketing, general and administration	—	(0.4)	15.8	11.5	—	26.9
Engineering and product development	—	2.6	2.0	1.6	—	6.2
Equity in (earnings) losses of subsidiaries and joint ventures	8.1	11.2	0.7	—	(20.0)	—
Asset impairments and other restructuring charges	—	—	19.6	—	—	19.6
Other expense (income), net	—	0.1	0.4	2.2	—	2.7

Earnings (loss) from operations	(8.1)	(16.9)	(3.6)	22.5	20.0	13.9
Interest (income) expense, net	1.9	(5.2)	14.7	5.2	—	16.6

Earnings (loss) before subsidiary preferred stock dividends, taxes on income and minority interest	(10.0)	(11.7)	(18.3)	17.3	20.0	(2.7)
Subsidiary preferred stock dividends	—	0.2	—	—	—	0.2

Earnings (loss) before taxes on income and minority interest	(10.0)	(11.9)	(18.3)	17.3	20.0	(2.9)
Income tax provision	—	—	0.6	5.5	—	6.1

Earnings (loss) before minority interest	(10.0)	(11.9)	(18.9)	11.8	20.0	(9.0)

Minority interest	—	—	—	1.0	—	1.0

Net income (loss)	$(10.0)	$(11.9)	$(18.9)	$10.8	$20.0	$(10.0)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Predecessor Company
For the Three Months Ended October 31, 2002

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)

	(Unaudited)
Net sales	$63.0	$266.7	$214.4	$(8.7)	$535.4
Cost of goods sold	58.6	236.6	178.2	(8.7)	464.7

Gross profit (loss)	4.4	30.1	36.2	—	70.7
Marketing, general and administration	3.2	10.0	10.3	—	23.5
Engineering and product development	1.3	2.3	1.5	—	5.1
Equity in (earnings) losses of subsidiaries and joint ventures	(16.8)	—	—	16.8	—
Asset impairments and other restructuring charges	4.7	4.1	1.2	—	10.0
Other expense (income), net	(0.5)	(1.4)	0.1	—	(1.8)
Reorganization items	6.9	0.3	(0.2)	—	7.0

Earnings (loss) from operations	5.6	14.8	23.3	(16.8)	26.9
Interest expense, net	3.0	10.2	5.8	—	19.0

Earnings (loss) before taxes on income and minority interest	2.6	4.6	17.5	(16.8)	7.9
Income tax provision	(1.1)	0.5	3.6	—	3.0

Earnings (loss) before minority interest	3.7	4.1	13.9	(16.8)	4.9
Minority interest	—	—	1.2	—	1.2

Net income (loss)	$3.7	$4.1	$12.7	$(16.8)	$3.7

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Successor Company
For the Five Months Ended October 31, 2003

			Guarantor	Nonguarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)

	(Unaudited)
Net sales	$—	$1.9	$463.0	$412.7	$(18.4)	$859.2
Cost of goods sold	—	8.4	419.0	351.5	(18.4)	760.5

Gross profit (loss)	—	(6.5)	44.0	61.2	—	98.7
Marketing, general and administration	—	2.1	24.9	20.6	—	47.6
Engineering and product development	—	4.1	3.3	3.0	—	10.4
Equity in (earnings) losses of subsidiaries and joint ventures	21.8	19.9	1.0	—	(42.7)	—
Asset impairments and other restructuring charges	—	—	19.6	—	—	19.6
Other expense (income), net	—	0.3	(0.4)	4.9	—	4.8

Earnings (loss) from operations	(21.8)	(32.9)	(4.4)	32.7	42.7	16.3
Interest (income) expense, net	(2.6)	(7.6)	23.2	11.7	—	24.7

Earnings (loss) before subsidiary preferred stock dividends, taxes on income and minority interest	(19.2)	(25.3)	(27.6)	21.0	42.7	(8.4)
Subsidiary preferred stock dividends	—	0.3	—	—	—	0.3

Earnings (loss) before taxes on income and minority interest	(19.2)	(25.6)	(27.6)	21.0	42.7	(8.7)
Income tax provision	—	—	1.1	7.6	—	8.7

Earnings (loss) before minority interest	(19.2)	(25.6)	(28.7)	13.4	42.7	(17.4)

Minority interest	—	—	—	1.8	—	1.8

Net income (loss)	$(19.2)	$(25.6)	$(28.7)	$11.6	$42.7	$(19.2)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Predecessor Company
For the Four Months Ended May 31, 2003

		Guarantor	Nonguarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)

	(Unaudited)
Net sales	$61.0	$330.3	$307.0	$(8.5)	$689.8
Cost of goods sold	61.3	297.6	260.9	(8.5)	611.3

Gross profit (loss)	(0.3)	32.7	46.1	—	78.5
Marketing, general and administration	2.6	16.3	16.1	(1.5)	33.5
Engineering and product development	2.9	2.8	2.4	—	8.1
Equity in (earnings) losses of subsidiaries and joint ventures	(132.1)	(7.9)	(0.1)	140.1	—
Asset impairments and other restructuring charges	0.3	4.9	1.2	—	6.4
Other expense (income), net	(0.3)	(1.4)	(1.0)	0.8	(1.9)
Fresh Start accounting adjustments	—	(18.9)	(44.2)	—	(63.1)
Reorganization items	13.3	31.7	—	—	45.0

Earnings (loss) from operations	113.0	5.2	71.7	(139.4)	50.5
Interest expense, net	2.8	16.4	3.5	—	22.7

Earnings (loss) before taxes on income, minority interest and extraordinary gain on debt discharge	110.2	(11.2)	68.2	(139.4)	27.8
Income tax provision	(0.3)	7.4	53.2	—	60.3

Earnings (loss) before minority interest and extraordinary gain on debt discharge	110.5	(18.6)	15.0	(139.4)	(32.5)
Minority interest	—	—	1.2	—	1.2

Earnings (loss) before extraordinary gain on debt discharge	110.5	(18.6)	13.8	(139.4)	(33.7)
Extraordinary gain on debt discharge	932.5	142.9	1.3	—	1,076.7

Net income (loss)	$1,043.0	$124.3	$15.1	$(139.4)	$1,043.0

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Predecessor Company
For the Nine Months Ended October 31, 2002

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)

	(Unaudited)
Net sales	$180.6	$761.7	$606.9	$(23.1)	$1,526.1
Cost of goods sold	180.6	701.8	513.2	(23.5)	1,372.1

Gross profit (loss)	—	59.9	93.7	0.4	154.0
Marketing, general and administration	11.3	32.9	29.9	—	74.1
Engineering and product development	3.5	7.6	4.5	—	15.6
Equity in (earnings) losses of subsidiaries and joint ventures	546.2	(7.8)	(0.7)	(537.7)	—
Asset impairments and other restructuring charges	5.7	27.4	2.2	—	35.3
Other expense (income), net	3.8	(4.7)	(4.6)	—	(5.5)
Reorganization items	26.6	8.3	—	—	34.9

Earnings (loss) from operations	(597.1)	(3.8)	62.4	538.1	(0.4)
Interest expense, net	5.8	31.5	16.4	—	53.7

Earnings (loss) before taxes on income, minority interest and cumulative effect of change in accounting principle	(602.9)	(35.3)	46.0	538.1	(54.1)
Income tax provision	(13.8)	1.4	13.0	—	0.6

Earnings (loss) before minority interest and cumulative effect of change in accounting principle	(589.1)	(36.7)	33.0	538.1	(54.7)
Minority interest	—	—	2.7	—	2.7

Earnings (loss) before cumulative effect of change in accounting principle	(589.1)	(36.7)	30.3	538.1	(57.4)
Cumulative effect of change in accounting principle	(22.7)	(498.5)	(33.2)	—	(554.4)

Net income (loss)	$(611.8)	$(535.2)	$(2.9)	$538.1	$(611.8)

CONDENSED CONSOLIDATING BALANCE SHEETS
Successor Company
As of October 31, 2003

			Guarantor	Nonguarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
	(Unaudited)
Cash and cash equivalents	$—	$18.3	$—	$90.7	$—	$109.0
Receivables	—	3.5	141.7	183.8	—	329.0
Inventories	—	5.7	86.8	91.1	(3.1)	180.5
Prepaid expenses and other	—	39.0	12.3	7.2	(42.0)	16.5

Total current assets	—	66.5	240.8	372.8	(45.1)	635.0
Net property, plant and equipment	—	31.7	358.2	511.0	—	900.9
Goodwill and other assets	554.4	1,551.3	172.1	313.9	(1,902.1)	689.6

Total assets	$554.4	$1,649.5	$771.1	$1,197.7	$(1,947.2)	$2,225.5

Bank borrowings and other notes	$—	$—	$—	$1.6	$—	$1.6
Current portion of long-term debt	—	4.5	—	7.1	—	11.6
Accounts payable and accrued liabilities	—	91.0	100.1	207.0	(41.5)	356.6

Total current liabilities	—	95.5	100.1	215.7	(41.5)	369.8
Long-term debt, net of current portion	—	715.4	8.4	25.0	—	748.8
Pension and other long-term liabilities	—	272.2	1.1	256.2	—	529.5
Series A Warrants and Series B Warrants	6.7	—	—	—	—	6.7
Redeemable preferred stock of subsidiary	—	10.3	—	—	—	10.3
Minority interest	—	—	—	14.5	—	14.5
Parent loans	1.8	14.2	(1.0)	276.0	(291.0)	—
Common stock	0.3	—	—	—	—	0.3
Additional paid-in capital	546.1	555.7	691.5	392.5	(1,639.7)	546.1
Retained earnings (accumulated deficit)	(19.2)	(25.6)	(28.7)	11.6	42.7	(19.2)
Accumulated other comprehensive loss	18.7	11.8	(0.3)	6.2	(17.7)	18.7

Total stockholders’ equity	545.9	541.9	662.5	410.3	(1,614.7)	545.9

Total liabilities and stockholder’s equity	$554.4	$1,649.5	$771.1	$1,197.7	$(1,947.2)	$2,225.5

CONDENSED CONSOLIDATING BALANCE SHEETS
Predecessor Company
As of January 31, 2003

		Guarantor	Nonguarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)
Cash and cash equivalents	$13.3	$—	$52.8	$—	$66.1
Receivables	29.9	98.9	147.8	—	276.6
Inventories	26.1	72.2	78.3	—	176.6
Prepaid expenses and other	4.9	20.7	6.9	—	32.5

Total current assets	74.2	191.8	285.8	—	551.8
Net property, plant and Equipment	111.5	393.2	446.5	—	951.2
Goodwill and other assets	378.5	172.4	269.3	(476.6)	343.6

Total assets	$564.2	$757.4	$1,001.6	$(476.6)	$1,846.6

DIP Facility	$49.9	$—	$—	$—	$49.9
Bank borrowings and other notes	—	2.0	13.8	—	15.8
Current portion of long-term Debt	—	—	40.1	—	40.1
Accounts payable and accrued Liabilities	58.9	59.1	172.0	(21.3)	268.7

Total current liabilities	108.8	61.1	225.9	(21.3)	374.5
Long-term debt, net of current Portion	—	—	61.9	—	61.9
Pension and other long-term Liabilities	106.2	51.7	176.5	—	334.4
Minority interest	—	—	16.4	—	16.4
Parent loans	(598.2)	411.3	186.9	—	—
Liabilities subject to Compromise	2,021.8	110.5	1.5	—	2,133.8
Common stock	0.3	—	—	—	0.3
Additional paid-in capital	235.1	1,144.9	328.3	(1,473.2)	235.1
Common stock in treasury at Cost	(25.7)	—	—	—	(25.7)
Retained earnings (accumulated deficit)	(1,176.9)	(951.9)	67.8	884.1	(1,176.9)
Accumulated other comprehensive Loss	(107.2)	(70.2)	(63.6)	133.8	(107.2)

Total stockholders’ equity (deficit)	(1,074.4)	122.8	332.5	(455.3)	(1,074.4)

Total liabilities and stockholder’s equity (deficit)	$564.2	$757.4	$1,001.6	$(476.6)	$1,846.6

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
Successor Company
For the Five Months Ended October 31, 2003

			Guarantor	Nonguarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)

	(Unaudited)
Cash flows provided by (used for) operating activities	$—	$(9.4)	$26.1	$37.8	$—	$54.5
Cash flows from investing activities:
Acquisition of property, plant, equipment, and tooling	—	(1.9)	(22.5)	(16.7)	—	(41.1)
Proceeds from sale of assets and businesses	—	0.2	0.1	0.5	—	0.8

Cash used for investing activities	—	(1.7)	(22.4)	(16.2)	—	(40.3)

Cash flows from financing activities:
Increase in bank borrowings, revolving facility and DIP facility	—	—	—	(11.9)	—	(11.9)
Repayment of Term Debt	—	—	—	(1.1)	—	(1.1)
Repayment of bank borrowings, revolving facility, and long term debt from refinancing	—	—	—	(74.0)	—	(74.0)

Cash used for financing activities	—	—	—	(87.0)	—	(87.0)
Increase (decrease) in parent loans and advances	—	(78.6)	(3.4)	82.0	—	—
Effect of exchange rates of cash and cash equivalents	—	—	—	2.7	—	2.7

Net increase (decrease) in cash and cash equivalents	—	(89.7)	0.3	19.3	—	(70.1)
Cash and cash equivalents at beginning of period	—	108.0	(0.3)	71.4	—	179.1

Cash and cash equivalents at end of period	$—	$18.3	$—	$90.7	$—	$109.0

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
Predecessor Company
For the Four Months Ended May 31, 2003

		Guarantor	Nonguarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)

	(Unaudited)
Cash flows provided by (used for) operating activities	$(7.5)	$14.7	$23.9	$—	$31.1
Cash flows from investing activities:
Acquisition of property, plant, equipment, and tooling	(24.9)	(15.4)	(9.6)	—	(49.9)
Proceeds from sale of non-core Businesses	—	0.5	0.3	—	0.8
Purchase of businesses	—	—	—	—	—
Other, net	—	—	—	—	—

Cash provided by (used for) investing activities	(24.9)	(14.9)	(9.3)	—	(49.1)

Cash flows from financing activities:
Increase in bank borrowings, revolving facility and DIP facility	(49.9)	—	—	—	(49.9)
Repayment of bank borrowings, revolving facility, and long term debt from refinancing	178.8	(2.0)	—	—	176.8

Cash provided by (used for) financing Activities	128.9	(2.0)	—	—	126.9
Increase (decrease) in parent loans and Advances	(1.9)	2.2	(0.3)	—	—
Effect of exchange rates of cash and cash equivalents	—	—	4.1	—	4.1

Net increase (decrease) in cash and cash equivalents	94.6	—	18.4	—	113.0
Cash and cash equivalents at beginning of period	13.3	—	52.8	—	66.1

Cash and cash equivalents at end of Period	$107.9	$—	$71.2	$—	$179.1

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
Predecessor Company
For the Nine Months Ended October 31, 2002

		Guarantor	Nonguarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(Millions of dollars)

	(Unaudited)
Cash flows provided by (used for) operating activities	$(11.7)	$6.7	$48.9	$—	$43.9
Cash flows from investing activities:
Acquisition of property, plant, equipment, and tooling	(6.6)	(33.4)	(29.9)	—	(69.9)
Proceeds from sale of non-core businesses	—	0.8	8.3	—	9.1
Purchase of businesses	—	(2.1)	(5.1)	—	(7.2)

Cash provided by (used for) investing activities	(6.6)	(34.7)	(26.7)	—	(68.0)
Cash flows from financing activities:
Increase in bank borrowings, revolving facility and DIP facility	41.1	—	(20.1)	—	21.0
Repayment of bank borrowings, revolving facility, and long term debt from refinancing	—	1.0	(1.0)	—	—

Cash provided by (used for) financing activities	41.1	1.0	(21.1)	—	21.0
Increase (decrease) in parent loans and advances	(22.2)	27.0	(4.8)	—	—
Effect of exchange rates of cash and cash equivalents	—	—	3.3	—	3.3

Net increase (decrease) in cash and cash equivalents	0.6	—	(0.4)	—	0.2
Cash and cash equivalents at beginning of period	11.3	0.4	33.5	—	45.2

Cash and cash equivalents at end of period	$11.9	$0.4	$33.1	$—	$45.4

8,453,017 Shares

Hayes Lemmerz International, Inc.

Common Stock

PROSPECTUS
February 5, 2004

LEHMAN BROTHERS

MERRILL LYNCH & CO.
CITIGROUP
LAZARD
UBS INVESTMENT BANK